                    [LETTERHEAD]
July 2, 1998

To Our Stockholders:

    You are cordially invited to attend a special meeting of stockholders of SLH Corporation ("SLH"), which will be held in lieu of an annual meeting at the Westin Crown Center Hotel, One Pershing Road, Kansas City, Missouri 64108 on Thursday, August 6, 1998, at 3:00 p.m., local time (the "Annual Meeting").

    At the Annual Meeting, stockholders will be asked to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement") by and between SLH and Syntroleum Corporation ("Syntroleum"), pursuant to which Syntroleum will merge (the "Merger") with and into SLH. In connection with the Merger, SLH's name will be changed to "Syntroleum Corporation," the officers of SLH will be replaced by the current officers of Syntroleum and six of the eight SLH directors will be replaced by current Syntroleum directors. James R. Seward, SLH's President and Chief Executive Officer, and P. Anthony Jacobs, SLH's Chairman, who are currently directors of both companies, will remain as directors of SLH after the Merger. In addition, SLH's Articles of Incorporation will be amended to increase its number of authorized shares of common stock and preferred stock. For a discussion of SLH's reasons for the Merger and possible disadvantages of the Merger, see "The Merger--SLH's Reasons for the Merger" in the attached Joint Proxy Statement/Prospectus.

    In the Merger, each outstanding share of Syntroleum common stock will be converted into a number of shares of SLH's common stock equal to the ratio of the implied market value of Syntroleum's common stock divided by the market value of SLH's common stock. The market value of SLH's common stock will be the average closing price of SLH's common stock during the five trading days ending on the business day immediately preceding the date of the Annual Meeting. The implied market value of Syntroleum's common stock will be equal to (i) the difference between the market capitalization of SLH's common stock and SLH's total stockholders' equity (excluding the book value of the shares of Syntroleum's common stock that SLH owns) divided by (ii) the number of shares of Syntroleum's common stock that SLH owns. For example, based on the average closing price of SLH's common stock during the five trading days preceding July 1, 1998 ($18.5313 per share), each share of Syntroleum common stock would have been converted into 1.30973 shares of SLH common stock in the Merger. If the market value of SLH's common stock during the five trading days ending on the business day immediately preceding the date of the Annual Meeting is higher than such price, the exchange ratio will increase. Correspondingly, if such market value is lower than such price, the exchange ratio will decrease. The actual exchange ratio will be determined on the day of the Annual Meeting based on the average closing price of SLH's common stock during the five preceding trading days. As a result, stockholders may not know the actual exchange ratio at the time they deliver their proxy cards.

    SLH currently owns 5,950,000 shares of Syntroleum's common stock (representing approximately 31% of the outstanding shares of Syntroleum's common stock as of the date hereof). Based on the assumed exchange ratio described above and the outstanding shares of Syntroleum's common stock and SLH's common stock as of the date hereof, the current holders of outstanding shares of SLH's common stock would own approximately 37% of the outstanding shares of the combined company following the Merger.

    The Merger, the determination of the exchange ratio and related matters are described more fully in the accompanying Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is attached to the Joint Proxy Statement/Prospectus as Appendix A.

    YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF SLH AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. In addition, the Board of Directors has received the opinion of Salomon Smith Barney that the exchange ratio was fair from a financial point of view to SLH at the date of such opinion. Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of SLH.

    In order to satisfy legal requirements in connection with the Annual Meeting and to elect directors in the event the Merger is not consummated, at the Annual Meeting you will also be asked to vote upon the election of W. D. Grant, W. T. Grant II and David W. Kemper as class B directors, to serve until the earlier of the 2001 Annual Meeting of Stockholders or the effective time of the Merger. Stockholders will also be asked to approve and adopt Syntroleum's stock option plans that will be assumed by SLH in the Merger, effective only upon the consummation of the Merger, and to ratify the Board's appointment of SLH's independent public accountants for the 1998 fiscal year. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE TO THE BOARD OF DIRECTORS NAMED ABOVE, FOR APPROVAL AND ADOPTION OF SYNTROLEUM'S STOCK OPTION PLANS AND FOR RATIFICATION OF THE APPOINTMENT OF SLH'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 1998 FISCAL YEAR.

    You are urged to read carefully the Joint Proxy Statement/Prospectus and the Appendices in their entirety for a complete description of the Merger, the Merger Agreement and the additional proposals. Whether or not you plan to be at the Annual Meeting of Stockholders, please be sure to date, sign and return the proxy card in the enclosed envelope as promptly as possible so that your shares may be represented at the meeting and voted in accordance with your wishes. Your vote is important regardless of the number of shares you own.

                                          Sincerely,

                                          /s/ James R. Seward
                                          James R. Seward
                                          PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

               [World gas overview map depicting location of 1996 identified reserves in various locations around the world.]

   [Graphic detailing the world's gas fields outside North America by size.]

                [Graphic depicting market size in barrels of oil
              equivalent for alternative markets for natural gas.]

                                  [LETTERHEAD]

July 2, 1998

To Our Stockholders:

    You are cordially invited to attend a Special Meeting (the "Special Meeting") of Stockholders of Syntroleum Corporation ("Syntroleum"), which will be held at the Tulsa Marriott Southern Hills Hotel, 1902 East 71st Street, Tulsa, Oklahoma 74136 on Thursday, August 6, 1998, at 10:00 a.m., local time.

    At the Special Meeting, stockholders will be asked to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement") by and between Syntroleum and SLH Corporation ("SLH") pursuant to which Syntroleum will merge (the "Merger") with and into SLH. In connection with the Merger, SLH's name will be changed to "Syntroleum Corporation," the officers of SLH will be replaced by the current officers of Syntroleum and six of the eight SLH directors will be replaced by current Syntroleum directors. In addition, SLH's Articles of Incorporation will be amended to increase its number of authorized shares of common stock and preferred stock. For a discussion of Syntroleum's reasons for the Merger and possible disadvantages of the Merger, see "The Merger--Syntroleum's Reasons for the Merger" in the attached Joint Proxy Statement/Prospectus.

    In the Merger, each outstanding share of Syntroleum common stock will be converted into a number of shares of SLH's common stock equal to the ratio of the implied market value of Syntroleum's common stock divided by the market value of SLH's common stock. The market value of SLH's common stock will be the average closing price of SLH's common stock during the five trading days ending on the business day immediately preceding the date of SLH's 1998 Annual Meeting (which is scheduled to be held on the same day as the Special Meeting). The implied market value of Syntroleum's common stock will be equal to (i) the difference between the market capitalization of SLH's common stock and SLH's total stockholders' equity (excluding the book value of the shares of Syntroleum's common stock that SLH owns) divided by (ii) the number of shares of Syntroleum's common stock that SLH owns. For example, based on the average closing price of SLH's common stock during the five trading days preceding July 1, 1998 ($18.5313 per share), each share of Syntroleum common stock would have been converted into 1.30973 shares of SLH common stock in the Merger. If the market value of SLH's common stock during the five trading days ending on the business day immediately preceding the date of SLH's 1998 Annual Meeting is higher than such price, the exchange ratio will increase. Correspondingly, if such market value is lower than such price, the exchange ratio will decrease. The actual exchange ratio will be determined on the day of SLH's 1998 Annual Meeting based on the average closing price of SLH's common stock during the five preceding trading days. As a result, stockholders may not know the actual exchange ratio at the time they deliver their proxy cards.

    SLH currently owns 5,950,000 shares of Syntroleum's common stock (representing approximately 31% of the outstanding shares of Syntroleum's common stock as of the date hereof). Based on the assumed exchange ratio described above and the outstanding shares of Syntroleum's common stock and SLH's common stock as of the date hereof, the current holders of outstanding shares of Syntroleum's common stock would own approximately 63% of the outstanding shares of the combined company following the Merger.

    The Merger, the determination of the exchange ratio and related matters are described more fully in the accompanying Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is attached to the Joint Proxy Statement/Prospectus as Appendix A.

    YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF SYNTROLEUM AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. In addition, the Board of Directors has received the opinion of J. P. Morgan Securities Inc. that the consideration to be paid to holders of Syntroleum common stock in the Merger was fair from a financial point of view to the holders of Syntroleum Common Stock at the date of such opinion. Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Syntroleum common stock.

    You are urged to read carefully the Joint Proxy Statement/Prospectus and the Appendices in their entirety for a complete description of the Merger and the Merger Agreement. Whether or not you plan to be at the Special Meeting of Stockholders, please be sure to date, sign and return the proxy card in the enclosed envelope as promptly as possible so that your shares may be represented at the meeting and voted in accordance with your wishes. Your vote is important regardless of the number of shares you own.

                                          Sincerely,

                                          /s/ Kenneth L. Agee
                                          Kenneth L. Agee
                                          CHIEF EXECUTIVE OFFICER
                                          AND CHAIRMAN OF THE BOARD

                            [LOGO]

               [World gas overview map depicting location of 1996 identified reserves in various locations around the world.]

   [Graphic detailing the world's gas fields outside North America by size.]

                [Graphic depicting market size in barrels of oil
              equivalent for alternative markets for natural gas.]

                                SLH CORPORATION
                                5000 W. 95th St.
                                   Suite 260
                         Shawnee Mission, Kansas 66207

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 6, 1998

To the Stockholders:

    A special meeting of stockholders of SLH Corporation, a Kansas corporation ("SLH"), will be held in lieu of an annual meeting at the Westin Crown Center Hotel, One Pershing Road, Kansas City, Missouri 64108 on Thursday, August 6, 1998 at 3:00 p.m., local time (the "Annual Meeting"), to vote upon:

    1. A proposal to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 30, 1998, by and between SLH and Syntroleum Corporation ("Syntroleum"), which is described in the attached Joint Proxy Statement/Prospectus, and the transactions contemplated thereby. Pursuant to the Merger Agreement, (a) Syntroleum will merge (the "Merger") with and into SLH and each outstanding share of Syntroleum common stock will be converted into shares of SLH common stock, (b) SLH's name will be changed to "Syntroleum Corporation," (c) the officers of SLH will be replaced by the current officers of Syntroleum, (d) six of the eight SLH directors will be replaced by current Syntroleum directors and
       (e) the Articles of Incorporation of SLH will be amended to increase its number of authorized shares of common stock and preferred stock.

    2. A proposal to elect three class B directors, to serve until the earlier of the 2001 Annual Meeting of Stockholders or the effective time of the Merger.

    3. A proposal to approve and adopt the Syntroleum 1993 Stock Option and Incentive Plan and the Syntroleum Stock Option Plan for Outside Directors, effective only upon the consummation of the Merger.

    4. A proposal to approve and ratify the appointment of SLH's independent public accountants for the 1998 fiscal year.

    5. Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

    These proposals and related matters are described more fully in the accompanying Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is attached to the Joint Proxy Statement/ Prospectus as Appendix A.

    Only SLH stockholders of record at the close of business on July 6, 1998 are entitled to notice of and to vote at the Annual Meeting.

    Your vote is important--as is the vote of every stockholder--and the Board of Directors of SLH appreciates the cooperation of stockholders in directing proxies to vote at the meeting. It is important that your shares be represented at the meeting by your signing and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person.

    You may revoke your proxy at any time by following the procedures set forth in the accompanying Joint Proxy Statement/Prospectus.

    PLEASE DO NOT SEND IN ANY CERTIFICATES REPRESENTING YOUR COMMON STOCK.

                                          By Order of the Board of Directors

                                          /s/ Steven K. Fitzwater

                                          Steven K. Fitzwater
                                          SECRETARY

Shawnee Mission, Kansas
July 2, 1998

                             SYNTROLEUM CORPORATION
                                Syntroleum Plaza
                               1350 South Boulder
                                   Suite 1100
                           Tulsa, Oklahoma 77119-3295

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 6, 1998

To the Stockholders:

    A Special Meeting of Stockholders of Syntroleum Corporation, an Oklahoma corporation ("Syntroleum"), will be held at the Tulsa Marriott Southern Hills Hotel, 1902 East 71st Street, Tulsa, Oklahoma 74136 on Thursday, August 6, 1998 at 10:00 a.m., local time, to vote upon:

    1. A proposal to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 30, 1998, by and between Syntroleum and SLH Corporation ("SLH"), which is described in the attached Joint Proxy Statement/Prospectus, and the transactions contemplated thereby. Pursuant to the Merger Agreement, (a) Syntroleum will merge (the "Merger") with and into SLH and each outstanding share of Syntroleum common stock will be converted into shares of SLH common stock, (b) SLH's name will be changed to "Syntroleum Corporation," (c) the officers of SLH will be replaced by the current officers of Syntroleum, (d) six of the eight SLH directors will be replaced by current Syntroleum directors and (e) SLH's Articles of Incorporation will be amended to increase its number of authorized shares of common stock and preferred stock.

    2. Such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

    The Merger and related matters are described more fully in the accompanying Joint Proxy Statement/ Prospectus. A copy of the Merger Agreement is attached to the Joint Proxy Statement/Prospectus as Appendix A.

    Only Syntroleum stockholders of record at the close of business on July 6, 1998 are entitled to notice of and to vote at the Special Meeting.

    Your vote is important--as is the vote of every stockholder--and the Board of Directors of Syntroleum appreciates the cooperation of stockholders in directing proxies to vote at the meeting. It is important that your shares be represented at the meeting by your signing and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person.

    You may revoke your proxy at any time by following the procedures set forth in the accompanying Joint Proxy Statement/Prospectus.

    PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR COMMON STOCK AT THIS TIME. YOU WILL RECEIVE INSTRUCTIONS REGARDING THE SURRENDER AND EXCHANGE OF YOUR CERTIFICATES FOLLOWING THE MERGER.

                                          By Order of the Board of Directors

                                          /s/ Eric Grimshaw

                                          Eric Grimshaw
                                          SECRETARY

Tulsa, Oklahoma
July 2, 1998

                                SLH CORPORATION
                             SYNTROLEUM CORPORATION

                        JOINT PROXY STATEMENT/PROSPECTUS

    This Joint Proxy Statement/Prospectus relates to an Agreement and Plan of Merger, dated as of March 30, 1998 (the "Merger Agreement"), by and between SLH Corporation ("SLH") and Syntroleum Corporation ("Syntroleum"). Pursuant to the Merger Agreement, Syntroleum will merge (the "Merger") with and into SLH and the outstanding shares of common stock of Syntroleum ("Syntroleum Common Stock") will be converted into a number of shares of SLH's common stock and associated preferred share purchase rights ("SLH Common Stock") equal to the ratio of the implied market value of the Syntroleum Common Stock divided by the market value of the SLH Common Stock. The market value of the SLH Common Stock will be the average closing price of the SLH Common Stock during the five trading days ending on the business day immediately preceding the date of the SLH special meeting of stockholders being held in lieu of its 1998 annual meeting (the "SLH Annual Meeting"). The implied market value of the Syntroleum Common Stock will be equal to (i) the difference between the market capitalization of the SLH Common Stock and SLH's total stockholders' equity (excluding the book value of the shares of Syntroleum Common Stock that SLH owns) divided by (ii) the number of shares of Syntroleum Common Stock that SLH owns. For example, based on the average closing price of the SLH Common Stock during the five trading days preceding July 1, 1998 ($18.5313 per share), each share of Syntroleum Common Stock would be converted into 1.30973 shares of SLH Common Stock in the Merger. The actual exchange ratio will be determined on the day of the SLH Annual Meeting based on the average closing price of the SLH Common Stock during the five preceding trading days. As a result, stockholders that deliver their proxy cards prior to the date of the SLH Annual Meeting will not know the actual exchange ratio at the time of delivery. See "The Merger" and "Material Provisions of the Merger Agreement--Merger Consideration." SLH currently owns 5,950,000 shares of Syntroleum Common Stock (representing approximately 31% of the outstanding shares of Syntroleum Common Stock as of the date hereof). Based on the assumed exchange ratio described above and the outstanding shares of Syntroleum Common Stock and SLH Common Stock as of the date hereof, the current holders of outstanding shares of SLH Common Stock and the current holders of outstanding shares of Syntroleum Common Stock would own approximately 37% and 63%, respectively, of the outstanding shares of the combined company following the Merger. The number of shares of SLH Common Stock that may be issued in the Merger will range from 11,985,303 to 20,291,820, assuming an exchange ratio within the ranges shown in the table under "Material Provisions of the Merger Agreement--Merger Consideration." Each share will also be coupled with one preferred share purchase right. Also in connection with the Merger, SLH's name will be changed to "Syntroleum Corporation," the officers of SLH will be replaced by the current officers of Syntroleum, six of the eight SLH directors will be replaced by current Syntroleum directors and SLH's Articles of Incorporation will be amended to increase its number of authorized shares of SLH Common Stock and SLH's preferred stock ("SLH Preferred Stock").

    In addition, at the SLH Annual Meeting the stockholders of SLH will consider and vote upon the following additional proposals (the "Additional Proposals"):
(i) the election of W.D. Grant, W.T. Grant II and David W. Kemper as class B directors, to serve until the earlier of the 2001 Annual Meeting of Stockholders of SLH or the effective time of the Merger, (ii) the approval and adoption, conditioned on the approval of the Merger, of the Syntroleum 1993 Stock Option and Incentive Plan, as amended, and the Syntroleum Stock Option Plan for Outside Directors (collectively, the "Syntroleum Stock Option Plans"), and (iii) the ratification of the appointment of SLH's independent public accountants for the 1998 fiscal year.

    SLH has filed a registration statement on Form S-4 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of SLH Common Stock issuable in connection with the Merger. This Joint Proxy Statement/Prospectus constitutes the Prospectus filed as a part of the registration statement and is being furnished to stockholders of SLH and Syntroleum in connection with the solicitation of proxies by the respective Boards of Directors of SLH and Syntroleum for use at their respective meetings of stockholders (or any adjournment or postponement thereof), both scheduled to be held on August 6, 1998 (the "SLH Annual Meeting" and the "Syntroleum Special Meeting" and, collectively, the "Meetings").
                           --------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE SECURITIES OFFERED HEREBY.

   THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
       STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
             ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                           --------------------------

    This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of SLH and Syntroleum on or about July 8, 1998.

                           --------------------------

       THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS JULY 2, 1998.

                             AVAILABLE INFORMATION

    SLH is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site that contains reports, proxy and information statements and other information filed electronically by SLH with the SEC which can be accessed over the Internet at http://www.sec.gov. In addition, reports, proxy statements and other information filed by SLH can be inspected at the offices of the NASDAQ Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1500.

    SLH has filed with the SEC a registration statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the SLH Common Stock issuable in connection with the Merger. The information contained herein with respect to SLH has been provided by SLH, and the information with respect to Syntroleum has been provided by Syntroleum. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated in this Joint Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

    Syntroleum is not subject to the informational requirements of the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED, UPON REQUEST FROM, STEVEN K. FITZWATER, SLH CORPORATION, 5000 W. 95TH ST., SUITE 260, SHAWNEE MISSION, KANSAS 66207, TELEPHONE NUMBER (913) 652-1000. IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JULY 30, 1998. SUCH DOCUMENTS WILL BE SENT BY FIRST CLASS MAIL WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST.

    SLH hereby undertakes to provide, without charge, to each person, including any beneficial owner of SLH Common Stock or Syntroleum Common Stock, to whom a copy of this Joint Proxy Statement/ Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to below which have been or may be incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated herein by reference. Requests for such documents should be directed to the person indicated in the immediately preceding paragraph.

    The following documents, which have been previously filed by SLH (File No. 0-21911) with the SEC pursuant to the Exchange Act, are hereby incorporated herein by reference:

        (1) SLH's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended on April 13, 1998 (the "1997 Form 10-K");

        (2) SLH's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

        (3) SLH's Current Reports on Form 8-K dated January 27, 1998 and March 30, 1998; and

        (4) The description of the SLH Common Stock and associated preferred share purchase rights included in SLH's Registration Statement on Form 10 filed on December 24, 1996, as amended on February 4, 1997 and February 12, 1997.

    All documents and reports filed by SLH pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date that the Merger is consummated shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents or reports. All information appearing in this Joint Proxy Statement/Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference and should be read together with such information and documents.

    Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein (or in any subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Joint Proxy Statement/Prospectus except as so modified or superseded.

    No person is authorized to give any information or to make any representation not contained in this Joint Proxy Statement/Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the securities offered by this Joint Proxy Statement/ Prospectus, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of the securities offered hereby shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of SLH or Syntroleum since the date hereof.

                           FORWARD-LOOKING STATEMENTS

    This Joint Proxy Statement/Prospectus includes, or incorporates by reference, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements relating to the Syntroleum Process and related technologies, gas-to-liquids plants based on the Syntroleum Process, anticipated capital and operating costs of such plants, the timing of commencement and completion of construction of such plants, obtaining required financing for such plants, the continued development of the Syntroleum Process (alone or with partners) and the economic use of GTL plants. When used in this document, the words "anticipate," "estimate," "expect," "may," "project," "believe" and similar expressions are intended to be among the statements that identify forward-looking statements. Although SLH and Syntroleum believe their expectations are based on reasonable assumptions, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. In particular, actual results may differ from these statements for reasons described in "Risk Factors" or discussed elsewhere in or incorporated by reference into this Joint Proxy Statement/Prospectus.

                             CERTAIN INDUSTRY TERMS

    As used herein, the following terms have the following specified meanings:
"API" means a relative measure of the weight of a barrel of crude oil where lower numbers represent heavier materials; "BBL" means one stock tank barrel, or 42 United States gallons liquid volume, used herein in reference to crude oil, synthetic crude oil or other liquid hydrocarbons; "BBLS/D" means stock tank barrels per day; "BTU" or "BRITISH THERMAL UNIT" means the quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit; "FIELD" means an area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition; "GTL" means the process of converting natural gas into synthetic hydrocarbons through a catalytic process; "GTL PLANTS" means plants that convert natural gas into synthetic hydrocarbons through the GTL process; "LNG" means natural gas that has been cooled by cryogenic means to a temperature low enough to condense the natural gas to a liquid; "MCF" means thousand cubic feet; and "TCF" means one trillion cubic feet.

    The estimates of identified reserves of oil and natural gas set forth in this Joint Proxy Statement/ Prospectus do not constitute proved reserves in accordance with the regulations of the SEC. Under SEC regulations, proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Syntroleum compiled the estimates of identified reserves set forth in this Joint Proxy Statement/Prospectus from the referenced industry publications and other publicly available reports to identify the order of magnitude of the resource base and does not purport to have independently verified this information. Accordingly, there can be no assurance as to the existence or recoverability of the estimates of identified reserves of oil and natural gas set forth in this Joint Proxy Statement/Prospectus.

                            ------------------------

    Syntroleum is both a service mark and a trademark of Syntroleum Corporation.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
AVAILABLE INFORMATION......................................................................................         ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................         ii

FORWARD-LOOKING STATEMENTS.................................................................................        iii

CERTAIN INDUSTRY TERMS.....................................................................................         iv

SUMMARY....................................................................................................          1
  The Companies............................................................................................          1
  The Meetings.............................................................................................          3
  The Merger...............................................................................................          5
  Price Range of SLH Common Stock..........................................................................         12
  Summary Historical Financial Information for SLH.........................................................         13
  Summary Historical Financial Information for Syntroleum..................................................         14
  Summary Pro Forma Combined Financial Information (Unaudited).............................................         15
  Comparative Per Share Data...............................................................................         16

RISK FACTORS...............................................................................................         17

THE MEETINGS...............................................................................................         30
  SLH Annual Meeting.......................................................................................         30
  Syntroleum Special Meeting...............................................................................         30
  Quorum...................................................................................................         31
  Vote Required............................................................................................         31
  Record Date; Stock Entitled to Vote......................................................................         31
  Voting of Proxies........................................................................................         31
  Revocation of Proxies....................................................................................         32
  Solicitation of Proxies..................................................................................         32
  Security Ownership of Certain Persons....................................................................         32

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS..........................................................         33

THE MERGER.................................................................................................         38
  General..................................................................................................         38
  The Merger...............................................................................................         38
  Background of the Merger.................................................................................         38
  Syntroleum's Reasons for the Merger......................................................................         41
  SLH's Reasons for the Merger.............................................................................         43
  Recommendations of the Boards of Directors...............................................................         44
  Opinion of SLH's Financial Advisor.......................................................................         44
  Opinion of Syntroleum's Financial Advisor................................................................         48
  Accounting Treatment.....................................................................................         51
  Material Federal Income Tax Consequences.................................................................         51
  Interests of Certain Persons in the Merger; Inherent Conflicts of Interest...............................         53
  Dissenters' Appraisal Rights.............................................................................         54
  Resales of SLH Common Stock..............................................................................         57
  Increased Authorized Shares..............................................................................         57
  Certain Regulatory Matters...............................................................................         58

MATERIAL PROVISIONS OF THE MERGER AGREEMENT................................................................         59
  Merger Consideration.....................................................................................         59
  Conversion of Shares; Fractional Shares..................................................................         60

                                                                                                               PAGE
                                                                                                             ---------
  Certificate Evidencing SLH Common Stock..................................................................         61
  Appraisal Rights.........................................................................................         61
  Treatment of Syntroleum Options..........................................................................         61
  Adjustments to SLH Options...............................................................................         61
  Conditions to the Merger.................................................................................         62
  Representations and Warranties...........................................................................         63
  Certain Covenants; Conduct of Business...................................................................         64
  Amendment of Articles of Incorporation...................................................................         65
  NASDAQ Listing of Common Stock...........................................................................         65
  Additional Agreements....................................................................................         65
  Expenses.................................................................................................         65
  Indemnification..........................................................................................         66
  Amendment, Waiver and Termination........................................................................         66

INFORMATION REGARDING SYNTROLEUM...........................................................................         68
  Overview.................................................................................................         68
  Industry Overview........................................................................................         70
  The Syntroleum Solution..................................................................................         73
  Business Strategy........................................................................................         76
  Implementation of Syntroleum's Business Strategy.........................................................         78
  Strategic Relationships..................................................................................         84
  Sales and Marketing......................................................................................         88
  Historical Development of the Technology.................................................................         88
  The Syntroleum Process...................................................................................         90
  Intellectual Property....................................................................................         93
  Employees................................................................................................         94
  Property.................................................................................................         94
  Competition..............................................................................................         94
  Government Regulation....................................................................................         95
  Legal Proceedings........................................................................................         96

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SYNTROLEUM........         97

MANAGEMENT AFTER THE MERGER................................................................................        105

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SYNTROLEUM...............................        112

INFORMATION REGARDING SLH..................................................................................        115
  Overview.................................................................................................        115
  Support of Syntroleum....................................................................................        115
  Management and Disposition of Real Estate and Miscellaneous Assets.......................................        116
  Miscellaneous Contingent Interests and Liabilities.......................................................        117
  Company Employees........................................................................................        118
  Properties...............................................................................................        118
  Regulation--Potential Future Application of the Investment Company Act of 1940...........................        118
  Legal Proceedings........................................................................................        120

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SLH...............        121

MANAGEMENT OF SLH..........................................................................................        128

                                                                                                               PAGE
                                                                                                             ---------
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SLH......................................        135

DESCRIPTION OF SLH CAPITAL STOCK...........................................................................        137

COMPARATIVE RIGHTS OF STOCKHOLDERS.........................................................................        148

PROPOSAL TO ELECT SLH DIRECTORS............................................................................        151

PROPOSAL TO APPROVE THE SYNTROLEUM STOCK OPTION PLANS......................................................        153

PROPOSAL TO APPROVE AND RATIFY SLH'S APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.........................        158

EXPERTS....................................................................................................        158

LEGAL MATTERS..............................................................................................        159

STOCKHOLDER PROPOSALS......................................................................................        159

INDEX TO SYNTROLEUM CORPORATION FINANCIAL STATEMENTS.......................................................        F-1

APPENDIX A--Agreement and Plan of Merger
APPENDIX B--Opinion of Salomon Smith Barney
APPENDIX C--Opinion of J.P. Morgan Securities Inc.
APPENDIX D--Section 1091 of the Oklahoma General Corporation Act
APPENDIX E--Syntroleum Corporation 1993 Stock Option and Incentive Plan
APPENDIX F--Syntroleum Corporation Stock Option Plan for Outside Directors

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS AND DOES NOT PURPORT TO BE COMPLETE. STOCKHOLDERS ARE URGED TO CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO IN THEIR ENTIRETY. REFERENCES HEREIN TO "SYNTROLEUM" MEAN SYNTROLEUM CORPORATION PRIOR TO THE MERGER AND THE COMBINED COMPANY FOLLOWING THE MERGER, AS APPLICABLE.

                                 THE COMPANIES

SLH CORPORATION

    SLH was incorporated in Kansas on December 5, 1996 and is primarily engaged in supporting the development of Syntroleum. As of the date of this Joint Proxy Statement/Prospectus, SLH owned approximately 31% of Syntroleum. SLH is also in the business of managing, developing and disposing of real estate and certain miscellaneous assets. These assets, together with the stock of Syntroleum, were acquired from Lab Holdings, Inc. ("Lab Holdings" formerly Seafield Capital Corporation). As of March 31, 1998, SLH had approximately $50 million in assets, consisting of approximately $42 million of cash, other current assets and notes receivable and approximately $8 million of other assets being liquidated. Concurrent with the acquisition of assets from Lab Holdings, Lab Holdings distributed to its stockholders on March 3, 1997 all of the outstanding shares of SLH's Common Stock and certain preferred share purchase rights in a transaction commonly referred to as a "spin-off" or "distribution" (the "Distribution"). The Distribution is more particularly described in the Information Statement that was furnished to SLH stockholders on February 13, 1997 and SLH's related Registration Statement on Form 10.

    The principal executive office of SLH is located at 5000 W. 95th St., Suite 260, Shawnee Mission, Kansas 66207. SLH's telephone number is (913) 652-1000. See "Information Regarding SLH."

SYNTROLEUM CORPORATION

    Syntroleum is the developer and owner of a proprietary process (the "Syntroleum Process") designed to catalytically convert natural gas into synthetic liquid hydrocarbons ("gas to liquids" or "GTL"). The Syntroleum Process is a simplification of traditional GTL technologies aimed at substantially reducing both the capital cost and the minimum economical size of a GTL plant, as well as plant operating costs. A unique characteristic and primary advantage of the Syntroleum Process over competing processes is its use of air, rather than pure oxygen, in the conversion process. Syntroleum believes that the Syntroleum Process can, in some circumstances, be cost effective in GTL plants with throughput levels as low as 2,000 barrels per day (based on energy prices experienced during recent years), and can be competitive with other GTL processes at any plant size. Due to their relatively small footprint, Syntroleum believes that GTL plants based on the Syntroleum Process can be placed on skids, barges and ocean-going vessels ("mobile GTL plants"), allowing these plants to be used at a variety of locations, including isolated and offshore areas. Although no commercial-scale GTL plant based on the Syntroleum Process has yet been built, Syntroleum owns and operates a nominal two Bbl/d pilot plant in Tulsa, Oklahoma where it has successfully demonstrated certain elements and variations of the Syntroleum Process.

    GTL plants can be designed to refine the synthetic liquid hydrocarbons (also known as "synthetic crude oil") produced by the Syntroleum Process into higher margin liquid fuels such as diesel, kerosene and naphtha, or specialty products such as synthetic lubricants, synthetic drilling fluid, waxes, liquid normal paraffins and certain chemical feedstocks. Synthetic crude oil produced by the Syntroleum Process has certain performance and environmental benefits and is virtually free of contaminants normally found in crude oil, such as sulphur, aromatics and heavy metals.

    Syntroleum believes that a significant opportunity exists for the use of cost-effective GTL plants due to the large resource base of natural gas worldwide and the large volume of natural gas that is currently stranded. Stranded gas exists in reservoirs that have been discovered but for which no economical market has been found. The United States Department of Energy has reported worldwide identified natural gas reserves of 5,011 Tcf as of January 1, 1996. Wood MacKenzie Consultants Limited ("Wood MacKenzie") and others have estimated that of the world's identified natural gas reserves, approximately one-half, or 2,500 Tcf, are stranded. Approximately 250 billion barrels of synthetic crude oil could be produced if only the estimated 2,500 Tcf of stranded identified reserves were converted into synthetic crude oil using GTL technology (assuming all of the gas could be converted at anticipated conversion rates). According to industry sources, approximately 15.5 Tcf of stranded natural gas was flared, vented or reinjected in 1996. Approximately 1.5 billion barrels of synthetic crude oil per year (4.1 million barrels per day) could be produced if this gas were converted into synthetic crude oil using GTL technology (assuming all of the gas could be converted at anticipated conversion rates).

    Syntroleum's objective is to be a leading GTL technology provider to the oil and gas industry. Its business strategy to achieve this objective involves the following key elements.

    - BROADLY LICENSE THE SYNTROLEUM PROCESS. Syntroleum intends to continue offering licenses to the Syntroleum Process and related proprietary catalysts to the oil and gas industry for the production of synthetic crude oil and liquid fuels primarily outside of North America. To date, Syntroleum has entered into license agreements with Texaco Inc. ("Texaco"), Atlantic Richfield Company ("ARCO"), Marathon Oil Company ("Marathon"), YPF International, Ltd., an affiliate of Argentina-based Yacimientos Petroliferos Fiscales, S.A. ("YPF"), Enron Capital & Trade Resources Corp. ("Enron") and Kerr-McGee Corporation ("Kerr-McGee"), and is currently in discussions with several other oil and gas companies with respect to additional license agreements.

    - OWN SPECIALTY PRODUCT GTL PLANTS. Syntroleum intends to establish joint ventures with its licensees and other oil and gas industry partners and/or financial partners to design, construct and operate GTL plants designed to produce high margin specialty products. Syntroleum's license agreements do not permit licensees to use the Syntroleum Process for the production of specialty products due to Syntroleum's desire to retain these markets for its own commercial development. Syntroleum has formed a joint venture with Enron with respect to the development of a proposed 8,000 Bbl/d GTL plant in Sweetwater County, Wyoming (the "Sweetwater Plant"), and is currently in discussions with several other potential participants in this joint venture. Syntroleum has also entered into a project development agreement with Texaco and Brown & Root with respect to the development of a small GTL plant.

    - PROVIDE MOBILE GTL PLANTS ON A CONTRACT BASIS. Syntroleum intends to make available mobile GTL plants to customers on a contract basis through efforts with industry partners and others. Syntroleum believes that there will be a significant market potential for mobile GTL plants in various applications, including: (i) extended well testing; (ii) conversion of small associated gas fields; and (iii) short-term use of a GTL plant on large fields while a permanent GTL plant is being built. Syntroleum is currently in discussions with Brown & Root regarding development of a contract GTL business plan.

    - FURTHER REDUCE COSTS THROUGH RESEARCH AND DEVELOPMENT ACTIVITIES AND ACQUISITIONS. Syntroleum intends to continue its research and development activities with a focus on developing further improvements to the Syntroleum Process and further reducing the capital and operating costs of GTL plants based on the Syntroleum Process. Syntroleum conducts its research and development activities utilizing its own resources and through joint development arrangements with its licensees and other industry partners. Texaco, ARCO, Marathon, Bateman Engineering, Inc. ("Bateman"), Brown & Root, Inc. ("Brown & Root"), ABB Power Generation Ltd. and ABB STAL AB (collectively, "ABB"), AGC Manufacturing Services, Inc. ("AGC"), Catalytica Combustion Systems, Inc. ("Catalytica Combustion Systems") and Catalytica Advanced Technologies, Inc. ("Catalytica Advanced Technologies") are currently participating in specific joint development projects with Syntroleum.

    Syntroleum believes that the network created through its license and joint development agreements, along with its strategic alliances with engineering companies and critical component vendors, will allow Syntroleum to more rapidly commercialize and improve the Syntroleum Process, thereby providing Syntroleum and its licensees with an important competitive advantage and enhancing Syntroleum's ability to attract additional licensees and joint development partners.

    The principal executive office of Syntroleum is located at Syntroleum Plaza, 1350 South Boulder, Suite 1100, Tulsa, Oklahoma 74119-3295, and its telephone number is (918) 592-7900. See "Information Regarding Syntroleum."

                                  THE MEETINGS

MEETINGS OF STOCKHOLDERS..........  The SLH Annual Meeting will be held on Thursday, August
                                    6, 1998 at 3:00 p.m., local time, at the Westin Crown
                                    Center Hotel, One Pershing Road, Kansas City, Missouri
                                    64108.

                                    The Syntroleum Special Meeting will be held on Thursday,
                                    August 6, 1998 at 10:00 a.m., local time, at the Tulsa
                                    Marriott Southern Hills Hotel, 1902 East 71st Street,
                                    Tulsa, Oklahoma 74136.

MATTERS TO BE CONSIDERED AT THE
  MEETINGS........................  At the SLH Annual Meeting, Stockholders will be asked to:

                                    -  approve and adopt the Merger Agreement and the
                                       transactions contemplated thereby;

                                    -  elect three class B directors to serve until the
                                    earlier of the 2001 Annual Meeting of Stockholders of
                                       SLH or the effective time of the Merger;

                                    -  approve and adopt the Syntroleum Stock Option Plans,
                                       effective only upon the consummation of the Merger;
                                       and

                                    -  approve and ratify the appointment of SLH's
                                    independent public accountants for the 1998 fiscal year.

                                    At the Syntroleum Special Meeting, stockholders will be
                                    asked to approve and adopt the Merger Agreement and the
                                    transactions contemplated thereby.

VOTE REQUIRED.....................  Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the
                                    outstanding shares of SLH Common Stock then entitled to
                                    vote thereon. The favorable vote of a plurality of the
                                    shares of SLH Common Stock present at the SLH Annual
                                    Meeting, either in person or by properly executed
                                    proxies, and entitled to vote is required to elect
                                    members of the SLH Board of Directors. The affirmative
                                    vote of the holders of a majority of the shares present
                                    at the SLH Annual Meeting, either in person or by
                                    properly executed proxies, is necessary for the approval
                                    and adoption of the Syntroleum Stock Option Plans and
                                    the approval and ratification of the appointment of
                                    SLH's independent public accountants for the 1998 fiscal
                                    year.

                                    Approval of the Merger Agreement requires the
                                    affirmative vote of the holders of a majority of the
                                    outstanding shares of Syntroleum Common Stock then
                                    entitled to vote thereon.

RECORD DATE.......................  Only stockholders of record of SLH Common Stock at the close of business on July 6, 1998 (the "SLH Record
                                    Date") are entitled to notice of and to vote at the SLH
                                    Annual Meeting. On that date, there were 10,074,721
                                    shares of SLH Common Stock outstanding. Holders of SLH
                                    Common Stock are entitled to one vote for each share
                                    held.

                                    Only stockholders of record of Syntroleum Common Stock
                                    at the close of business on July 6, 1998 (the
                                    "Syntroleum Record Date") are entitled to notice of and
                                    to vote at the Syntroleum Special Meeting. On that date,
                                    there were 18,993,950 shares of Syntroleum Common Stock
                                    outstanding. Holders of Syntroleum Common Stock are
                                    entitled to one vote for each share held.

SECURITY OWNERSHIP OF SIGNIFICANT
  STOCKHOLDERS AND MANAGEMENT.....  As of the SLH Record Date, the executive officers and directors of SLH beneficially owned approximately 14.51%
                                    of the outstanding shares of SLH Common Stock (excluding
                                    shares purchasable upon exercise of stock options).
                                    SLH's executive officers and directors have informed SLH
                                    that they intend to vote in favor of the Merger
                                    Agreement and the transactions contemplated thereby.

                                    As of the Syntroleum Record Date, the executive officers
                                    and directors of Syntroleum beneficially owned
                                    approximately 31.2% of the outstanding shares of
                                    Syntroleum Common Stock (excluding shares held by SLH
                                    and deemed to be beneficially owned by certain directors
                                    and executive officers of SLH who are also directors of
                                    Syntroleum and excluding shares purchasable upon
                                    exercise of stock options). As of the Syntroleum Record
                                    Date, SLH owned approximately 31.3% of the outstanding
                                    shares of Syntroleum Common Stock. Syntroleum's
                                    executive officers and directors and SLH have informed
                                    Syntroleum that they intend to vote in favor of the
                                    Merger Agreement and the transactions contemplated
                                    thereby.

                                   THE MERGER

EFFECT OF THE MERGER..............  In the Merger, Syntroleum will merge into SLH, and SLH will be the surviving corporation and change its name to
                                    "Syntroleum Corporation." The diagrams set forth below
                                    illustrate the corporate structure of SLH and Syntroleum
                                    prior to and following consummation of the Merger.

Graphic Depicting the Corporate Structure of SLH Corporation and Syntroleum Corporation Prior to the Merger.

Graphic depicts:

(i) SLH Corporation owning 100 percent of Scout Development Corporation.

(ii) SLH Corporation owning 100 percent of BMA Resources, Inc.

(iii) SLH Corporation owning six percent of Syntroleum/Sweetwater Company, L.L.C. (Footnote 1).

(iv) Scout Development Corporation owning 100 percent of Scout Development of New Mexico.

(v) Scout Development Corporation owning 75 percent of 529 Partners, Ltd., and Lot Development, Inc. (Houston Project).

(vi) BMA Resources, Inc., owning 31 percent of Syntroleum Corporation.

(vii) Syntroleum Corporation owning 90 percent of Syntroleum/Sweetwater Company, L.L.C. (Footnote 1).

Graphic Depicting the Corporate Structure of SLH Corporation and Syntroleum Corporation After the Merger.

Graphic depicts:

(i) Syntroleum Corporation owning 100 percent of Scout Development Corporation.

(ii) Syntroleum owning 100 percent of BMA Resources, Inc.

(iii) Syntroleum Corporation owning ninety-six percent of Syntroleum/Sweetwater Company, L.L.C. (Footnote 1).

(iv) Scout Development Corporation owning 100 percent of Scout Development of New Mexico.

(v) Scout Development Corporation owning 75 percent of 529 Partners, Ltd., and Lot Development, Inc. (Houston Project).

(Footnote 1)  Subject to reduction as described under 'Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Sweetwater GTL Plant.'

                                    [GRAPH]

TREATMENT OF SYNTROLEUM COMMON
  STOCK...........................  In the Merger, each share of Syntroleum Common Stock outstanding immediately prior to the effective time of
                                    the Merger (the "Effective Time") (other than dissenting
                                    shares) will be converted into a number of shares of
                                    SLH's Common Stock equal to the ratio (the "Exchange
                                    Ratio") of the implied market value of the Syntroleum
                                    Common Stock divided by the market value of the SLH
                                    Common Stock. The market value of the SLH Common Stock
                                    will be the average closing price of the SLH Common
                                    Stock during the five trading days ending on the
                                    business day immediately preceding the date of the SLH
                                    Annual Meeting. The implied market value of Syntroleum's
                                    Common Stock will be equal to (i) the difference between
                                    the market capitalization of the SLH Common Stock and
                                    $50,520,000 (SLH's total stockholders' equity as of
                                    March 31, 1998) divided by (ii) 5,950,000 (the number of
                                    shares of Syntroleum Common Stock that SLH owns). The
                                    market capitalization of the SLH Common Stock is
                                    determined by multiplying the market value of the SLH
                                    Common Stock by 10,519,121 shares, which reflects the
                                    sum of the number of shares of SLH Common Stock
                                    outstanding plus the number of shares issuable pursuant
                                    to vested stock options plus 250,000 shares (which
                                    represent a portion of the shares issuable pursuant to
                                    unvested stock options).
                                    For example, based on the average closing price during
                                    the five trading days preceding July 1, 1998 ($18.5313
                                    per share), the Exchange Ratio would be 1.30973. The
                                    actual Exchange Ratio will be determined on the day of
                                    the SLH Annual Meeting based on the average closing
                                    price of the SLH Common Stock during the five preceding
                                    trading days. As a result, stockholders that deliver
                                    their proxy card prior to the date of the SLH Annual
                                    Meeting will not know the actual exchange ratio at the
                                    time of delivery. Based on an Exchange Ratio of 1.30973,
                                    the current holders of outstanding shares of SLH Common
                                    Stock would own approximately 37% of the SLH Common
                                    Stock to be outstanding following the Merger and the
                                    current holders of outstanding shares of Syntroleum
                                    Common Stock would own approximately 63% of the SLH
                                    Common Stock to be outstanding following the Merger. For
                                    an illustration of the determination of the Exchange
                                    Ratio, see "Material Provisions of the Merger
                                    Agreement--Merger Consideration."
SLH MANAGEMENT FOLLOWING THE
  MERGER..........................  In connection with the Merger, Kenneth L. Agee, Mark A.
                                    Agee, Alvin R. Albe, Jr., Frank M. Bumstead, Robert
                                    Rosene, Jr., and J. Edward Sheridan, who are currently
                                    directors of Syntroleum, will be elected as directors of
                                    SLH effective as of the Effective Time. James R. Seward,
                                    the President, Chief Executive Officer and a director of
                                    SLH, and P. Anthony Jacobs, the Chairman and a director
                                    of SLH, will continue as directors of SLH following the
                                    Merger. In addition, the current officers of Syntroleum
                                    will become the officers of SLH effective as of the
                                    Effective Time. See "Management After the Merger."
RECOMMENDATIONS OF THE BOARDS OF
  DIRECTORS.......................  The Boards of Directors of SLH and Syntroleum believe that

                                    the terms of the Merger are fair to and in the best
                                    interests of their respective stockholders and have
                                    approved the Merger Agreement and the transactions
                                    contemplated thereby. THE BOARD OF DIRECTORS OF SLH
                                    RECOMMENDS THAT SLH STOCKHOLDERS APPROVE AND ADOPT THE
                                    MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED
                                    THEREBY. THE BOARD OF DIRECTORS OF SYNTROLEUM RECOMMENDS
                                    THAT SYNTROLEUM STOCKHOLDERS APPROVE AND ADOPT THE
                                    MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED
                                    THEREBY.
SLH'S REASONS FOR THE MERGER......  Consistent with SLH's stated objective to support
                                    Syntroleum, the SLH Board of Directors believes that the
                                    Merger is in the best interests of the SLH stockholders
                                    because it will enhance SLH's principal asset, which
                                    consists of Syntroleum Common Stock. Initially, the
                                    Merger will provide Syntroleum with approximately $50
                                    million in assets, consisting of approximately $42
                                    million of cash, other current assets and notes
                                    receivable and approximately $8 million of other assets
                                    being liquidated, in each case as of March 31, 1998.
                                    These assets may be used in Syntroleum's projects to
                                    design and construct two GTL plants as well as for
                                    continued research and development of process
                                    improvements and for general working capital purposes.
                                    The Merger will also provide Syntroleum with a public
                                    market for its common stock and enhanced investor
                                    recognition that should facilitate future debt and
                                    equity financings needed for its planned growth. The
                                    increased number of shares outstanding should also
                                    improve the existing market for SLH Common Stock and
                                    attract greater market interest. In addition, the
                                    consolidation of management and assets will reduce
                                    redundant administrative costs and should sharpen
                                    investor focus. Developments at both companies also
                                    support the timing of the Merger. Finally, the Merger is
                                    consistent with SLH's strategy to avoid becoming subject
                                    to regulation as an investment company.
                                    The SLH Board of Directors realized that there are
                                    certain possible disadvantages and risks associated with
                                    the Merger, including (i) some of the benefits set forth
                                    above may not be realized, (ii) the implied market value
                                    of the Syntroleum Common Stock used to determine the
                                    Exchange Ratio may not reflect the ultimate value of the
                                    Syntroleum Common Stock, (iii) SLH's cash and liquid
                                    assets will be used in the development of the Syntroleum
                                    Process rather than be distributed as a dividend or used
                                    in some other business or investment, (iv) SLH
                                    stockholders will experience a significant change in
                                    management and (v) stockholders that deliver their proxy
                                    cards prior to the date of the SLH Annual Meeting will
                                    not know the actual Exchange Ratio at the time of
                                    delivery. See "Risk Factors," and "The Merger--SLH's
                                    Reasons for the Merger." However, the SLH Board of
                                    Directors believes that the positive factors should
                                    outweigh any possible disadvantages, although there can
                                    be no assurance in this regard.
SYNTROLEUM'S REASONS FOR THE
  MERGER..........................  The Syntroleum Board of Directors believes that the
                                    Merger will accelerate Syntroleum's commercial
                                    development by enhancing its ability to obtain the
                                    capital necessary to fund its planned

                                    commercial-scale GTL plants. In the Merger, SLH will
                                    contribute approximately $50 million in assets,
                                    consisting of approximately $42 million of cash, other
                                    current assets and notes receivable and approximately $8
                                    million of other assets being liquidated, in each case
                                    as of March 31, 1998. These assets should enable
                                    Syntroleum to meet its short-term commitments to fund
                                    the proposed Sweetwater Plant and the plant under
                                    development through its joint venture with Texaco and
                                    Brown & Root, as well as provide funds for continued
                                    research and development of process improvements and for
                                    general working capital purposes. Further, as a public
                                    company, Syntroleum should have more ready access to the
                                    public debt and equity markets for future financings.
                                    Other benefits of the Merger include the increased
                                    visibility of Syntroleum as a public company and the
                                    increased liquidity for Syntroleum stockholders.
                                    The Syntroleum Board of Directors realized that there
                                    are certain possible disadvantages and risks associated
                                    with the Merger, including (i) some of the benefits set
                                    forth above may not be realized, (ii) the implied market
                                    value of the Syntroleum Common Stock used to determine
                                    the Exchange Ratio may not reflect the ultimate value of
                                    the Syntroleum Common Stock, (iii) stockholder rights
                                    will change as a result of the Merger and (iv)
                                    stockholders that deliver their proxy cards prior to the
                                    date of the Syntroleum Special Meeting will not know the
                                    actual Exchange Ratio at the time of delivery. See "Risk
                                    Factors," "The Merger--Syntroleum's Reasons for the
                                    Merger" and "Comparative Rights of Stockholders."
                                    However, the Syntroleum Board of Directors believes that
                                    the positive factors should outweigh any possible
                                    disadvantages, although there can be no assurance in
                                    this regard.
OPINIONS OF FINANCIAL ADVISORS....  Salomon Smith Barney has delivered its written opinion dated March 30, 1998 to the Board of Directors of SLH
                                    that, as of the date of such opinion, the exchange ratio
                                    was fair from a financial point of view to SLH.
                                    J.P. Morgan Securities Inc. ("J.P. Morgan") has
                                    delivered its written opinion dated March 30, 1998 to
                                    the Board of Directors of Syntroleum that, as of the
                                    date of such opinion, the consideration to be paid to
                                    holders of Syntroleum Common Stock in the Merger was
                                    fair from a financial point of view to the holders of
                                    Syntroleum Common Stock.
                                    For information on the assumptions made, matters
                                    considered and limits of the reviews by Salomon Smith
                                    Barney and J.P. Morgan, see "The Merger--Opinion of
                                    SLH's Financial Advisor" and "--Opinion of Syntroleum's
                                    Financial Advisor." Stockholders are urged to read in
                                    their entirety the opinions of Salomon Smith Barney and
                                    J.P. Morgan, attached as Appendices B and C,
                                    respectively, to this Joint Proxy Statement/ Prospectus.
EFFECTIVE TIME OF THE MERGER......  The closing of the Merger (the "Closing") will occur on the first business day after all of the conditions to
                                    the Merger contained in the Merger Agreement have been
                                    satisfied or waived or on such other date as to which
                                    SLH and Syntroleum mutually

                                    agree. The Closing is expected to be the first business
                                    day following the Meetings. The Merger will be effective
                                    upon the filing of a certificate of merger (the
                                    "Certificate of Merger"), prepared and executed in
                                    accordance with the relevant provisions of the Oklahoma
                                    General Corporation Act (the "OGCA") and the Kansas
                                    General Corporation Code (the "KGCC"). Such filings will
                                    be made upon, or as soon as practicable after, the
                                    Closing.
CONDITIONS TO THE MERGER..........  The obligations of SLH and Syntroleum to consummate the
                                    Merger are subject to the satisfaction of certain
                                    conditions, including, among others, (i) obtaining
                                    requisite SLH and Syntroleum stockholder approvals and
                                    any requisite regulatory approvals, (ii) the
                                    Registration Statement being declared effective by the
                                    SEC and the receipt by SLH of all necessary approvals
                                    under applicable state securities laws, (iii) the
                                    authorization for trading on NASDAQ of the additional
                                    shares of SLH Common Stock to be issued in the Merger,
                                    (iv) the absence of any injunction prohibiting
                                    consummation of the Merger, (v) the receipt of certain
                                    legal opinions with respect to the tax consequences of
                                    the Merger and certain other legal matters, (vi) the
                                    receipt of consents required under the Merger Agreement,
                                    (vii) no greater than 2.5% of the outstanding shares of
                                    Syntroleum Common Stock exercise appraisal rights in
                                    connection with the Merger, and (viii) the historical
                                    and pro forma financial statements included in the
                                    Registration Statement as declared effective by the SEC
                                    do not reflect fundamental and material variances from
                                    those included in the initial filing of the Registration
                                    Statement that are not satisfactory to the Board of
                                    Directors of both SLH and Syntroleum. The condition
                                    relating to the receipt of an opinion with respect to
                                    the tax consequences of the Merger has been satisfied.
                                    See "Material Provisions of the Merger Agreement--
                                    Conditions to the Merger."
CERTAIN REGULATORY MATTERS........  Neither the Merger nor any other transaction contemplated by the Merger Agreement is subject to any
                                    material regulatory review or approval.
AMENDMENT AND WAIVER..............  The Merger Agreement may be amended at any time before or after stockholder approval. After stockholder
                                    approval has been obtained, no amendment may be made
                                    which by law requires further approval by such
                                    stockholders without such further approval.
                                    Either SLH or Syntroleum may extend the time for
                                    performance of any of the obligations of the other party
                                    or may waive compliance with any of the agreements or
                                    conditions contained in the Merger Agreement.
TERMINATION.......................  The Merger Agreement may be terminated at any time prior to the Effective Time by mutual consent of SLH and
                                    Syntroleum.
                                    The Merger Agreement is subject to termination by either
                                    SLH or Syntroleum if the Merger is not consummated by
                                    September 30, 1998. In addition, the Merger Agreement
                                    may be terminated under certain circumstances by either
                                    SLH or Syntroleum. See "Material Provisions of the
                                    Merger Agreement--Amendment, Waiver and Termination."

APPRAISAL RIGHTS..................  Under Kansas law, SLH stockholders will not be entitled to any dissenter's rights in connection with the Merger.
                                    Under Oklahoma law, Syntroleum stockholders will be
                                    entitled to appraisal rights in connection with the
                                    Merger. A copy of the Oklahoma statutory provisions
                                    regarding appraisal rights is attached hereto as
                                    Appendix D and those provisions are described under "The
                                    Merger--Dissenters' Appraisal Rights."
MATERIAL FEDERAL INCOME TAX
  CONSEQUENCES....................  SLH and Syntroleum have received an opinion of counsel that (i) the Merger will be a reorganization within the
                                    meaning of Section 368(a) of the Internal Revenue Code
                                    of 1986, as amended (the "Code"), (ii) a holder of
                                    Syntroleum Common Stock who exchanges such stock for SLH
                                    Common Stock pursuant to the Merger will recognize gain
                                    only in respect of cash received in lieu of a fractional
                                    share, (iii) a holder of Syntroleum Common Stock who
                                    receives cash by reason of its exercise of appraisal
                                    rights will recognize income or loss with respect to the
                                    cash received and (iv) no gain or loss will be
                                    recognized by SLH or Syntroleum as a result of the
                                    Merger. The receipt of such opinion of counsel fulfills
                                    one of the conditions contained in the Merger Agreement.
ACCOUNTING TREATMENT..............  The Merger will be accounted for as a reverse acquisition using the purchase method of accounting,
                                    with Syntroleum being treated as the acquirer for
                                    accounting purposes. For purposes of preparing its
                                    consolidated financial statements, the combined company
                                    will establish a new accounting basis for SLH's assets
                                    and liabilities using the fair values thereof, based
                                    upon the consideration paid in the Merger and
                                    Syntroleum's costs of the Merger. See "Unaudited Pro
                                    Forma Combined Financial Statements" and "The
                                    Merger--Accounting Treatment."
INTERESTS OF CERTAIN PERSONS IN
  THE MERGER......................  In considering the recommendation of the Board of
                                    Directors of SLH and Syntroleum with respect to the
                                    Merger, stockholders of SLH and Syntroleum should be
                                    aware that certain members of the Board of Directors of
                                    SLH and Syntroleum and certain executive officers of SLH
                                    and Syntroleum have interests in the Merger separate
                                    from their interests as SLH and Syntroleum stockholders.
                                    See "The Merger--Interests of Certain Persons in the
                                    Merger; Inherent Conflicts of Interest."
PREFERRED SHARE PURCHASE RIGHTS...  Each share of SLH Common Stock includes one preferred share purchase right (a "Right"). Generally, the Rights
                                    become exercisable ten days after a person or group
                                    acquires beneficial ownership of 25% or more of the
                                    outstanding SLH Common Stock (an "Acquiring Person") or
                                    ten or more days after an announcement of an intention
                                    to make a tender offer or exchange offer, the
                                    consummation of which would result in the beneficial
                                    ownership by a person or group of 25% or more of the
                                    outstanding SLH Common Stock (the "Distribution Date").
                                    Each Right entitles a registered holder of a share of
                                    SLH Common Stock to purchase from SLH one one-sixth of
                                    one one-hundredth of a share of Series A Junior
                                    Participating Preferred Stock, par value $0.01 per share
                                    (the "Preferred Shares"), at a price of $125.00 per one
                                    one-hundredth of a Preferred Share,

                                    subject to adjustment. If any person or group becomes an
                                    Acquiring Person, and the Rights have not been exchanged
                                    at the option of the Board as described below, each
                                    holder of a Right, other than Rights beneficially owned
                                    by the Acquiring Person (which will thereafter be void),
                                    will thereafter have the right to receive upon exercise
                                    that number of shares of SLH Common Stock having a
                                    market value of two times the exercise price of the
                                    Right. Also, in the event that SLH is acquired in a
                                    business combination transaction or 50% or more of its
                                    consolidated assets or earning power are sold after a
                                    person or group has become an Acquiring Person, proper
                                    provision will be made so that each holder of a Right
                                    will thereafter have the right to receive, upon the
                                    exercise thereof at the then current exercise price of
                                    the Right, that number of shares of common stock of the
                                    acquiring company which at the time of such transaction
                                    will have a market value of two times the exercise price
                                    of the Right. Generally, at any time after any person or
                                    group becomes an Acquiring Person and prior to the
                                    acquisition by such person or group of 50% or more of
                                    the outstanding SLH Common Stock, the SLH Board of
                                    Directors may exchange the Rights (other than Rights
                                    owned by such person or group which will have become
                                    void), in whole or in part, at an exchange ratio of one
                                    common share per Right (subject to adjustment). At any
                                    time prior to the acquisition by a person or group of
                                    affiliated or associated persons of beneficial ownership
                                    of 25% or more of the outstanding SLH Common Stock, the
                                    SLH Board of Directors may redeem the Rights in whole,
                                    but not in part, at a price of $.01 per Right. The
                                    redemption of the Rights may be made effective at such
                                    time on such basis with such conditions as the SLH Board
                                    of Directors in its sole discretion may establish. The
                                    Rights will cause substantial dilution to a person or
                                    group that attempts to acquire SLH on terms not approved
                                    by the SLH Board of Directors.
                                    The description and terms of the Rights are set forth in
                                    a Rights Agreement (the "Rights Agreement") between SLH
                                    and American Stock Transfer & Trust Company, as Rights
                                    Agent. The Rights Agreement has been amended so that
                                    neither Kenneth L. Agee, Mark Agee nor members of their
                                    immediate families will be deemed Acquiring Persons so
                                    that consummation or announcement of the Merger would
                                    not cause the Rights to become exercisable. See
                                    "Description of SLH Capital Stock--Rights."
COMPARISON OF STOCKHOLDER
  RIGHTS..........................  As a result of the Merger, holders of Syntroleum Common
                                    Stock will become stockholders of SLH and will have
                                    certain different rights as stockholders of SLH than
                                    they had as stockholders of Syntroleum. For example,
                                    SLH's Articles of Incorporation and Bylaws include
                                    certain provisions, and SLH has adopted a stockholder
                                    rights plan, that might have the effect of delaying or
                                    preventing a change of control.

                        PRICE RANGE OF SLH COMMON STOCK

    SLH Common Stock has been traded on the National Market System of the NASDAQ Stock Market under the symbol "SLHO" since July 29, 1997. Prior to that time, SLH Common Stock traded over-the-counter through the OTC Bulletin Board and NQB Pink Sheets. Following the Merger, the symbol is expected to be changed to "SYNM."

    The table below reflects the high and low sales prices of SLH Common Stock for each quarter during the year ended December 31, 1997 and through June 30, 1998. Trading in the first quarter of 1997 did not commence until February 24, 1997. Cash dividends have not been paid since inception. The information has been adjusted for a three-for-one stock split on July 21, 1997 and a two-for-one stock split on February 9, 1998.

                                                                               SALES PRICE
                                                                          ---------------------
                                                                            HIGH        LOW
                                                                          ---------  ----------
YEAR ENDED DECEMBER 31, 1997:
  First Quarter.........................................................  $    5.16  $   2.66 *
  Second Quarter........................................................      13.29      5.00
  Third Quarter.........................................................      29.87     12.08
  Fourth Quarter........................................................      36.50     23.87

YEAR ENDING DECEMBER 31, 1998:
  First Quarter.........................................................      36.00     25.50
  Second Quarter........................................................      33.00     16.38

------------------------

*   Reflects when issued trading prior to the March 3, 1997 Distribution Date.

    The last reported sales price per share of SLH Common Stock on March 30, 1998, the last trading date preceding public announcement of the Merger, was $28.00. On July 1, 1998, the closing sales price per share of SLH Common Stock was $18.13.

    As of July 1, 1998, SLH had approximately 1,600 holders of SLH Common Stock of record and 7,000 beneficial owners, based on SLH estimates.

    STOCKHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SLH COMMON STOCK.

    There is no established trading market for shares of Syntroleum Common
Stock.

                SUMMARY HISTORICAL FINANCIAL INFORMATION FOR SLH

    The following table sets forth a summary of selected historical financial data for SLH. The financial data for SLH for each of the years ended December 31, 1997, 1996, 1995, 1994 and 1993 are derived from audited statements of SLH as reported in its Annual Reports on Form 10-K. The summary historical financial data for each of the interim periods ended March 31, 1998 and 1997 are derived from the unaudited consolidated financial statements of SLH as reported in its Quarterly Reports on Form 10-Q. The historical financial information presented for the periods 1993 through 1996 reflects periods during which SLH did not exist but rather reflects the financial information of Lab Holdings' businesses and assets transferred to SLH on February 28, 1997 as well as related liabilities assumed by SLH. Such historical financial information presented may not necessarily be indicative of the results of operations or financial condition that would have been obtained if SLH had been a separate, independent company during such periods. Neither should such information be deemed to be indicative of SLH's future performances as an independent company. The financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of SLH" and the financial statements and the related notes incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                                          THREE MONTHS
                                        ENDED MARCH 31,                    YEAR ENDED DECEMBER 31,
                                      --------------------  ------------------------------------------------------
                                        1998       1997       1997       1996        1995       1994       1993
                                      ---------  ---------  ---------  ---------  ----------  ---------  ---------
                                                       (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues............................  $   3,238  $   4,214  $  17,343  $  16,365  $   11,486  $  11,991  $  17,470
Cost of sales.......................      2,904      4,038     16,566     15,250      10,984     10,897     16,133
Other operating expenses............      1,326      1,257      5,071      5,383      12,682     10,002      5,018
Investment and other income
  (expense), net....................      2,610      3,254      8,360        126        (316)       926     (2,962)
Provision (benefit) for income
  taxes.............................       (913)        (3)    (5,027)        56      (1,264)    (1,437)    (2,477)
Net income (loss)...................      2,531      2,176      9,093     (5,598)    (11,232)    (6,545)    (4,166)
Net income per share--basic.........       0.25       0.22       0.92
Net income per share--diluted.......       0.23       0.21       0.84


                                        AS OF
                                      MARCH 31,                    AS OF DECEMBER 31,
                                      ---------  ------------------------------------------------------
                                        1998       1997       1996       1995        1994       1993
                                      ---------  ---------  ---------  ---------  ----------  ---------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital...............................   $  39,558   $  37,478  $   3,364  $    4,067  $   3,468  $   3,856
Cash and short-term investments...............      30,335      32,046      3,925      --         --         --
Income taxes receivable.......................       6,047       5,109     --          --         --         --
Real estate held for sale and development.....       6,517       9,058     24,202      35,073     40,998     39,047
Investments...................................       1,545       1,530      8,244      10,391     12,864     15,167
Total assets..................................      51,319      53,169     38,474      51,638     64,627     70,155
Current liabilities...........................         643       2,039      2,165         365        239      2,150
Combined equity...............................      --          --         35,813      49,686     61,147     66,438
Stockholders' equity..........................      50,520      51,051     --          --         --         --

            SUMMARY HISTORICAL FINANCIAL INFORMATION FOR SYNTROLEUM

    Syntroleum's historical operations have primarily related to the development of the Syntroleum Process. Syntroleum only recently began to focus on commercializing its GTL technology. Accordingly, Syntroleum's historical operating results are not necessarily indicative of future operating results. The financial information of Syntroleum set forth below for the five years ended December 31, 1997 has been derived from the audited financial statements of Syntroleum. The financial information of Syntroleum set forth below for the three months ended March 31, 1998 and 1997 has been derived from the unaudited consolidated financial statements of Syntroleum. The information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Syntroleum" and the consolidated financial statements of Syntroleum and the related notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

                                        THREE MONTHS ENDED
                                            MARCH 31,                          YEAR ENDED DECEMBER 31,
                                    --------------------------  -----------------------------------------------------
                                      1998          1997          1997       1996       1995       1994       1993
                                    ---------  ---------------  ---------  ---------  ---------  ---------  ---------
                                           (UNAUDITED)
                                                             (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues................  $     385     $     481     $   2,007  $     616  $      45  $      60  $  --
                                    ---------       -------     ---------  ---------  ---------  ---------  ---------
Costs and expenses:
  Pilot plant.....................        724           373         2,847      1,120        671     --         --
  Catalyst services...............     --            --             4,800     --         --         --         --
  General and administrative......      2,654           414         4,249      1,402        568        384        263
  Depreciation and amortization...         55             2            76         19         12         13         12
                                    ---------       -------     ---------  ---------  ---------  ---------  ---------
    Total operating expenses......      3,433           789        11,972      2,541      1,251        397        275
                                    ---------       -------     ---------  ---------  ---------  ---------  ---------
Operating income (loss)...........     (3,048)         (308)       (9,965)    (1,925)    (1,206)      (337)      (275)
Other income (expense)............        120            (4)          353        (12)        60         18          3
                                    ---------       -------     ---------  ---------  ---------  ---------  ---------
Income (loss) before taxes........     (2,928)         (312)       (9,612)    (1,937)    (1,146)      (319)      (272)
Provision for income taxes........     --            --            --         --         --         --         --
                                    ---------       -------     ---------  ---------  ---------  ---------  ---------
Net income (loss).................  $  (2,928)    $    (312)    $  (9,612) $  (1,937) $  (1,146) $    (319) $    (272)
                                    ---------       -------     ---------  ---------  ---------  ---------  ---------
                                    ---------       -------     ---------  ---------  ---------  ---------  ---------
Net income (loss) per share--
  basic and diluted...............  $   (0.15)    $   (0.02)    $   (0.52) $   (0.11) $   (0.07) $   (0.02) $   (0.02)
                                    ---------       -------     ---------  ---------  ---------  ---------  ---------
                                    ---------       -------     ---------  ---------  ---------  ---------  ---------


                                                                                 AS OF DECEMBER 31,
                                               AS OF MARCH 31,  -----------------------------------------------------
                                                    1998          1997       1996       1995       1994       1993
                                               ---------------  ---------  ---------  ---------  ---------  ---------
                                                 (UNAUDITED)
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital...................                $   7,474     $   9,846  $     601  $    (410) $     (65) $      65
Property and equipment, net.......                    1,603         1,245        521        507         89         23
Total assets......................                   10,018        12,091      1,552        873        188        152
Deferred revenue..................                   11,000        11,000     --         --         --         --
Long-term debt....................                   --            --          1,000     --         --         --
Stockholders' equity..............                   (4,170)       (1,242)       266        203        102        132

          SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION (UNAUDITED)

    The following summary pro forma financial information presents (i) summary unaudited pro forma operating data for the three months ended March 31, 1998 and for the year ended December 31, 1997 after giving effect to the Merger as if the Merger had been consummated on January 1, 1997 and (ii) summary unaudited pro forma balance sheet data at March 31, 1998, giving effect to the Merger as if the Merger had been consummated on that date. The Merger will be accounted for as a reverse acquisition using the purchase method of accounting, with Syntroleum being treated as the acquirer for accounting purposes. The following summary pro forma financial information is provided for informational purposes only and should be read in conjunction with the separate consolidated financial statements and related notes of Syntroleum (which are included elsewhere in this Joint Proxy Statement/Prospectus) and SLH (which are incorporated herein by reference). The following summary is based on certain assumptions and does not purport to be indicative of the results which actually would have occurred if the Merger had been consummated on the dates indicated or which may be obtained in the future. See "Unaudited Pro Forma Combined Financial Statements" and "The Merger--Accounting Treatment."

                                                                           THREE MONTHS ENDED      YEAR ENDED
                                                                             MARCH 31, 1998     DECEMBER 31, 1997
                                                                           -------------------  -----------------
                                                                            (IN THOUSANDS, EXCEPT FOR PER SHARE
                                                                                           DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Real estate sales......................................................       $   3,068          $    16,557
  Other..................................................................             555                2,793
                                                                                  -------             --------
    Total revenues.......................................................           3,623               19,350
                                                                                  -------             --------
Cost and expenses:
  Cost of real estate sold...............................................           2,904               16,566
  Pilot plant, research and development and other........................           1,047                5,981
  Catalyst services......................................................          --                    4,800
  General and administrative.............................................           3,712                6,262
                                                                                  -------             --------
    Total costs and expenses.............................................           7,663               33,609
                                                                                  -------             --------
  Loss from operations...................................................          (4,040)             (14,259)
  Investment, interest and other income, net.............................           2,730                8,964
                                                                                  -------             --------
  Loss before income taxes...............................................          (1,310)              (5,295)
  Income tax benefit.....................................................             913                5,027
                                                                                  -------             --------
Net loss.................................................................       $    (397)         $      (268)
                                                                                  -------             --------
                                                                                  -------             --------
Net loss per share-basic and diluted.....................................       $   (0.01)         $     (0.01)
                                                                                  -------             --------
                                                                                  -------             --------


                                                                                                      AS OF
                                                                                                 MARCH 31, 1998
                                                                                                -----------------
                                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital..........................................................                          $    45,782
Cash and cash equivalents................................................                                9,478
Short-term investments...................................................                               27,469
Income taxes receivable..................................................                                6,047
Total current assets.....................................................                               47,074
Property and equipment, net..............................................                                1,665
Other noncurrent assets..................................................                                9,862
Total assets.............................................................                               58,601
Deferred revenue.........................................................                               11,000
Total liabilities........................................................                               12,464
Stockholders' equity.....................................................                               45,100

                           COMPARATIVE PER SHARE DATA

    The following table presents comparative per share information for SLH and Syntroleum on a historical basis and on a pro forma basis assuming that the Merger had occurred at the beginning of the period presented for earnings per common share and for book value per common share. Neither SLH nor Syntroleum paid cash dividends during 1997 or to date during 1998. The tables should be read in conjunction with the financial statements and notes thereto of SLH incorporated by reference in this Joint Proxy Statement/Prospectus, the financial statements and notes thereto of Syntroleum included elsewhere in this Joint Proxy Statement/Prospectus and the unaudited pro forma combined financial statements and related notes thereto included elsewhere herein. See "Unaudited Pro Forma Combined Financial Statements."

                                                                                 YEAR ENDED
                                                                              DECEMBER 31, 1997
                                                        THREE MONTHS ENDED    -----------------
                                                          MARCH 31, 1998
                                                       ---------------------
                                                            (UNAUDITED)
SLH--HISTORICAL(1)
Book value per common share..........................        $    5.01            $    5.16
Basic earnings per common share......................        $    0.25            $    0.92
Diluted earnings per common share....................        $    0.23            $    0.84

SLH--PRO FORMA (UNAUDITED)(1)
Book value per common share..........................        $    1.66            $    1.80
Basic earnings (loss) per common share...............        $   (0.01)           $   (0.01)
Diluted earnings (loss) per common share.............        $   (0.01)           $   (0.01)

SYNTROLEUM--HISTORICAL
Book value per common share..........................        $   (0.22)           $   (0.07)
Basic earnings (loss) per common share...............        $   (0.15)           $   (0.52)
Diluted earnings (loss) per common share.............        $   (0.15)           $   (0.52)

SYNTROLEUM--EQUIVALENT PRO FORMA (UNAUDITED)(2)
Book value per equivalent common share...............        $    2.17            $    2.36
Basic earnings (loss) per equivalent common share....        $   (0.01)           $   (0.01)
Diluted earnings (loss) per common share.............        $   (0.01)           $   (0.01)

------------------------

(1) Adjusted for a three-for-one stock split on July 21, 1997 and for a two-for-one stock split on February 9, 1998.

(2) The Syntroleum equivalent pro forma per share amounts were calculated by multiplying the SLH pro forma per share amounts by 1.30973. The 1.30973 represents the number of shares that a holder of Syntroleum Common Stock would receive in the Merger per Syntroleum share assuming a five-trading-day average closing price of SLH Common Stock of $18.5313 (based on such average during the five trading days preceding July 1, 1998).

                                  RISK FACTORS

    THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY THE STOCKHOLDERS OF SLH AND SYNTROLEUM IN CONNECTION WITH VOTING UPON THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

COMMERCIAL OPERATION OF GTL PLANTS BASED ON THE SYNTROLEUM PROCESS

    NO ASSURANCE OF SUCCESSFUL COMMERCIAL-SCALE GTL PLANTS BASED ON THE
     SYNTROLEUM PROCESS

    Syntroleum's future results of operations and financial condition are highly dependent on its ability, and the ability of its licensees, to economically design, construct and operate GTL plants based on the Syntroleum Process on a commercial scale. There can be no assurance that GTL plants based on the Syntroleum Process will ever be successfully built either by Syntroleum or by any of its licensees or that the Syntroleum Process can be utilized in a full-scale commercial plant with the same economics and results as those demonstrated on a pilot basis. The successful commercial construction and operation of a GTL plant based on the Syntroleum Process will be dependent on a variety of factors, many of which are outside Syntroleum's control. To date, no commercial-scale GTL plant based on the Syntroleum Process has been constructed. Syntroleum does not expect any commercial-scale GTL plant based on the Syntroleum Process to become operational until 2000 at the earliest, and does not expect to receive any cash flows from GTL plants in which it owns an equity interest until such date. Even if GTL plants based on the Syntroleum Process are successfully built, there can be no assurance that these plants will operate as currently anticipated.

    POTENTIAL FOR TECHNOLOGICAL AND MECHANICAL PROBLEMS

    A variety of results necessary for successful operation of the Syntroleum Process could fail to occur at a commercial plant, and it is possible that any number of operations and reactions successfully tested in Syntroleum's laboratory and pilot plant will fail to produce comparable results in a commercial-size plant due to a variety of factors. Results that could cause commercial GTL plants to be unsuccessful include, but are not limited to, (i) lower reaction activity than demonstrated in laboratory and pilot plant operations, which would increase the amount of catalyst or number of reactors required to convert synthesis gas into liquid hydrocarbons and thereby increase capital and operating costs, (ii) shorter than anticipated catalyst life, which would require more frequent catalyst purchases, (iii) excessive production of gaseous light hydrocarbons from the Fisher-Tropsch reaction compared to design conditions, which would lower the anticipated amount of liquid hydrocarbons produced and thereby lower revenues and margins from plant operations and (iv) inability of the gas turbine integrated into the Syntroleum Process to burn the low Btu tail gas that is produced by the process, which would result in the need to incorporate other methods to generate horsepower for the compression process that may increase capital and operating costs. Other factors may also impact commercial plants, including the size of the equipment, the amount and quality of natural gas feedstock, local construction conditions, operating conditions and other conditions that Syntroleum may not be able to anticipate. In addition, the plants could experience mechanical difficulties, either related or unrelated to elements of the Syntroleum Process.

    NO ASSURANCE OF IMPOVEMENTS TO THE SYNTROLEUM PROCESS

    Improvements to the Syntroleum Process are under development and may not prove to be commercially applicable or technically feasible. Syntroleum's chain limiting catalyst, which is designed to produce hydrocarbons primarily in the liquid fuels range, may not become commercially applicable because it may not produce sufficient product in the liquid fuels range. Improvements to the heat integration of the Syntroleum Process may not occur because further integration of the gas turbine into the process may not be technically feasible due to the operating tolerances of the materials in the gas turbine. Syntroleum's horizontal reactor, which is designed to have a low center of gravity for marine applications, may not be commercially applicable due to operational difficulties. In addition, Syntroleum is currently pilot testing a hybrid multi-phase (HMX) reactor and associated catalyst developed under its joint development agreement with Texaco, and also intends to pilot test during 1998 and 1999 a new auto thermal reforming reactor design and a slurry reactor and associated catalyst under a proposed joint development program with ARCO. There can be no assurance that these tests will be successful or that any of these improvements will prove commercially applicable or technically feasible. The failure of any of these improvements to become commercially viable on a timely basis could detrimentally affect Syntroleum's ability to continue to lower the cost of constructing GTL plants and delay the schedule for completing the construction of GTL plants contemplated by Syntroleum and its partners and by Syntroleum's licensees.

    POTENTIAL INDEMNIFICATION LIABILITIES

    Syntroleum's license agreements require Syntroleum to indemnify the licensee against certain losses relating to, among other things, acts or omissions by Syntroleum in connection with process design packages for plants and performance guarantees that may be provided by Syntroleum. Syntroleum's indemnification obligations could result in substantial expenses and liabilities to Syntroleum in the event that GTL plants based on the Syntroleum Process do not operate as currently anticipated.

RECENT DROP IN CRUDE OIL PRICES; EFFECT OF ENERGY AND PRODUCT PRICES ON THE
  ECONOMIC APPLICATION OF GTL PLANTS BASED ON THE SYNTROLEUM PROCESS

    Syntroleum's belief that the Syntroleum Process can be cost effective at GTL plants with throughput levels as low as 2,000 barrels per day and can be more economic than existing competitive GTL processes at any plant size is based on numerous assumptions, including the assumption that long-term oil prices in the range of $15 to $20 per barrel and natural gas prices in the range of $.50 per MMBtu or less for stranded gas in remote locations will prevail. However, the markets for oil and natural gas have historically been very volatile and are likely to continue to be very volatile in the future.

    Recently, crude oil prices have fallen to historically low levels. As of June 18, 1998, the West Texas Intermediate crude oil contract for July delivery was $11.77 per barrel. Although GTL plants designed to produce specialty products, and GTL plants that are used to convert natural gas that is associated with oil reserves, may continue to be economic at price levels below the $15 per barrel level, GTL plants that are used to convert natural gas that is not associated with oil reserves and are designed to produce fuels (such as those Syntroleum's licensees are entitled to construct) are generally not likely to be economic at these price levels.

    Because the synthetic crude oil, liquid fuels and specialty products that GTL plants are expected to produce will compete in markets with oil and refined petroleum products and because natural gas will be used as the feedstock at GTL plants based on the Syntroleum Process, an increase in natural gas prices relative to prices for oil and refined products, or a decrease in prices for oil and refined products, could adversely affect the operating results of such plants. Factors that could cause changes in the prices and availability of oil, natural gas and refined products include the level of consumer product demand, weather conditions, domestic and foreign government regulation, the actions of the Organization of Petroleum Exporting Countries, political conditions in oil and natural gas producing countries, the supply of foreign crude oil and natural gas, the location of GTL plants vis-a-vis natural gas reserves and pipelines, the capacities of such pipelines, fluctuations in seasonal demand, governmental regulations, the price and availability of alternative fuels and overall economic conditions. Syntroleum cannot predict the future markets and prices for oil, natural gas or refined products. Adverse operating results at GTL plants will adversely affect Syntroleum's business, operating results and financial condition directly by impacting operating results at the GTL plants in which Syntroleum retains equity interests and indirectly by reducing licensing fees for both new license agreements and new plant construction.

EFFECT OF OPERATING CONDITIONS ON THE ECONOMIC APPLICATION OF GTL PLANTS BASED
  ON THE SYNTROLEUM PROCESS

    The economic application of GTL technology is highly dependent on a number of factors, including site location, infrastructure, adverse weather and a variety of other operating conditions. Syntroleum's belief in the economic application of GTL plants based on the Syntroleum Process is based on certain assumptions relating to the operating conditions of the plant and assumptions regarding the capabilities of the Syntroleum Process based on data collected in connection with the operation of Syntroleum's laboratory and pilot plant. Numerous events could occur that would be inconsistent with these assumptions. For example, the plants could be located in areas that require more infrastructure than assumed by Syntroleum. In addition, the plant construction cost estimates prepared for Syntroleum could be understated, necessary permits may not be issued by regulatory authorities or may not be issued within the expected time frames, the plants could take longer to construct than anticipated and the demand for the products produced by the plants may not materialize or may materialize at lower price levels than Syntroleum currently anticipates. The materialization of risks relating to the commercial operation of GTL plants based on the Syntroleum Process would also impact the economic application of such plants by increasing capital or operating costs. The occurrence of any material event that is inconsistent with the assumptions on which Syntroleum has based its belief in the economic use of GTL plants based on the Syntroleum Process could materially adversely affect the economic application of commercial GTL plants based on the Syntroleum Process which, in turn, would materially adversely affect Syntroleum's business, operating results and financial condition. See "--Commercial Operation of GTL Plants Based on the Syntroleum Process."

COMPETITION

    The development of GTL technology is highly competitive. The Syntroleum Process is based on chemistry that has been used by several companies in synthetic fuel projects during the past 60 years. Historic experience has indicated that these projects were not economic alternatives for conversion of natural gas to liquids. Significant competition exists for anyone attempting to develop economic GTL technology. Syntroleum's competitors include major integrated oil companies which have developed or are developing competing GTL technologies, including Exxon Corporation ("Exxon"), Shell and Sasol Ltd. ("Sasol"). Each of these companies has significantly more financial and other resources than Syntroleum to spend on research and development of its technology and on funding construction and operation of commercial GTL plants. These competitors also have a greater ability to bear the economic risks inherent in the development of GTL technology. In addition, several small companies have developed or are developing competing GTL technologies. The Department of Energy has also sponsored a number of research programs relating to GTL technology, including a recent program relating to the development of a ceramic membrane technology that could potentially lower the cost of producing oxygen that is used to produce synthetic gas in competitive processes. There can be no assurance that these companies, the Department of Energy or others will not develop technologies that will be more commercially successful or accepted than Syntroleum's technology or that will render the Syntroleum Process obsolete. See "--Reliance on Technological Development and Possible Technological Obsolescence" and "Information Regarding Syntroleum--Historical Development of the Technology."

RELIANCE ON LICENSEES

    The agreements under which Syntroleum has granted licenses to construct plants based on the Syntroleum Process to produce synthetic crude oil and liquid fuels provide for Syntroleum to issue a site license for each GTL plant based on the Syntroleum Process to be constructed by the licensee and receive license fees based on the maximum design capacity of each such plant. However, there can be no assurance that any plants will be constructed under these license agreements or that if constructed these plants will be commercially successful. Whether any site licenses are issued and the obligation to pay additional license fees under these agreements is triggered will be solely under the control of the licensee and will depend upon the efforts of the licensee, which may include performance of feasibility studies, obtaining regulatory approvals and permits, designing and constructing plants and marketing of any products produced at such plants. The amount and timing of resources devoted to these activities will be controlled by the licensee. Whether licensees are willing to expend the resources necessary to construct GTL plants will depend on a variety of factors outside the control of Syntroleum, including the prevailing view of prices for oil and natural gas, which have historically been volatile and are likely to continue to be volatile in the future. Should licensees fail to construct plants under the agreements, Syntroleum's business, operating results and financial condition would be adversely affected. Syntroleum intends to continue licensing its technology to other companies. However, if Syntroleum is unable to enter into additional license arrangements, Syntroleum's business, operating results and financial condition may be adversely affected. If Syntroleum does not receive payments under its license agreements, it may not have sufficient resources to implement its business strategy. In addition, there can be no assurance that any of Syntroleum's licensees will not pursue alternative GTL technologies on their own or in collaboration with others, including Syntroleum's competitors. See "--Competition."

LICENSES, PATENTS AND TRADE SECRETS

    The success of Syntroleum may depend on its ability to establish, protect and enforce intellectual property rights, such as patent rights and trade secrets, with respect to its technologies and to successfully defend against any alleged infringement or related claims. Syntroleum's ability to protect and enforce its intellectual property position involves complex legal, scientific and factual questions and uncertainties.

    Commercialization of Syntroleum's GTL technologies may give rise to claims that the technology infringes upon the patents or other intellectual property rights of others. Syntroleum may not become aware of patents or rights of others that are claimed to be infringed until after it has made a substantial investment in the development and commercialization of those technologies. Legal actions could be brought against Syntroleum, its partners or licensees claiming damages and seeking an injunction that would prevent Syntroleum, its partners or licensees from testing, marketing or commercializing the affected technologies. Major oil and gas companies seeking to gain a competitive advantage may have an interest in bringing such an action. If such actions were successful, in addition to potential liability for damages, Syntroleum, its partners or licensees could be required to obtain a license in order to continue to test, market or commercialize the affected technology. There can be no assurance that any such required license would be made available or, if available, would be available on acceptable terms. In such cases, Syntroleum may be prevented entirely from testing, marketing or commercializing the affected technology. Syntroleum may have to expend substantial resources in litigation, either in enforcing its patents, defending against the infringement claims of others, or both. Many possible claimants, such as the major oil and gas companies that have or may be developing proprietary GTL technologies competitive with the Syntroleum Process, have significantly more resources to spend on such litigation.

    A United States patent related to Syntroleum's technology was issued to Syntroleum during 1989, and a second United States patent was issued during 1990. Seven Syntroleum United States patent applications and 15 foreign applications based on one or more of the United States patent applications are pending, but there can be no assurance that any other patents will be granted with respect to any of the patent applications filed by Syntroleum or its licensors. Further, there can be no assurance that any patents issued or licensed to Syntroleum will provide commercial benefit to Syntroleum or will not be infringed, invalidated or circumvented by others. The United States Patent and Trademark Office currently has a significant backlog of patent applications, and the approval or rejection of patents may take several years. Syntroleum has not conducted an exhaustive search of patents applicable to the GTL field.

    The availability of patents in foreign markets, and the nature of any protection against competition that may be afforded by such patents, is often difficult to predict, and varies significantly from country to country. Moreover, Syntroleum or its licensors may choose not to seek, or may for a variety of reasons be unable to obtain, patent protection in a country that might become an important market for Syntroleum's GTL technology.

    In addition to patent protection, Syntroleum seeks to protect its proprietary information, including trade secrets, know-how and technological advances, in part, through confidentiality agreements with its partners, licensees, employees and consultants. There can be no assurance that these agreements will not be breached, that Syntroleum will have adequate remedies for any breach, or that Syntroleum's trade secrets and know-how will not otherwise become known or be independently discovered by others. Such an occurrence could have a material adverse effect on Syntroleum's business, operating results and financial condition. See "Information Regarding Syntroleum--Intellectual Property."

    In any potential intellectual property dispute involving Syntroleum, Syntroleum's licensees could also become the target of litigation. The license agreements require Syntroleum to indemnify the licensees against certain losses, including the losses resulting from patent and trade secret infringement claims, subject to a cap of 50% of the license fees received. Syntroleum's indemnification and support obligations could result in substantial expenses and liabilities to Syntroleum. Such expenses or liabilities could have a material adverse effect on Syntroleum's business, operating results and financial condition.

ADDITIONAL FINANCING REQUIREMENTS AND ACCESS TO CAPITAL FUNDING

    Syntroleum has expended and will continue to expend a substantial amount of funds to continue the research and development of its technologies, market the Syntroleum Process and construct GTL plants. Syntroleum intends to obtain additional funds primarily through equity and debt project financing and collaborative or other arrangements with strategic partners and others. In addition, Syntroleum may seek additional debt and equity financing in the capital markets. If additional funds are raised by issuing equity securities, dilution to stockholders may occur. The Board of Directors of SLH is currently, and following the Merger will be empowered, without stockholder approval, to issue preferred stock and to establish the terms of such preferred stock. As a result, preferred stock could be issued in the future with dividend, liquidation, conversion, voting and other rights that are more favorable than the rights of the holders of SLH Common Stock.

    Assuming the commercial success of the plants based on the Syntroleum Process, Syntroleum expects that license fees, revenues from providing GTL plants on a contract basis, catalyst sales and sales of specialty products will be a source of funds for operations. However, there can be no assurance that there will be any such revenues, that such revenues will be sufficient for capital expenditures or operations or that such revenues will be received within the expected time frame. In such event, Syntroleum would be required to seek additional funds. There can be no assurance that additional financing, when required, will be available when needed or on terms acceptable to Syntroleum. If adequate funds are not available, Syntroleum may be required to delay or to eliminate expenditures for certain of its capital projects or to license to third parties the rights to commercialize additional products or technologies that Syntroleum would otherwise seek to develop itself. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Syntroleum--Liquidity and Capital Resources."

NO ASSURANCE OF INDUSTRY ACCEPTANCE OF THE SYNTROLEUM PROCESS

    As is typical in the case of a new and rapidly evolving technology, demand and industry acceptance for Syntroleum's technology is subject to a high level of uncertainty. If the industry fails to accept Syntroleum's technology due to its novelty and continuous evolution or acceptance develops more slowly than expected, Syntroleum's business, operating results and financial condition will be materially adversely affected. Should a high profile industry participant adopt the Syntroleum Process and fail to achieve success or should any commercial GTL plant based on the Syntroleum Process fail to achieve success, other industry participants' perception of the Syntroleum Process could be adversely affected. Any such event could reduce future license fees or revenues from GTL plants on a contract basis, and could make it more difficult or impossible for Syntroleum to construct specialty product GTL plants. Likewise, were a major oil and gas company to either successfully develop or adopt a GTL technology competing with the Syntroleum Process or should industry participants adopt a strategy of disparaging the Syntroleum Process, Syntroleum's reputation could be adversely affected. In addition, certain oil and gas companies may be motivated to seek to prevent industry acceptance of GTL technology based on their belief that widespread adoption of such technology might negatively impact the competitive position of such companies without access to GTL technology. Failure of Syntroleum's technology to achieve industry acceptance could have a material adverse effect on Syntroleum's business, operating results and financial condition. See "--Competition," "--Reliance on Licensees" and "--Additional Financing Requirements and Access to Capital Funding."

DEPENDENCE ON KEY PERSONNEL

    Syntroleum's performance is substantially dependent on the performance of its executive officers and key employees, including Kenneth L. Agee (Syntroleum's founder, Chief Executive Officer and Chairman of the Board and inventor with respect to many of Syntroleum's patents and patent applications) and Mark A. Agee (Syntroleum's President and Chief Operating Officer). Given Syntroleum's early stage of development, Syntroleum is dependent on its ability to retain and motivate high quality personnel, especially its management, scientific and technical personnel. Syntroleum does not plan to maintain "key person" life insurance policies on any of its employees. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the business, operating results and financial condition of Syntroleum.

DEPENDENCE ON STRATEGIC RELATIONSHIPS WITH MANUFACTURING AND ENGINEERING
  COMPANIES

    Syntroleum intends to, and believes its licensees will, utilize third party engineering contractors and component manufacturers in the design and construction of GTL plants based on the Syntroleum Process. Syntroleum has no experience in manufacturing and does not have any manufacturing facilities. Consequently, Syntroleum will be dependent on third parties for the manufacture of components of GTL plants based on the Syntroleum Process. Moreover, Syntroleum has conducted development activities with third parties relating to Syntroleum's proprietary catalysts and turbines that may be used in the Syntroleum Process, and there can be no assurance that other manufacturing companies would have the same expertise as these companies. In addition, Syntroleum has entered into an agreement with Criterion which provides that Syntroleum will purchase any catalysts for its own use from Criterion. If Criterion or any other catalyst manufacturer is unable to manufacture Syntroleum's proprietary catalysts, if AGC, ABB or any other turbine manufacturer is unable to manufacture turbines used in the Syntroleum Process, or if any other third party manufacturer of components of GTL plants based on the Syntroleum Process is unable to manufacture such components, in commercial quantities, in a timely manner and within specifications, Syntroleum or Syntroleum's licensees could experience material delays, or construction plans could be canceled, while alternative manufacturers are identified and prepare for production. There can be no assurance that such manufacturers will be able to provide such catalysts, reactors, turbines or other components in commercial quantities, in a timely manner or within specifications, and their failure to do so could have a material adverse effect on Syntroleum's business, operating results and financial condition.

    Syntroleum also intends to utilize third parties to provide engineering services in connection with Syntroleum's efforts to commercialize the Syntroleum Process. Syntroleum has no experience in providing engineering services and has a limited engineering staff. Consequently, Syntroleum will be dependent on third parties to provide engineering services, and such firms may be asked by licensees or financial participants in plants to provide performance guarantees in connection with the design and construction of GTL plants based on the Syntroleum Process. In addition, Syntroleum has entered into an agreement with Bateman which provides that Syntroleum will utilize Bateman to assist in the development of Syntroleum-owned GTL plants in North and South America producing specialty products, and pursuant to a proposed agreement with Brown & Root, Syntroleum agrees to utilize Brown & Root to assist in the development of Syntroleum-owned GTL plants outside North and South America. If such engineering firms are unable to provide requisite services or performance guarantees, Syntroleum or Syntroleum's licensees could experience material delays, or construction plans could be cancelled, while alternative engineering firms are identified and become familiar with the Syntroleum Process. There can be no assurance that such engineering firms will be able to provide such services in an adequate manner or that such firms will provide such performance guarantees, and their failure to do so could have a material adverse effect on Syntroleum's business, operating results and financial condition.

ABILITY TO MANAGE GROWTH AND ACHIEVE BUSINESS STRATEGY

    Syntroleum is currently experiencing significant growth as it commercializes the Syntroleum Process. Syntroleum's rapid growth is placing a significant strain on Syntroleum's scientific, technical, operational and administrative resources. As Syntroleum implements its strategy to commercially develop its technology, demands on Syntroleum's scientific, technical, operational and administrative resources will continue to increase. Syntroleum's ability to implement its business strategy may be constrained, and the timing of such implementation may be impacted, due to insufficient resources. At July 1, 1998, Syntroleum had 56 full-time employees. Although Syntroleum intends to expand its staff resources in all areas following the Merger, competition for such personnel is intense, and there can be no assurance that Syntroleum will be able to attract, assimilate or retain such personnel. The failure of Syntroleum to continue to expand its resources or the occurrence of expansion difficulties could have a material adverse effect on Syntroleum's business, operating results and financial condition. In addition, Syntroleum does not have any experience managing the design, construction or operation of commercial GTL plants or any commercial plants, and there can be no assurance that Syntroleum will be successful in doing so. No GTL plant based on the Syntroleum Process on a commercial scale has been constructed, and, therefore, there can be no assurance that Syntroleum will be successful in achieving any aspect of its business strategy.

RELIANCE ON TECHNOLOGICAL DEVELOPMENT AND POSSIBLE TECHNOLOGICAL OBSOLESCENCE

    Syntroleum's business is dependent upon utilization of evolving technology. As a result, Syntroleum's ability to create and maintain technological advantages will be important to its future success. As new technologies develop, Syntroleum may be placed at a competitive disadvantage, and competitive pressures may force Syntroleum to implement such new technologies at substantial cost or render the Syntroleum Process obsolete. There can be no assurance that Syntroleum will be able to successfully utilize, or expend the financial resources necessary to acquire or develop new technology, that others will not either achieve technological expertise comparable to or exceeding that of Syntroleum or that others will not implement new technologies before Syntroleum. One or more of the technologies currently utilized by Syntroleum or implemented in the future may become obsolete. In such case, Syntroleum's business, operating results and financial condition could be materially adversely affected.

    In addition to technologies that Syntroleum currently intends to commercialize, Syntroleum has a number of GTL technologies or improvements to the Syntroleum Process in various early stages of development. These technologies will require substantial additional investment, development and testing prior to their commercialization. There can be no assurance that Syntroleum will be successful in developing such existing or future technologies, or that such technologies, if developed, will be capable of being utilized on a commercial basis. There can be no assurance that Syntroleum will not encounter substantial delays in the development and testing of its technologies.

COMPETING USES FOR NATURAL GAS

    The market for natural gas is highly competitive in many areas of the world and may affect Syntroleum's business, operating results and financial condition. The cryogenic conversion of natural gas to liquefied natural gas (or LNG) may compete with GTL plants for use of natural gas as feedstocks in many locations. Local markets, power generation, ammonia, methanol and petrochemicals are alternative markets for natural gas which will also be competitive uses. Unlike Syntroleum, many of its competitors also produce or have access to large volumes of natural gas, which may be used in connection with their GTL operations. The availability of natural gas at economic prices for use as feedstocks for GTL plants may also depend on whether natural gas pipelines are located in the areas where such plants may be located. New pipelines may be built in, or existing pipelines may be expanded into, areas where GTL plants have been built, and this may affect the operating margins of such plants. The United States and Western Europe have well developed natural gas markets. In these markets, the relationship between natural gas prices and liquid hydrocarbon prices is such that investments in GTL plants that produce fuels are unlikely to be economic in most circumstances. Other areas around the world that have developed local markets for natural gas may also have higher valued uses than as feedstocks for GTL plants. In addition, the commercialization of the GTL technologies may have an adverse effect on the availability of natural gas at economic prices. The oil and gas industry also competes with other industries that supply the energy and fuel requirements of industrial, commercial, individual and other consumers.

SYNTROLEUM'S LACK OF OPERATING HISTORY

    Syntroleum was founded in 1984 and began efforts to commercialize the Syntroleum Process in 1993. Prior to the receipt of license fees in late 1996 and 1997, Syntroleum's only significant revenues were from joint development activities. Syntroleum does not have any experience managing the design, construction or operation of commercial GTL plants or any commercial plants, and there can be no assurance that Syntroleum will be successful in doing so. Accordingly, Syntroleum does not have an operating history upon which an evaluation of Syntroleum's prospects can be based. Syntroleum's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies seeking to develop new and rapidly evolving technologies. To address these risks, Syntroleum must, among other things, respond to competitive factors, continue to attract, retain and motivate qualified personnel and commercialize and continue to upgrade its GTL technologies. There can be no assurance that Syntroleum will be successful in addressing such risks. Syntroleum has incurred net losses from inception through 1997. Although Syntroleum received significant license fees in 1997, such fees may not be sustainable and are not indicative of future operating results. There can be no assurance that Syntroleum will achieve or sustain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Syntroleum."

    Syntroleum's anticipated expense levels are based in part on its expectations as to future operating activities and are not based on historical financial data. Syntroleum plans to increase its capital expenditures to fund the design and construction of GTL plants, increase its operating expenses to fund greater levels of research and development and increase its marketing and operational capabilities. To the extent that such expenses precede or are not subsequently followed by increased revenues, Syntroleum's business, operating results and financial condition will be materially adversely affected.

VOLATILITY OF STOCK PRICE

    Historically, the market prices for securities of companies without a significant commercial operating history have been very volatile. The trading price of the SLH Common Stock after the Merger could be subject to substantial volatility in response to numerous factors, including, but not limited to, publicity regarding actual or potential results with respect to development of the Syntroleum Process and construction and commercial operation of plants using this process, announcements of technological innovations by others with competing GTL processes, developments concerning proprietary rights, annual and quarterly variances in operating results, competition, changes in financial estimations by securities analysts, any differences in actual results and results expected by investors and analysts, investor perception of Syntroleum and other events or factors. In addition, the stock market has experienced significant price and volume volatility that has affected the market price of equity securities of many companies and that has often been unrelated to the operating performance of those companies. These broad market fluctuations may adversely affect the market price of the SLH Common Stock. There is no guarantee that an active public market for the combined company's stock will be sustained following the Merger. See "Summary-- Price Range of SLH Common Stock."

POTENTIAL FLUCTUATIONS IN ANNUAL AND QUARTERLY RESULTS

    Syntroleum expects to experience significant fluctuations in future annual and quarterly operating results that will be caused by unpredictability of many additional factors, including ability to construct and operate GTL plants based on the Syntroleum Process at economic levels, construction of plants by licensees, demand for licenses to the Syntroleum Process and receipt and revenue recognition of license fees, oil and gas prices, timing of the construction of its GTL plants, timing and amount of research and development expenditures, demand for specialty products, introduction or enhancement of GTL technologies by Syntroleum and its competitors, market acceptance of new technologies and general economic conditions. As a result, Syntroleum believes that period-to-period comparisons of its results of operations are not meaningful and should not be relied upon as any indication of future performance. Due to all of the foregoing factors, it may be that in some future year or quarter Syntroleum's operating results will be below the expectations of public market analysts and investors. In such event, the price of SLH's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Syntroleum."

SHARES ELIGIBLE FOR FUTURE SALE

    Future sales of substantial amounts of SLH Common Stock in the public market following the Merger could adversely affect the market price for the SLH Common Stock. The approximately 17,084,053 shares to be issued in connection with the Merger (assuming an Exchange Ratio of 1.30973 based on the average closing price of the SLH Common Stock during the five trading days preceding July 1, 1998 of $18.5313) are being registered under the Securities Act and, therefore, will be freely tradable. However, a total of approximately 8,153,453 shares of SLH Common Stock are expected to be held by affiliates of Syntroleum, who will be subject to certain restrictions on resale, as discussed under "The Merger--Resales of SLH Common Stock." In addition, approximately 1,948,097 shares of SLH Common Stock will be issuable pursuant to outstanding options held by directors, officers, employees and others following the Merger (based on such Exchange Ratio), and it is anticipated that shares of SLH Common Stock issuable upon exercise of such options will become available for future sale in the public market pursuant to a registration statement on Form S-8.

FAIRNESS OPINIONS OF FINANCIAL ADVISORS BASED PRIMARILY ON INFORMATION PROVIDED
  BY SLH AND SYNTROLEUM WITHOUT INDEPENDENT VERIFICATION; OTHER LIMITATIONS OF THE FAIRNESS OPINIONS

    The fairness opinions rendered by Salomon Smith Barney to SLH's Board of Directors and by J.P. Morgan to Syntroleum's Board of Directors are qualified by, and are dependent on, a number of assumptions which may not prove to be accurate. Included in these assumptions is a reliance by Salomon Smith Barney and J.P. Morgan on forecasted financial information prepared by SLH and Syntroleum without independent verification. Any estimates contained in such forecasts are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Moreover, neither Salomon Smith Barney nor J.P. Morgan made or received, or assumed any responsibility for making or receiving, an independent evaluation or appraisal of the assets or liabilities or of the historical information it was provided pertaining to SLH or Syntroleum. Salomon Smith Barney's and J.P. Morgan's fairness opinions are based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinions. Future market, economic and other conditions may vary from those assumed in the fairness opinions, and such variances may materially impact the analysis employed, and the conclusions reached, in such opinions.

DATE OF DETERMINATION OF THE EXCHANGE RATIO

    The Exchange Ratio will be determined on the day of the SLH Annual Meeting based on the closing price of the SLH Common Stock during the five preceding trading days. As a result, stockholders that deliver their proxy card prior to the date of the SLH Annual Meeting will not know the actual Exchange Ratio at the time of delivery. Based on the average closing price of the SLH Common Stock during the five trading days preceding July 1, 1998 ($18.5313 per share), each share of Syntroleum Common Stock would have been converted into 1.30973 shares of SLH Common Stock in the Merger. If the market value of the SLH Common Stock during the five trading days ending on the business day immediately preceding the date of the SLH Annual Meeting is higher than such price, the Exchange Ratio will increase. Correspondingly, if such market value is lower than such price, the Exchange Ratio will decrease. For an illustration of the determination of the Exchange Ratio assuming various average closing prices of the SLH Common Stock, see "Material Provisions of the Merger Agreement--Merger Consideration." Stockholders are entitled to revoke proxies prior to the Meetings as described under "The Meetings--Revocation of Proxies."

MECHANISM FOR DETERMINING THE EXCHANGE RATIO

    There can be no assurance that the mechanism for determining the Exchange Ratio will result in a fair exchange of the Syntroleum Common Stock for the SLH Common Stock. The Exchange Ratio is determined by dividing the Implied Syntroleum Per Share Common Stock Market Value by the SLH Per Share Common Stock Market Value. The SLH Per Share Common Stock Market Value means the average closing price of SLH Common Stock during the five trading days ending on the business day immediately preceding the SLH Annual Meeting. The Implied Syntroleum Per Share Common Stock Market Value means the implied value of a share of Syntroleum Common Stock as determined pursuant to a formula based primarily on the SLH Per Share Common Stock Market Value adjusted to exclude the value of SLH's non-Syntroleum assets, which are valued according to their book value. There can be no assurance that the Implied Syntroleum Per Share Common Stock Market Value will accurately reflect the ultimate value of the Syntroleum Common Stock. See "Material Provisions of the Merger Agreement--Merger Consideration."

DIFFERENCES IN STOCKHOLDER RIGHTS AS A RESULT OF THE MERGER

    As a result of the Merger, Syntroleum stockholders will no longer own shares of Syntroleum Common Stock and will become stockholders of SLH. While Syntroleum is an Oklahoma corporation, SLH is a Kansas corporation, and the different laws governing the two corporations, together with differences in the provisions of the respective corporate charters and bylaws of Syntroleum and SLH, result in differences in the rights of the stockholders of the two corporations. In particular, SLH has a classified Board of Directors and has adopted a stockholder rights plan that may have the effect of delaying or preventing a change of control of SLH even in cases where the stockholders of SLH believe that such changes may be in their best interests. In addition, stockholder action may generally be taken by majority written consent of Syntroleum stockholders, whereas stockholder action may be taken by written consent of SLH stockholders only if the holders of all shares which would be entitled to vote thereon consent. Further, certain amendments to the SLH Articles of Incorporation require supermajority (either 66 2/3% or, in some cases, 80%) stockholder approval, whereas, amendments to the Certificate of Incorporation of Syntroleum require only majority stockholder approval. For a more complete description of the rights of the stockholders of SLH and Syntroleum, see "Description of SLH Capital Stock" and "Comparative Rights of Stockholders."

ENVIRONMENTAL REGULATIONS AND LIABILITIES

    Syntroleum and its licensees will be subject to extensive federal, state and local laws and regulations, and the laws of foreign countries in which GTL plants based on the Syntroleum Process are to be located, relating to the protection of the environment, including those relating to releases, emissions, use, storage, handling, cleanup, transportation and disposal of hazardous materials and employee health and safety. GTL plants will generally be required to obtain applicable permits under state and federal clean air and water laws and various permits for industrial siting and construction. Emissions from a GTL plant, primarily from the gas turbine, will contain nitrous oxides and may require certain abatement equipment to be installed in order to meet state and federal permit requirements. Additionally, GTL plants will be required to adhere to state and federal laws applicable to the disposal of byproducts produced, including waste water and spent catalyst. The risk of environmental liability (including obligations relating to disposal of spent catalysts and process water) is inherent in the current and future operations of Syntroleum and its licensees and compliance with such laws and regulations may require the installation of pollution control equipment, mandate costly operational or design changes, lead to the curtailing of operations or require the cleanup of environmental contamination. The future costs of complying with such environmental laws and regulations and containing or remediating contamination cannot be predicted with certainty and there can be no assurance that material liabilities or costs (including fines or other sanctions) related to environmental matters will not be incurred in the future or that such environmental liabilities or costs would not have a material adverse effect on Syntroleum's business, operating results and financial condition. See "Information Regarding Syntroleum--Government Regulation."

FOREIGN OPERATIONS

    Syntroleum plans to construct GTL plants in foreign countries, where Syntroleum would be subject to risks of a political nature and other risks inherent in foreign operations. These risks include changes in domestic and foreign taxation, labor disputes, civil disturbances and uncertain political and economic environments as well as risks of war and civil disturbances or other risks that may limit or disrupt production and markets or result in the deprivation of contract rights or the taking of property by nationalization or appropriation without fair compensation. International operations and investments may also be adversely affected by laws and policies of the United States affecting foreign trade, investment and taxation, which could affect the conduct or profitability of these operations. Any such events could adversely affect Syntroleum's business, operating results and financial condition.

OPERATING HAZARDS

    Syntroleum's operations at its GTL plants will involve a high risk of incidents involving personal injury and property damage due to the operation of machinery in close proximity to individuals and the highly flammable nature of natural gas and the materials produced at these plants. The frequency and severity of personal injury and property damage incidents will affect Syntroleum's operating costs, insurability and relationships with customers, employees and regulators. Any significant frequency or severity of such incidents, or the general level of compensation awards with respect thereto, could affect the ability of Syntroleum to obtain insurance and could have a material adverse effect on Syntroleum's business, operating results and financial condition.

CONTROL BY CERTAIN STOCKHOLDERS

    Upon completion of the Merger, the current directors and officers of Syntroleum will beneficially own approximately 31% of the outstanding shares of SLH Common Stock (assuming an Exchange Ratio of 1.30973 based on the average closing price of the SLH Common Stock during the five trading days preceding July 1, 1998 of $18.5313). As a result, such directors and officers, to the extent they act together, will be in a position to significantly influence the outcome of certain matters requiring a stockholder vote, including the election of directors, the adoption or amendment of provisions in SLH's Articles of Incorporation or Bylaws and the approval of mergers and other significant corporate transactions. Such concentrated ownership of SLH Common Stock may have the effect of delaying, deferring or preventing a change of control of SLH and may adversely affect the voting and other rights of other stockholders. See "Security Ownership of Certain Beneficial Owners and Management of Syntroleum."

INTERESTS OF CERTAIN PERSONS IN THE MERGER; INHERENT CONFLICTS OF INTEREST

    Certain directors and officers of SLH and Syntroleum have interests in connection with the Merger that are in addition to those of the stockholders of SLH and Syntroleum generally. All of the directors and officers of Syntroleum who are not currently officers and directors of SLH will become officers and directors of SLH. SLH directors and officers will have certain adjustments made to the exercise period of the outstanding options to purchase SLH Common Stock. Three SLH officers will receive payments in connection with the termination of their employment with SLH, and SLH has agreed to provide certain indemnification for officers and directors of SLH. In addition to those interests of officers and directors of SLH and Syntroleum, James R. Seward, who is the President, Chief Executive Officer and a director of SLH, and P. Anthony Jacobs, who is Chairman of the Board of SLH, are also directors of Syntroleum and will continue as directors following the Merger. As a result of such dual capacities, conflicts existed in negotiating the terms of the Merger Agreement and conflicts could arise under the Merger Agreement prior to any completion of the Merger, including any issue relating to the manner in which shares of Syntroleum Common Stock held by SLH should be voted. SLH and Syntroleum intend to cause any such decision to be approved by a majority of non-interlocking directors of SLH and/or Syntroleum, as the case may be. See "The Merger--Interests of Certain Persons in the Merger."

POTENTIAL REQUIREMENT TO PAY PERSONAL HOLDING COMPANY TAXES

    In the United States, a company is classified as a personal holding company in a taxable year if (i) five or fewer individuals own, directly or under certain constructive ownership rules, more than 50% in value of its outstanding stock at any time during the last half of such taxable year and (ii) at least 60% of its adjusted ordinary gross income (as defined in Section 543(b)(2) of the Internal Revenue Code of 1986, as amended) consists of interest, dividends, royalties or other items of personal holding company income. Syntroleum believes that it will satisfy such income character component of the definition of a personal holding company after the Merger only if deposits or other payments which it receives under its license agreements constitute items of personal holding company income. Although Syntroleum believes that such payments are not personal holding company income, the Internal Revenue Service may contest such position.

    A personal holding company is subject to not only the regular federal income tax, but is also subject to an additional tax of 39.6% of its undistributed personal holding company income, which is generally taxable income reduced by dividends paid and with the adjustments which are listed in Section 545 of the Code. Syntroleum believes that it has no material exposure to the personal holding company tax for periods prior to the Merger because the amounts which would have been undistributed personal holding company income for any such period if Syntroleum had been a personal holding company were not material for such periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Syntroleum" for a discussion of the effect thereof.

    Based on current levels of stock ownership and an assumed Exchange Ratio of
1.30973 (based on the average closing price during the five trading days preceding July 1, 1998 of $18.5313 per share), immediately following the Merger slightly less than 50% in value of SLH's stock is expected to be owned (actually or under such constructive ownership rules) by five or fewer individuals so that it will not then satisfy the stock ownership test for classification as a personal holding company. The five individuals with the largest ownership interests for this purpose are Blanche L. Agee (mother of Mark A. and Kenneth L.
Agee), Robert A. Day, W. D. Grant, P. Anthony Jacobs and James R. Seward. If the actual Exchange Ratio is higher than such assumed Exchange Ratio or if at any time an individual acquires a sufficient number of shares of SLH Common Stock so that SLH then satisfies the stock ownership test for classification as a personal holding company, and if SLH then satisfies the personal holding income test for classification as a personal holding company, SLH could be subject to additional taxation as a personal holding company.

POTENTIAL APPLICABILITY OF THE INVESTMENT COMPANY ACT

    The Investment Company Act of 1940, as amended (the "1940 Act"), requires the registration of, and imposes various substantive restrictions on, certain companies that engage primarily, or propose to engage primarily, in the business of investing, reinvesting or trading in securities, or that fail certain statistical tests regarding the composition of assets and sources of income, and are not primarily engaged in businesses other than investing, holding, owning or trading securities. Syntroleum and SLH believe that under the provisions of the 1940 Act, they are, and they intend to remain, primarily engaged in businesses other than investing, reinvesting, owning, holding or trading in securities. Syntroleum and SLH have sought to temporarily invest their assets, pending their use, so as to avoid becoming subject to the registration requirements of the 1940 Act. In addition, Syntroleum and SLH have and will continue to seek temporarily to invest cash flow from operations, pending its use, and to apply such cash flow, so as to avoid becoming subject to the registration requirements of the 1940 Act. Such investment is likely to result in obtaining lower yields on the funds invested than might be available in the securities market generally. However, there can be no assurance that such investments and utilization can be made, or that any other exemption would be available, so as to enable the companies to avoid the registration requirements of the 1940 Act. If either of the companies were required to register as an investment company under the 1940 Act, it would become subject to substantial regulations with respect to its capital structure, management, operations, transactions with affiliated persons (as defined in the 1940 Act) and other matters. Application of the provisions of the 1940 Act would have a material adverse effect on such company's business, operating results and financial condition. See "Information Regarding SLH--Regulation--Potential Future Application of the Investment Company Act of 1940."

ABSENCE OF DIVIDENDS ON COMMON STOCK

    Syntroleum currently and after the Merger intends to retain any earnings for the future operation and development of its business and does not currently anticipate paying any dividends in the foreseeable future including after the Merger is consummated. Although Syntroleum has no current restrictions with respect to dividend payments, future dividends may be restricted by Syntroleum's then-existing financing arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Syntroleum--Liquidity and Capital Resources."

CERTAIN ANTI-TAKEOVER PROVISIONS

    SLH's Articles of Incorporation and Bylaws, among other things, provide for a classified Board of Directors with staggered terms, impose certain supermajority voting requirements and authorize the Board of Directors to set the terms of Preferred Stock. In addition, the KGCC contains provisions that restrict the ability of stockholders to take action by written consent, impose restrictions on business combinations with interested parties, restrict the voting rights of stockholders holding shares in excess of certain thresholds and provide certain disclosure requirements with respect to takeover offers. SLH has also adopted a stockholders rights plan. The stockholders rights plan, the provisions of SLH's Articles of Incorporation and Bylaws and the KGCC may have the effect of delaying or preventing a change of control of SLH. See "Description of SLH Capital Stock."

                                  THE MEETINGS

SLH ANNUAL MEETING

    The SLH Annual Meeting will be held on Thursday, August 6, 1998 at 3:00 p.m. local time, at the Westin Crown Center Hotel, One Pershing Road, Kansas City, Missouri 64108.

    At the SLH Annual Meeting, the stockholders of SLH will be asked to consider and vote upon:

    1. A proposal to approve and adopt the Merger Agreement which is described in this Joint Proxy Statement/Prospectus, and the transactions contemplated thereby. Pursuant to the Merger Agreement, (a) Syntroleum will merge with and into SLH and each outstanding share of Syntroleum Common Stock will be converted into shares of SLH Common Stock, (b) SLH's name will be changed to "Syntroleum Corporation," (c) the officers of SLH will be replaced by the current officers of Syntroleum, (d) six of the eight SLH directors will be replaced by current Syntroleum directors and
       (e) the Articles of Incorporation of SLH will be amended to increase its number of authorized shares of common stock and preferred stock.

    2. A proposal to elect three class B directors, to serve until the earlier of the 2001 Annual Meeting of Stockholders or the effective time of the Merger.

    3. A proposal to approve and adopt the Syntroleum Stock Option Plans, effective only upon the consummation of the Merger.

    4. A proposal to approve and ratify the appointment of SLH's independent public accountants for the 1998 fiscal year.

    5. Such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

    These proposals and related matters are described more fully in this Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is attached to the Joint Proxy Statement/Prospectus as Appendix A.

    THE BOARD OF DIRECTORS OF SLH HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT. THE BOARD OF DIRECTORS OF SLH ALSO RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE TO THE BOARD OF DIRECTORS, FOR THE APPROVAL AND ADOPTION OF THE SYNTROLEUM STOCK OPTION PLANS AND FOR THE APPROVAL AND RATIFICATION OF SLH'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 1998 FISCAL YEAR.

SYNTROLEUM SPECIAL MEETING

    The Syntroleum Special Meeting will be held on Thursday, August 6, 1998 at 10:00 a.m., local time at the Tulsa Marriott Southern Hills Hotel, 1902 East 71st Street, Tulsa, Oklahoma 74136.

    At the Syntroleum Special Meeting, the stockholders of Syntroleum will be asked to consider and vote upon the approval and adoption of the Merger Agreement. Pursuant to the Merger Agreement, (a) Syntroleum will merge with and into SLH and each outstanding share of Syntroleum Common Stock will be converted into shares of SLH Common Stock, (b) SLH's name will be changed to "Syntroleum Corporation," (c) the officers of SLH will be replaced by the current officers of Syntroleum, (d) six of the eight SLH directors will be replaced by current Syntroleum directors and (e) the Articles of Incorporation of SLH will be amended to increase its number of authorized shares of common stock and preferred stock.

    THE BOARD OF DIRECTORS OF SYNTROLEUM HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.

QUORUM

    The presence, in person or by proxy, of the holders of a majority of the shares of SLH Common Stock is necessary to constitute a quorum at the SLH Special Meeting. Similarly, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Syntroleum Common Stock is necessary to constitute a quorum at the Syntroleum Special Meeting.

VOTE REQUIRED

    The affirmative vote of the holders of a majority of the outstanding SLH Common Stock is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. Approval of the Merger Agreement constitutes approval of the transactions contemplated by the Merger Agreement. Each of the three directors to serve as members of the Board of Directors will be elected by a plurality of the votes cast by the holders of SLH Common Stock. There will be no cumulative voting for directors. The affirmative vote of the holders of a majority of the shares present, in person or by proxy, at the SLH Annual Meeting is necessary for the approval and adoption of the Syntroleum Stock Option Plans and to approve and ratify the appointment of SLH's independent public accountants for the 1998 fiscal year.

    The affirmative vote of the holders of a majority of the outstanding Syntroleum Common Stock is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. Approval of the Merger Agreement constitutes approval of the transactions contemplated by the Merger Agreement.

RECORD DATE; STOCK ENTITLED TO VOTE

    The SLH Board of Directors has established July 6, 1998 as the date to determine those record holders of SLH Common Stock entitled to notice of and to vote at the SLH Annual Meeting. On that date, there were 10,074,721 shares of SLH Common Stock outstanding and approximately 1,600 holders of record of such shares. Holders of SLH Common Stock are entitled to one vote for each share held.

    The Syntroleum Board of Directors has established July 6, 1998 as the date to determine those record holders of Syntroleum Common Stock entitled to notice of and to vote at the Syntroleum Special Meeting. On that date, there were 18,993,950 shares of Syntroleum Common Stock outstanding and 146 holders of record of such shares. Holders of Syntroleum Common Stock are entitled to one vote for each share held.

VOTING OF PROXIES

    Shares represented by all properly executed proxies received in time for each of the respective Meetings will be voted at such meeting in the manner specified by the holders thereof. Proxies that do not contain voting instructions will be voted FOR adoption and approval of the Merger Agreement at the respective Meetings and, in the case of SLH, will be voted FOR the election as a director of each nominee listed herein, FOR approval and adoption of the Syntroleum Stock Option Plans and FOR adoption and ratification of the appointment of SLH's independent public accountants for the 1998 fiscal year. It is not expected that any matter other than those referred to herein will be brought before either of the Meetings. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters, except that proxies containing instructions to vote AGAINST adoption and approval of the Merger Agreement will not be voted in favor of a motion to adjourn either Meeting to another time and/or place.

    If a holder of SLH Common Stock or Syntroleum Common Stock does not return a signed proxy card, his or her shares will not be voted and this will have the effect of a vote against the Merger Agreement at the respective Meetings and, in the case of SLH, the effect of a vote against the approval and adoption of the Syntroleum Stock Option Plans and the approval and ratification of the appointment of SLH's independent public accountants for the 1998 fiscal year. Abstentions and broker non-votes (shares held by brokers and other nominees or fiduciaries that are present at either Meeting but not voted on a particular matter) will have the effect of a vote against the Merger Agreement at the respective Meetings. In the case of SLH, abstentions and non-votes will not be included in the tabulation of votes cast with respect to the election of directors, the proposal to approve and adopt the Syntroleum Stock Option Plans and the proposal to approve and ratify the appointment of SLH's independent public accountants for the 1998 fiscal year.

    STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

REVOCATION OF PROXIES

    Any holder of SLH Common Stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the SLH Annual Meeting by
(i) filing a written revocation with the Secretary of SLH prior to the voting of such proxy, (ii) giving a duly executed proxy bearing a later date or (iii) attending the SLH Annual Meeting and voting in person. Attendance by a stockholder at the SLH Annual Meeting will not by itself revoke his or her proxy. SLH stockholders should address any revocation of such proxy to: SLH Corporation, 5000 West 95th Street, Suite 260, Shawnee Mission, Kansas 66207,
Attention: Steven K. Fitzwater.

    Any holder of Syntroleum Common Stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the Syntroleum Special Meeting by (i) filing a written revocation with the Secretary of Syntroleum prior to the voting of such proxy, (ii) giving a duly executed proxy bearing a later date or (iii) attending the Syntroleum Special Meeting and voting in person. Attendance by a stockholder at the Syntroleum Special Meeting will not by itself revoke his or her proxy. Syntroleum stockholders should address any revocation of such proxy to: Syntroleum Corporation, 1350 South Boulder, Suite 1100, Tulsa, Oklahoma 74119, Attention: Eric Grimshaw.

SOLICITATION OF PROXIES

    Solicitation of proxies for use at the SLH Annual Meeting and the Syntroleum Special Meeting may be made in person or by mail, telephone, telecopy or telegram. Each of SLH and Syntroleum will bear the cost of the solicitation of proxies from its own stockholders. In addition to solicitation by mail, the directors, officers and regular employees of each company and its subsidiaries may solicit proxies from stockholders of such company by telephone, telecopy or telegram or in person. SLH and Syntroleum have requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of SLH Common Stock and Syntroleum Common Stock held of record by such entities, and SLH and Syntroleum will, upon the request of such record holders, reimburse reasonable forwarding expenses. In addition, SLH and Syntroleum may engage third parties to assist in the solicitation of proxies, and in that event would incur additional costs.

SECURITY OWNERSHIP OF CERTAIN PERSONS

    As of the SLH Record Date, the directors and executive officers of SLH as a group beneficially owned (excluding shares purchasable upon exercise of stock options) 14.5% of the outstanding shares of SLH Common Stock. As of the Syntroleum Record Date, the directors and executive officers of Syntroleum as a group (which include certain directors and executive officers of SLH who are deemed to beneficially own the shares of Syntroleum Common Stock held by SLH) beneficially owned (excluding shares purchasable upon exercise of stock options) 62.5% of the outstanding shares of Syntroleum Common Stock. As of the Syntroleum Record Date, SLH beneficially owned 31.3% of the outstanding shares of Syntroleum Common Stock. In addition, (i) as of the Syntroleum Record Date, certain officers and directors of SLH who are not officers and directors of Syntroleum beneficially owned 1.0% of the outstanding shares of Syntroleum Common Stock and (ii) as of the SLH Record Date, certain officers and directors of Syntroleum who are not officers and directors of SLH beneficially owned 0.6% of the outstanding shares of SLH Common Stock. All of such officers and directors of both SLH and Syntroleum, and SLH, have indicated that they intend to vote in favor of the proposal to approve and adopt the Merger Agreement.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma combined financial statements present (i) unaudited pro forma balance sheet data at March 31, 1998, giving effect to the Merger as if the Merger had been consummated on that date and (ii) unaudited pro forma operating data for the three months ended March 31, 1998 and the year ended December 31, 1997, giving effect to the Merger as if the Merger had been consummated on January 1, 1997. The unaudited pro forma combined statements of operations for the three months ended March 31, 1998 and the year ended December 31, 1997 combine the results of operations for Syntroleum's three months ended March 31, 1998 and fiscal year ended December 31, 1997 with the results of operations for SLH's three months ended March 31, 1998 and fiscal year ended December 31, 1997, after giving effect to pro forma adjustments.

    The Merger will be accounted for as a reverse acquisition using the purchase method of accounting in accordance with Accounting Principles Board Opinion No.
16. Although SLH is the surviving corporation in the Merger for legal purposes, Syntroleum will be the acquirer for accounting purposes. Under reverse acquisition accounting, the value of the transaction is determined based on the value of the accounting acquirer's shares issued, which in this situation is impracticable due to Syntroleum's status as a private company and the absence of a trading market for its shares. Accordingly, the fair value of SLH's net tangible assets has been used to determine the value of the transaction. For this purpose, the value of SLH's investment in Syntroleum is determined by calculating the implied value of the Syntroleum Common Stock held by SLH, which is determined based upon the market capitalization of the outstanding shares of SLH Common Stock minus the fair value of SLH's non-Syntroleum assets divided by the 5,950,000 shares of Syntroleum Common Stock held by SLH. This method of calculating the implied value of the Syntroleum Common Stock is consistent with the method used in the determination of the Exchange Ratio.

    For purposes of preparing its consolidated financial statements, the combined company will establish a new accounting basis for SLH's assets and liabilities using the fair values thereof, based upon the consideration paid in the Merger and Syntroleum's costs of the Merger. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made; however, management does not believe the adjustments to the SLH assets, if any, will be material. Accordingly, the purchase accounting adjustments made in connection with the development of the following summary pro forma combined financial statements are preliminary and have been made solely for purposes of developing such pro forma combined financial statements.

    The following unaudited pro forma combined financial statements are provided for informational purposes only and should be read in conjunction with the separate audited consolidated financial statements and related notes of Syntroleum (which are included elsewhere in this Joint Proxy Statement/ Prospectus) and SLH (which are incorporated herein by reference). The following unaudited pro forma combined financial statements are based on certain assumptions and do not purport to be indicative of the results which actually would have occurred if the Merger had been consummated on the dates indicated or which may be obtained in the future.

                        SLH CORPORATION AND SUBSIDIARIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 MARCH 31, 1998
                                 (IN THOUSANDS)

                                                                                          PRO FORMA
                                                              SYNTROLEUM       SLH       ADJUSTMENTS    PRO FORMA
                                                              CORPORATION  CORPORATION     FOR THE      FINANCIAL
                                                              HISTORICAL   HISTORICAL      MERGER      STATEMENTS
                                                              -----------  -----------  -------------  -----------
                                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $   7,862    $   2,866   $  (1,250)(8)   $   9,478
  Short-term investments....................................      --           27,469        --            27,469
  Accounts and notes receivable.............................         183        1,397        --             1,580
  Real estate under contract................................      --            2,074        --             2,074
  Income taxes receivable...................................      --            6,047        --             6,047
  Other current assets......................................          78          348        --               426
                                                              -----------  -----------  -------------  -----------
    Total current assets....................................       8,123       40,201      (1,250)         47,074
REAL ESTATE HELD FOR SALE...................................      --            5,489        --             5,489
REAL ESTATE UNDER DEVELOPMENT...............................      --            1,028        --             1,028
INVESTMENT SECURITIES.......................................      --            1,545        --             1,545
INVESTMENT IN AFFILIATES....................................      --            1,287      (1,486)(1)        (199)
PROPERTY, PLANT AND EQUIPMENT, net..........................       1,603           62        --             1,665
OTHER ASSETS................................................         292        1,707        --             1,999
                                                              -----------  -----------  -------------  -----------
                                                               $  10,018    $  51,319   $  (2,736)      $  58,601
                                                              -----------  -----------  -------------  -----------
                                                              -----------  -----------  -------------  -----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................   $     477    $     269   $    --         $     746
  Other liabilities.........................................         172          374        --               546
                                                              -----------  -----------  -------------  -----------
    Total current liabilities...............................         649          643        --             1,292
OTHER NONCURRENT LIABILITIES................................          61          111        --               172
DEFERRED REVENUE............................................      11,000       --            --            11,000
                                                              -----------  -----------  -------------  -----------
    Total liabilities.......................................      11,710          754        --            12,464
                                                              -----------  -----------  -------------  -----------
MINORITY INTERESTS..........................................       2,478           45      (1,486)(1)       1,037
                                                              -----------  -----------  -------------  -----------
STOCKHOLDERS' EQUITY:
  Preferred stock(11).......................................      --           --            --            --
  Common stock(11)..........................................          19          101         (19)(2)         272
                                                                                              171(3)
  Paid-in capital...........................................      14,254       42,455          19(2)       63,260
                                                                                             (171)(3)
                                                                                            7,964(4)
                                                                                              (11)(5)
                                                                                           (1,250)(8)
  Notes receivable from sale of common stock................        (699)      --            --              (699)
  Retained earnings (deficit)...............................     (17,733)       7,964      (7,964)(4)     (17,733)
                                                              -----------  -----------  -------------  -----------
                                                                  (4,159)      50,520      (1,261)         45,100
  Less-treasury stock.......................................         (11)      --              11(5)       --
                                                              -----------  -----------  -------------  -----------
    Total stockholders' equity..............................      (4,170)      50,520      (1,250)         45,100
                                                              -----------  -----------  -------------  -----------
                                                               $  10,018    $  51,319   $  (2,736)      $  58,601
                                                              -----------  -----------  -------------  -----------
                                                              -----------  -----------  -------------  -----------

        See notes to unaudited pro forma combined financial statements.

                        SLH CORPORATION AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            SYNTROLEUM       SLH        PRO FORMA      PRO FORMA
                                                            CORPORATION  CORPORATION   ADJUSTMENTS     FINANCIAL
                                                            HISTORICAL   HISTORICAL   FOR THE MERGER  STATEMENTS
                                                            -----------  -----------  --------------  -----------
REVENUES:
  Real estate sales.......................................   $  --        $   3,068   $     --         $   3,068
  Other...................................................         385          170         --               555
                                                            -----------  -----------    -------       -----------
    Total revenues........................................         385        3,238         --             3,623
COSTS AND EXPENSES:
  Cost of real estate sold................................      --            2,904         --             2,904
  Operating expense.......................................      --              323         --               323
  Pilot plant and research and development................         724       --             --               724
  General and administrative..............................       2,709        1,003         --             3,712
                                                            -----------  -----------    -------       -----------
    Loss from operations..................................      (3,048)        (992)        --            (4,040)
INVESTMENT AND INTEREST INCOME--net.......................         101        2,521         --             2,622
EQUITY IN NET INCOME OF AFFILIATES........................      --                6          14(6)            20
EQUITY IN NET EARNINGS OF VENTURE CAPITAL INVESTMENT
  FUNDS...................................................      --               49         --                49
INTEREST EXPENSE..........................................      --               (1)        --                (1)
OTHER INCOME..............................................      --               34         --                34
                                                            -----------  -----------    -------       -----------
  Income (loss) before income taxes.......................      (2,947)       1,617          14           (1,316)
PROVISION (BENEFIT) FOR INCOME TAXES......................      --             (913)        --              (913)
                                                            -----------  -----------    -------       -----------
INCOME (LOSS) BEFORE MINORITY INTERESTS...................      (2,947)       2,530          14             (403)
MINORITY INTERESTS........................................         (19)          (1)         14(6)            (6)
                                                            -----------  -----------    -------       -----------
NET INCOME (LOSS).........................................   $  (2,928)   $   2,531   $     --         $    (397)
                                                            -----------  -----------    -------       -----------
                                                            -----------  -----------    -------       -----------
NET INCOME (LOSS) PER SHARE--BASIC AND DILUTED............                                             $   (0.01)
                                                                                                      -----------
                                                                                                      -----------
COMMON SHARES OUTSTANDING.................................      18,994       10,075      (1,910)(10)      27,159
                                                            -----------  -----------    -------       -----------
                                                            -----------  -----------    -------       -----------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING................      18,994        9,953      (1,910)(10)      27,037
                                                            -----------  -----------    -------       -----------
                                                            -----------  -----------    -------       -----------

        See notes to unaudited pro forma combined financial statements.

                        SLH CORPORATION AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            SYNTROLEUM       SLH        PRO FORMA      PRO FORMA
                                                            CORPORATION  CORPORATION   ADJUSTMENTS     FINANCIAL
                                                            HISTORICAL   HISTORICAL   FOR THE MERGER  STATEMENTS
                                                            -----------  -----------  --------------  -----------
REVENUES:
  Real estate sales.......................................   $  --        $  16,557   $     --         $  16,557
  Other...................................................       2,007          786         --             2,793
                                                            -----------  -----------    -------       -----------
    Total revenues........................................       2,007       17,343         --            19,350
COSTS AND EXPENSES:
  Cost of real estate sold................................      --           16,566         --            16,566
  Operating expense.......................................      --            2,428         --             2,428
  Provision for loss on real estate held for sale, net....      --              706         --               706
  Pilot plant and research and development................       2,847       --             --             2,847
  Catalyst services.......................................       4,800       --             --             4,800
  General and administrative..............................       4,325        1,937         --             6,262
                                                            -----------  -----------    -------       -----------
    Loss from operations..................................      (9,965)      (4,294)        --           (14,259)
INVESTMENT AND INTEREST INCOME--net.......................         372        6,642         --             7,014
EQUITY IN NET LOSS OF AFFILIATES..........................      --             (350)          3(6)           (96)
                                                                                            251(7)
EQUITY IN NET EARNINGS OF VENTURE CAPITAL INVESTMENT
  FUNDS...................................................      --              207         --               207
INTEREST EXPENSE..........................................         (22)        (570)        --              (592)
OTHER INCOME..............................................      --            2,427         --             2,427
                                                            -----------  -----------    -------       -----------
  Income (loss) before income taxes.......................      (9,615)       4,062         254           (5,299)
PROVISION (BENEFIT) FOR INCOME TAXES:
  Current.................................................      --           (5,100)        --            (5,100)
  Deferred................................................      --               73         --                73
                                                            -----------  -----------    -------       -----------
                                                                --           (5,027)        --            (5,027)
                                                            -----------  -----------    -------       -----------
INCOME (LOSS) BEFORE MINORITY INTERESTS...................      (9,615)       9,089         254             (272)
MINORITY INTERESTS........................................          (3)          (4)          3(6)            (4)
                                                            -----------  -----------    -------       -----------
NET INCOME (LOSS).........................................   $  (9,612)   $   9,093   $     251        $    (268)
                                                            -----------  -----------    -------       -----------
                                                            -----------  -----------    -------       -----------
NET INCOME (LOSS) PER SHARE--BASIC AND DILUTED............                                             $   (0.01)
                                                                                                      -----------
                                                                                                      -----------
COMMON SHARES OUTSTANDING.................................      18,994        9,903      (1,910)(10)      26,987
                                                            -----------  -----------    -------       -----------
                                                            -----------  -----------    -------       -----------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING................      18,517        9,791      (2,054)(10)      26,254
                                                            -----------  -----------    -------       -----------
                                                            -----------  -----------    -------       -----------

        See notes to unaudited pro forma combined financial statements.

                        SLH CORPORATION AND SUBSIDIARIES
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. Reflects the elimination of SLH's minority interest investment in Syntroleum/Sweetwater Company, L.L.C. ("Sweetwater LLC").

2.  Reflects the elimination of the Syntroleum Common Stock.

3. Reflects the issuance of 17,084,053 shares of $.01 par value SLH Common Stock in exchange for the outstanding shares of Syntroleum Common Stock (other than the 5,950,000 shares of Syntroleum Common Stock held by SLH) assuming an Exchange Ratio of 1.30973 (based on the average closing price of the SLH Common Stock during the five trading days preceding July 1, 1998 of $18.5313). If the Exchange Ratio increases by 10 percent to 1.44070, 18,792,419 shares of $.01 par value SLH Common Stock would be issued for the outstanding shares of Syntroleum Common Stock. Correspondingly, if the Exchange Ratio decreases by 10 percent to 1.17876, 15,375,687 shares of $.01 par value SLH Common Stock would be issued for the outstanding shares of Syntroleum Common Stock. Such increases or decreases would have no impact on the per share data for any of the periods presented.

4.  Reflects the elimination of SLH's retained earnings.

5.  Reflects the retirement of Syntroleum's treasury stock.

6. Reflects the elimination of SLH's minority interest share of losses in Sweetwater LLC.

7.  Reflects the elimination of SLH's equity in losses of Syntroleum.

8. Reflects estimated expenses of $1,250,000 incurred by Syntroleum in connection with the Merger. Additionally, SLH will incur approximately $1,750,000 of expenses in connection with the Merger.

9. As a result of the Merger, certain SLH executive officers will resign. As provided in their employment agreements, SLH will incur approximately $350,000 in severance compensation.

10. Reflects the issuance of $.01 par value SLH Common Stock in exchange for the common shares outstanding or the weighted average common shares outstanding, as applicable, of Syntroleum Common Stock (other than the 5,950,000 shares of Syntroleum Common Stock held by SLH) assuming an Exchange Ratio of 1.30973, plus the common shares outstanding or the weighted average common shares outstanding, as applicable, of SLH Common Stock. For example, the pro forma common shares outstanding at March 31, 1998 is calculated as follows (shares in thousands):

Syntroleum common shares outstanding.....................     18,994
Less Syntroleum common shares held by SLH................      5,950
                                                           ---------
Syntroleum common shares outstanding not held by SLH.....     13,044
Assumed Exchange Ratio...................................  x 1.30973
                                                           ---------
SLH common shares issued in the Merger...................     17,084
SLH common shares outstanding prior to the Merger........     10,075
                                                           ---------
Pro forma common shares outstanding......................     27,159
                                                           ---------
                                                           ---------

11. In connection with the Merger, the number of authorized shares of SLH Preferred Stock will increase from 1,000,000 shares to 5,000,000 shares, and the number of authorized shares of SLH Common Stock will increase from 30,000,000 shares to 150,000,000 shares.

                                   THE MERGER

GENERAL

    SLH and Syntroleum have entered into the Merger Agreement, which provides that, subject to the satisfaction of certain conditions, Syntroleum will merge with and into SLH and the outstanding shares of Syntroleum Common Stock will be converted into the right to receive SLH Common Stock. SLH will be the surviving corporation in the Merger and will change its name to "Syntroleum." THE DESCRIPTION OF THE MERGER AGREEMENT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS INCLUDED AS APPENDIX A TO THIS JOINT PROXY STATEMENT/ PROSPECTUS AND IS INCORPORATED IN ITS ENTIRETY HEREIN BY REFERENCE.

THE MERGER

    The Merger Agreement provides for the merger of Syntroleum into SLH. SLH will be the surviving corporation. In the Merger, each share of Syntroleum Common Stock outstanding immediately prior to the Effective Time (other than dissenting shares) will be automatically converted into the right to receive a number of shares of SLH Common Stock equal to the Exchange Ratio. See "Material Provisions of the Merger Agreement--Merger Consideration."

    The Closing will occur on the first business day after all of the conditions to the Merger contained in the Merger Agreement have been satisfied or waived unless another date is agreed to by SLH and Syntroleum. As soon as practicable after the Closing, the Certificate of Merger relating to the Merger will be filed with the Secretary of State of the States of Oklahoma and Kansas, and the time of such filing will be the Effective Time unless otherwise provided in the Certificate of Merger.

    In connection with the Merger, the officers of Syntroleum at the Effective Time will be the officers of SLH following the Merger and six of the eight SLH directors will be replaced by current Syntroleum directors. See "Management After the Merger." Upon consummation of the Merger, the Articles of Incorporation of SLH will be amended by the Certificate of Merger to (i) change the name of "SLH Corporation" to "Syntroleum Corporation" and (ii) increase the number of authorized shares of SLH Common Stock from 30,000,000 shares to 150,000,000 shares and increase the number of authorized shares of SLH Preferred Stock from 1,000,000 shares to 5,000,000 shares.

BACKGROUND OF THE MERGER

    In 1988, SLH's predecessor acquired its initial interest in Syntroleum by purchasing 2,250,000 shares of Syntroleum Common Stock from Syntroleum. Subsequent purchases of shares by SLH from Syntroleum from 1990 through 1995 increased SLH's interest to its current level of approximately 31% of the outstanding shares of Syntroleum Common Stock. Syntroleum used the proceeds of these transactions, which were an aggregate of approximately $2.0 million, to fund expenses relating to the development of the Syntroleum Process, including the construction of Syntroleum's first pilot plant in 1990, and extensive modifications to the plant in 1995 related to the testing of new catalysts.

    In March 1997, Lab Holdings distributed to its stockholders all of the outstanding shares of SLH Common Stock. SLH's assets at this time consisted of its shares of Syntroleum Common Stock, as well as real estate and certain miscellaneous assets. As Syntroleum's largest stockholder, the board of directors and management of SLH and its predecessor have acted to be a supporting influence on Syntroleum management and Syntroleum affairs with the view to Syntroleum being operated independently by its own management. This is reflected by the fact that SLH has had two of eight directors on the Syntroleum Board without maintaining any Syntroleum executive officer position. As stated in SLH's Form 10-K, SLH's objective at the time of the Distribution was to liquidate its non-Syntroleum assets, settle certain outstanding claims and litigation and support the management, growth and development of Syntroleum. Consistent with that stated strategy, following the Distribution, SLH and SLH management, primarily through the efforts of Mr. Seward, have assisted Syntroleum management in connection with Syntroleum's efforts to license the Syntroleum Process, strategic planning and Syntroleum's financing activities. This has included assistance with finding and negotiating potential equity and debt financing, advice and counsel relative to executive staffing and administrative operations, direct investments of capital for research and development activities, the pilot plant and the Sweetwater Plant and pursuit of the Merger as a vehicle to provide Syntroleum with capital to further the development of the Syntroleum Process.

    Following the distribution of SLH Common Stock, management of SLH and Syntroleum from time to time informally discussed the feasibility of a business combination of the two companies. During these discussions, the parties recognized that significant uncertainties existed with respect to SLH's contingent assets and liabilities. For example, the Internal Revenue Service (the "IRS") had proposed a tax adjustment that would have resulted in additional taxes due from SLH of approximately $13.9 million plus accrued interest and SLH claimed that it was owed a federal income tax refund of approximately $7.5 million. In addition, at the time of the distribution of SLH Common Stock, Syntroleum was still in an early stage of its development, had not obtained a commitment for the development of any commercial plant that would prove the commercial feasibility of its technology, had a negative net worth and had entered into only one license agreement. Moreover, uncertainties existed as to the amount of proceeds that would be derived from the liquidation of SLH's real estate and other miscellaneous assets. The parties recognized that these uncertainties would create obstacles to reaching agreement on the terms of any business combination.

    During 1997, Syntroleum further developed its technology and was proceeding with the commercialization of the Syntroleum Process. By the end of 1997, Syntroleum's licensing efforts had led to the execution of license agreements with Marathon, ARCO and YPF, and in early 1998, additional license agreements were entered into with Kerr-McGee and Enron. In addition to its licensing activities, Syntroleum was pursuing the development of GTL plants in which it would own an equity interest. In November 1997, Syntroleum, Texaco and Brown & Root entered into a project development agreement to develop a 2,500 Bbl/d or larger GTL plant. In January 1998, Enron committed to participate in the development of the planned 8,000 Bbl/d GTL plant in Sweetwater County, Wyoming. Syntroleum had also substantially increased its joint development activities with major oil and gas companies and other industry participants, including the announcement by Syntroleum and ARCO of plans to construct a 70 Bbl/d pilot plant at ARCO's Cherry Point Refinery.

    Throughout 1997 and early 1998, Syntroleum, with the support of SLH, explored opportunities to obtain the capital necessary to maintain substantial equity interests in its commercial-scale GTL plants. Syntroleum had numerous discussions with various investment banks regarding available financing alternatives, including the possibility of an initial public offering by Syntroleum. During these discussions, concerns were expressed regarding the potential for market confusion and inefficiencies in the event of an initial public offering by Syntroleum due to the existence of two publicly traded securities (SLH Common Stock and Syntroleum Common Stock) that would reflect a common equity investment in Syntroleum's business.

    By the end of 1997, SLH had successfully disposed of a significant portion of its real estate and other miscellaneous assets and settled all of its claims with the IRS (resulting in a net refund to SLH). Due primarily to these efforts, SLH held approximately $37 million of cash, government securities and net current receivables as of December 31, 1997. Management of both SLH and Syntroleum realized that developments at both companies eliminated significant obstacles to a business combination involving the parties. In addition, management recognized that with these developments SLH held funds that could be utilized by the combined company to meet a substantial portion of Syntroleum's short-term capital needs. A business combination would also eliminate concerns associated with the existence of two publicly traded securities reflecting a common equity interest in Syntroleum's business.

    In December 1997, Mr. James R. Seward, President and Chief Executive Officer of SLH, initiated discussions with Mr. Mark A. Agee, President and Chief Operating Officer of Syntroleum, and Mr. Randall M. Thompson, Vice President and Chief Financial Officer of Syntroleum, regarding a possible business combination involving SLH and Syntroleum and possible structures of such transaction. Prior to these discussions, neither SLH nor Syntroleum had been seeking to enter into a merger or similar transaction with another company. Additional discussions between management of SLH and Syntroleum regarding a business combination continued throughout January and early February 1998. The principal issues discussed were the structure of the transaction and the mechanism for determining the exchange ratio. During these discussions, although the structure of the transaction had not yet been determined, the parties discussed basing the exchange ratio on the fair market value of each company. SLH suggested that Syntroleum's fair market value could be implied by SLH's market capitalization less its non-Syntroleum assets. SLH and Syntroleum also discussed valuing non-Syntroleum assets, which consisted primarily of cash and short term investments, at their book value because that value approximated their fair value.

    At meetings of the board of directors of SLH and Syntroleum held on February 10, 1998 and February 12, 1998, respectively, management discussed with the respective boards the preliminary discussions between the companies. Each of the boards authorized management to continue to pursue a potential business combination. SLH and Syntroleum subsequently engaged Salomon Smith Barney and J.P. Morgan, respectively, to provide financial advisory services with respect to various matters relating to the potential business combination and to review the fairness from a financial point of view of any business combination proposal presented to the companies' board of directors. SLH's board and management weighed the potential benefits of proceeding with a business combination rather than continuing to assist Syntroleum with its efforts to proceed with an initial public offering and concluded that the interests of SLH stockholders would be better served by effecting a business combination of the two companies. Syntroleum's board and management reached similar conclusions with respect to the interests of the Syntroleum stockholders.

    Discussions ensued between representatives of SLH and Syntroleum after the February 10th and February 12th board meetings concerning the structure and other terms of a possible business combination. In early March 1998, several meetings were held at which representatives from Syntroleum and SLH discussed the terms of the proposed transaction. At these meetings, SLH management suggested and the parties concluded that the exchange ratio should reflect the relative value of shares of SLH Common Stock and shares of Syntroleum Common Stock, and should be primarily based on the public trading prices for the SLH Common Stock (after public dissemination of a joint proxy statement/prospectus), as adjusted to reflect the book value of SLH's non-Syntroleum assets. The managements and boards of both companies discussed and rejected determining an exchange ratio based on an appraised value of Syntroleum Common Stock due to the early stage of Syntroleum's operations and the shared belief that the best and fairest methodology was to use the market price of SLH Common Stock to reach an implied value of Syntroleum. The management and boards of both companies also believed that it was important to use market prices after the public had time to review a joint proxy statement/prospectus of the companies and conduct additional research, as opposed to using market prices at the time of negotiation. The managements and boards of both companies also agreed that the book value of SLH's other assets was a good measure of their fair value because they consisted primarily of cash and other current assets. The parties also discussed revising the vesting schedule for SLH's employee stock options, which would otherwise vest as a result of the proposed transaction. Various corporate structures were also discussed for the transaction, although no determination was made.

    On March 9, 1998, Syntroleum's outside counsel delivered an initial draft of the Merger Agreement to outside counsel to SLH. This draft of the Merger Agreement was discussed by representatives of Syntroleum and SLH at meetings on March 13 and 20, 1998. At these meetings, the parties concluded that the transaction should be structured to provide that Syntroleum would merge into SLH, which would be the surviving corporation, due to certain cost and timing advantages associated with SLH being a public company. Discussions relating to the exchange ratio involved the mechanism for determining the implied value of the Syntroleum Common Stock. In particular, the negotiations centered on the number of SLH shares subject to unvested outstanding stock options that should be deemed to be "outstanding" for the purpose of calculating the implied value of the Syntroleum Common Stock. SLH's management believed that none of SLH's 780,000 unvested stock options should be counted, while Syntroleum's management believed that a substantial portion should be counted. A compromise was reached wherein the parties agreed that 250,000 of SLH's unvested options should be deemed outstanding.

    At a special meeting held on March 25, 1998, the Syntroleum Board received detailed reports of the negotiations with SLH and the terms and provisions of the Merger Agreement. Representatives of J.P. Morgan presented certain financial and other analyses and delivered to the Syntroleum Board J.P. Morgan's oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated March 30, 1998) to the effect that, as of March 30, 1998, and based upon and subject to certain factors, assumptions, qualifications and limitations stated in such opinion, the consideration to be received in the Merger was fair from a financial point of view to the holders of Syntroleum Common Stock. The Syntroleum Board then determined that the terms of the Merger Agreement and the transactions contemplated thereby were fair to, and in the best interests of, Syntroleum and its stockholders, and accordingly, the Syntroleum Board approved, by a unanimous vote of all directors voting (with Messrs. Seward and Jacobs abstaining due to their status as directors and executive officers of SLH), the Merger Agreement and resolved to recommend that the Syntroleum stockholders vote for the approval and adoption of the Merger Agreement at the Syntroleum Special Meeting. See "--Syntroleum's Reasons for the Merger" and "--Recommendations of the Boards of Directors."

    At a special meeting held on March 30, 1998, the SLH Board received detailed reports of the negotiations with Syntroleum and the terms and provisions of the Merger Agreement. Representatives of Salomon Smith Barney presented certain financial and other analyses and delivered to the SLH Board Salomon Smith Barney's oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated March 30, 1998) to the effect that, as of March 30, 1998, and based upon and subject to certain factors, assumptions, qualifications and limitations stated in such opinion, the Exchange Ratio was fair from a financial point of view to SLH. The SLH Board then determined that the terms of the Merger Agreement and the transactions contemplated thereby were fair to, and in the best interests of, SLH and its stockholders, and accordingly, the SLH Board approved, by a unanimous vote of all directors voting, the Merger Agreement and resolved to recommend that the SLH stockholders vote for the approval and adoption of the Merger Agreement at the SLH Annual Meeting. See "--SLH's Reasons for the Merger" and "--Recommendations of the Boards of Directors."

    Later that day, after the SLH Board's special meeting, the Merger Agreement was executed. Before the commencement of trading on March 31, 1998, SLH and Syntroleum each issued a press release announcing the execution of the Merger Agreement.

SYNTROLEUM'S REASONS FOR THE MERGER

    In reaching its determination to approve the Merger Agreement and to recommend that Syntroleum stockholders approve the Merger Agreement, the Syntroleum Board of Directors consulted with Syntroleum management, as well as its legal counsel, accountants and financial advisor. The Syntroleum Board of Directors considered a number of factors in reaching its conclusion, including, among others, the following:

    - THE MERGER WILL PROVIDE SYNTROLEUM WITH CAPITAL TO FUND THE DEVELOPMENT OF TWO COMMERCIAL-SCALE GTL PLANTS. The Merger will provide Syntroleum with approximately $50 million in assets, consisting of approximately $42 million of cash, other current assets and notes receivable and approximately $8 million of other assets being liquidated, in each case as of March 31, 1998. These assets should enable Syntroleum to meet its short-term commitments to make capital contributions in Sweetwater LLC and the proposed plant being developed with Texaco and Brown & Root. Although additional equity and debt financing will be required for these projects, Syntroleum believes that these funds will enable it to retain substantial equity ownership positions in each. Syntroleum also believes that the Merger provides these funds on attractive terms, as compared to other available financing alternatives. In considering the terms of the Merger, the Syntroleum Board of Directors viewed the economic terms of the Merger as effectively equivalent to Syntroleum selling shares at market prices in exchange for SLH's non-Syntroleum assets. On these terms, Syntroleum would avoid pricing discounts associated with other financing techniques.

    - THE MERGER WILL ENHANCE SYNTROLEUM'S ABILITY TO RAISE ADDITIONAL CAPITAL. In order to achieve its business strategy, Syntroleum will need to have access to substantial amounts of additional capital. These additional funds are necessary to enable Syntroleum to retain significant equity ownership positions in the GTL plants it plans to develop. Additional funds will also be needed to finance continued research and development activities to further improve Syntroleum's GTL technology, as well as to fund general and administrative expense associated with Syntroleum's commercial development activities. As a public company following the Merger, the Syntroleum Board of Directors believes Syntroleum will have more ready access to the public debt and equity markets, as well as other means of financing.

    - THE MERGER WILL ENHANCE SYNTROLEUM'S ABILITY TO DISSEMINATE INFORMATION REGARDING THE SYNTROLEUM PROCESS. Part of Syntroleum's business strategy is to broadly license the Syntroleum Process. Syntroleum believes that the increased visibility as a public company, as well as the associated publicly available information regarding Syntroleum's business, will promote its licensing efforts. Moreover, Syntroleum believes that, as potential licensees see the benefits of joining a growing network of companies all working towards improving the technology (which in turn becomes available to all of Syntroleum's licensees), these potential licensees will be motivated to obtain licenses in order to have access to the technology.

    - THE MERGER WILL PROVIDE A SOURCE OF LIQUIDITY FOR SYNTROLEUM STOCKHOLDERS. The Syntroleum Board of Directors believes that following the Merger Syntroleum stockholders will have a source of liquidity for their investment in Syntroleum Common Stock through the public market for the combined company's stock not previously available to them.

    In view of the variety of factors considered in connection with its evaluation of the Merger Agreement, the Syntroleum Board of Directors did not quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. Moreover, in relying on the presentation and opinion of J.P. Morgan, the Syntroleum Board of Directors considered the J.P. Morgan financial analyses as a whole and did not attempt to select portions of the analyses, whether favorable or unfavorable, for special weight in reaching its determination that the Merger is fair to Syntroleum and its stockholders. The factors described above constitute all of the material factors considered by the Syntroleum Board of Directors in connection with its evaluation of the Merger Agreement, but the foregoing summary is not intended to be exhaustive.

    The Syntroleum Board of Directors realized that there are certain possible disadvantages and risks associated with the Merger, including the following:

    - SOME OF THE BENEFITS SET FORTH ABOVE MAY NOT BE REALIZED.

    - THE IMPLIED MARKET VALUE OF THE SYNTROLEUM COMMON STOCK USED TO DETERMINE THE EXCHANGE RATIO MAY NOT REFLECT THE ULTIMATE VALUE OF THE SYNTROLEUM COMMON STOCK.

    - STOCKHOLDER RIGHTS WILL CHANGE AS A RESULT OF THE MERGER.

    - STOCKHOLDERS THAT DELIVER THEIR PROXY CARDS PRIOR TO THE DATE OF THE SYNTROLEUM SPECIAL MEETING WILL NOT KNOW THE ACTUAL EXCHANGE RATIO AT THE TIME OF DELIVERY.

See "Risk Factors" and "Comparative Rights of Stockholders." However, the Syntroleum Board of Directors believes that the positive factors should outweigh any negative factors, although there can be no assurance in this regard.

SLH'S REASONS FOR THE MERGER

    In reaching its determination to approve the Merger Agreement and to recommend that SLH stockholders approve the Merger Agreement, the SLH Board of Directors consulted with SLH management, as well as its legal counsel, accountants and financial advisor. The SLH Board of Directors considered a number of factors in reaching its conclusion, including, among others, the following:

    - THE MERGER IS CONSISTENT WITH SLH'S STATED OBJECTIVES. When shares of SLH Common Stock were distributed in 1997, SLH's Information Statement stated that SLH's objectives were to support Syntroleum, settle pending IRS claims and liquidate non-Syntroleum assets. The SLH Board of Directors believes that the proposed merger and SLH's operations since the distribution fulfill this narrow charter.

    - THE MERGER WILL PROVIDE SYNTROLEUM WITH CAPITAL TO FUND THE DEVELOPMENT OF TWO COMMERCIAL-SCALE GTL PLANTS. The Merger will provide Syntroleum with approximately $50 million of assets, consisting of approximately $42 million of cash, other current assets and notes receivable and approximately $8 million of other assets being liquidated, in each case as of March 31, 1998. These funds will enable Syntroleum to make capital contributions in Sweetwater LLC and the proposed plant being developed with Texaco and Brown & Root. Although additional equity and debt financing will be required for these projects, SLH believes that these funds will enable Syntroleum to retain substantial equity ownership positions in each.

    - THE MERGER WILL ENHANCE SYNTROLEUM'S ABILITY TO RAISE ADDITIONAL CAPITAL. In order to achieve its planned growth, Syntroleum will need to have access to substantial amounts of additional capital. These additional funds are necessary to enable Syntroleum to retain significant equity ownership positions in the GTL plants it plans to develop. Additional funds will also be needed to finance continued research and development activities to further improve Syntroleum's GTL technology, as well as to fund general and administrative expense associated with Syntroleum's commercial development activities. The SLH Board also concluded that as a public company following the Merger, Syntroleum would have more ready access to public debt and equity markets, as well as other means of financing.

    - THE MERGER WILL IMPROVE THE MARKET FOR SLH'S COMMON STOCK. SLH believes that the Merger will improve the existing market for SLH Common Stock. An efficient and liquid market in common stock is considered necessary to attract broad participation by both institutional and individual investors. The Merger will increase total shares outstanding by approximately 200%. It is expected that this increase will facilitate a more liquid and efficient market and increased market interest.

    - THE MERGER WILL CONSOLIDATE MANAGEMENT AND SHARPEN INVESTOR FOCUS. The Merger will convert indirect common equity investments in Syntroleum (through the ownership of SLH Common Stock) into DIRECT common stock investments in Syntroleum. This will eliminate a number of costs associated with indirect investments in holding company structures, including duplicate management and administrative costs. Perhaps more importantly, the combination of management and assets should improve stockholder understanding about the nature, results and objectives of Syntroleum's core business. The sharper focus provided by direct participation or a "pure play" in a specific enterprise should provide SLH stockholders and potential investors with a better and more accurate understanding of the value of their investment.

    - THE MERGER IS OCCURRING AT AN OPTIMUM TIME. Developments at both Syntroleum and SLH support the timing of the Merger. SLH has converted a significant amount of its assets to cash equivalents and has favorably resolved tax issues assumed from Lab Holdings. This has resulted in a relatively uncomplicated and liquid SLH corporate structure. At the same time, Syntroleum is entering into the more capital intensive phase of design construction and operation of commercial-scale GTL plants utilizing the Syntroleum Process.

    - THE MERGER IS CONSISTENT WITH SLH'S STRATEGY TO AVOID BECOMING SUBJECT TO REGULATION AS AN INVESTMENT COMPANY. The Merger will eliminate SLH's concern about possibly becoming subject to regulation as an investment company in the future as a stand-alone entity.

    In view of the variety of factors considered in connection with its evaluation of the Merger Agreement, the SLH Board of Directors did not quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. Moreover, in relying on the presentation and opinion of Salomon Smith Barney, the SLH Board of Directors considered the Salomon Smith Barney financial analyses as a whole and did not attempt to select portions of the analyses, whether favorable or unfavorable, for special weight in reaching its determination that the Merger is fair to SLH and its stockholders. The factors described above constitute all of the material factors considered by the SLH Board of Directors in connection with its evaluation of the Merger Agreement, but the foregoing summary is not intended to be exhaustive.

    The SLH Board of Directors realized that there are certain possible disadvantages and risks associated with the Merger, including the following:

    - SOME OF THE BENEFITS SET FORTH ABOVE MAY NOT BE REALIZED.

    - THE IMPLIED MARKET VALUE OF THE SYNTROLEUM COMMON STOCK USED TO DETERMINE THE EXCHANGE RATIO MAY NOT REFLECT THE ULTIMATE VALUE OF THE SYNTROLEUM COMMON STOCK.

    - SLH'S CASH AND LIQUID ASSETS WILL BE USED IN THE DEVELOPMENT OF THE SYNTROLEUM PROCESS RATHER THAN BE DISTRIBUTED AS A DIVIDEND OR USED IN SOME OTHER BUSINESS OR INVESTMENT.

    - SLH STOCKHOLDERS WILL EXPERIENCE A SIGNIFICANT CHANGE IN MANAGEMENT.

    - STOCKHOLDERS THAT DELIVER THEIR PROXY CARDS PRIOR TO THE DATE OF THE SLH ANNUAL MEETING WILL NOT KNOW THE ACTUAL EXCHANGE RATIO AT THE TIME OF DELIVERY.

See "Risk Factors." However, the SLH Board of Directors believes that the positive factors should outweigh any possible disadvantages, although there can be no assurance in this regard.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    For the reasons described above under "--SLH's Reasons for the Merger" and "--Syntroleum's Reasons for the Merger," the SLH Board of Directors has approved the Merger Agreement and the transactions contemplated thereby and RECOMMENDS THAT SLH STOCKHOLDERS VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT and the Syntroleum Board of Directors has approved the Merger Agreement and the transactions contemplated thereby and RECOMMENDS THAT SYNTROLEUM STOCKHOLDERS VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.

OPINION OF SLH'S FINANCIAL ADVISOR

    Salomon Smith Barney has acted as financial advisor to the Board of Directors of SLH in connection with the Merger. Salomon Smith Barney delivered to the Board of Directors of SLH its written opinion dated March 30, 1998 (the "Salomon Smith Barney Opinion") to the effect that, based on and subject to various considerations set forth in the Salomon Smith Barney Opinion, as of the date of the Salomon Smith Barney Opinion, the Exchange Ratio was fair, from a financial point of view, to SLH.

    THE FULL TEXT OF THE SALOMON SMITH BARNEY OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SALOMON SMITH BARNEY, IS ATTACHED HERETO AS APPENDIX B. THE SALOMON SMITH BARNEY OPINION SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY BY THE HOLDERS OF SLH COMMON STOCK. THE SALOMON SMITH BARNEY OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO SLH AND DOES NOT ADDRESS SLH'S UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SLH COMMON STOCK AS TO HOW SUCH HOLDER SHOULD VOTE WITH RESPECT TO THE TRANSACTION CONTEMPLATED BY THE MERGER AGREEMENT. THE SUMMARY OF THE SALOMON SMITH BARNEY OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE SALOMON SMITH BARNEY OPINION ATTACHED HERETO AS APPENDIX B.

    In connection with rendering the Salomon Smith Barney Opinion, Salomon Smith Barney, among other things: (i) reviewed the March 26, 1998 draft of the Merger Agreement in the form provided to it and assumed that the final form of such agreement would not vary from such draft in any regard that would be material to its analysis; (ii) reviewed certain publicly available business and financial information that it deemed relevant relating to SLH and Syntroleum and the industries in which they operate (it is noted, however, that Syntroleum does not file informational reports with the SEC); (iii) reviewed and analyzed certain financial forecasts and other non-public financial and operating data concerning the business and operations of SLH and Syntroleum that were provided to or reviewed for it by the managements of SLH and Syntroleum; (iv) discussed with members of SLH's and Syntroleum's managements SLH's and Syntroleum's past and current operations, historical financial statements, financial condition and future prospects, before and after giving effect to the Merger, including potential benefits of the Merger to the stockholders of SLH; (v) reviewed and analyzed certain publicly available and other information concerning the trading of, and the trading market for, the SLH Common Stock; and (vi) considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria as it deemed relevant to its inquiry. Salomon Smith Barney has also discussed the foregoing with certain officers, employees and advisors of SLH and Syntroleum. The Salomon Smith Barney Opinion necessarily was based on market, economic and other conditions as they existed and could be evaluated as of the date of the Salomon Smith Barney Opinion, and Salomon Smith Barney has assumed no responsibility to update or revise the Salomon Smith Barney Opinion based upon circumstances or events occurring after the date of the Salomon Smith Barney Opinion.

    In connection with rendering the Salomon Smith Barney Opinion, Salomon Smith Barney assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for Salomon Smith Barney, or publicly available, for purposes of the Salomon Smith Barney Opinion. Salomon Smith Barney has not assumed any responsibility for making or obtaining any independent evaluations or appraisals of the assets or liabilities of SLH or Syntroleum nor has Salomon Smith Barney assumed any responsibility for conducting or conducted a physical inspection of the properties and facilities of SLH or Syntroleum. Furthermore, Salomon Smith Barney has not assumed any responsibility for independently verifying nor has it independently verified Syntroleum's technology. Salomon Smith Barney has been informed by the managements of SLH and Syntroleum that the financial forecast and projection information provided to Salomon Smith Barney by the managements of SLH and Syntroleum have been reasonably determined on bases reflecting the best currently available estimates and judgments of the managements of SLH and Syntroleum as to the future financial performance of SLH and Syntroleum. Salomon Smith Barney expresses no view as to such projections or the information or the assumptions on which they were based. Salomon Smith Barney has relied as to all legal matters with respect to the Merger Agreement and the transactions contemplated thereby on the advice of counsel to SLH.

    For purposes of rendering the Salomon Smith Barney Opinion, Salomon Smith Barney has assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. Salomon Smith Barney has also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either SLH or Syntroleum is a party, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to SLH of the Merger.

    The Salomon Smith Barney Opinion does not imply any conclusion as to the likely trading range for SLH Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

    In connection with rendering the Salomon Smith Barney Opinion to the Board of Directors of SLH, Salomon Smith Barney performed a variety of financial analyses, the material portions of which are summarized below. The summary of such analyses set forth below does not purport to be a complete description of the analyses underlying the Salomon Smith Barney Opinion or of Salomon Smith Barney's presentation to the Board of Directors of SLH. In addition, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all such analyses and factors, could create an incomplete view of the analyses and the processes underlying the Salomon Smith Barney Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Analyses and estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. The range of valuation for any particular analysis should not be taken to be the view of Salomon Smith Barney of the actual value of SLH.

    The projections furnished to Salomon Smith Barney and used in formulating the Salomon Smith Barney Opinion were provided to or reviewed for Salomon Smith Barney by the management of SLH. SLH does not publicly disclose internal management projections of the type provided to Salomon Smith Barney in connection with the review of the Merger and, accordingly, such projections were not prepared with a view toward public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

    FINANCIAL OVERVIEW. Salomon Smith Barney reviewed historical financial information of SLH and certain estimates of projected financial information for SLH provided by the management of SLH. In addition, Salomon Smith Barney discussed with SLH management the potential realizable value (the "Market Value") of SLH's assets (including its contingent assets) and liabilities based on the SLH pro forma balance sheet of March 12, 1998. For purposes of its analysis, Salomon Smith Barney evaluated the Exchange Ratio using the fully-diluted number of shares outstanding of SLH and Syntroleum as calculated according to the treasury stock method (defined as (i) shares outstanding, plus options outstanding, less (ii) option exercise proceeds divided by the current market price of the shares) and the Market Value of the SLH assets.

    DISCOUNTED CASH FLOW ANALYSIS. Salomon Smith Barney performed two separate discounted cash flow ("DCF") analyses of Syntroleum using management's projections for the fiscal years ending December 31, 1998 through December 31, 2006. The DCF analyses are methods of estimating the present value of the stand-alone unlevered cash flows that Syntroleum would be expected to generate if it performed in accordance with certain projections.

    Management of Syntroleum furnished Salomon Smith Barney with two sets of projections for use in the DCF analyses. Under management's "Conservative Case," Syntroleum is projected to generate revenues and profits through its partial ownership in the Sweetwater LLC plant and several additional land-based and floating plants, as well as license arrangements with existing licensees.

    Under management's "Market Penetration Case," Syntroleum is projecting increased revenues and profits from the Conservative Case through its partial ownership in the Sweetwater LLC plant and an increased number of land-based and floating plants, and from a broader base of licensing arrangements and catalyst sales.

    The DCF values for both the Conservative Case and the Market Penetration Case were calculated assuming weighted average cost of capital ("WACC") rates ranging from 20% to 30% and were comprised of the sum of the net present values of (1) the projected unlevered free cash flows for Syntroleum for the years 1998 through 2006 plus (2) the terminal value in year 2006 based upon multiples of earnings before interest, income taxes, depreciation and amortization ("EBITDA") ranging from 7.0x to 9.0x. Under the Conservative Case, the Syntroleum Equity Value (as defined below) ranged from $583 million to

$1,864 million and the Implied Exchange Ratio (as defined below) ranged from 1.37x to 1.67x. Under the Market Penetration Case, the Syntroleum Equity Value ranged from $738 million to $3,758 million and the Implied Exchange Ratio ranged from 1.45x to 1.76x. "Syntroleum Equity Value" means the sum of the firm value (defined as the net present value of future unleveraged Syntroleum cash flows after tax), plus cash, plus assumed option exercise proceeds, less debt. "Implied Exchange Ratio" means the Syntroleum Per Share Equity Value (as defined below) divided by the Implied SLH Per Share Equity Value (as defined below). "Syntroleum Per Share Equity Value" means Syntroleum Equity Value divided by the sum of the outstanding shares of Syntroleum plus the Syntroleum options outstanding. "Implied SLH Per Share Equity Value" means the Implied SLH Equity Value divided by the sum of the outstanding shares of SLH plus the outstanding options of SLH. "Implied SLH Equity Value" means the Syntroleum Per Share Equity Value multiplied by the sum of the number of shares of Syntroleum Common Stock owned by SLH, plus the market value of SLH's assets, plus assumed option exercise proceeds.

    DCF SENSITIVITY ANALYSIS. Salomon Smith Barney also performed sensitivity analyses based upon average product prices, capital cost and timing of plant operations for both the Conservative Case and the Market Penetration Case using the DCF valuation derived with a 25% WACC and terminal multiples of 2006 EBITDA ranging from 7.5x to 8.5x. For purposes of these sensitivity analyses, in both the Conservative Case and the Market Penetration Case, average product prices were increased and decreased in each case by 10% and 20%, capital cost was increased by 10% and 20% and timing of plants was delayed by one year and two years.

    Using these data, Salomon Smith Barney determined Syntroleum Equity Values ranging from $1,196 million to $1,359 million in the Conservative Case and $2,188 million to $2,622 million in the Market Penetration Case if average product prices increased by 10% and from $802 million to $930 million in the Conservative Case and $1,162 million to $1,503 million in the Market Penetration Case if average product prices decreased by 10%. Salomon Smith Barney also determined Syntroleum Equity Values ranging from $1,393 million to $1,574 million in the Conservative Case and $2,701 million to $3,181 million if average product prices increased by 20% and from $605 million to $716 million in the Conservative Case and $650 million to $944 million in the Market Penetration Case if average product prices decreased by 20%.

    Salomon Smith Barney also determined Syntroleum Equity Values ranging from $929 million to $1,075 million in the Conservative Case and $1,403 million to $1,790 million in the Market Penetration Case if capital cost increased by 10% and from $860 million to $1,005 million in the Conservative Case and $1,131 million to $1,517 million in the Market Penetration Case if capital cost increased by 20%. Salomon Smith Barney also determined Syntroleum Equity Values ranging from $686 million to $793 million in the Conservative Case and $1,389 million to $1,708 million in the Market Penetration Case if plant operations are delayed by one year and from $630 million to $735 million in the Conservative Case and $1,197 million to $1,467 million in the Market Penetration Case if plant operations are delayed by two years.

    Based on the Syntroleum Equity Values determined in the DCF sensitivity analyses, Salomon Smith Barney determined Implied Exchange Ratios ranging from 1.58x to 1.61x in the Conservative Case and 1.69x to 1.72x in the Market Penetration Case if average product prices increased by 10% and from 1.47x to 1.52x in the Conservative Case and 1.57x to 1.63x in the Market Penetration Case if average product prices decreased by 10%. Salomon Smith Barney also determined Implied Exchange Ratios ranging from 1.62x to 1.64x in the Conservative Case and 1.72x to 1.74x in the Market Penetration Case if average product prices increased by 20% and from 1.38x to 1.44x in the Conservative Case and 1.41x to 1.52x in the Market Penetration Case if average product prices decreased by 20%.

    Salomon Smith Barney also determined Implied Exchange Ratios ranging from 1.52x to 1.56x in the Conservative Case and 1.62x to 1.66x in the Market Penetration Case if capital cost increased by 10% and from 1.50x to 1.54x in the Conservative Case and 1.57x to 1.63x in the Market Penetration Case if capital cost increased by 20%. Salomon Smith Barney also determined Implied Exchange Ratios ranging from 1.43x to 1.47x in the Conservative Case and 1.61x to 1.65x in the Market Penetration Case if plant operations are delayed by one year and from 1.40x to 1.45x in the Conservative Case and 1.58x to 1.63x in the Market Penetration Case if plant operations are delayed by two years.

    TRADING ANALYSIS. Salomon Smith Barney reviewed the daily closing market price per share and trading volume of SLH Common Stock for the period beginning May 1, 1997 and ending March 26, 1998. Assuming SLH's stock price of $26.75 at March 26, 1998, Salomon Smith Barney determined the implied equity value of Syntroleum and the implied Exchange Ratio of $753 million and 1.44x, respectively. Assuming SLH's stock price of $35.25 at February 24, 1998 (representing SLH's high stock price during such period), Salomon Smith Barney also determined the implied equity value of Syntroleum and the implied Exchange Ratio of $1,064 million and 1.54x, respectively. Assuming SLH's stock price of $7.33 at May 2, 1997 (representing SLH's low stock price during such period), Salomon Smith Barney also determined the implied equity value of Syntroleum and the implied Exchange Ratio of $50 million and 0.36x, respectively. Assuming SLH's mean stock price of $22.65 over such period, Salomon Smith Barney also determined the implied equity value of Syntroleum and the implied Exchange Ratio of $603 million and 1.37x, respectively.

    PRO FORMA ANALYSES. Based on ownership and balance sheet information provided by the management of SLH, Salomon Smith Barney prepared pro forma ownership and pro forma balance sheet information based on an assumed Exchange Ratio of 1.46 SLH shares per Syntroleum share. Based on ownership calculated on a fully diluted basis, former shareholders of Syntroleum would own 64.3% of the combined companies after the Merger and existing shareholders of SLH would own 35.7% of the combined companies after the Merger.

    Salomon Smith Barney is an internationally recognized investment banking firm that regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and corporate, estate and other purposes. Salomon Smith Barney was retained as a financial advisor because of its reputation, expertise in the valuation of companies and substantial experience in transactions such as the Merger.

    Salomon Smith Barney has rendered certain investment banking and financial advisory services to SLH in the past for which Salomon Smith Barney has been paid fees. In addition, in the ordinary course of Salomon Smith Barney's business, Salomon Smith Barney or its affiliates may actively trade the securities of SLH for its own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Salomon Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain business relationships with SLH and/or Syntroleum.

    SLH and Salomon Smith Barney have entered into a letter agreement dated March 12, 1998 (the "Salomon Smith Barney Engagement Letter") relating to the services to be provided by Salomon Smith Barney in connection with the Merger. Pursuant to the Salomon Smith Barney Engagement Letter, SLH has agreed to pay Salomon Smith Barney a total fee of $1,000,000, a portion of which is contingent upon the delivery of the Salomon Smith Barney Opinion and the consummation of the Merger. In a separate letter agreement dated March 12, 1998, SLH also agreed to reimburse Salomon Smith Barney for the reasonable fees and disbursements of Salomon Smith Barney's counsel and Salomon Smith Barney's reasonable travel and other out-of-pocket expenses and to indemnify Salomon Smith Barney against certain liabilities, including liabilities under the federal securities law, relating to or arising out of its engagement.

OPINION OF SYNTROLEUM'S FINANCIAL ADVISOR

    Pursuant to an engagement letter dated March 6, 1998, Syntroleum retained J.P. Morgan as its financial advisor and to deliver a fairness opinion in connection with the proposed Merger.

    At the meeting of the Board of Directors of Syntroleum on March 25, 1998, J.P. Morgan rendered its oral opinion to the Board of Directors of Syntroleum that, as of such date, the consideration proposed to be paid to Syntroleum's stockholders in connection with the proposed Merger was fair, from a financial point of view, to such stockholders. J.P. Morgan has confirmed its March 25, 1998 oral opinion by delivering its written opinion to the Board of Directors of Syntroleum, dated March 30, 1998, that, as of such date, the consideration proposed to be paid to Syntroleum's stockholders in connection with the proposed Merger was fair, from a financial point of view, to such stockholders. No limitations were imposed by Syntroleum's Board of Directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

    The full text of the written opinion of J.P. Morgan dated March 30, 1998, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix C to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Syntroleum's stockholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion is addressed to the Board of Directors of Syntroleum, is directed only to the consideration proposed to be paid to Syntroleum's stockholders in connection with the proposed Merger, and does not constitute a recommendation to any stockholder of Syntroleum as to how such stockholder should vote at the Syntroleum Special Meeting. The summary of the opinion of J.P. Morgan set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

    In arriving at its opinions, J.P. Morgan reviewed, among other things, the Merger Agreement; the audited financial statements of Syntroleum and SLH for the fiscal year ended December 31, 1997, and the unaudited financial statements of Syntroleum and SLH for the period ended February 28, 1998; current and historical market prices of SLH Common Stock; certain publicly available information concerning the business of SLH; and certain internal financial analyses and forecasts prepared by Syntroleum and SLH and their respective managements. J.P. Morgan also held discussions with certain members of the management of Syntroleum and SLH with respect to certain aspects of the Merger, the past and current business operations of Syntroleum and SLH, the financial condition and future prospects and operations of Syntroleum and SLH, the effects of the Merger on the financial condition and future prospects and operations of Syntroleum and SLH, and certain other matters believed necessary or appropriate to J.P. Morgan's inquiry. In addition, J.P. Morgan visited certain representative facilities of Syntroleum and SLH, and reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

    J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by Syntroleum and SLH or otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Syntroleum and SLH to which such analyses or forecasts relate. J.P. Morgan has also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of Syntroleum, and that the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement.

    The projections furnished to J.P. Morgan for Syntroleum and SLH were prepared by the respective managements of each company. Neither Syntroleum nor SLH publicly discloses internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

    J.P. Morgan's opinions are based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinions. Subsequent developments may affect the written opinion dated March 30, 1998, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan expressed no opinion as to the price at which the SLH Common Stock will trade at any future time.

    In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

    DISCOUNTED CASH FLOW ANALYSIS. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the equity value per share for the Syntroleum Common Stock. J.P. Morgan calculated the unlevered free cash flows that Syntroleum is expected to generate during fiscal years 1998 through 2006 based upon financial projections prepared by management of Syntroleum through the years ended 2006. J.P. Morgan also calculated a range of terminal equity values of Syntroleum at the end of the 9-year period ending 2006. For calculation of the terminal equity value, J.P. Morgan adjusted the projections prepared by management by reducing the profit margin by 50% in year 2006 from 40% to 20% to reflect a more mature growth stage of the business and lower margins from potentially increased competition in the future (the "Adjustments"). A price-to-earnings multiple ranging from 12.5x to 17.5x, reflective of average price-to-earnings multiples for mature integrated petroleum companies, was applied to the earnings of Syntroleum after the Adjustments during the final year of the 9-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 11.6% to 19.6%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Syntroleum. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for Syntroleum's estimated 1998 fiscal year-end excess cash and total debt. Based on the adjusted management projections, a discount rate range of 11.6-19.6%, and a price-to-earnings multiple range of 12.5-17.5x, the discounted cash flow analysis indicated a range of equity values of between $18.11 and $64.91 per primary share of Syntroleum Common Stock.

    ALTERNATIVE PUBLIC MARKET VALUATION. J.P. Morgan performed an Alternative Public Market Valuation for the purposes of determining the equity value of Syntroleum. Under this valuation methodology, Syntroleum projected earnings in the years 2002 and 2003 were capitalized at price-to-earnings multiples of 25.0-30.0x based on a trading multiple range consistent with companies in a high growth stage and discounted to the present at equity discount rates ranging from 25.0-30.0%. An additional 15.0% discount was then applied to the resulting values to reflect the standard pricing discount associated with initial public offerings. This valuation methodology yielded values of $38.06 to $59.54 per primary share of Syntroleum Common Stock.

    The valuation methodologies described above yielded a combined value range of $18.11 to $64.91 per share of Syntroleum. This compares with an implied value of $46.60 per share of Syntroleum Common Stock using the proposed exchange ratio methodology, based on a 30-day average of the closing price of SLH Common Stock prior to the date of the announcement of the Merger.

    The summary set forth above does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and their analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

    As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to deliver an opinion to Syntroleum's Board of Directors with respect to the Merger on the basis of such experience and its familiarity with Syntroleum.

    For services rendered in connection with the delivery of its opinion, Syntroleum has agreed to pay J.P. Morgan a fee of $750,000. In addition, Syntroleum has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

    J.P. Morgan has participated in discussions regarding the capital structure of Syntroleum and capital raising alternatives. In the ordinary course of their businesses, affiliates of J.P. Morgan may actively trade the debt and equity securities of SLH for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

ACCOUNTING TREATMENT

    The Merger will be accounted for as a reverse acquisition using the purchase method of accounting in accordance with Accounting Principles Board Opinion No.
16. Although SLH is the surviving corporation in the Merger for legal purposes, Syntroleum will be the acquirer for accounting purposes. For purposes of preparing its consolidated financial statements, the combined company will establish a new accounting basis for SLH's assets and liabilities using the fair values thereof, based upon the consideration paid in the Merger and Syntroleum's costs of the Merger. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made; however, management does not believe the adjustments to the SLH assets, if any, will be material. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma combined financial statements appearing elsewhere in this Joint Proxy Statement/Prospectus are preliminary and have been made solely for purposes of developing such pro forma combined financial statements. For financial reporting purposes, the results of operations of SLH will be included in the combined company's consolidated statement of operations following the effective date of the Merger. As a result of the Merger, the financial statements for prior periods will include the results of operations for Syntroleum. See "Unaudited Pro Forma Combined Financial Statements."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material United States federal income tax consequences of the Merger to the holders of Syntroleum Common Stock. Such summary is based upon current law (which is subject to change). The following does not comment on all federal income tax consequences of the Merger that may be relevant to particular holders, including holders who are subject to special tax rules such as dealers in securities, mutual funds, insurance companies, tax-exempt entities and persons who do not hold their Syntroleum Common Stock as capital assets. Neither Syntroleum nor SLH has requested a ruling from the Internal Revenue Service as to the United States federal income tax consequences of the Merger.

    Each of SLH and Syntroleum has received an opinion from Baker & Botts, L.L.P. as to the United States federal income tax consequences of the Merger. Such opinion is filed as Exhibit 8.1 to the registration statement of which this Joint Proxy Statement/Prospectus is a part and provides, in summary, as follows:

    (a) The Merger is a reorganization within the meaning of Section 368(a) of the Code, and each of SLH and Syntroleum is a party to the reorganization within the meaning of Section 368(b) of the Code.

    (b) No gain or loss will be recognized for United States federal income tax purposes by SLH or Syntroleum as a result of the Merger.

    (c) Gain or loss will be recognized by a holder of Syntroleum Common Stock who exchanges all of his shares of Syntroleum Common Stock for shares of SLH Common Stock and cash in lieu of a fractional share only in respect of the cash. Such cash will be treated as if it were received in redemption of a fractional share of SLH Common Stock which was received in the Merger. Any such redemption should be treated as a distribution in exchange for the fractional share.

    (d) The aggregate basis of the shares of SLH Common Stock received by a holder of Syntroleum Common Stock in the Merger (including any fractional share in respect of which cash is received) will be the same as the aggregate basis of the shares of Syntroleum Common Stock surrendered in exchange therefor.

    (e) The holding period of the shares of SLH Common Stock received by a holder of Syntroleum Common Stock in the Merger (including any fractional share in respect of which cash is received) will include the holding period of the shares of Syntroleum Common Stock surrendered in exchange therefor, provided that such shares of Syntroleum Common Stock are held as capital assets when the Merger occurs.

    (f) A holder of Syntroleum Common Stock who receives cash by reason of the exercise of appraisal rights in respect of all of the shares of Syntroleum Common Stock which such person owns immediately prior to the Merger will recognize income or loss as a result thereof in an amount which should, as a general matter, be the amount of cash so received reduced by such holder's basis in the Syntroleum Common Stock so surrendered.

    Such opinion is based upon generally applicable current provisions of the Code, applicable Treasury Regulations promulgated thereunder, judicial decisions and current administrative rulings, all of which are subject to change with retroactive effect. In addition, the opinion is conditioned upon the accuracy of certain matters which are set out in a tax certificate which is attached to such opinion (which has been filed as Exhibit 8.1 to the registration statement of which this Joint Proxy Statement/Prospectus is a part) and as to which one or both of SLH and Syntroleum have made representations.

    An opinion of counsel is not binding on the Internal Revenue Service ("IRS") or the courts. Therefore, there can be no assurance that the federal income tax consequences of the Merger that are described herein will be available.

    Because the tax consequences to any particular holder of Syntroleum Common Stock may be affected by his or her particular circumstances and by the applicability to him or her of one or more special rules such as those which apply to dealers in securities, foreign persons, mutual funds, insurance companies and persons who do not hold their shares as capital assets, each person is urged to consult his or her own tax advisor concerning the effect of the Merger upon him or her including the effect of any other state, local or other tax to which he or she may be subject.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; INHERENT CONFLICTS OF INTEREST

    In considering the recommendations of the Syntroleum Board of Directors and the SLH Board of Directors with respect to the Merger, stockholders should be aware that certain members of the Board of Directors of Syntroleum and certain executive officers of Syntroleum and certain members of the Board of Directors of SLH and certain executive officers of SLH have the following interests in the Merger separate from their interests as Syntroleum stockholders and SLH stockholders, respectively.

    COMPOSITION OF THE SLH BOARD. In connection with the Merger, Kenneth L. Agee, Mark A. Agee, Alvin R. Albe, Jr., Frank M. Bumstead, Robert Rosene, Jr., and J. Edward Sheridan, who are currently directors of Syntroleum, will be elected as directors of SLH effective as of the Effective Time. P. Anthony Jacobs and James R. Seward, who are currently directors of SLH, will continue as directors of SLH following the Effective Time. See "Management After the Merger."

    DIRECTOR COMPENSATION AFTER THE MERGER. Following the merger all of the directors of the combined company will comprise all of the present directors of Syntroleum. As directors of the combined company they will continue to receive the same director compensation that they have received as directors of Syntroleum. Employee directors receive no additional compensation as directors. After the Effective Time, the outside or non-employee directors of SLH who continue on as directors of the combined company, will be entitled to receive reimbursement of expenses related to their attendance of Board meetings along with additional compensation pursuant to Syntroleum's Stock Option Plan for Outside Directors (the "Director Plan"). In general, under the Director Plan, each director is granted on January 1st of each year an option to purchase a number of shares of Syntroleum Common Stock which is determined by dividing $18,000 by the fair market value of Syntroleum Common Stock on the date of such grant. The term of each granted option is ten years and grants are typically made on January 1st of each year (except for the initial grant which is made upon a director becoming eligible under the Director Plan). Except for the initial issuance to a director under the Director Plan which is 100% vested, vesting is based on the percentage of total Board meetings attended by such director during the preceding year. See "Proposal to Approve the Syntroleum Stock Option Plans--Stock Option Plan for Outside Directors."

    ADJUSTMENTS TO STOCK OPTIONS. As shown in the following table, SLH officers and directors hold options to purchase a total of 948,900 shares of SLH Common Stock at an exercise price of $3.19 per share, of which 194,400 are currently exercisable and 754,500 will become exercisable on the earlier of death, a change of control or March 3, 1999 as to 50% of such shares and March 3, 2000 as to the balance:

                                                                        CURRENT VALUE OF
                                                                   IN-THE-MONEY OPTIONS BASED
                                    OPTIONS HELD AS OF JULY 1,     ON THE SLH 7-1-98 CLOSING
                                               1998                       STOCK PRICE
NAME                                EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
--------------------------------  ------------------------------  ----------------------------
James R. Seward.................                 0/195,000                 $0/$2,911,994
P. Anthony Jacobs...............                 0/195,000                  0/ 2,911,994
Steven K. Fitzwater.............                 0/121,500                  0/ 1,814,396
Lan C. Bentsen..................            48,600/ 48,600             725,758/  725,758
W.D. Grant......................            48,600/ 48,600             725,758/  725,758
William T. Grant, II............            48,600/ 48,600             725,758/  725,758
Michael E. Herman...............            48,600/ 48,600             725,758/  725,758
David W. Kemper.................                 0/ 48,600                   0/  725,758

    Under SLH's 1997 Stock Incentive Plan (the "SLH Stock Option Plan") and the option agreements as in effect on the date of the Merger Agreement, the Merger would have effected a change in control so as to cause all of the above unexercisable options to become immediately vested. However, in order to avoid the exercisability as to these options as a result of the Merger, the Merger Agreement provides that, with the consent of the optionee, the Merger will not be deemed to effect a change in control so as to accelerate the exercisability of the option. The Merger Agreement also provides for the exercisability of these options to be adjusted so that the options will generally be exercisable on the earlier of within one year after death or the fifth anniversary of the Effective Time, except that options held by persons that continue as directors following the Merger will remain exercisable for so long as such person continues as a director (provided that the option will cease to be exercisable on March 3, 2007). The Merger Agreement also provides that the obligation of Syntroleum to close the Merger is conditioned upon the delivery of written consents by each of the optionees to these adjustments. See "Material Provisions of the Merger Agreement-Adjustments to SLH Options."

    PAYMENTS UPON TERMINATION OF EMPLOYMENT AGREEMENTS. The obligation of Syntroleum to close the Merger is also conditioned upon the delivery at the closing of the written resignations of Messrs. Seward, Jacobs and Fitzwater as officers of SLH. These resignations will effect a termination of their employment agreements with SLH. The Merger Agreement further provides that such resignations will be deemed to effect a termination of each of the agreements "without cause" so as to trigger a requirement of SLH to pay each of the officers their base salaries for the remainder of the term of each of the agreements, all of which expire on March 3, 2000. The annual base salary of Messrs. Seward and Jacobs under their agreements is $75,000 each and the base salary under Mr. Fitzwater's is $60,000.

    INDEMNIFICATION. From and after the Effective Time, SLH has agreed to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of SLH or Syntroleum or any of their subsidiaries or an employee of SLH or Syntroleum or any of their subsidiaries who acts as a fiduciary under any of the SLH benefit programs or plans or the Syntroleum benefit programs or plans, against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, or such employee of SLH or Syntroleum or any of their subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time.

    CONFLICTS OF INTEREST. James R. Seward, who is the President, Chief Executive Officer and a director of SLH, and P. Anthony Jacobs, who is Chairman of the Board of SLH, are also directors of Syntroleum and will continue as directors following the Merger. As a result of such dual capacities, and because Mr. Seward was SLH's primary representative in connection with the negotiation of the Merger Agreement, conflicts existed in negotiating the terms of the Merger Agreement. In addition, conflicts could arise under the Merger Agreement prior to any completion of the Merger, including any issue relating to the manner in which shares of Syntroleum Common Stock held by SLH should be voted. SLH and Syntroleum intend to cause any such decision to be approved by a majority of non-interlocking directors of SLH and/or Syntroleum, as the case may be.

DISSENTERS' APPRAISAL RIGHTS

    Record holders of SLH Common Stock are not entitled to appraisal rights under Section 17-6712 of the KGCC.

    Record holders of Syntroleum Common Stock are entitled to appraisal rights under Section 1091 of the OGCA. A holder of an option to purchase shares of Syntroleum Common Stock must exercise such options in order to obtain Syntroleum Common Stock before such holder will be entitled to appraisal rights as a stockholder of Syntroleum. A holder of an option to purchase shares of Syntroleum Common Stock is not otherwise entitled to appraisal rights.

    THIS DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE OGCA AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 1091 OF THE OGCA ("SECTION 1091"), WHICH IS REPRINTED IN ITS ENTIRETY AS APPENDIX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS. ALL REFERENCES IN SECTION 1091 AND IN THIS SUMMARY TO A "STOCKHOLDER" OR "HOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF SYNTROLEUM COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

    Under the OGCA, record holders of Syntroleum Common Stock who follow the procedures set forth in Section 1091 and who do not vote in favor of the Merger Agreement will be entitled to have their shares of Syntroleum Common Stock appraised by the Oklahoma District Court and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF SYNTROLEUM COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT THE APPRAISAL RIGHTS PROVIDED UNDER SECTION 1091.

    Under Section 1091, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the Syntroleum Special Meeting, not less than 20 days prior to the meeting, the corporation must notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in each such notice a copy of Section 1091.

    This Joint Proxy Statement/Prospectus constitutes such notice to the record holders of Syntroleum Common Stock and the applicable provisions of the OGCA are attached to this Joint Proxy Statement/ Prospectus as Appendix D. Any such stockholder who wishes to exercise such appraisal rights should review the following discussion and Appendix D carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the OGCA.

    A holder of shares of Syntroleum Common Stock wishing to exercise his or her appraisal rights (a) must deliver to the Secretary of Syntroleum, before the vote on the Merger Agreement at the Syntroleum Special Meeting to be held on August 6, 1998, a written demand for appraisal of his or her shares of Syntroleum Common Stock and (b) must not vote in favor of the Merger. A proxy or vote against the Merger shall not constitute a demand. A holder of Syntroleum Common Stock electing to demand appraisal must do so before the taking of a vote on the Merger Agreement by a separate written demand that reasonably informs Syntroleum of the identity of the record holder of Syntroleum Common Stock and of such holder's intention thereby to demand the appraisal of such holder's Syntroleum Common Stock. ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO SYNTROLEUM AT SYNTROLEUM PLAZA, 1350 SOUTH BOULDER, SUITE 1100, TULSA, OKLAHOMA 74119-3295, ATTENTION: SECRETARY.

    A holder of shares of Syntroleum Common Stock wishing to exercise his or her appraisal rights must hold his or her shares of record on the date the written demand for appraisal is made and must hold his or her shares continuously through the Effective Time. Accordingly, a record holder of Syntroleum Common Stock who is the record holder of Syntroleum Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such stock prior to the consummation of the Merger, will lose any right to appraisal in respect of such shares.

    Only a holder of record of shares of Syntroleum Common Stock is entitled to assert appraisal rights for the shares of Syntroleum Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the shares of Syntroleum Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Syntroleum Common Stock are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder who holds shares of Syntroleum Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Syntroleum Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Syntroleum Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of Syntroleum Common Stock as to which appraisal is sought. When no number of shares of Syntroleum Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Syntroleum Common Stock held in the name of the record owner.

    Stockholders who hold their shares of Syntroleum Common Stock in nominee form and who wish to exercise appraisal rights must take all necessary steps in order that a demand for appraisal is made by the record holder of those shares and are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the record holder.

    Within ten days after the Effective Time, the surviving corporation must send a notice as to the effectiveness of the Merger to each person who has properly asserted appraisal rights under Section 1091 and has not voted in favor of or consented to the Merger. Within 120 days after the Effective Time, but not thereafter, the surviving corporation, or any holder of shares of Syntroleum Common Stock who has complied with the procedures under Section 1091 and who is entitled to appraisal rights under Section 1091, may file a petition in the Oklahoma District Court demanding a determination of the value of the stock of all such stockholders. The surviving corporation is not under any obligation and has no present intention, to file a petition with respect to the appraisal of the "fair value" of the shares of Syntroleum Common Stock. Accordingly, it is the obligation of a stockholder to initiate all necessary action to perfect his appraisal rights within the time prescribed in Section 1091.

    Within 120 days after the Effective Time, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Syntroleum Common Stock not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of Syntroleum Common Stock. Such statements must be mailed within 10 days after a written request therefor has been received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal under Section 1091, whichever is later.

    A holder of shares of Syntroleum Common Stock will fail to perfect, and effectively lose, his or her right to appraisal if, among other things, no petition for appraisal of shares of Syntroleum Common Stock is filed within 120 days after the Effective Time, or if the stockholder delivers to Syntroleum a written withdrawal of his or her demand for appraisal. If a petition for an appraisal is timely filed, after a hearing on such petition, the Oklahoma District Court will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their shares of Syntroleum Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares of Syntroleum Common Stock as determined under Section 1091 could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Syntroleum Common Stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under
Section 1091.

    The Oklahoma District Court will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Syntroleum Common Stock have been appraised. The costs of the action may be determined by the Oklahoma District Court and taxed upon the parties as the Oklahoma District Court deems equitable. The Oklahoma District Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Syntroleum Common Stock entitled to appraisal.

    A holder may withdraw his demand for appraisal by delivering to the surviving corporation a written withdrawal of his demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the surviving corporation. Failure to follow the steps required by Section 1091 of the OGCA for perfecting appraisal rights may result in the loss of such rights (in which event a stockholder will be entitled to receive the consideration receivable with respect to such appraisal shares in accordance with the Merger Agreement).

    Any holder of shares of Syntroleum Common Stock who has duly demanded an appraisal in compliance with Section 1091 will not, after the Effective Time, be entitled to vote the shares of Syntroleum Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Syntroleum Common Stock as of a date prior to the Effective Time).

RESALES OF SLH COMMON STOCK

    The shares of SLH Common Stock to be issued to the stockholders of Syntroleum pursuant to the Merger Agreement are being registered under the Securities Act pursuant to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part. However, because some stockholders of Syntroleum are or may be affiliates of Syntroleum or SLH, such persons will not be able to resell the SLH Common Stock received by them in the Merger unless the SLH Common Stock is registered for resale under the Securities Act, is sold in compliance with an exemption from the registration requirements of the Securities Act or is sold in compliance with Rule 145 under the Securities Act.

    Pursuant to Rule 145 under the Securities Act, the sale of SLH Common Stock acquired by such former Syntroleum stockholders pursuant to the Merger will be subject to certain restrictions. Such persons may sell SLH Common Stock under Rule 145 only if (i) SLH has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months, (ii) the SLH Common Stock is sold in a "broker's transaction," which is defined in Rule 144 under the Securities Act as a sale in which (a) the seller does not solicit or arrange for orders to buy the securities, (b) the seller does not make any payment other than to the broker, (c) the broker does no more than execute the order and receive a nominal commission and (d) the broker does not solicit customer orders to buy the securities, and (iii) such sale and all other sales made by such person within the preceding three months do not collectively exceed the greater of (x) 1% of the outstanding shares of SLH Common Stock and (y) the average weekly trading volume of SLH Common Stock on all national securities exchanges during the four-week period preceding the sale.

    Persons who may be deemed to be affiliates of Syntroleum generally include individuals or entities which control, are controlled by, or are under common control with, Syntroleum and may include certain officers and directors of Syntroleum, as well as principal stockholders of Syntroleum. The Merger Agreement requires Syntroleum to use its commercially reasonable efforts to cause each of its affiliates to execute a written agreement pursuant to which each such party acknowledges that it is subject to the provisions of Rule 145(d).

INCREASED AUTHORIZED SHARES

    In connection with the Merger, the Articles of Incorporation of SLH will be amended by the Certificate of Merger to increase the number of authorized shares of SLH Common Stock from 30,000,000 shares to 150,000,000 shares and increase the number of authorized shares of SLH Preferred Stock from 1,000,000 to 5,000,000 shares. As of the date of this Joint Proxy Statement/Prospectus 10,074,721 shares of

SLH Common Stock and no shares of SLH Preferred Stock were outstanding, 974,400 shares of SLH Common Stock were reserved for issuance under SLH's 1997 Stock Incentive Plan (the "SLH Stock Option Plan") and 250,000 shares of junior participating preferred stock, par value $0.01 per share ("SLH Junior Preferred Stock"), of SLH were reserved pursuant to the preferred share purchase rights associated with the SLH Common Stock.

    If the Merger is consummated and the Syntroleum Stock Option Plans are approved, SLH will have outstanding approximately 27,158,774 shares of SLH Common Stock, and will have 4,024,026 shares of SLH Common Stock reserved for issuance under stock options and employee benefit plans, assuming an Exchange Ratio of 1.30973 and the number of shares outstanding as of July 1, 1998. As a result, SLH needs to authorize additional SLH Common Stock in order to have enough authorized shares to consummate the Merger and satisfy the requirements of stock options and employee benefit plans. In addition, the SLH Board of Directors believes that the additional authorized shares of SLH Common Stock and SLH Preferred Stock contemplated by this amendment is desirable because it will allow SLH to issue additional shares from time to time, without further action or authorization by the stockholders (except as may be required by law or by any stock exchange on which SLH securities may then be listed), for stock splits, stock dividends or other distributions, financings, acquisitions, stock grants, stock options and employee benefit plans and other corporate purposes. The NASDAQ National Market, on which SLH Common Stock now trades, currently requires stockholder approval of the issuance of shares in certain instances, including transactions where the issuance could increase the number of outstanding shares by 20% or more.

    While SLH has no present plans, agreements or commitments for the issuance of additional shares of SLH Common Stock or SLH Preferred Stock (except as described herein), other than pursuant to its employee benefit plans and upon the exercise of stock options, the SLH Board of Directors believes that the availability of these shares would allow SLH to issue additional shares of SLH Common Stock or SLH Preferred Stock if market or other conditions indicate that such a course of action is advisable.

    Although the SLH Board of Directors has no present intention of doing so, the additional shares of SLH Common Stock and SLH Preferred Stock that will be authorized for issuance if the Merger Agreement is approved, could be issued in one or more transactions (within limitations imposed by applicable law) that would make a takeover of SLH more difficult and, therefore, less likely, even though such a takeover might be economically beneficial to SLH and its stockholders. The SLH Board of Directors and management of SLH have no knowledge of any person or entity that intends to seek a controlling interest in, or to make a takeover proposal with respect to, SLH. See "Description of SLH Capital Stock."

CERTAIN REGULATORY MATTERS

    The parties to the Merger Agreement have agreed to cooperate and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity (as defined in the Merger Agreement) required to be obtained or made by Syntroleum, SLH or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by the Merger Agreement. Failure to obtain any necessary regulatory approval or any adverse conditions that are imposed with respect to any necessary regulatory approval may affect the consummation of the Merger.

    The Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules and regulations thereunder provide that certain transactions may not be consummated until certain information has been submitted to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the specified HSR Act waiting period requirements have been satisfied. Neither SLH nor Syntroleum believes that the Merger will be subject to the HSR Act or violate federal antitrust laws.

                  MATERIAL PROVISIONS OF THE MERGER AGREEMENT

    THE FOLLOWING DESCRIPTION OF THE MERGER AGREEMENT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS INCLUDED AS APPENDIX A TO THIS JOINT PROXY
STATEMENT/PROSPECTUS AND IS INCORPORATED IN ITS ENTIRETY HEREIN BY REFERENCE.

MERGER CONSIDERATION

    SYNTROLEUM COMMON STOCK. Except for shares as to which appraisal rights have been perfected under Oklahoma law (the "Dissenting Shares"), each share of Syntroleum Common Stock outstanding immediately prior to the Effective Time will be converted at the Effective Time into the right to receive from SLH a number of shares of SLH Common Stock equal to the Exchange Ratio. The "Exchange Ratio" means the ratio of the Implied Syntroleum Per Share Common Stock Market Value divided by the SLH Per Share Common Stock Market Value. "SLH Per Share Common Stock Market Value" means the average closing price of SLH Common Stock during the five trading days ending on the business day immediately preceding the SLH Annual Meeting. The "Implied Syntroleum Per Share Common Stock Market Value" is equal to (i) the difference between the SLH Market Capitalization and $50,520,000 (SLH's total stockholders' equity as of March 31, 1998 (excluding the book value of the shares of Syntroleum Common Stock that SLH owns, which was zero)) divided by (ii) 5,950,000 (the number of shares of Syntroleum's Common Stock that SLH owns). The "SLH Market Capitalization" means the product of (A) the average closing price of SLH's Common Stock during the five trading days ending on the business day immediately preceding the SLH Annual Meeting and (B) 10,519,121 (the sum of the number of shares of SLH Common Stock outstanding, the number of shares of SLH Common Stock issuable pursuant to vested options to purchase such shares and 250,000 shares (which reflects a portion of the number of shares of SLH Common Stock issuable pursuant to non-vested options)).

    In establishing the mechanism for determining the Exchange Ratio, SLH and Syntroleum sought to provide that the holders of shares of Syntroleum Common Stock would receive in the Merger a number of shares of SLH Common Stock that reflect the relative value of a share of Syntroleum Common Stock compared to a share of SLH Common Stock. Because (i) shares of SLH Common Stock are publicly traded and shares of Syntroleum Common Stock are not and (ii) SLH and Syntroleum both believed that the trading prices for the SLH Common Stock reflected a market valuation of the value of the shares of Syntroleum Common Stock held by SLH and a fair valuation of SLH's other assets as equal to their book value, SLH and Syntroleum determined that the relative value of shares of Syntroleum Common Stock and SLH Common Stock should be determined pursuant to a formula that was primarily based on the trading prices of the SLH Common Stock. As a result, the mechanism for determining the Exchange Ratio uses closing prices of the SLH Common Stock to determine the value of the SLH Common Stock. The implied value of the Syntroleum Common Stock is determined by calculating the value of the shares of Syntroleum Common Stock held by SLH implied by the trading prices of the SLH Common Stock. The Exchange Ratio mechanism for determining this value consists first of calculating the total market capitalization of SLH reflected by the trading prices of the SLH Common Stock, and then of subtracting the book value of SLH's non-Syntroleum assets (this is reflected in the above paragraph as subtracting SLH's total stockholders' equity from the SLH Market Capitalization). The result is the implied value of a share of Syntroleum Common Stock that is used to determine the Exchange Ratio.

    Set forth below is an illustration of the determination of the Exchange Ratio. All of the amounts used in the determination of the Exchange Ratio are fixed and specified in the Merger Agreement except the stockholders equity of SLH as of March 31, 1998 (which was established and reflected in SLH's Quarterly Report on Form 10-Q filed with the SEC on May 15, 1998) and the SLH Per Share Common Stock Market Value (which will be determined on the day of the SLH Annual Meeting). Because the Exchange Ratio will be determined on the day of the SLH Annual Meeting based on the average closing price of the SLH

Common Stock during the five preceding trading days, stockholders that deliver their proxy card prior to the date of the SLH Annual Meeting will not know the actual Exchange Ratio at the time of delivery.

                                                   Implied Syntroleum Per Share Common Stock Market Value
                                  =          ------------------------------------------------------------------
Exchange Ratio                                             SLH Per Share Common Stock Market Value

Implied Syntroleum Per                      (SLH Per Share Common Stock Market Value x 10,519,121) - $50,520,000
Share Common Stock                =          ------------------------------------------------------------------
Market Value                                                              5,950,000

    For example, if the average closing price of the SLH Common Stock during the five trading days ending on the business day immediately preceding the SLH Annual Meeting is $18.5313 (which was the average closing price of the SLH Common Stock during the five trading days immediately preceding July 1, 1998), the Exchange Ratio would be 1.30973, calculated as follows:

              (($18.5313 x 10,519,121) - $50,520,000)/5,950,000
        --------------------------------------------------------------                  =    1.30973
                                   $18.5313

    Set forth below are examples of the calculation of the Exchange Ratio at various assumed average closing prices of the SLH Common Stock. Also shown are the percentages of the outstanding shares of the combined company that the current holders of SLH Common Stock and Syntroleum Common Stock hold following the Merger based on such Exchange Ratios.

 ASSUMED SLH PER    IMPLIED SYNTROLEUM               PERCENTAGE OWNED    PERCENTAGE OWNED BY
SHARE COMMON STOCK   PER SHARE COMMON    EXCHANGE      BY FORMER SLH      FORMER SYNTROLEUM
   MARKET VALUE     STOCK MARKET VALUE     RATIO       STOCKHOLDERS          STOCKHOLDERS
------------------  ------------------  -----------  -----------------  ----------------------
  $  10.00              $    9.188          .91884          45.67%                54.33%
  $  15.00              $   18.028         1.20187          39.12%                60.88%
  $  18.5313 (1)        $   24.271         1.30973          37.10%                62.90%
  $  20.00              $   26.868         1.34338          36.51%                63.49%
  $  25.00              $   35.707         1.42829          35.10%                64.90%
  $  27.975  (2)        $   40.878         1.46122          34.58%                65.42%
  $  30.00              $   44.547         1.48489          34.22%                65.78%
  $  35.00              $   53.386         1.52533          33.61%                66.39%
  $  40.00              $   62.226         1.55565          33.18%                66.82%

------------------------

(1) Reflects the average closing price of the SLH Common Stock during the five trading days preceding July 1, 1998.

(2) Reflects the average closing price of the SLH Common Stock during the five trading days preceding March 30, 1998, the last trading date preceding public announcement of the Merger.

    SYNTROLEUM STOCK OPTIONS. Each holder of an unexpired option to purchase Syntroleum Common Stock that is outstanding at the Effective Time (a "Syntroleum Stock Option"), whether or not then exercisable, will have all of his or her Syntroleum Stock Options assumed by SLH.

CONVERSION OF SHARES; FRACTIONAL SHARES

    The conversion of Syntroleum Common Stock into SLH Common Stock will occur automatically at the Effective Time. As soon as practicable after the Effective Time, American Stock Transfer & Trust Company, in its capacity as exchange agent (the "Exchange Agent"), will send a transmittal form to each Syntroleum stockholder. The transmittal form will contain instructions with respect to the surrender of certificates representing Syntroleum Common Stock to be exchanged for certificates representing SLH Common Stock.

    All shares of SLH Common Stock issued upon conversion of shares of Syntroleum Common Stock will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Syntroleum Common Stock.

    NO FRACTIONAL SHARES OF SLH COMMON STOCK WILL BE ISSUED TO ANY SYNTROLEUM STOCKHOLDER UPON CONSUMMATION OF THE MERGER. FOR EACH FRACTIONAL SHARE THAT WOULD OTHERWISE BE ISSUED, SLH WILL PAY AN AMOUNT IN CASH (WITHOUT INTEREST) EQUAL TO THE VALUE OF SUCH FRACTION OF A SHARE BASED UPON THE CLOSING PRICE OF SLH COMMON STOCK ON THE NASDAQ ON THE DATE ON WHICH THE EFFECTIVE TIME (AS DEFINED IN THE MERGER AGREEMENT) SHALL OCCUR (OR IF THE SLH COMMON STOCK SHALL NOT TRADE ON THE NASDAQ ON SUCH DATE, THE FIRST DAY THAT SLH COMMON STOCK SHALL TRADE ON THE NASDAQ THEREAFTER).

CERTIFICATES EVIDENCING SLH COMMON STOCK

    Although the Merger will effect a change in the name of SLH Corporation to Syntroleum Corporation, certificates evidencing shares of SLH Common Stock prior to the Effective Time that bear the name "SLH Corporation" will continue to evidence the same number of shares of SLH Common Stock after the Effective Time. However, holders of such certificates may obtain new certificates that bear the name "Syntroleum Corporation" by delivering the old certificates to the Exchange Agent or the Transfer Agent together with appropriate transmittal documents that may be obtained from such agent upon request.

APPRAISAL RIGHTS

    If the Merger is consummated, dissenting holders of shares of Syntroleum Common Stock are entitled to appraisal rights under Section 1091 of the OGCA, provided that they comply with the conditions established thereunder. See "The Merger--Dissenters' Appraisal Rights."

TREATMENT OF SYNTROLEUM OPTIONS

    Pursuant to the Merger Agreement, at the Effective Time, all Syntroleum Options then outstanding under the Syntroleum Stock Option Plans will remain outstanding and will be assumed by SLH. Each Syntroleum Option assumed by SLH will be exercisable into SLH Common Stock upon the same terms and conditions as under the applicable Syntroleum Stock Option Plan and the applicable option agreement issued thereunder, except that (i) the number of shares of SLH Common Stock subject to each Syntroleum Option will be determined by multiplying the number of shares of Syntroleum Common Stock subject to the Syntroleum Option immediately prior to the Effective Time by the Exchange Ratio and (ii) the per share price will be determined by dividing the per share exercise price in effect immediately prior to the Effective Time under the Syntroleum Option by the Exchange Ratio.

ADJUSTMENTS TO SLH OPTIONS

    Pursuant to the Merger Agreement, with the consent of a holder of an unexpired option to purchase SLH Common Stock that is outstanding at the Effective Time (an "SLH Stock Option"), (i) such SLH Stock Options will not vest as a result of the Merger; and (ii) the exercise provisions of all SLH Stock Options held by such holder will be adjusted as follows: (A) with respect to a holder who does not continue as a director of SLH following the Effective Time,
(1) if he dies prior to the fifth anniversary of the Effective Time, then the SLH Stock Option may be exercised to the extent otherwise exercisable within one year following the date of death; and (2) if he does not die prior to the fifth anniversary of the Effective Time, then the SLH Stock Option may be exercised at any time prior to the fifth anniversary of the Effective Time but may not be exercised after the fifth anniversary of the Effective Time; and (B) with respect to a holder who continues as a director of SLH following the Effective Time, (1) if he dies prior to the fifth anniversary of the Effective Time or prior to 90 days after he ceases to be a director of Syntroleum, whichever last occurs, then the SLH Stock Option may be exercised to the extent otherwise exercisable within one year following the date of death; and (2) if he does not die prior to the fifth anniversary of the Effective Time, then the SLH Stock Option may be exercised to the extent otherwise exercisable at any time prior to the later of (a) the fifth anniversary of the Effective Time or (b) 90 days following the date the Optionee ceases to be a director of SLH; provided, that in no event may the SLH Stock Option be exercised after March 3, 2007.

CONDITIONS TO THE MERGER

    CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER

    The respective obligations of each party to effect the Merger are subject to the satisfaction prior to the closing of the Merger (the "Closing") of the following conditions:

    SYNTROLEUM STOCKHOLDER APPROVAL. The Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Syntroleum Common Stock entitled to vote thereon.

    SLH STOCKHOLDER APPROVAL. The Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of SLH Common Stock entitled to vote thereon.

    LISTING OF SLH COMMON STOCK. The shares of SLH Common Stock issuable to Syntroleum stockholders pursuant to the Merger and such other shares of SLH Common Stock required to be reserved for issuance in connection with the Merger and related transactions, if any, shall have been authorized for trading on the National Market System of the NASDAQ Stock Market upon official notice of issuance.

    GOVERNMENTAL APPROVALS. All filings, consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any governmental entity in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby by Syntroleum and SLH must have been made or obtained and the Registration Statement must have become effective under the Securities Act and must not be the subject of any stop order or proceeding seeking a stop order. See "The Merger--Certain Regulatory Matters."

    OTHER APPROVALS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger may be in effect at the Effective Time. In addition, SLH and Syntroleum must have obtained all necessary consents required under the Merger Agreement.

    DISSENTERS. The total number of shares held by holders of Syntroleum Common Stock who have made demands for appraisal shall not exceed 2.5% of the shares of Syntroleum Common Stock outstanding.

    ACCOUNTING TREATMENT. The historical or pro forma financial statements included in the registration statement that is declared effective by the SEC and the definitive preliminary proxy materials that are distributed to stockholders of the parties shall not reflect fundamental and material variances from those initially filed (which shall not be materially inconsistent with the accounting treatment currently contemplated by the parties) that are not satisfactory to the Board of Directors of both SLH and Syntroleum.

    TAX OPINION. Syntroleum and SLH shall have received an opinion dated on or about the date which is two days prior to the date this Joint Proxy Statement/Prospectus is first mailed to stockholders of SLH, reasonably satisfactory to Syntroleum and SLH, to the effect that, if the Merger is consummated in accordance with the terms of the Merger Agreement, the Merger will be a reorganization within the meaning of Section 368(a) of the Code, each of SLH and Syntroleum will be a party to that reorganization within the meaning of Section 368(b) of the Code and no gain or loss will be recognized for United States federal income tax purposes by SLH or Syntroleum or a stockholder of Syntroleum as a result of the Merger and upon the conversion of shares of Syntroleum Common Stock into shares of SLH Common Stock except with respect to cash, if any, received in lieu of fractional shares of SLH Common Stock. Syntroleum and SLH have received such opinion in satisfaction of this condition.

    ADDITIONAL CONDITIONS TO OBLIGATIONS OF SLH

    The obligations of SLH to effect the Merger are subject to the satisfaction of certain other conditions, including:

    OPINION OF SLH'S FINANCIAL ADVISOR. SLH has received the opinion of Salomon Smith Barney to the effect that, as of the date of the execution of the Merger Agreement, the consideration to be paid by SLH in the Merger was fair to SLH from a financial point of view. As a condition to SLH's obligations, such opinion shall not have been withdrawn at Closing. See "The Merger--Opinion of SLH's Financial Advisor."

    LETTERS FROM SYNTROLEUM AFFILIATES. Syntroleum shall cause to be prepared and delivered to SLH a list identifying all persons who, at the time of the Syntroleum Special Meeting, may be deemed to be Syntroleum affiliates as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act. As a condition to its obligations, SLH shall have received signed copies of agreements from all parties deemed to be Syntroleum affiliates pursuant to which each such party acknowledges that it is subject to the provisions of Rule 145(d).

    NO VESTING OF SYNTROLEUM STOCK OPTIONS. Syntroleum Stock Options shall not vest as a result of the Merger and will maintain the same vesting period as if the Merger had not occurred.

    OPINION OF COUNSEL OF SYNTROLEUM. Syntroleum shall have delivered an opinion from the general counsel of Syntroleum setting forth (i) the total number and type of shares validly authorized, issued and outstanding of Syntroleum, (ii) the total number and type of options, warrants, convertible debentures or other similar instruments of Syntroleum which are validly authorized, issued and outstanding and (iii) such counsel's opinion as to the binding nature and effect of the Merger Agreement.

    ADDITIONAL CONDITIONS TO OBLIGATIONS OF SYNTROLEUM

    The obligations of Syntroleum to effect the Merger are subject to the satisfaction of certain other conditions, including:

    OPINION OF SYNTROLEUM'S FINANCIAL ADVISOR. Syntroleum has received an opinion of J.P. Morgan to the effect that, as of the date of execution of the Merger Agreement, the consideration to be received by Syntroleum stockholders in the Merger was fair to such holders from a financial point of view. As a condition to Syntroleum's obligations, such opinion shall not have been withdrawn at Closing. See "The Merger--Opinion of Syntroleum's Financial Advisor."

    OPINION OF COUNSEL OF SLH. SLH shall have delivered an opinion from counsel to SLH setting forth (i) the total number and type of shares validly authorized, issued and outstanding of SLH, (ii) the total number and type of options, warrants, convertible debentures or other similar instruments of SLH which are validly authorized, issued, and outstanding and (iii) such counsel's opinion as to the binding nature and effect of the Merger Agreement.

    BOARD OF DIRECTORS AND OFFICERS AT THE EFFECTIVE TIME. Syntroleum shall have received irrevocable letters of resignation effective as of the Effective Time from all of the current directors of SLH other than individuals identified as continuing directors in the Merger Agreement and all current officers of SLH.

    CONSENTS TO SLH STOCK OPTION ADJUSTMENTS. Syntroleum shall have received the consents to the stock option adjustments described under "-Adjustments to SLH Options."

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties by each of SLH and Syntroleum relating to, among other things, (i) the organization and similar corporate matters of it and certain of its subsidiaries, (ii) its capital structure, (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, and the absence of conflicts, violations of or defaults under its governing documents or any loan or credit agreement, note, bond, mortgage, indenture or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to it, any of its respective subsidiaries or any of their respective properties or assets, (iv) the absence of undisclosed material liabilities, (viii) the absence of defaults in any material agreements, (v) compliance with certain laws, (vi) compliance with environmental laws and (vii) title to real and personal property. The Merger Agreement also contains representations and warranties of Syntroleum relating to its audited financial statements, and representations and warranties of SLH regarding the documents and reports that SLH has filed with the Commission.

CERTAIN COVENANTS; CONDUCT OF BUSINESS

    During the period from the date of the Merger Agreement and continuing until the Effective Time, each of SLH and Syntroleum has agreed as to itself and its subsidiaries that it will: (i) carry on its businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted, (ii) not declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for certain permitted intercompany transactions, (iii) not split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) not repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock, subject to limited exceptions, (v) not deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any indebtedness having the right to vote or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities, (vi) not amend or propose to amend its charter documents (other than to increase the number of authorized shares of SLH Junior Preferred Stock to 250,000), (vii) not acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof, (viii) not sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or a capital lease), encumber or otherwise dispose of, any of its assets to any associates, affiliates, or holders of in excess of five percent of the equity securities of SLH or Syntroleum, other than in the ordinary course of business on an arm's-length basis and other than dispositions by SLH of specified assets, (ix) not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of such party or any of its significant subsidiaries, (x) not grant any increases in the compensation of any of its directors, officers or employees, except increases in the ordinary course of business and in accordance with past practice, (xi) not pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing SLH or Syntroleum benefit programs or plans to any director, officer or employee, whether past or present, (xii) not enter into any new, or amend any existing, employment or severance or termination agreement with any director, officer or key employee, (xiii) not become obligated under any new benefit program or plan, which was not in existence or approved by the SLH or Syntroleum Board of Directors prior to or on the date of the Merger Agreement, or amend any such plan or arrangement in existence on the date of the Merger Agreement if such amendment would have the effect of materially enhancing any benefits thereunder, (xiv) not incur any indebtedness for borrowed money (except with respect to SLH for working capital under existing credit facilities, and refinancings of existing debt that permit prepayment of such debt without penalty) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its subsidiaries or guarantee any debt securities of others, (xv) not commit to aggregate capital expenditures in excess of $100,000 outside such party's capital budget and (xvi) not, directly or indirectly, solicit or initiate any prospective buyer or make any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined below) except for certain unsolicited proposals which the directors of either party may be required to respond to pursuant to their fiduciary duties. An "Acquisition Proposal" means any proposal or offer, other than one by SLH, Syntroleum or their affiliates, as the case may be, for a tender or exchange offer, a merger, consolidation or other business combination involving SLH, Syntroleum or any of their subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or substantially all of the assets of, SLH, Syntroleum or any of their subsidiaries, as the case may be.

AMENDMENT OF ARTICLES OF INCORPORATION

    Pursuant to the Merger Agreement and in connection with the Merger, the Articles of Incorporation of SLH will be amended by the Certificate of Merger to, among other things, (i) change the name of SLH to "Syntroleum Corporation,"
(ii) change the authorized shares of SLH Common Stock from 30,000,000 shares to 150,000,000 shares and (iii) change the authorized shares of preferred stock, par value $0.01 per share, of SLH (the "SLH Preferred Stock") from 1,000,000 shares to 5,000,000 shares. See "The Merger-- Increased Authorized Shares" and "Description of SLH Capital Stock."

NASDAQ LISTING OF COMMON STOCK

    It is a condition to the Merger that the shares of SLH Common Stock to be issued in the Merger be authorized for listing on the NASDAQ, subject to official notice of issuance. SLH Common Stock is traded on the National Market System of the NASDAQ Stock Market under the symbol "SLHO." Following the Merger, such symbol is expected to be changed to "SYNM."

ADDITIONAL AGREEMENTS

    Pursuant to the Merger Agreement, SLH and Syntroleum have agreed that (i) SLH will prepare and file this Registration Statement, and will use its commercially reasonable efforts to (a) have the Registration Statement declared effective as promptly as practicable and (b) obtain all necessary state securities laws or "blue sky" permits, approvals and registrations, (ii) each will use its commercially reasonable efforts to have timely delivered to the other "comfort" letters from its independent public accountants, (iii) each will afford to the other access to its respective officers, properties, books, records and other information as the other party may reasonably request, (iv) each will call a meeting of its stockholders to be held as promptly as practicable, (v) each will comply with all legal requirements imposed on it with respect to the Merger and furnish information to the other in connection with such legal requirements, (vi) SLH will take all corporate action necessary to permit it to issue shares of SLH Common Stock pursuant to the Merger and will use all reasonable efforts to have approved for listing on the NASDAQ, subject to official notice of issuance, the shares of SLH Common Stock to be issued in the Merger and upon exercise of the Syntroleum Options, (vii) SLH will assume the Syntroleum Options (except under certain limited circumstances), (viii) SLH will, subject to certain limitations, maintain directors' and officers' liability insurance for officers and directors of Syntroleum and its subsidiaries (see "--Indemnification"), (ix) each will cooperate and consult with the other regarding press releases and changes that may have a material adverse effect on the business of SLH or Syntroleum and (x) neither will take or omit to take any action that would affect the qualification of the Merger as a reorganization described in Section 368(a) of the Code.

EXPENSES

    Each party to the Merger Agreement shall pay its own expenses incident to preparing for, entering into and carrying out the Merger Agreement and the consummation of the transactions contemplated thereby, whether or not the Merger is consummated.

    If the Merger Agreement is terminated by SLH because either (i) Syntroleum failed to comply in any material respect with any of the covenants or agreements or (ii) any representation or warranty of Syntroleum is not true and correct in all material respects, then if SLH is not in material breach of the Merger Agreement at the time of such termination, then Syntroleum will pay the reasonable out-of-pocket expenses incurred by SLH in connection with the Merger Agreement. Likewise, if the Merger Agreement is terminated by Syntroleum because either (i) SLH failed to comply in any material respect with any of the covenants or agreements or
(ii) any representation or warranty of SLH is not true and correct in all material respects, then if Syntroleum is not in material breach of the Merger Agreement at the time of such termination, then SLH will pay the reasonable out-of-pocket expenses incurred by Syntroleum in connection with the Merger Agreement.

INDEMNIFICATION

    From and after the Effective Time, SLH has agreed to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of SLH or Syntroleum or any of their subsidiaries or an employee of SLH or Syntroleum or any of their subsidiaries who acts as a fiduciary under any of the SLH benefit programs or plans or the Syntroleum benefit programs or plans, against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, or such employee of SLH or Syntroleum or any of their subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time.

AMENDMENT, WAIVER AND TERMINATION

    The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Syntroleum or SLH:

        (i) by mutual written consent of Syntroleum and SLH, or by mutual action of their respective Boards of Directors;

        (ii) by either Syntroleum or SLH if (a) the Merger shall not have been consummated by September 30, 1998 (provided that the right to terminate the Merger Agreement shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (b) any court of competent jurisdiction, or other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;
    (c) the stockholders of SLH shall not have approved the Merger Agreement and the Charter Amendment; (d) the stockholders of Syntroleum shall not have approved the Merger Agreement and the Merger; (e) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, as advised by outside counsel, the SLH Board of Directors determines that such termination is required by reason of an Acquisition Proposal having been made (subject to notice to, and an opportunity to respond by, Syntroleum); or (f) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, as advised by outside counsel, the Syntroleum Board of Directors determines that such termination is required by reason of an Acquisition Proposal having been made (subject to notice to, and an opportunity to respond by, SLH);

       (iii) by SLH if (a) Syntroleum shall have failed to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement to be complied with or performed by Syntroleum at or prior to such date of termination (subject to notice and an opportunity to cure);
    (b) subject to limited exceptions, any representation or warranty of Syntroleum contained in the Merger Agreement shall not be true in all material respects when made (subject to notice and an opportunity to cure) or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent it relates to a particular date); or (c) the Syntroleum Board of Directors withdraws, modifies or changes its recommendation of the Merger Agreement and the Merger in a manner adverse to SLH or resolves to do any of the foregoing; or

        (iv) by Syntroleum if (a) SLH shall have failed to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement to be complied with or performed by it at or prior to such date of termination (subject to notice and an opportunity to cure); (b) subject to limited exceptions, any representation or warranty of SLH contained in the Merger Agreement shall not be true in all material respects when made (subject to notice and an opportunity to cure) or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent it relates to a particular date); or (c) the SLH Board of Directors withdraws, modifies or changes its recommendation of the Merger Agreement and the Merger in a manner adverse to Syntroleum or resolves to do any of the foregoing.

                        INFORMATION REGARDING SYNTROLEUM

OVERVIEW

    Syntroleum is the developer and owner of a proprietary process (the "Syntroleum Process") designed to catalytically convert natural gas into synthetic liquid hydrocarbons ("gas to liquids" or "GTL"). The Syntroleum Process is a simplification of traditional GTL technologies aimed at substantially reducing both the capital cost and the minimum economical size of a GTL plant, as well as plant operating costs. A unique characteristic and primary advantage of the Syntroleum Process over competing processes is its use of air, rather than pure oxygen, in the conversion process. Syntroleum believes that the Syntroleum Process can, in some circumstances, be cost effective in GTL plants with throughput levels as low as 2,000 barrels per day (based on energy prices experienced during recent years), and can be competitive with other GTL processes at any plant size. Due to their relatively small footprint, Syntroleum believes that GTL plants based on the Syntroleum Process can be placed on skids, barges and ocean-going vessels ("mobile GTL plants"), allowing these plants to be used at a variety of locations, including isolated and offshore areas. Although no commercial-scale GTL plant based on the Syntroleum Process has yet been built, Syntroleum owns and operates a nominal two Bbl/d pilot plant in Tulsa, Oklahoma where it has successfully demonstrated certain elements and variations of the Syntroleum Process.

    GTL plants can be designed to refine the synthetic liquid hydrocarbons (also known as "synthetic crude oil") produced by the Syntroleum Process into higher margin liquid fuels such as diesel, kerosene and naphtha, or specialty products such as synthetic lubricants, synthetic drilling fluid, waxes, liquid normal paraffins and certain chemical feedstocks. Synthetic crude oil produced by the Syntroleum Process has certain performance and environmental benefits and is virtually free of contaminants normally found in crude oil, such as sulphur, aromatics and heavy metals.

    Syntroleum believes that a significant opportunity exists for the use of cost-effective GTL plants due to the large resource base of natural gas worldwide and the large volume of natural gas that is currently stranded. Stranded gas exists in reservoirs that have been discovered but for which no economical market has been found. The United States Department of Energy has reported worldwide identified natural gas reserves of 5,011 Tcf as of January 1, 1996. Wood MacKenzie and others have estimated that of the world's identified natural gas reserves, approximately one-half, or 2,500 Tcf, are stranded. Approximately 250 billion barrels of synthetic crude oil could be produced if only the estimated 2,500 Tcf of stranded identified reserves were converted into synthetic crude oil using GTL technology (assuming all of the gas could be converted at anticipated conversion rates). According to industry sources, approximately 15.5 Tcf of stranded natural gas was flared, vented or reinjected in 1996. Approximately 1.5 billion barrels of synthetic crude oil per year (4.1 million barrels per day) could be produced if this gas were converted into synthetic crude oil using GTL technology (assuming all of the gas could be converted at anticipated conversion rates).

    Syntroleum's objective is to be a leading GTL technology provider to the oil and gas industry. Its business strategy to achieve this objective involves the following key elements.

    - BROADLY LICENSE THE SYNTROLEUM PROCESS. Syntroleum intends to continue offering licenses to the Syntroleum Process and related proprietary catalysts to the oil and gas industry for the production of synthetic crude oil and liquid fuels primarily outside of North America. To date, Syntroleum has entered into license agreements with Texaco, ARCO, Marathon, YPF, Enron and Kerr-McGee, and is currently in discussions with several other oil and gas companies with respect to additional license agreements. Syntroleum believes that substantial long-term revenues can be derived from license fees and resulting catalyst sales to licensees. Under its license agreements, Syntroleum obtains royalty free license rights, including sublicense rights, to all inventions or improvements relating to the Syntroleum Process that are commercially used by its licensees.

      To support its licensing efforts, Syntroleum intends to continue to establish relationships with engineering companies and manufacturers of critical components to facilitate the design and construction of GTL plants by licensees. Syntroleum has established strategic relationships with the engineering firms of Bateman, Brown & Root and AMEC Process and Energy Limited ("AMEC"). In addition, Syntroleum has established strategic relationships with critical component and process vendors, including Criterion Catalyst Company, L.P. ("Criterion") (a catalyst manufacturer whose owners are Royal Dutch Shell Petroleum Company ("Shell") and Cytec Industries), Catalytica Combustion Systems, ABB and Lyondell Petrochemical Company ("Lyondell"). Syntroleum is actively pursuing similar relationships with other engineering companies and component vendors as potential providers of engineering services and components for the design and construction of GTL plants based on the Syntroleum Process. Syntroleum generally obtains title or exclusive rights to inventions or improvements that result from its joint development activities with others.

    - OWN SPECIALTY PRODUCT GTL PLANTS. Syntroleum intends to establish joint ventures with its licensees and other oil and gas industry partners and/or financial partners to design, construct and operate GTL plants designed to produce high margin specialty products. Syntroleum's license agreements do not permit licensees to use the Syntroleum Process for the production of specialty products due to Syntroleum's desire to retain these markets for its own commercial development. Syntroleum has formed a joint venture with Enron with respect to the development of a proposed 8,000 Bbl/d GTL plant in Sweetwater County, Wyoming (the "Sweetwater Plant"), and is currently in discussions with several other potential participants in this joint venture. Syntroleum has also entered into a project development agreement with Texaco and Brown & Root with respect to the development of a 2,500 Bbl/d or larger GTL plant.

    - PROVIDE MOBILE GTL PLANTS ON A CONTRACT BASIS. Syntroleum intends to make available mobile GTL plants to customers on a contract basis through efforts with industry partners and others. Syntroleum believes that there will be a significant market potential for mobile GTL plants in various applications, including: (i) extended well testing in areas with stringent flaring regulations; (ii) conversion of small associated gas fields that are not large enough to justify the capital investment of a permanent GTL plant; and (iii) short-term use of a GTL plant on large fields in order to generate cash flow while a permanent GTL plant is being built or while awaiting pipeline hookup. Syntroleum is currently in discussions with Brown & Root regarding development of a contract GTL business plan.

    - FURTHER REDUCE COSTS THROUGH RESEARCH AND DEVELOPMENT ACTIVITIES AND ACQUISITIONS. Syntroleum intends to continue its research and development activities with a focus on developing further improvements to the Syntroleum Process and further reducing the capital and operating costs of GTL plants based on the Syntroleum Process. Syntroleum conducts its research and development activities utilizing its own resources and through joint development arrangements with its licensees and other industry partners. Texaco, ARCO, Marathon, Brown & Root, Bateman, ABB and AGC are currently participating in specific joint development projects with Syntroleum. In addition, Syntroleum has ongoing research and development relationships with Catalytica Combustion Systems and Catalytica Advanced Technologies. Syntroleum is actively pursuing similar relationships with other oil and gas companies, engineering companies and other technology providers as potential joint development partners or providers of complementary technologies that might enhance or improve the Syntroleum Process.

      Syntroleum also reviews technological advances made by others and actively seeks to acquire technologies that enhance the Syntroleum Process. Through its license and joint development agreements, Syntroleum has acquired various proprietary technologies, patents and patent applications relating to several improvements to the Syntroleum Process.

    Syntroleum believes that the network created through its license and joint development agreements, along with its strategic alliances with engineering companies and critical component vendors, will allow Syntroleum to more rapidly commercialize and improve the Syntroleum Process, thereby providing Syntroleum and its licensees with an important competitive advantage and enhancing Syntroleum's ability to attract additional licensees and joint development partners.

    Syntroleum's major customers for licensing and contract GTL plants are expected to be energy companies worldwide with significant stranded natural gas reserves that cannot be economically marketed and are therefore generally shut-in, flared or reinjected. Syntroleum believes that these energy companies could significantly enhance the value of their reserves by using the Syntroleum Process to convert such natural gas into liquids that could be economically marketed. Syntroleum's major customers for specialty products are expected to include many of these energy companies, as well as a variety of manufacturing, chemical, refining and oil field service companies.

    The principal executive office of Syntroleum is located at Syntroleum Plaza, 1350 South Boulder, Suite 1100, Tulsa, Oklahoma 74119-3295, and its telephone number is (918) 592-7900.

INDUSTRY OVERVIEW

    Syntroleum believes that significant opportunity exists for the use of cost-effective GTL plants due to (i) the large volume of natural gas that is currently stranded and (ii) the significant liquid hydrocarbon markets available to absorb the production from GTL plants.

    Set forth below and elsewhere in this Joint Proxy Statement/Prospectus are estimates of identified reserves of oil and natural gas. These estimates do not constitute proved reserves in accordance with the regulations of the SEC. Under SEC regulations, proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Syntroleum compiled the estimates of identified reserves included herein from the referenced industry publications and other publicly available reports to identify the order of magnitude of the resource base and does not purport to have independently verified this information. Accordingly, there can be no assurance as to the existence or recoverability of the estimates of identified reserves of oil and natural gas set forth in this Joint Proxy Statement/Prospectus.

    NATURAL GAS RESOURCE BASE

    The world's natural gas resource base is very large. The United States Department of Energy has reported worldwide identified natural gas reserves of approximately 5,011 Tcf as of January 1, 1996. This would generally equate to approximately 500 billion barrels of synthetic crude oil that could be produced if the gas were converted into synthetic crude oil using GTL technology (assuming all of the gas could be converted at anticipated conversion rates).

    The following table presents the 1996 worldwide identified natural gas reserves, consumption and ratio of reserves to consumption (i.e., reserve life) by region.

       1996 WORLDWIDE NATURAL GAS RESERVES, CONSUMPTION AND RESERVE LIFE

REGION
---------------------------------------------------   RESERVES         1996            RESERVES TO
                                                     -----------    CONSUMPTION     CONSUMPTION RATIO
                                                                  ---------------    (RESERVE LIFE)
                                                        (TCF)          (TCF)       -------------------
                                                                                         (YEARS)
Central and South America..........................         214            3.0                 71
Africa and the Middle East.........................       1,960            6.0                327
Asia...............................................         363            8.0                 45
Europe.............................................         169           12.3                 14
North America......................................         299           26.0                 11
Russia and other former Soviet Union regions.......       2,006           22.0                 91
                                                          -----            ---                ---
  Total............................................       5,011           77.3                 65
                                                          -----            ---                ---
                                                          -----            ---                ---

------------------------

Source: Oil & Gas Journal, August 11, 1997

    Additionally, according to the August 11, 1997 edition of the Oil & Gas Journal, identified natural gas reserves have been growing at a rapid rate, almost doubling in size from 2,540 Tcf in 1976 to 5,011 Tcf in 1996. This has extended the reserve life for worldwide identified reserves from 53 years in 1976 to 65 years in 1996. This increase occurred despite the fact that, over the same time frame, demand for natural gas increased 60%. Syntroleum believes that this demonstrates the need for a cost-effective market for this growing resource.

    NATURAL GAS FIELD SIZE DISTRIBUTION

    The table below lists an estimate of the distribution by field size of natural gas fields located outside North America. Only 86 of these fields are larger than five Tcf, which is generally considered to be the minimum size necessary to support the development of a full-scale LNG plant. Syntroleum believes that fields with natural gas reserves as low as .01 Tcf will be able to economically support a GTL plant based on the Syntroleum Process. As a result, Syntroleum believes that, based on field size and portability, GTL plants based on the Syntroleum Process can potentially access over 2,000 of these fields, holding approximately 95% of the reserves held in such fields.

                         THE WORLD'S NATURAL GAS FIELDS

RESERVES
----------------------------------------------------------------------------
(TCF)                                                                         NUMBER OF FIELDS
                                                                              -----------------
Between 50 and 500..........................................................             15
Between 5 and 50............................................................             71
Between 1 and 5.............................................................            234
Between .5 and 1............................................................            269
Between .25 and .5..........................................................            276
Between .1 and .25..........................................................            475
Between .01 and .1..........................................................          1,195
Less than .01...............................................................          1,913
                                                                                      -----
                                                                                      4,448
                                                                                      -----
                                                                                      -----

------------------------

Source: Oil & Gas Journal, February 15, 1993

    STRANDED NATURAL GAS RESERVES

    Wood MacKenzie and others have estimated that of the world's identified natural gas reserves, approximately one-half, or 2,500 Tcf are stranded. This would equate to approximately 250 billion barrels of synthetic crude oil that could be produced if the gas were converted into synthetic crude oil using GTL technology (assuming all of the gas could be converted at anticipated conversion rates).

    Stranded gas is generally thought of as gas that exists in reservoirs that have been discovered and no economical market can be found for the production or production would be too prolific for the limited markets available. Natural gas that is stranded can be managed in the following ways:

    SHUT-IN NATURAL GAS. When stranded natural gas reserves have no associated oil reserves, the natural gas is typically not produced. Based on a resource study prepared for Syntroleum by Petroconsultants, Inc. ("Petroconsultants"), there are at least 394 fields of at least .5 Tcf located outside North America that are not associated with oil reserves and hold approximately 1,488 Tcf of currently unmarketable natural gas reserves (generally equal to approximately 149 billion barrels of synthetic crude oil if converted using GTL technology assuming all of the gas could be converted at anticipated conversion rates).

    FLARED AND VENTED NATURAL GAS. When stranded natural gas reserves are associated with oil reserves, the natural gas produced is typically flared or vented if allowed by applicable law. According to industry sources, an aggregate of approximately 4.1 Tcf of natural gas was flared or vented worldwide in 1996. This would equate to approximately one million barrels per day of synthetic crude oil that could be produced if this flared or vented gas were converted into synthetic crude oil using GTL technology (assuming all of the gas could be converted at anticipated conversion rates).

    RE-INJECTED NATURAL GAS. When flaring is not permitted by law and the nature of the geologic formation permits, stranded natural gas is often reinjected when associated with oil reserves. According to industry sources, approximately 11.4 Tcf of natural gas was reinjected worldwide in 1996. This would equate to approximately three million barrels per day of synthetic crude oil that could be produced if this re-injected gas were converted into synthetic crude oil using GTL technology (assuming all of the gas could be converted at anticipated conversion rates).

    SHUT-IN OIL. The presence of natural gas in association with oil reserves often results in the oil and gas not being produced if flaring is not permitted by law and reinjection of the natural gas is not a practical alternative due to the nature of the geologic formation or the economics of the project. Syntroleum is not aware of any published estimates of shut-in oil reserves.

    Stranded natural gas is caused by four primary factors: the overall size of the gas resource base and the relatively small size of many fields (as discussed above), the location of the gas relative to its markets, the cost to transport the gas to those markets and the relatively small size of the markets for products such as ammonia and methanol that can be made from gas.

    LOCATION OF GAS RELATIVE TO MARKETS. Much of the world's stranded natural gas is located in areas where there is no local market and the distance to large consuming areas is great. This makes transportation costs high and often renders development projects uneconomic. As shown in the foregoing table, the Africa and the Middle East and Russia and other former Soviet Union regions have a large percentage of the reserves, low levels of production and reserves that are long distances from gas markets. This situation creates stranded gas which is manifested in the high reserve to production ratios shown.

    TRANSPORTATION COSTS. Even in circumstances where a transportation system is available for natural gas, the cost of transporting natural gas in a gaseous state is generally substantially higher, on a Btu equivalent basis, than that of oil. For example, published pipeline tariffs, the cost to transport natural gas approximately 1,600 miles via pipeline from Houston to Boston is approximately $.80 per million Btus, equal to $4.80 per barrel of oil equivalent (assuming 6 million Btus per barrel), while the cost to transport crude oil from the Middle East via tanker to Boston, a distance of approximately 6,500 miles, is less than $1.00 per Bbl.

    Natural gas can also be transported as liquefied natural gas or LNG. In an article published in the July 3, 1995 edition of the Oil & Gas Journal, Mobil estimated that a 5 million ton per year LNG plant would incur capital costs of between $9 and $13 billion (including conversion plant, dedicated LNG tankers and regasification facilities). On the other hand, Syntroleum estimates that a GTL plant producing the same energy output would cost substantially less than this amount and would not require dedicated shipping or unloading facilities.

    SMALL ALTERNATIVE NATURAL GAS MARKETS. Syntroleum estimates that the worldwide LNG market is approximately 1.2 million equivalent barrels per day, which is relatively small compared to the approximately 57 million barrels per day transportation fuels markets. Natural gas can also be converted to products such as ammonia and methanol. Syntroleum currently estimates that the market for ammonia on a barrel of oil equivalent basis is approximately 780,000 barrels per day and the market for methanol on a barrel of oil equivalent basis is approximately 280,000 barrels per day. These markets are small relative to the size of the worldwide natural gas resource base and relative to the approximately 74 million barrels per day market for crude oil and related products.

    MARKETS FOR SYNTHETIC CRUDE OIL PRODUCTS

    The markets for many of the products that can be produced using the Syntroleum Process and conventional refining techniques are very large. As a result, Syntroleum believes that even if substantial volumes of synthetic crude oil created from natural gas were to flow into these markets, there would be no significant degradation of price. The following table presents the worldwide consumption of refined petroleum products for the years 1986, 1991 and 1996.

              WORLDWIDE CONSUMPTION OF REFINED PETROLEUM PRODUCTS

PRODUCT                                                              1986       1991       1996
-----------------------------------------------------------------  ---------  ---------  ---------
                                                                        (MILLIONS OF BARRELS)
Gasolines(1).....................................................      5,022      5,609      6,431
Middle Distillates(2)............................................      6,012      6,820      8,253
Others(3)........................................................      6,600      7,216      7,790
                                                                   ---------  ---------  ---------
  Total..........................................................     17,634     19,645     22,474
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

------------------------

(1) Consists of aviation and motor gasolines and light distillate feedstock.

(2) Consists of jet and heating kerosenes and gas and diesel oils.

(3) Consists of fuel oil, refinery gas, propane (LPG), solvents, petroleum coke, lubricants, bitumen, wax and refinery fuel and loss.

Source: The British Petroleum Company p.1.c. Statistical Review of World Energy,
    1997.

THE SYNTROLEUM SOLUTION

    Syntroleum's GTL process essentially involves two catalytic reactions. In the first reaction, natural gas is combined at specified temperature, pressure and ratio with air (consisting primarily of oxygen and nitrogen) and a small amount of steam, in a proprietary reactor utilizing a nickel-based catalyst to form synthesis gas. The resulting synthesis gas consists primarily of carbon monoxide and hydrogen that is "diluted" with nitrogen. In the second reaction (which is commonly referred to as the Fischer-Tropsch reaction), the synthesis gas flows into a reactor containing a proprietary catalyst developed by Syntroleum. As the synthesis gas passes over the catalyst, it is converted into hydrocarbons of various molecular weights, with by-product water and carbon dioxide also being produced. The hydrocarbons and water drain from the reactor vessel and are subsequently separated.

    Syntroleum believes that the method by which it uses air directly from the atmosphere is a unique characteristic and primary advantage of the Syntroleum Process over competitive processes, which utilize pure oxygen to create a synthesis gas that is free of nitrogen. This difference significantly reduces capital and operating costs to produce synthesis gas in the Syntroleum Process. Energy integration is also a key component of the capital efficiency of the Syntroleum Process. The Syntroleum Process has been designed to use the nitrogen to assist in controlling the excess heat released from the catalytic reactions. In addition, the Syntroleum Process utilizes a portion of the excess energy to drive the compression necessary for the synthesis gas and Fischer-Tropsch reactions, with any remaining surplus heat energy being dissipated or converted to electricity for commercial sale if circumstances permit. Syntroleum believes that these advantages, as well as a variety of other proprietary processes, differentiate the Syntroleum Process from competitive processes developed or under development by a number of other companies.

    ADVANTAGES OF THE SYNTROLEUM PROCESS

    Syntroleum expects that the Syntroleum Process will be an attractive solution for oil and gas companies with stranded natural gas reserves based on its belief that the Syntroleum Process can be:

    - a relatively LOW COST process

    - used in relatively SMALL FORMATS

    - ADAPTABLE to feedstock quality, the location of the reserves and the desired end products

    - made PORTABLE in sizes up to 10,000 Bbls/d

    LOW COST. Historically, the most significant obstacle to widespread commercial use of GTL technology has been cost. Because the Syntroleum Process is less complex than traditional GTL technologies, Syntroleum believes that GTL plants based on the Syntroleum Process will have lower capital and operating costs than comparable-sized GTL plants based on traditional technology.

    SMALL FORMATS. Given the large number of small fields containing unmarketable natural gas, GTL plants that are economic only at high levels of throughput have limited application. For example, as shown in the table under "Industry Overview--Natural Gas Field Size Distribution," of the 4,448 natural gas fields located outside North America (i) approximately 86 contain sufficient reserves to support a 50,000 Bbl/d plant, (ii) approximately 234 contain sufficient reserves to support a 10,000 to 50,000 Bbl/d plant, (iii) approximately 269 contain sufficient reserves to support a 5,000 to 10,000 Bbl/d plant and (iv) approximately 275 contain sufficient reserves to support a 2,500 to 5,000 Bbl/d plant, in each case for a typical 30-year plant life. In addition, approximately 1,670 of these 4,448 fields contain sufficient reserves to support a 2,000 Bbl/d plant for less than a 30-year plant life. Syntroleum believes that GTL plants based on the Syntroleum Process can be cost-effective at throughput levels as low as 2,000 Bbls/d and consequently could potentially be used at over 50% of these 4,448 fields, representing over 95% of the total reserves held in such fields.

    ADAPTABLE. Syntroleum also believes that GTL plants based on the Syntroleum Process can be adapted to use lower quality feedstock and can be located in isolated and remote locations. For example, while any sulfur compounds or trace metals must be removed from natural gas prior to processing, Syntroleum believes that GTL plants based on the Syntroleum Process will not need to completely remove impurities such as nitrogen and carbon dioxide in order for natural gas to be used as a feedstock. In addition, due to their relatively small footprint, Syntroleum believes GTL plants based on the Syntroleum Process can be placed on skids, barges and ocean-going vessels, allowing these plants to be used at a variety of locations, including isolated and offshore areas where Syntroleum believes a majority of natural gas fields are located. Moreover, because the Syntroleum Process is a net energy generator, Syntroleum believes that these plants can be located in remote areas without the need for additional power supply.

    PORTABLE. Because of their high capital costs, gas pipelines and other traditional methods for commercialization of natural gas resources require significant reserves and established local markets to be economically feasible. However, due to the potential portability of smaller-sized GTL plants based on the Syntroleum Process, Syntroleum believes that these plants may in some circumstances be used to convert smaller quantities of in-place reserves than would be necessary to support a traditional project and that this portability, together with the global nature of the markets for liquid hydrocarbons, will reduce the risk involved in GTL projects as compared to traditional methods of commercialization.

    FEEDSTOCKS

    The Syntroleum Process is designed to produce approximately one 6 MMBtu barrel of liquid hydrocarbons from approximately 10 MMBtu of natural gas feedstock, although conversion efficiency may vary depending on gas composition and process conditions selected for each plant. In general, for pipeline quality natural gas, 10 Mcf of natural gas is expected to produce one barrel of liquid hydrocarbons. Syntroleum believes that production will decline when lower quality feedstocks are used, and larger volumes of natural gas will be required to maintain equivalent production levels. An additional benefit of the Syntroleum Process is its ability to utilize natural gas containing nitrogen and carbon dioxide, up to certain levels, without removing these impurities prior to consumption by the plant. However, natural gas that contains sulphur, metals and certain other materials that poison catalysts must be processed in order to remove these contaminants prior to use of the natural gas in the ATR.

    PRODUCTS: SYNTHETIC CRUDE OIL, NAPHTHA AND DISTILLATES

    The synthetic crude oil produced from GTL plants is widely compatible with the existing crude oil-based energy infrastructure and can be either sold as is or further refined to produce fuels, such as diesel, kerosene or naphtha. Syntroleum believes that these products have certain environmental and performance benefits when compared to similar products produced from conventional crude oil.

    SYNTHETIC CRUDE OIL. Synthetic crude oil is high quality and has a consistent composition, water-white color (clear) and high paraffin content. Impurities commonly associated with crude oil, such as sulfur, metals, basic sediment and water (BSandW) and salt, are not present in synthetic crude oil. These properties make synthetic crude oil easier to refine into finished products with superior environmental characteristics. Total worldwide demand for crude oil is approximately 70 million barrels per day.

    NAPHTHA. Naphtha is a light product generally in the molecular range of five to nine carbon atoms. Naphtha is a common feedstock for the production of ethylene. Refiners can also use naphtha as a component in gasoline. It is often upgraded via catalytic reforming to improve its octane for the production of gasoline. Historically, prices have averaged between $15 and $25 per barrel.

    DISTILLATE. Distillate is a range of fuels from ten to 20 carbon atoms and includes jet fuel, kerosene and diesel fuel. The diesel product stream has significant benefits over conventional refinery products because it is free of sulfur and, due to its high percentage of straight chain molecules, has a very high cetane number. In California, current regulatory requirements generally result in a cetane number of approximately 50 for diesel while the cetane number of diesel produced from synthetic crude oil is between 70 and 75. As such, this product makes a superior blending stock for upgrading conventional fuels. From 1996 to 1997, prices have ranged from a low of $23 to a high of $31 per barrel.

    ENVIRONMENTAL BENEFITS. Southwest Research Institute recently tested diesel fuels produced from three sources of Fischer-Tropsch fuels to obtain environmental performance data. The study, presented in 1997, found that engines which were run using Fischer-Tropsch diesel emitted 46% less carbon monoxide, 38% fewer hydrocarbons, 30% fewer particulates and 8% less NOX when compared to emissions from currently available diesel that satisfies United States government specifications. Although diesel fuels produced using the Syntroleum Process were not tested, Syntroleum believes that testing of its diesel fuels will produce similar results.

    PRODUCTS: SPECIALTY PRODUCTS

    Syntroleum intends to design, construct and own significant equity interests in GTL plants designed to produce specialty products. These plants will be designed to use Syntroleum's proprietary high alpha catalyst to produce synthetic crude oil, which will then be further refined using conventional refining equipment and, in the case of lube oil, a proprietary process licensed from Lyondell to convert a portion of the synthetic crude oil into lubricants and drilling fluid. Syntroleum has retained the exclusive right to manufacture these products using the Syntroleum Process under its license agreements. The targeted specialty products include the following:

    SYNTHETIC LUBE BASE OIL. Specifications for motor oil are anticipated to become more stringent in the future as automobile manufacturers respond to tightening emissions requirements. This could result in increased demand for high quality base oils as blending stock. Syntroleum has licensed from Lyondell a proprietary process and catalyst used in the production of a high quality lube oil blending stock that could be blended with conventional lubricants to increase overall quality of the finished product. According to industry publications, worldwide demand for all lubricants is approximately 800,000 Bbls/d. Historically, lube oil prices have varied from approximately $40 per barrel for the lowest quality grades to over $200 per barrel for the highest quality synthetic grades.

    SYNTHETIC DRILLING FLUID. Drilling fluids are used in the drilling of oil and gas wells as a coolant and lubricant for the drill bit and to enhance safety during offshore drilling operations by maintaining well pressure. Drilling fluid can accumulate under platforms mixed with well cuttings. Oil based fluids, which have been used historically, degrade slowly and can suffocate aquatic plant and animal life. In response to increased environmental pressures, synthetic drilling fluids have been developed and used in the Gulf of Mexico and other offshore locations, where prices have generally ranged between $250 and $300 per Bbl. In response to this market opportunity, Syntroleum, in conjunction with Amoco Production Company, has developed a synthetic drilling fluid product that it expects to meet all current applicable environmental requirements.

    WAXES. Waxes are longer linear chain hydrocarbon molecules that are solids at room temperature and have a variety of applications including as adhesives, candles and coatings. According to industry publications, United States demand for waxes in 1995 was approximately 21,000 Bbls/d. Historically, these markets have primarily been supplied with petroleum derived waxes. Historically, prices have varied between $30 per barrel for the lowest quality wax to over $150 per barrel for high melting point synthetic wax.

    NORMAL PARAFFINS. Normal paraffins are saturated linear hydrocarbons with molecular ranges between ten and 15 carbon atoms. These products must be 98% pure, low odor and of water clear quality. They are primarily used in the production of laundry detergent, cosmetics and pharmaceuticals, paints, stains, ink oils, aluminum rolling oils and lamp oils. Historically, prices for normal paraffins have averaged between $60 and $85 per Bbl.

    BYPRODUCTS AND EMISSIONS

    A byproduct of the Syntroleum Process is synthesized water that, with treatment to remove organic materials, could be sold commercially as industrial or irrigation water in areas where sufficient demand exists. Based on pilot plant tests, Syntroleum believes that approximately 1.3 Bbls of synthesized water can be produced per Bbl of synthetic crude oil.

    Depending on the process configuration, emissions from the Syntroleum Process are expected to include nitrous oxide, carbon monoxide, carbon dioxide and light hydrocarbons, which Syntroleum believes will generally be within applicable emissions standards. In addition, spent catalysts are expected to be processed by a catalyst reclaimer who will recover useful metals and be responsible for disposal of the non-reclaimed portion of the catalyst.

BUSINESS STRATEGY

    Syntroleum's objective is to be a leading GTL technology provider to the oil and gas industry. Its business strategy to achieve this objective involves the following key elements.

    BROADLY LICENSE THE SYNTROLEUM PROCESS. Syntroleum intends to continue offering licenses to the Syntroleum Process and related proprietary catalysts to the oil and gas industry for the production of synthetic crude oil and liquid fuels primarily outside of North America. Syntroleum intends to continue to establish relationships with engineering companies and manufacturers of critical components to facilitate the design and construction of GTL plants by licensees. Syntroleum believes that substantial long-term revenues can be derived from license fees and resulting catalyst sales to licensees. Syntroleum generally obtains title or exclusive rights to inventions or improvements that result from its joint development activities with others and under its license agreements obtains license rights to use, including sublicense rights, all inventions or improvements relating to the Syntroleum Process that are commercially used by its licensees. As a result, Syntroleum believes that widespread licensing, combined with Syntroleum's research and development activities aimed at further improving the Syntroleum Process, will enhance Syntroleum's ability to gain an advantage over competing technologies, thereby allowing it to continue to foster relationships with existing licensees and attract new licensees.

    OWN SPECIALTY PRODUCT GTL PLANTS. Syntroleum intends to form a series of joint ventures with its licensees and other oil and gas industry partners and/or financial partners to design, construct and operate both domestically and internationally GTL plants that produce specialty products such as liquid normal paraffins, synthetic drilling fluids, synthetic lubricants, waxes and certain chemical feedstocks. Such products have historically been sold at premium prices and consequently have had relatively high margins compared to synthetic crude oil and liquid fuels. Syntroleum anticipates that it will own significant equity interests in any joint ventures formed to construct, own and operate these plants. Syntroleum's license agreements do not permit licensees to use the Syntroleum Process for the production of specialty products due to Syntroleum's desire to retain these markets for its own commercial development. Specialty product plants would enable Syntroleum to gain experience with the commercial operation of plants based on the Syntroleum Process and, if successful, would provide more consistent revenues than license fees. Syntroleum's plans for international plants will focus on partnering with companies that have low cost natural gas reserves and/or have distribution networks in place for the specialty products to be produced by such plants.

    PROVIDE MOBILE GTL PLANTS ON A CONTRACT BASIS. Through joint efforts with industry partners and others, Syntroleum intends to make mobile GTL plants available to customers on a contract basis. Syntroleum believes that there will be a significant market potential for mobile GTL plants in various applications, including:

    - extended well testing in areas with stringent flaring regulations

    - conversion of small associated gas fields that are not large enough to justify the capital investment of a permanent GTL plant

    - short-term use of a GTL plant on large fields in order to generate cash flow while a permanent GTL plant is being built or while awaiting pipeline hookup

    Syntroleum anticipates that standardized sizes and configurations for GTL plants would be developed for lease or sale to industry customers with the objective of lowering the price for such plants.

    FURTHER REDUCE COSTS THROUGH RESEARCH AND DEVELOPMENT ACTIVITIES AND ACQUISITIONS. Through its research and development activities, Syntroleum continually focuses on reducing the capital and operating costs of GTL plants based on the Syntroleum Process. To enhance its research and development efforts, upon consummation of the Merger, Syntroleum intends to use a portion of available funds following the Merger to expand its research and development and pilot plant facilities. Syntroleum conducts its research and development activities primarily through two initiatives: (i) independent development utilizing its own resources and (ii) formal joint development arrangements with its licensees and other partners. Syntroleum will also continue to review technological advances made by others and will actively seek to acquire technologies that enhance the Syntroleum Process.

    Syntroleum believes that the combination of its license agreements and joint development agreements, along with its strategic alliances with engineering companies and critical components vendors, will allow Syntroleum to more rapidly commercialize and improve the Syntroleum Process, thereby providing Syntroleum with an important competitive advantage and enhancing Syntroleum's ability to attract additional licensees and joint development partners.

IMPLEMENTATION OF SYNTROLEUM'S BUSINESS STRATEGY

    The following sets forth Syntroleum's progress to date in implementing its business strategy. Although, Syntroleum has made significant progress towards commercializing the Syntroleum Process, there can be no assurance that licensees will construct any plants under their license agreements, that financing for mobile and specialty product GTL plants will be obtained by Syntroleum, that construction of any of these plants will be successfully completed, that any of these plants will be commercially successful or that these plants will be constructed or utilized on a cost-effective basis. See "Risk Factors-- Commercial Operation of GTL Plants Based on the Syntroleum Process," "--Effect of Energy and Product Prices on the Economic Application of GTL Plants Based on the Syntroleum Process," "--Effect of Operating Conditions on the Economic Application of GTL Plants Based on the Syntroleum Process," "--Reliance on Licensees" and "--Additional Financing Requirements and Access to Capital Funding."

    LICENSING ARRANGEMENTS

    Syntroleum currently markets four types of license agreements: (i) master license agreements, (ii) volume license agreements, (iii) regional license agreements and (iv) site license agreements. Syntroleum's first license agreement was a master license agreement entered into with Texaco in September 1996. To date, Syntroleum has also entered into master license agreements with ARCO and Marathon, and has entered into volume license agreements with YPF, Enron and Kerr-McGee. Syntroleum has received an aggregate of $11 million in cash as initial deposits and option fees under its existing license agreements. In some cases, Syntroleum has acquired technologies or commitments to provide funding for future development in lieu of initial cash deposits in cases where Syntroleum viewed these technologies or commitments as being more valuable than the initial cash deposit. Syntroleum intends to continue to market the Syntroleum Process for license primarily to major oil and gas companies with significant stranded natural gas reserves and is currently in negotiations with several companies.

    By entering into a master, volume or regional license agreement, a licensee obtains the right to use the Syntroleum Process and to acquire catalysts from Syntroleum, secures pricing terms for site licenses and obtains rights to future improvements in Syntroleum's GTL technology. Generally, the amount of the license fee for site licenses under Syntroleum's master, volume and regional license agreements is determined pursuant to a formula based on the discounted present value of the product of (i) the annual maximum design capacity of the plant, (ii) an assumed life of the plant and (iii) Syntroleum's per barrel rate, which currently is approximately $.50 per barrel of daily capacity. Initial deposits under Syntroleum's master, volume or regional license agreements are credited against future site license fees. Rights of a licensee to acquire site licenses under Syntroleum's master, volume and regional license agreements would survive a change of control of Syntroleum.

    Syntroleum believes that support of its licensees both before and after they have executed a license agreement is critical to facilitate the development and construction of multiple GTL plants based on the Syntroleum Process. Syntroleum intends to provide this support directly through its internal engineering department and through its relationships with Bateman, Brown & Root, AMEC and other engineering companies and component manufacturers. Syntroleum intends that its engineers and business development managers will establish relationships with its licensees as they move through the process of developing and constructing plants. Syntroleum has held and intends to continue to hold educational seminars for its licensees and prospective licensees that cover a variety of GTL topics, such as project evaluation, data requirements for feasibility studies and different process designs.

    The following description summarizes the principal terms and conditions of the forms of Syntroleum's license agreements, does not purport to be complete and is qualified in its entirety by reference to the form of Syntroleum's master license agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part. Agreements entered into with specific licensees may differ in material respects from the current forms of Syntroleum's license agreements.

    MASTER LICENSE AGREEMENTS. Master license agreements generally grant the licensee the non-exclusive right to enter into an unlimited number of site license agreements to construct GTL plants based on the Syntroleum Process worldwide to produce fuels, except for North America (due to Syntroleum's desire to retain this region for its own commercial development) and China and India (in each case due to intellectual property protection concerns). Under master license agreements, the licensee is not subject to any production capacity limits. At the inception of a master license agreement, the licensee is generally required to make an initial deposit to Syntroleum, the amount of which is credited against future site-specific license fees. The term of a master license agreement is generally the later of 15 years following its effective date or five years following the effective date of the last site license issued under the agreement.

    To date, Syntroleum has entered into three master license agreements. Under certain of these agreements, licensees have provided non-cash consideration in lieu of the initial payment, including certain intellectual property rights and joint development funding commitments, which Syntroleum believes were more valuable than the initial deposit.

    VOLUME LICENSE AGREEMENTS. Volume license agreements grant the licensee the non-exclusive right to enter into an unlimited number of site license agreements to construct GTL plants based on the Syntroleum Process in areas outside of North America, China and India, subject to specified aggregate production capacity limits. At inception of each volume license agreement, the licensee is required to make an initial deposit to Syntroleum, the amount of which is credit against future site-specific license fees. The amount of the initial deposit is expected to depend on the volume limitation and market conditions. The term of a volume license agreement is generally the later of 15 years following its effective date or five years following the effective date of the last site license issued under the agreement.

    To date, Syntroleum has entered into three volume license agreements. Under certain of these agreements, licensees have provided non-cash consideration in lieu of the initial payment, including certain intellectual property rights, which Syntroleum believes were more valuable than the initial deposit.

    REGIONAL LICENSE AGREEMENTS. Regional license agreements generally grant the licensee the non-exclusive right to enter into an unlimited number of site license agreements to construct GTL plants based on the Syntroleum Process within a designated region. These agreements are generally not expected to include North America, China or India, although Syntroleum may grant rights to use the Syntroleum Process in those areas to specific licensees. Under regional license agreements, the licensee is not subject to any production capacity limits within the licensed region. At inception of each regional license agreement, the licensee is required to make an initial deposit to Syntroleum, the amount of which is credited against future site-specific license fees. The amount of the initial deposit is expected to depend on the size and location of the region covered by the agreement and market conditions. The term of a regional license agreement is expected to be the later of 15 years following its effective date or five years following the effective date of the last site license agreement under the agreement. To date, Syntroleum has not entered into any regional license agreements.

    SITE LICENSE AGREEMENTS. Site license agreements grant the licensee the non-exclusive right to use the Syntroleum Process in a GTL plant at a single specified location for the life of the plant. Site license agreements may be granted under Syntroleum's master, regional or volume license agreements or may be granted to licensees for a specific site who have not otherwise entered into a master, regional or volume license agreement. Generally, the amount of the license fee for site licenses under Syntroleum's master, volume and regional license agreements is determined pursuant to a formula based on the discounted present value of the product of (i) the annual maximum design capacity of the plant, (ii) an assumed life of the plant and (iii) Syntroleum's per barrel rate, which currently is approximately $.50 per barrel of daily capacity. Syntroleum's license fees for new plants may change from time to time based on the size of the plant, improvements that reduce plant capital cost and competitive market conditions. Syntroleum's existing master and volume license agreements allow for the adjustment of fees for new site licenses under certain circumstances. Syntroleum expects that license fees under existing agreements will be paid in increments when certain milestones during the plant design and construction process are achieved. To date, Syntroleum has entered into a site license agreement with respect to the Sweetwater Plant and, under the terms of its project development agreement with Texaco and Brown & Root described below, Syntroleum will enter into a site license agreement for the plant to be constructed pursuant to that agreement.

    CATALYST SALES AND PROCESS DESIGN PACKAGES. Syntroleum's license agreements grant the licensee the right to acquire from Syntroleum or vendors designated by Syntroleum any proprietary catalyst used in the synthesis gas reaction and any proprietary catalyst used in the Fischer-Tropsch reaction, in each case at prices based on Syntroleum's cost plus a margin. Syntroleum's license agreements require Syntroleum's catalyst to be used in the initial fill for the licensee to receive Syntroleum's process guarantee. After the initial fill, the licensee may use other catalyst vendors if appropriate catalysts are available. Syntroleum estimates that these catalysts will be required to be replaced every three to five years. Licensees also have the right to acquire proprietary reactors used in the Syntroleum Process from vendors approved by Syntroleum. In addition, under Syntroleum's license agreements, licensees are required to purchase a process design package for plants covered by the license from Syntroleum at a fee based on Syntroleum's costs plus a specified margin. Syntroleum may, however, develop the process design package with the assistance of a third party. Syntroleum is also required to provide certain technical support to a licensee under a technical services agreement at specified fees.

    GENERAL. License agreements generally also provide that Syntroleum is required to indemnify the licensee against certain losses arising out of (i) the use of patent rights and technical information relating to the Syntroleum Process and (ii) acts or omissions in the preparation and content of the process design packages and certain other matters. Syntroleum anticipates that licensees may require Syntroleum or an engineering firm to provide a process guarantee with respect to certain elements of the Syntroleum Process as a condition to entering into site license agreements. Under its existing license agreements, Syntroleum's obligations under these indemnity provisions and any separate process guarantees are, however, limited to 50% of the total fees received with respect to each license.

    Under its license agreements, Syntroleum acquires a royalty free license to any invention or improvement to the Syntroleum Process that is developed by the licensee (together with the right to grant corresponding sublicenses to certain of its other licensees), and licensees acquire the right to use subsequent inventions or improvements to the Syntroleum Process that have been placed in commercial use or are suitable for commercial use for which Syntroleum has royalty-free licensing rights and is offering to license to others. Due to Syntroleum's desire to retain the rights to produce specialty products for its own commercial development, each license agreement with non-affiliates of Syntroleum currently provides that the licensee is entitled only to produce synthetic crude oil and liquid fuels at plants based on the Syntroleum Process and is not entitled to produce specialty products.

    SPECIALTY PRODUCT GTL PLANTS

    Syntroleum intends to design and construct GTL plants that produce specialty products, such as synthetic lubricants, synthetic drilling fluids, waxes, liquid normal paraffins and certain chemical feedstocks. Syntroleum intends to own these plants through joint ventures and may retain significant equity interests in these joint ventures. In most cases, these specialty plants will require additional refining technologies and expertise to convert and separate synthetic crude oil into the desired products. Syntroleum has collaborated with Lyondell in connection with the development of a proprietary process for producing high quality synthetic lubricants from synthetic crude oil produced by the Syntroleum Process. Syntroleum's agreement with Lyondell provides for exclusive rights to license this technology from Lyondell for applications based on synthetic crude oil feedstock. Syntroleum has also collaborated with

Amoco Production Company ("Amoco") to develop a synthetic drilling fluid from synthetic crude oil. Syntroleum retained all rights to make and sell this product, with an obligation to sell limited volumes to Amoco if Syntroleum goes forward with production of the product.

    THE SWEETWATER GTL PLANT. In May 1997, Syntroleum formed Sweetwater LLC, through which Syntroleum intends to develop an 8,000 Bbl/d specialty product plant in Sweetwater County, Wyoming. The current capital structure anticipates the project will be funded by a combination of debt and equity financing including equity contributions of approximately $45 million and subordinated and senior project debt for the balance of the capital costs. Ownership percentages are currently anticipated to be as follows: Syntroleum--74% (including SLH's current interest), Enron--11%, an additional equity partner--11% and a project development company which will contribute land, transportation and water contracts and other services--4%; however actual ownership percentages may vary from these estimates based on the terms of subsequent financings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Syntroleum--Liquidity and Capital Resources--The Sweetwater GTL Plant." Syntroleum has issued a site license and contributed $500,000 to Sweetwater LLC, which Syntroleum formed to own and operate the plant. If the Merger is consummated, Syntroleum intends to contribute an additional $15 million at the closing of the financing for the plant and, based on current plans, would retain an approximately 74% interest in Sweetwater LLC. However, if Syntroleum obtains additional capital, it may increase such contribution and retain an additional interest. Syntroleum currently expects that Bateman will design and construct the plant. If financing is obtained, construction of the plant is scheduled to commence in 1999, and the plant is scheduled to be operational in 2001, although such schedule may be delayed as a result of a variety of factors. Syntroleum is the managing member of Sweetwater LLC, but it may subcontract with a third party that would manage the operations of the plant. Syntroleum currently anticipates that this plant will produce lube oil, normal paraffins, drilling fluid, naphtha and electricity.

    THE JOINT VENTURE GTL PLANT. In November 1997, Syntroleum, Texaco and Brown & Root entered into a project development agreement that provides for the development of a small GTL plant based on the Syntroleum Process incorporating the hybrid, multi-phase (HMX) reactor currently under development by Syntroleum and Texaco. The first phase of this development project involves a feasibility study, which is currently being conducted. Based on the results of this study, the parties will determine whether to pursue definitive design and construction plans for the plant. The parties currently anticipate that the plant would be designed to produce slack wax and/or synthetic crude oil. It is anticipated that Syntroleum, Texaco and Brown & Root would each initially own a 33 1/3% interest in a joint venture to be formed to own the plant and that Texaco would be the designated operator of the plant. However, the parties contemplate that additional interests in this joint venture may be sold to third parties, including existing or future licensees of Syntroleum, which would dilute such interests.

    The project development agreement provides that Syntroleum, Texaco and Brown & Root will initially contribute $1.5 million to the project in the form of cash or services, and that additional contributions may be made by the parties at or after the formation of the joint venture. The project development agreement provides for the joint venture to enter into a site license with Syntroleum with respect to this plant, and for Brown & Root to prepare a feasibility study with cost estimates for the design, construction and startup of the plant. The plant is scheduled to be operational by 2000, although such schedule may be delayed as a result of a variety of factors. The project development agreement provides that, in the event the joint venture determines to cease operation of the plant or after three years following startup, Syntroleum would have the right to purchase the plant at a price equal to the remaining undepreciated tax book value of the plant. If Syntroleum subsequently sells the plant within one year from the date of such purchase, the proceeds above undepreciated tax book value will be distributed to the owners of the joint venture. Pursuant to the project development agreement, a management committee has been formed consisting of six persons (two persons appointed by each party to the agreement). Decisions of this management committee, including approval of shared expenses, site selection and additional equity participants, require unanimous approval. Although the agreement terminates on July 15, 1998, the parties have agreed in principal to extend the term of the agreement to October 1, 1998, subject to execution of an amendment to the agreement providing for such extension.

    ADDITIONAL SPECIALTY PRODUCT GTL PLANTS. Pursuant to an agreement with Texaco, Syntroleum granted to Texaco the right to participate with Syntroleum in up to three specialty product GTL plants. Syntroleum is also in discussions with several oil and gas companies and anticipates forming additional joint ventures in order to finance and operate additional specialty product GTL plants worldwide. Syntroleum's plans for these plants will focus on partnering with companies who have low-cost gas reserves in strategic locations and/or have distribution networks in place for the specialty products to be produced in these plants.

    CONTRACT GTL PLANTS

    Through efforts with industry partners and others, Syntroleum intends to make available mobile GTL plants for use by oil and gas companies on a contract basis. Syntroleum plans to make available contract services to customers that do not desire to enter into a license agreement and build a licensed plant because
(i) the customer needs to conduct extended well testing in areas with stringent flaring regulations, (ii) the customer needs to use a GTL plant in small associated gas fields that are not large enough to justify the capital investment of a permanent GTL plant, (iii) the customer needs to use a GTL plant on a short-term basis on a large field in order to generate cash flow while a permanent GTL plant is being built or while awaiting pipeline hookup, or (iv) for other reasons. Syntroleum anticipates that these plants would be designed so that they would be operational at a variety of locations, which would enable the plants to be relocated to new fields with minimal modifications. These plants would likely be barge or ship mounted, but land-based, skid-mounted units may also be developed.

    In November 1997, Syntroleum entered into a letter agreement with Brown & Root under which the parties agreed to cooperate in the development of the contract GTL plant business and to jointly market the concept of such plants to potential customers. Under this arrangement, Syntroleum would provide Brown & Root with a 50,000 Bbl/d volume license agreement for contract GTL plants, and Syntroleum would have the right to invest in such plants on the same (or no less favorable) terms as Brown & Root. The license agreement would provide for a running royalty based on the amount of synthetic crude oil produced.

    RESEARCH AND DEVELOPMENT

    One of Syntroleum's key strategies is to continue to lower the cost of its GTL technology through research and development. Syntroleum's current laboratory has 16 fixed tubular reactors, three HMX reactors and three slurry reactors in which automated tests are run and catalyst systems are evaluated and developed. As of July 1, 1998, Syntroleum had 29 employees in its laboratory, pilot plant and engineering departments, 16 of which are chemists, engineers or other degreed professionals (five with a masters or Ph.D degrees) devoted to research and development activities. A number of other chemists, engineers and professionals that are employed by Syntroleum's licensees and joint development partners are also contributing efforts to the further development of the Syntroleum Process. Syntroleum has recently acquired an additional laboratory facility which contains approximately 16,500 square feet and is located on approximately 100 acres of land, and plans to expand its research and pilot plant capabilities further at this facility.

    Syntroleum also has access to laboratory and test facilities through its joint development partners. For example, both Texaco and ARCO have performed catalyst tests at their own or contract facilities, and testing with Catalytica and Marathon regarding low Btu combustion has been conducted at Catalytica's and AGC's test facilities. Additionally, Syntroleum has its own technical experts as well as access to the technical experts of its joint development partners. Each of Syntroleum's joint development partners has several employees working on research and development activities related to improving the Syntroleum Process.

    Syntroleum's research and development efforts will take place in four primary areas: process design, catalyst development, reactor design and heat integration/power recovery.

    PROCESS DESIGN. Syntroleum has developed and continues to develop variations of its basic process design in an effort to further lower costs and increase the adaptability of the Syntroleum Process to a wide variety of potential applications. Syntroleum participates with Bateman and Brown & Root in developing and evaluating process designs. Syntroleum also retains experts on a consulting basis from time to time to assist in process development and evaluation, including two consultants who have agreed to provide exclusive services to Syntroleum in the field of Fischer-Tropsch technology. Both of these consultants have Ph.D's and extensive experience in this field.

    CATALYST DEVELOPMENT. Based upon pilot tests of catalysts manufactured by Syntroleum, Syntroleum believes that it has a number of proprietary catalyst systems that meet or exceed the activity and selectivity targets necessary for commercial application in certain current Syntroleum Process designs, including the catalysts associated with the hybrid multi-phase (HMX) reactor under development with Texaco and the slurry reactor to be pilot tested with ARCO at their Cherry Point Facility. As discussed under "--The Syntroleum Process," Syntroleum's chain limiting catalyst will require further development before it can be considered commercial. Syntroleum plans to conduct additional development activities in this area during 1998. Additionally, Syntroleum will continue to work on different formulations to improve hydrocarbon yields and increase conversion efficiency.

    Under Syntroleum's agreement with Criterion, Criterion has manufactured in its commercial facilities batches of catalyst in quantities sufficient to confirm that catalyst performance is comparable to the same catalyst produced by Syntroleum and the ability to produce such catalysts in commercial quantities at targeted cost levels.

    Syntroleum plans to refine existing catalysts and continue to develop additional catalyst formulations for use in the Syntroleum Process. Catalyst development is a complex process requiring significant scientific skill and resources. Syntroleum has in the past and intends to continue to devote substantial resources to research and development activities to produce Fischer-Tropsch catalysts with improved activity rates, selectivity, and active life, all at reasonable manufacturing cost. In addition, Syntroleum intends to enhance its catalyst development activities through catalyst joint development programs with Texaco, ARCO, Catalytica Advanced Technologies and, when appropriate, other joint development partners. From time to time, Syntroleum also retains catalysis experts on a consulting basis to assist in catalyst development.

    REACTOR DESIGNS. Syntroleum has tested three different Fischer-Tropsch reactor designs for use in the Syntroleum Process at its pilot plant and may test additional designs in the future. These include a fixed bed vertical tubular reactor, a fluidized bed reactor for use with Syntroleum's chain-limiting catalyst and a proprietary hybrid multi-phase reactor, labeled "HMX," developed under Syntroleum's agreement with Texaco. In addition, Syntroleum has tested a large bench scale slurry bubble column reactor developed under Syntroleum's agreement with ARCO. ARCO and Syntroleum are currently designing a 70 Bbl/d pilot plant that will further test the slurry bubble column reactor on a larger scale. Syntroleum believes that the HMX reactor may be the most commonly selected reactor in the near term because of its high capacity, lower capital cost and simpler operation. A horizontal reactor design is also being developed by Syntroleum and may be preferred in GTL plants on ships operating in rough water conditions, where its low center of gravity may be an important feature. Syntroleum has several patents pending related to its Fischer-Tropsch reactors.

    HEAT INTEGRATION/POWER RECOVERY. The Syntroleum Process produces excess energy in its synthesis gas and Fischer-Tropsch reactions that can be useful in other areas of the process or in offsite applications. Syntroleum has developed several heat integration/power recovery configurations that can be used depending on site-specific circumstances, a number of which are the subject of existing United States patents or patent applications. The designs for two of these configurations include the incorporation of a gas turbine fueled by low Btu tail gas generated by the process. A third configuration will require considerable pilot plant testing and is part of the contemplated joint development activities with ABB. Syntroleum believes that, if successful, this third design will significantly further reduce plant capital costs. Syntroleum expects that complete development will take several years.

STRATEGIC RELATIONSHIPS

    In order to carry out Syntroleum's aggressive strategy to rapidly improve and commercialize the Syntroleum Process, Syntroleum has sought to enter into relationships with certain engineering companies, component manufacturers and other companies in order to benefit from the expertise and technologies of such companies. Syntroleum believes that these relationships have resulted in significant contributions toward the development of the Syntroleum Process and that these relationships will continue to improve upon existing technologies and contribute to technologies currently under development and to Syntroleum's marketing program. Syntroleum believes that these relationships will facilitate GTL market growth. Syntroleum also believes that these relationships with financially strong partners will reduce competitive risks that smaller companies often face. Syntroleum intends to continue to seek additional strategic partners with expertise and technologies from which Syntroleum could benefit.

    BATEMAN

    Bateman has been an important strategic partner of Syntroleum. Since 1993, Bateman has provided engineering services in connection with Syntroleum's pilot plant and other aspects of Syntroleum's development of its GTL technology. Pursuant to a project development agreement entered into between Bateman and Syntroleum in March 1997, Syntroleum has agreed to utilize Bateman to assist in the development of Company-owned specialty product GTL plants in North and South America. Bateman is entitled to provide all process design packages, as well as engineering, procurement, construction and project management services for the construction of such plants, provided that Bateman satisfies the financial or performance criteria required by the parties providing equity and debt financing for the plant. Syntroleum has agreed to enter into an additional agreement with Bateman under which Bateman would be entitled to market the Syntroleum Process to third parties, subject to Syntroleum's prior approval with respect to proposed licenses. The agreement will also designate Bateman as an approved process design provider and an approved engineering contractor for Syntroleum and its licensees. An approved engineering contractor provides project, technical and economic evaluations, feasibility studies and engineering, procurement and construction services. An approved process design provider provides the same services as an engineering contractor as well as process design packages to Syntroleum upon its request. Under its agreements with Bateman, Syntroleum acquires title to all inventions and improvements to the Syntroleum Process that result from the collaborative efforts of Bateman and Syntroleum.

    BROWN & ROOT

    Brown & Root has also been an important strategic partner of Syntroleum. Since 1996, Brown & Root has provided engineering services in connection with Syntroleum's pilot plant and other aspects of Syntroleum's development of its GTL technology. In November 1997, Syntroleum entered into a technical cooperation and representation agreement with Brown & Root. Under the agreement, Brown & Root is designated as an approved process design provider and engineering contractor for Syntroleum and its licensees. Under the agreement, Brown & Root is entitled to market the Syntroleum Process and certain related services to certain third parties, subject to Syntroleum's prior approval with respect to proposed licenses. Under an intellectual property agreement with Brown & Root, Syntroleum acquires title to all inventions and improvements to the Syntroleum Process created by Brown & Root that result from the collaborative efforts of the parties.

    Under the project development agreement between Syntroleum, Texaco and Brown & Root, Brown & Root is to act as engineering, procurement and construction contractor with respect to the plant to be developed pursuant to that agreement. Syntroleum and Brown & Root have also entered into a letter agreement with respect to the development of a business plan providing for mobile GTL plants to be made available to customers on a contract basis. Finally, subject to certain performance criteria, Syntroleum will agree to utilize Brown & Root to assist in the development of all Syntroleum-owned GTL plants outside North and South America. See "--Contract GTL Plants."

    TEXACO

    Syntroleum first began discussions with Texaco in 1993 to evaluate Syntroleum's GTL technologies. In February 1995, Syntroleum entered into a research and development agreement with Texaco to support the initial development of Syntroleum's chain limiting catalyst. Texaco provided approximately $265,000 for development activities under this agreement over a two year period. Under this agreement, Syntroleum also acquired from Texaco certain data relating to the Hydrocol plant formerly located in Brownsville, Texas and operated by Texaco in the early 1950s.

    In connection with entering into a master license agreement with Syntroleum in September 1996, Texaco entered into a joint development agreement with Syntroleum pursuant to which Texaco agreed to fund additional joint research and development activities. Under this agreement, Texaco contributed certain reactor technology and agreed to fund all activities of the parties under the agreement. Based on this technology, the parties have engaged in the joint development of the HMX reactor and related catalyst system. As of March 31, 1998, Texaco had spent approximately $2.6 million for joint development activities under this agreement. Joint development activities of the parties are continuing under this agreement. Under its joint development agreement with Texaco, Syntroleum retains title to all inventions and improvements to the Syntroleum Process that result from collaborative activities. In addition, for its commitment of research and development funds, Texaco receives a limited discount on future license fees which may be otherwise due under its master license agreement.

    ARCO

    ARCO has worked with Syntroleum since 1993 in the evaluation of certain variations on the Syntroleum Process for designs applicable to certain of ARCO's natural gas properties. In March 1994, ARCO and Syntroleum entered into two research and development agreements relating to Syntroleum Process design and Syntroleum's chain limiting catalyst, respectively. ARCO provided approximately $75,000 for activities under these agreements over a two year period.

    Pursuant to the terms of its joint development agreement entered into with Syntroleum in April 1997, Syntroleum also has acquired from ARCO certain patent applications relating to gas turbine integration and Fischer-Tropsch reactor designs. In addition, ARCO and Syntroleum currently have under development a 70 Bbl/d pilot plant at ARCO's Cherry Point Refinery near Bellingham, Washington. This pilot plant will test a slurry reactor configuration and associated catalyst and a high pressure autothermal reformer design and construction is expected to be completed during the fourth quarter of 1998. Under its joint development agreement with ARCO, Syntroleum retains title to all inventions and improvements to the Syntroleum Process that result from collaborative activities. In addition, for its commitment of research and development funds, ARCO receives a limited discount on future license fees which may be otherwise due under its master license agreement.

    MARATHON

    Syntroleum first began discussions with Marathon in 1994 to evaluate Syntroleum's GTL technologies. In January 1996, Marathon purchased a convertible debenture from Syntroleum in the principal amount of $1,000,000, bearing interest at the prime rate and convertible into shares of Syntroleum Common Stock. The proceeds from this debenture were used by Syntroleum primarily to fund continuing research and development activities. In March 1997, Marathon converted the principal and accrued interest of the debenture into shares of Syntroleum Common Stock at a conversion rate of $12.00 per share for a total of 93,059 shares of Syntroleum Common Stock. In connection with this investment, Marathon agreed that it will not, for a period of ten years, acquire shares that, when aggregated, exceed 10% of the outstanding Syntroleum Common Stock or sell its shares to any person who would then own more than 10% of the outstanding Syntroleum Common Stock.

    In connection with Syntroleum's master license agreement with Marathon, Syntroleum entered into a separate agreement with Marathon pursuant to which Syntroleum acquired certain exclusive rights (including the right to sublicense) in the GTL field under a newly issued United States patent and a pending United States patent application relating to gas turbine technology and non-exclusive rights to use such technology outside the GTL field. Under its agreement with Marathon, Syntroleum retains title to all inventions and improvements to the Syntroleum Process that result from collaborative activities.

    Marathon is also participating in and partially funding a joint testing and development program conducted by Syntroleum and AGC described below.

    CRITERION

    One of Syntroleum's principal strategic relationships is with Criterion, a catalyst company jointly owned by Shell and Cytec Industries. In August 1996, Syntroleum entered into an agreement with Criterion that provides Criterion with the non-exclusive right to manufacture Syntroleum's proprietary high alpha catalyst for sale by Criterion to Syntroleum for its own use and for resale to others and with approval of Syntroleum, directly to approved licensees of the Syntroleum Process. The agreement provides for a fixed margin to be paid to Syntroleum for any sales of catalyst to approved licensees and that any ideas, developments or improvements related to such catalyst other than manufacturing techniques are the property of Syntroleum. In addition, under the agreement Syntroleum has agreed to purchase all such catalysts for its own use from Criterion, subject to certain price and delivery requirements. Criterion also agrees to provide Syntroleum with other catalysts made by Criterion, including the catalyst used in the lube oil isomerization and dewaxing process licensed by Syntroleum from Lyondell.

    In 1996 and 1997 Criterion acquired a total of 301,771 shares of Syntroleum Common Stock for an aggregate cash purchase price of $3,004,000. In addition, in 1997 Criterion acquired 400,000 shares of Syntroleum Common Stock in consideration for catalyst services and cancellation of certain options to acquire shares of Syntroleum Common Stock. See "Management After the Merger--Certain Transactions." In connection with this investment, Criterion has agreed that it will not for a period of ten years acquire shares that, when aggregated, exceed 10% of the outstanding Syntroleum Common Stock or sell its shares to any person who would then own more than 10% of the outstanding Syntroleum Common Stock.

    CATALYTICA COMBUSTION SYSTEMS

    In July 1997, Syntroleum entered into a joint testing agreement with Catalytica Combustion Systems, a manufacturer of low emission catalytic combustion products, relating to the development of a catalytic combustion system for use in the Syntroleum Process. Catalytica Combustion Systems has developed a proprietary combustion system for the catalytic combustion of gaseous and liquid hydrocarbons which significantly reduces emission of nitrous oxide compounds. Under the agreement, the parties have conducted tests to determine whether Catalytica Combustion Systems's combustion system design can be adapted to efficiently combust low Btu fuel with low emissions. The combustion systems being tested include those that are fueled only by low Btu fuel and those that are initially fueled by natural gas and later fueled by low Btu fuel. The agreement calls for additional development to create a special combustor that can be fitted for use on a wide variety of available gas turbines allowing them to utilize the low Btu residue gases created by the Syntroleum Process. Syntroleum will have the exclusive right to utilize such combustors supplied by Catalytica Combustion Systems in GTL applications.

    CATALYTICA ADVANCED TECHNOLOGIES

    In January 1998, Syntroleum entered into a development agreement with Catalytica Advanced Technologies, Petro-Canada and Techmocisco, Inc., a wholly owned subsidiary of Mitsubishi Oil Company Ltd. Under this agreement, the parties will cooperate in the development and commercialization of certain technologies related to a single step catalytic conversion of natural gas to methanol or a transportable liquid suitable for use as a fuel. The agreement contemplates that if the process is determined to be commercial, Syntroleum will assume responsibility for all marketing and sales activity relative to licensing the technology. Pursuant to the agreement, Catalytica Advanced Technologies agrees to contribute the time of certain personnel to assist in the development and commercialization of the technology. Catalytica Advanced Technologies also agrees to fund certain of the costs of developing the technology through grants from the United States Department of Commerce and, subject to the project achieving certain milestones, Syntroleum agrees to contribute $400,000 per year for three years toward the cost of the Catalytica Advanced Technologies personnel and certain associated costs with respect to the development and commercialization of the technology. The agreement also grants Syntroleum a royalty-free, world-wide, non-exclusive license (with rights to sublicense) to unpatented technology developed under the agreement by the other parties for use, if applicable, in the Syntroleum Process. Catalytica Advanced Technologies is granted the right to be the exclusive supplier of any catalyst used in conjunction with the technology. The agreement provides that revenues resulting from the commercial application of the technology will be shared by the parties, with Syntroleum receiving a majority of such revenues.

    In April 1998, Syntroleum entered into a technical catalyst services and development agreement with Catalytica Advanced Technologies. Under this agreement, Syntroleum may engage, on a project by project basis, the technical, research and development services of Catalytica Advanced Technologies to assist Syntroleum in its ongoing catalyst research, development and manufacturing activities.

    AGC

    In July 1997, Syntroleum entered into a joint testing agreement with AGC, which is a packager of gas turbines and systems incorporating gas turbines. Under the agreement, the parties agree to conduct tests to determine whether AGC's gas turbine and related combustion systems can be modified to use low Btu gas as fuel based on technology acquired by Syntroleum from Marathon. Depending on the outcome of these tests, Syntroleum and AGC may elect to conduct additional joint development work or proceed to commercial design and production of the technology for use in plants based on the Syntroleum Process.

    AMEC

    In September 1997, Syntroleum entered into an engineering representation and intellectual property agreement with AMEC, one of Europe's leading engineering and construction contractors. The agreement designates AMEC as an approved engineering contractor for Syntroleum and its licensees. In addition, the agreement entitles AMEC to market the Syntroleum Process to certain third parties, subject to Syntroleum's prior approval with respect to proposed licensees. The agreement provides for AMEC to complete at its expense a reference design and associated design support systems for one type and size of GTL plant identified by Syntroleum and AMEC. Under the agreement, Syntroleum retains title to all inventions and improvements to the Syntroleum Process that result from the collaborative efforts of the parties.

    ABB

    In November 1997, Syntroleum entered into a technical cooperation and representation agreement with ABB, a Swiss-Swedish industrial manufacturing company and one of the world's leading gas turbine manufacturers. The agreement designates ABB as an approved engineering contractor for Syntroleum and its licensees. The agreement entitles ABB to market ABB's gas turbines and power generation equipment for integrated application with the Syntroleum Process to certain licensees and approved licensee prospects and to market the Syntroleum Process as an integrated fuel-power-water facility as well as provide certain services to licensees and approved licensee prospects relating to facilities based on the Syntroleum Process. The agreement also provides for ABB to undertake, subject to certain conditions, certain development activities relating to the migration of ABB's low Btu combustion technology to a variety of ABB's turbines for use in the Syntroleum Process. The agreement contains certain restrictions on ABB's ability to engage in similar development activities with others or marketing and selling ABB's low Btu gas turbines other than to licensees of the Syntroleum Process. Under the agreement, Syntroleum retains title to all inventions and improvements to the Syntroleum Process that result from the collaborative efforts of the parties, while ABB retains title to all turbine improvements.

    The agreement terminates in November 1998 and the parties are currently negotiating revised terms in connection with the extension of the agreement beyond November 1998.

    LYONDELL

    In October 1996, Syntroleum entered into an agreement with Lyondell, a major petrochemical company, whereby Syntroleum acquired an exclusive, royalty-bearing license to utilize Lyondell's wax isomerization process in the Syntroleum Process to produce certain synthetic lubricants through at least the year 2000 and thereafter, provided that Syntroleum meets certain performance criteria. The process, which is based on Lyondell's catalytic dewaxing process, was developed to make synthetic lube basestocks from the waxy synthetic crude oil produced by the high alpha catalyst in the Syntroleum Process. Under this agreement, Lyondell has agreed to provide Syntroleum with certain technical information and assistance (including training) related to its wax isomerization process.

SALES AND MARKETING

    Syntroleum intends to maintain an active marketing and sales effort to develop and promote the Syntroleum Process through several channels. Syntroleum has been and will continue to be an active participant at industry conferences relating to GTL processes. During 1997, representatives of Syntroleum spoke at ten different conferences on four continents. Syntroleum also intends to continue to write and publish papers on topics regarding the implications of GTL technology to the industry. Additionally, Syntroleum will continue to educate and inform its customers through the use of multi-media and print presentations. Syntroleum also intends to establish brand recognition for specialty products to be produced by its specialty plants. Syntroleum has received trademark and servicemark rights to the name Syntroleum in the United States and has applications pending to register the trademark in various foreign countries.

    In addition, Bateman, Brown & Root, AMEC and ABB and other engineering companies are familiar with Syntroleum's GTL technology and have been marketing the Syntroleum Process to their customers. Syntroleum's agreements with engineering firms generally provide such firms with the right to market the Syntroleum Process. Syntroleum believes that these relationships will expand its marketing effort in a cost-effective manner. Syntroleum currently has ten employees in its business development and marketing departments, three of which hold advanced degrees, and retains a full time sales representative in London, England.

HISTORICAL DEVELOPMENT OF THE TECHNOLOGY

    THE CHEMISTRY

    The basis for most GTL technologies, including the Syntroleum Process, originated in 1923 when two German chemists, Franz Fischer and Hans Tropsch, discovered the catalytic conversion of synthesis gas (carbon monoxide and hydrogen) into synthetic hydrocarbons using a precipitated cobalt catalyst. In the Fischer-Tropsch reaction, the synthesis gas in contact with the catalyst surface at certain temperatures and pressures causes a chemical reaction that produces hydrocarbons and the byproducts, water and carbon dioxide.

    The length and distribution of the hydrocarbon molecules produced by the reaction varies significantly depending on the choice of catalysts, reactors and other operating conditions of the process, but ranges from methane (CH(4)) to hydrocarbons containing as many as 100 carbon atoms that tend to be very linear or parrafinic. Hydrocarbons with one to four carbon atoms tend to be gaseous at room temperature and atmospheric pressure. Hydrocarbons with a molecular range of 5 to 20 carbon atoms tend to be liquid at the same conditions. Above 20 carbons atoms, these molecules tend to form solids (wax) at room temperature.

    INITIAL DEVELOPMENT IN GERMANY, THE UNITED STATES AND SOUTH AFRICA

    Prior to and during World War II, development of the Fischer-Tropsch process occurred primarily in Germany. Due to Germany's significant coal resources and limited oil and gas resources, these development activities focused exclusively on the conversion of coal into fuels and chemicals. Between 1934 and 1945, nine government-funded plants were built in Germany using coal as the feedstock. The synthesis gas was generated by high-temperature gasification of coal with oxygen and steam. An iron-based catalyst was used to manufacture synthetic hydrocarbons, primarily motor fuels. Maximum combined production from these nine plants reached approximately 16,000 Bbls/d in 1944.

    Between 1943 and 1950, the United States Bureau of Mines, prompted by fears of an oil shortage, extensively researched the coal-to-oil processes. However, no commercial plants were built in the United States during that period. In 1950, Texaco participated in the Hydrocol plant, which was an 8,000 Bbl/d synthetic fuel plant that was built in Brownsville, Texas that used natural gas as the feedstock. The plant's design was based, in part, on the work done by the United States Bureau of Mines. Although the plant was a technical success, it was not economic to operate because a new pipeline and changes in the price of oil created a more economic market for the natural gas, which resulted in the shutdown of the plant in 1953.

    In 1950, the South African government formed a predecessor of Sasol (which was later privatized) to develop synthetic fuels using coal as the feedstock. Their first plant, a 2,500 Bbl/d facility located in Sasolburg, South Africa, became operational in 1955 and is still in operation today. This plant, known as Sasol One, produces liquid fuels, pipeline gas, waxes and chemicals. Following the Middle East oil crisis of 1973, an approximately 50,000 Bbl/d Fischer-Tropsch plant, Sasol Two, was built in Secunda, South Africa, and has been operating since 1980. Sasol Three, which was designed to be identical to Sasol Two, has been operating since 1982. In 1989, the South African government established Mossgas (Pty) Limited, a separate government-supported company, to build a natural gas-based plant. A 23,000 Bbl/d plant utilizing Sasol technology began production in 1993.

    MODERN DEVELOPMENT BY MAJOR OIL COMPANIES

    Following the oil embargo of 1973, further development efforts focused on utilizing both coal and natural gas to produce synthesis gas for the Fischer-Tropsch process. Several major oil companies and several governments funded research into synthetic fuels. The worldwide recession of 1982 and the related drop in oil prices resulted in the termination of most coal-related development activities. However, development activities related to the conversion of natural gas continued.

    In 1985, Mobil commissioned a 14,500 Bbd/d plant located in Montuni, New Zealand. The plant, which was not based on Fischer-Tropsch chemistry, was designed to convert natural gas to methanol and then to gasoline. In 1990, the plant was sold and was later converted into a methanol only facility. In 1993, Shell commissioned a 12,500 Bbl/d plant located in Bintulu, Malaysia. The plant is based on Shell's version of GTL technology, known as SMDS (Shell Middle Distillate Synthesis) and is not currently operational. In October 1996, Exxon reported that it was in discussions with the government of Qatar to construct a GTL plant utilizing its GTL process (which Exxon calls the AGC-21 process). Reports on Exxon's technology have suggested that costs associated with its technology are lower than historic levels and that a plant based on Exxon technology would be economical at a size of between 50,000 and 100,000 Bbls/day. Exxon currently has a 200 Bbl/d pilot plant located in Baton Rouge, Louisiana.

    The generally accepted capital cost target for a GTL plant to be cost effective for the production of transportation fuel given energy prices experienced in recent years is $30,000 per barrel of daily plant capacity or less. Syntroleum believes that to date no company has built a commercial-scale GTL plant that has broken this cost barrier. In addition, Syntroleum believes that each of the current competitive GTL technologies has taken in excess of ten years to develop.

THE SYNTROLEUM PROCESS

    The Syntroleum Process involves two catalytic reactions. The first reaction converts natural gas into synthesis gas, and the second reaction converts the synthesis gas into hydrocarbons through the Fischer-Tropsch reaction over a proprietary catalyst. Syntroleum's goal in developing this process has been to substantially reduce both the capital cost and the minimum economical size of a GTL plant, as well as plant operating costs. Syntroleum believes that by reducing the complexity of the process it has achieved this goal and that plants based on the Syntroleum Process will be economic at relatively low levels of throughput (2,000 Bbl/day and higher) based on energy prices of between $15 to $20 per Bbl for oil and $.50 per MMBtu for stranded natural gas in remote locations. Due to their relatively small footprint, Syntroleum believes that GTL plants based on the Syntroleum Process can be built stand alone or placed on skids, barges and ocean-going vessels, allowing these plants to be used at a variety of locations, including isolated and offshore areas.

    Syntroleum completed construction of its first pilot plant in 1990, and the plant was successfully operated in 1990 and 1991. Between 1991 and 1995, Syntroleum focused the majority of its research and development efforts on catalyst development for the Fischer-Tropsch reaction. The pilot plant was extensively modified in 1995 to test new catalysts and again in 1997 to test new reactor designs. Syntroleum's nominal two Bbl/d pilot plant has successfully demonstrated certain elements and variations of the Syntroleum Process. However, no commercial-scale GTL plant based on the Syntroleum Process has yet been constructed.

    Although Syntroleum believes that the Syntroleum Process can be utilized in commercial-scale GTL plants, there can be no assurance that such commercial-scale GTL plants will be successfully constructed and operated or that such plants will yield the same economics and results as those demonstrated on a pilot plant basis. In addition, certain improvements to the Syntroleum Process are under development and may not prove to be commercially applicable. See "Risk Factors--Commercial Operation of GTL Plants Based on the Syntroleum Process," "--Effect of Energy and Product Prices on the Economic Application of GTL Plants Based on the Syntroleum Process" and "Effect of Operating Conditions on the Economic Application of GTL Plants Based on the Syntroleum Process."

    THE SYNTHESIS GAS REACTION

    The first reaction in the Syntroleum Process--converting natural gas into synthesis gas--involves the use of Syntroleum's proprietary Auto Thermal Reformer (the "ATR") reactor. In this reactor, natural gas (consisting primarily of methane), compressed air (consisting primarily of oxygen and nitrogen) and minor amounts of steam are combined in the ATR at a specified temperature, pressure and ratio to produce synthesis gas (which consists of hydrogen and carbon monoxide) diluted with nitrogen. The ATR reactor is a refractory-lined carbon steel vessel utilizing a nickel-based catalyst and is similar to the secondary reformer in an ammonia plant. The production of synthesis gas in the ATR reactor is a combination of exothermic and endothermic reactions that generate a large amount of heat, a portion of which may be captured as steam for other uses.

    The following diagram illustrates the net reaction in the ATR:

                               FORMULA FOR STEP 1
                     CONVERSION OF NATURAL GAS TO SYNTHESIS

 Natural Gas   Air   Steam        Synthesis Gas (diluted with Nitrogen)   Water
                                    Catalyst
               CH4 + O2 + N2 + H2O            CO + H2 + N2 + H2O

    THE FISCHER-TROPSCH REACTION

    The second reaction in the Syntroleum Process is the Fischer-Tropsch synthesis reaction. In a one-pass process, synthesis gas diluted with nitrogen flows into one or more reactors containing Syntroleum's proprietary catalyst. As the synthesis gas passes over the catalyst, it is converted into hydrocarbons of various molecular weights, with the byproducts, water and minor amounts of carbon dioxide, also being produced. This reaction is also very exothermic. The synthetic liquid hydrocarbons and water drain from the reactor vessel and are subsequently separated. The nitrogen, carbon dioxide and gaseous hydrocarbons also leave the reactor vessel and are subsequently burned in a heater to generate steam or process heat or in a turbine to generate horsepower or electricity.

    The following diagram illustrates the Fischer-Tropsch reaction:

                               FORMULA FOR STEP 2
                          FISCHER - TROPSCH SYNTHESIS

 Synthesis Gas (diluted with Nitrogen)         Hydrocarbons   Nitrogen   Water
                                    Catalyst
                 H2 + CO + N2             CnH(2n+2) + N2 + H2O

    Syntroleum has developed several different proprietary catalysts systems for use in the Fischer-Tropsch reaction in order to allow for matching a catalyst system to a particular reactor design and provide more flexibility in matching the Syntroleum Process to licensee applications. Most Fischer-Tropsch catalysts produce a very waxy synthetic crude oil. Typically, more than 50% of a barrel of synthetic crude oil is solid at room temperature due to the high wax content. These waxy hydrocarbons are typically processed through a hydrocracker to convert them into liquid hydrocarbons at room temperature that can be further processed into transportation fuels. Syntroleum's proprietary "high alpha" catalyst produces a very waxy synthetic crude oil which can also be further processed through hydrocracking to make liquid fuels, or with other refining processes, the waxy portion can be converted into higher value specialty products such as synthetic lubricants. Syntroleum's proprietary "chain-limiting" catalyst currently under development is designed to produce hydrocarbons primarily in the liquid fuels range, without producing wax. Use of this catalyst should further lower the capital cost of a plant by permitting the use of high-capacity fluidized-bed reactors and eliminating the need for hydrocracking equipment. Further development of Syntroleum's chain limiting catalyst is required before it will be available for commercial use. Syntroleum has developed and continues to develop catalysts associated with the hybrid, multi-phase (HMX) reactor and slurry reactor described below. Syntroleum estimates that the useful life of its Fischer-Tropsch catalysts will be three to five years under normal operating conditions.

    FISCHER-TROPSCH REACTOR DESIGNS

    Syntroleum has tested three different proprietary Fischer-Tropsch reactor designs and associated catalysts for use in the Syntroleum Process at its pilot plant. These include a fixed bed vertical tubular reactor, a fluidized bed reactor for use with Syntroleum's chain-limiting catalyst and a proprietary hybrid multi-phase reactor, labeled "HMX," developed under Syntroleum's joint development agreement with

Texaco. In addition, Syntroleum has tested a large bench scale slurry bubble column reactor developed under Syntroleum's agreement with ARCO. ARCO and Syntroleum are currently designing a 70 Bbl/d pilot plant that will further test the slurry bubble column reactor on a larger scale. Syntroleum believes that the HMX reactor will be the most commonly selected reactor in the near term because of its high capacity and simpler operation. A horizontal reactor design is also being developed by Syntroleum and may be preferred in GTL plants on ships operating in rough water conditions, where its low center of gravity may be an important feature. Syntroleum has several pending United States and foreign patent applications related to its Fischer-Tropsch reactors.

    HEAT INTEGRATION AND POWER RECOVERY

    Compression energy is the primary energy consumer in the Syntroleum Process. Engineering studies conducted by Bateman and Brown & Root have demonstrated that the heat generated by the two reactions in the process can be captured in the form of mechanical and electrical energy sufficient to supply all of the plant's needs plus a surplus for other uses if desired. Syntroleum has developed several heat integration and power recovery schemes to broaden the flexibility of the Syntroleum Process and, in some cases, lower the capital cost as well as the number of pieces of major equipment in a plant.

    Different configurations of GTL plants based on the Syntroleum Process can also change the energy sources within the plant and the excess energy produced. For example, a steam turbine can be incorporated into the process and utilize the steam produced by the ATR and Fischer-Tropsch reactions to produce energy for compression, electrical power and commercial sale. In addition, Syntroleum has developed a configuration that utilizes the low btu residue stream from the process as feedstock for a specially designed gas turbine that can utilize very low btu gas. Several of these heat integration and power recovery schemes are the subject of United States patents and patents pending and foreign patent applications and are a part of Syntroleum's joint development efforts with others.

    ADVANTAGES OVER COMPETING PROCESSES

    Syntroleum believes that the method by which it uses air is a unique characteristic and a primary competitive advantage of the Syntroleum Process. Competitive processes for the conversion of natural gas into synthetic hydrocarbons generally utilize either steam reforming or a combination of steam reforming and partial oxidation with pure oxygen in the conversion of natural gas to synthesis gas. Steam reformers react steam with natural gas to produce synthesis gas. A steam reformer is a relatively complex unit that consists of a large fired heater with catalyst-filled tubes. Because the reaction operates at high temperature and pressure, the tubes are made of exotic alloys and are expensive. Operating costs are increased due to the endothermic nature of the process, which requires a continuous input of heat. Processes that utilize a combination of steam reforming and partial oxidation with pure oxygen also require an air separation plant to produce pure oxygen. The air separation plant must be constructed with expensive metals and materials, because its operation involves cryogenic temperatures and requires significant energy input, as well as operating risks inherent in handling pure oxygen. Moreover, the use of pure oxygen generates synthesis gas that is free of nitrogen. While the Fischer-Tropsch reaction in competitive processes is designed to occur without the presence of nitrogen, the Syntroleum Process is designed to utilize the nitrogen in the Fischer-Tropsch process to remove a portion of the heat generated by the process. Use of the ATR in the Syntroleum Process also provides advantages over competitive processes because of its relatively low capital and operating costs. In addition to lowering the capital cost, the elimination of an air separation plant and steam reformer has the additional advantage of reducing the size and complexity and lowering the energy requirement of GTL plants based on the Syntroleum Process.

    Syntroleum believes that another advantage of the Syntroleum Process is the absence of recycle loops necessary in competitive processes, which also tends to lower capital costs. In the Fischer-Tropsch stage of some competitive processes, a recycle loop is utilized in order to maximize the output of hydrocarbons and help control the heat generated by the reaction. As a result, these processes are designed to avoid the introduction of inert gases (including nitrogen) into the process, which would otherwise build up in the system and hinder the reaction.

    Syntroleum believes that the advantages of the Syntroleum Process over competitive processes will enable GTL plants based on the Syntroleum Process to be constructed at a relatively low cost per daily barrel of production capacity compared to plants based on competing processes. As a result, these GTL plants are expected to be able to be economically utilized at relatively lower levels of throughput compared to plants based on competing processes. Due to their relatively small footprint, Syntroleum believes that GTL plants based on the Syntroleum Process can also be placed on skids, barges and ocean-going vessels, allowing these plants to be used at a variety of locations, including isolated and offshore areas. Syntroleum believes that this mobility will further reduce the amount of natural gas production necessary to support a GTL plant for an acceptable period of time and will reduce the risk of GTL plant construction projects.

INTELLECTUAL PROPERTY

    Syntroleum pursues protection of the Syntroleum Process primarily through a combination of trade secrets, patents and rights to the patents and trade secrets of others relating to components critical to the Syntroleum Process. Syntroleum's policy is to seek, when appropriate, protection for its proprietary products and processes by filing patent applications in the United States and certain foreign countries, and to encourage or further the efforts of others who have licensed technology to Syntroleum to file such patent applications. It is also Syntroleum's policy to seek, when appropriate, licenses under the patents or trade secrets of others, so that it can sell the products or use the processes covered by those patents in connection with its own technology.

    Syntroleum currently owns or has licensed rights to over 43 patents or patent applications. The following patents relating to the Syntroleum Process have been issued to Syntroleum: United States Patent No. 4,833,170 which issued May 23, 1989 entitled "Process and Apparatus for the Production of Heavier Hydrocarbons from Gaseous Light Hydrocarbons" and United States Patent No. 4,973,453, which issued November 27, 1990 entitled "Apparatus for the Production of Heavier Hydrocarbons from Gaseous Light Hydrocarbons." Subsequent patents related to the Syntroleum Process have been granted in Argentina, Australia, Canada, China, India, Malaysia, Mexico, Nigeria, Norway, Pakistan, the United Kingdom and Venezuela and an application in The Netherlands is still pending. In addition, Syntroleum has acquired United States Patent No. 5,593,569 which issued January 14, 1997 entitled "Hydrocracking Processes Using a Homogenous Catalysis System Comprising a Metal Halide Lewis Acid, a Bronsted Acid and an Alkane," as well as royalty free license rights to one United States patent and three United States patent applications from certain of its licensees.

    Syntroleum also has seven additional patent applications filed in the United States and approximately 16 foreign applications based on one or more of these United States applications.

    In general, the patent position of Syntroleum involves complex legal, scientific and factual questions and involves uncertainties. There can be no assurance that any other patents will be granted with respect to any of Syntroleum's patent applications filed by Syntroleum or its licensors. Furthermore, there can be no assurance that any patents issued or licensed to Syntroleum will provide commercial benefit to Syntroleum or will not be infringed, invalidated or circumvented by others.

    In addition to patent protection, Syntroleum also relies significantly on trade secrets, know-how and technological advances which it seeks to protect, in part, by confidentiality agreements with its collaborators, licensees, employees and consultants. This is particularly true in a number of foreign countries where patent protection is uncertain and often difficult to predict. There can be no assurance that these agreements will not be breached, that Syntroleum would have adequate remedies for any breach or that Syntroleum's trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others. See "Risk Factors--Licenses, Patents and Trade Secrets."

    Syntroleum has received federal trademark and service mark registrations for the name "Syntroleum" in the United States and has pending foreign trademark applications for the name "Syntroleum." Syntroleum also has pending United States trademark applications seeking protection for marks that will be used as brand names for Syntroleum products.

    With respect to Syntroleum's rights to use the technology covered by patents and trade secrets of others in the Syntroleum Process, see "--Strategic Relationships."

    Commercialization of Syntroleum's GTL technologies may give rise to claims that the technologies infringe upon the patents or other proprietary rights of others. Although it is Syntroleum's policy to regularly review patents that may have applicability in the GTL industry, Syntroleum may not become aware of such patents or rights until after it has made a substantial investment in the development and commercialization of those technologies. Legal actions could be brought against Syntroleum, its partners or licensees, claiming damages and seeking an injunction that would prevent Syntroleum, its partners or licensees, from testing, marketing or commercializing the affected technologies. Major oil and gas companies seeking to gain a competitive advantage may have an interest in bringing such an action. If such action were successful, in addition to potential liability for damages, Syntroleum, its partners or licensees could be required to obtain a license in order to continue to test, market or commercialize the affected technologies. There can be no assurance that any such required license would be made available or, if available, would be available on acceptable terms, and Syntroleum may be prevented entirely from testing, marketing or commercializing the affected technology by a company that intends to maintain its competitive advantage. Syntroleum may have to expend substantial resources in litigation, either in enforcing its patents, defending against the infringement claims of others, or both, and many possible claimants, such as major oil and gas companies, have significantly more resources to spend on such litigation. Syntroleum intends to vigorously enforce its patents and defend against the infringement claims of others. Syntroleum has conducted a review of approximately 600 existing patents applicable to the GTL field, and believes that it is not infringing on the patents of others. However, Syntroleum has not conducted an exhaustive patent search.

EMPLOYEES

    Syntroleum had 56 employees at July 1, 1998, including 20 employees involved in research and development and pilot plant operations, 8 employees in business development and marketing, 9 employees in engineering and 19 employees in finance, legal and administration. None of Syntroleum's employees is represented by a labor union. Syntroleum has experienced no work stoppages and believes that its relations with its employees are excellent.

PROPERTY

    Syntroleum owns and operates a nominal two barrel-per-day pilot plant located on two leased acres in Tulsa, Oklahoma. Syntroleum also leases 4,500 square feet of laboratory and office space and approximately 37,000 square feet of executive office space in Tulsa, Oklahoma. In addition, Syntroleum has recently acquired a laboratory facility, including approximately 16,500 square feet of laboratory space and approximately 100 acres of property on which the laboratory is located. Syntroleum has also entered into a letter of intent with respect to the acquisition of approximately 35 acres of land in Sweetwater County, Wyoming on which the Sweetwater Plant is currently planned to be located.

COMPETITION

    The development of GTL technology is highly competitive. The Syntroleum Process is based on chemistry that has been used by several companies in synthetic fuel projects during the past 60 years. Historic experience has indicated that these projects were not economic alternatives for conversion of natural gas to liquids; and given the volumes of stranded natural gas reserves around the world, a significant opportunity exists for anyone who can develop economic GTL technology. Syntroleum's competitors include major integrated oil companies, several of which have developed or are developing competing GTL technology, including Exxon, Shell and Sasol. Each of these companies has significantly more financial and other resources than Syntroleum to spend on research and development of its technology and on funding construction and operation of commercial GTL plants. These competitors also have a greater ability to bear the economic risks inherent in the development of GTL technology. In addition, several small companies have developed, and are continuing to develop, competing GTL technologies. The Department of Energy has also sponsored a number of research programs relating to GTL technology, including a recent program relating to the development of a ceramic membrane technology that could potentially lower the cost of producing oxygen that is used to produce synthesis gas in competitive processes. There can be no assurance that these companies, the Department of Energy or others will not develop technologies that will be more commercially successful or accepted than Syntroleum's technology or that will render the Syntroleum Process obsolete. See "Risk Factors--Reliance on Technological Development and Possible Technological Obsolescence" and "Information Regarding Syntroleum--Historical Development of the Technology."

    The market for natural gas is highly competitive in many areas of the world and may affect Syntroleum's business, operating results and financial condition. The cryogenic conversion of natural gas to liquefied natural gas (LNG) may compete with GTL plants for use of natural gas as feedstocks in many locations. Local markets, power generation, ammonia, methanol and petrochemicals are alternative markets for natural gas which will also be competitive uses. Unlike Syntroleum, many of its competitors also produce or have access to large volumes of natural gas, which may be used in connection with their GTL operations. The availability of natural gas at economic prices for use as feedstocks for GTL plants may also depend on whether natural gas pipelines are located in the areas where such plants are located. New pipelines may need to be built in, or existing pipelines may need to be expanded into, areas where GTL plants are built, and this may affect the operating margins of such plants. The United States and Western Europe have well developed natural gas markets. In these markets, the relationship between natural gas prices and liquid hydrocarbon prices is such that investments in GTL plants that produce fuels are unlikely to be economic in most circumstances. Other areas around the world that have developed local markets for gas may also have higher valued uses than GTL technology. In addition, the commercialization of the GTL technologies may have an adverse effect on the availability to GTL plants of natural gas at economic prices. The oil and gas industry also competes with other industries that supply the energy and fuel requirements of industrial, commercial, individual and other consumers.

GOVERNMENT REGULATION

    Syntroleum will be subject to extensive federal, state and local laws and regulations relating to the protection of the environment, including laws and regulations relating to the release, emission, use, storage, handling, cleanup, transportation and disposal of hazardous materials and employee health and safety. In addition, Syntroleum's GTL plants will be subject to the environmental and health and safety laws and regulations of any foreign countries in which such plants are to be located. Violators of such laws and regulations may be subject to substantial fines, criminal sanctions or third party lawsuits and may be required to install costly pollution control equipment or, in certain extreme cases, curtail operations. Further, such laws and regulations may limit or prohibit activities on certain lands lying within wilderness areas, wetlands or other protected areas. Syntroleum's operations in the United States are also subject to the federal "Superfund" law, and similar state laws, which can impose joint and several liability for site cleanup, regardless of fault, upon certain statutory categories of parties, including Syntroleum, that sent wastes offsite for disposal and current owners and operators of property. Environmental laws and regulations often require the acquisition of a permit or other authorization before certain activities may be conducted and compliance with such laws and regulations, and any requisite permits, can increase the costs of designing, installing and operating Syntroleum's GTL plants.

    GTL plants will generally be required to obtain permits under applicable state and federal clean air and water laws and various permits for industrial siting and construction. Emissions from a GTL plant, primarily from the gas turbine, will contain nitrous oxides and may require certain abatement equipment to be installed in order to meet state and federal permit requirements. Additionally, GTL plants will be required to adhere to state and federal laws applicable to the disposal of byproducts produced, including waste water and spent catalyst.

    Although Syntroleum does not believe that compliance with environmental and health and safety laws in connection with current Company operations will have a material adverse effect on Syntroleum, the future costs of complying with environmental laws and regulations and containing or remediating contamination cannot be predicted with certainty and there can be no assurance that material liabilities or costs related to environmental matters will not be incurred in the future or that such environmental liabilities or costs will not have a material adverse effect on Syntroleum's business, operating results and financial condition. Syntroleum does not currently carry environmental impairment liability insurance to protect it against such contingencies but may, in the future, seek to obtain such insurance in connection with its participation in the construction and execution of GTL plants if such coverage is available at reasonable cost and without unreasonably broad exclusions.

LEGAL PROCEEDINGS

    Syntroleum is not a party to, nor is any of its property the subject of, any pending legal proceedings which, in the opinion of management, are expected to have a material adverse effect on Syntroleum's consolidated results of operations or financial position.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS OF SYNTROLEUM

    The following information should be read in conjunction with Syntroleum's financial statements and notes thereto presented elsewhere in this Joint Proxy Statement/Prospectus.

OVERVIEW

    Syntroleum was incorporated in 1984 to develop a lower-cost GTL process based on classic Fischer-Tropsch chemistry. Over the next several years, significant progress was made in the development of the Syntroleum Process and Syntroleum's initial patents were issued in 1989 and 1990. Syntroleum completed construction of its first pilot plant in 1990, which was successfully operated in 1990 and 1991. Between 1991 and 1995, Syntroleum focused the majority of its research and development efforts on catalyst development. The pilot plant was extensively modified in 1995 to test new catalysts and again in 1997 to test new reactor designs. These pilot runs successfully demonstrated certain elements and variations to Syntroleum's GTL technology. Syntroleum believes that significant opportunity exists for cost-effective GTL plants due to the large volumes of natural gas reserves worldwide that are currently not marketable because distance to market makes their utilization uneconomical.

    Syntroleum's strategy for commercializing the Syntroleum Process involves the following key elements: (i) entering into agreements with oil and gas industry participants to license the Syntroleum Process for use in GTL plants designed to produce synthetic crude oil and liquid fuels, (ii) establishing joint ventures with oil and gas industry partners and/or financial partners to design, construct and operate GTL plants designed to produce specialty products,
(iii) making available mobile GTL plants to customers on a contract basis through efforts with industry partners and others, and (iv) continuing to reduce costs and develop process improvements through research and development activities and acquisitions. To date, Syntroleum has entered into master license agreements with Texaco, ARCO and Marathon, and has entered into volume license agreements with YPF, Enron and Kerr-McGee. Syntroleum received an aggregate of $11 million and rights to certain technologies in connection with these license agreements. Syntroleum is currently in discussions with several other oil and gas companies with respect to additional license agreements and joint ventures to develop specialty product GTL plants. To date, Syntroleum has entered into joint development arrangements with ABB, AGC, AMEC, ARCO, Bateman, Brown & Root, Catalytica Advanced Technologies, Catalytica Combustion Systems, Marathon and Texaco. Syntroleum has formed a joint venture with Enron with respect to the development of a specialty products plant in Sweetwater County, Wyoming, which is scheduled to be operational in 2001, although such schedule may be delayed as a result of a variety of factors. Syntroleum has also entered into a joint development agreement with Texaco and Brown & Root with respect to the development of a small GTL plant that is scheduled to be operational by 2000, although such schedule may be delayed as a result of a variety of factors.

    Because Syntroleum expects to incur significant costs in connection with the construction of its specialty product plants and plants constructed through its efforts with industry partners and others and does not anticipate receiving any revenues from such ventures in the near future, it may operate at a loss unless and until revenues are recognized from these plants or additional license fees are received from licensees.

    OPERATING REVENUES

    GENERAL. Syntroleum expects to receive revenue in the future from four sources: licensing, catalyst sales, sales of products from specialty product GTL plants in which Syntroleum owns an equity interest and revenues from providing mobile GTL plants on a contract basis. Until the commencement of commercial operation of GTL plants in which Syntroleum owns an interest, Syntroleum expects that its cash flow will consist primarily of license fee deposits, site license fees, catalysts sales and revenues associated with joint development activities. However, upon the commercial operation of specialty product GTL plants or mobile GTL plants, revenues from the sale of products or from customers utilizing such plants on a contract basis, respectively, could exceed Syntroleum's license revenues. Syntroleum does not expect to receive any cash flow from GTL plants in which it owns an equity interest until 2000 at the earliest, when the GTL plant under development with Texaco and Brown & Root is scheduled to be operational. Syntroleum's future operating revenues will depend on the successful commercial construction and operation of GTL plants based on the Syntroleum Process, the success of competing GTL technologies and other competing uses for natural gas. Syntroleum's results of operations and cash flows are expected to be affected by changing oil prices. If the price of oil increases (decreases), there could be a corresponding increase (decrease) in operating revenues. See "Risk Factors--Commercial Operation of GTL Plants Based on the Syntroleum Process," "--Effect of Energy and Product Prices on the Economic Application of GTL Plants Based on the Syntroleum Process," "--Effect of Operating Conditions on the Economic Application of GTL Plants Based on the Syntroleum Process," "--Competition," "--Reliance on Licensees" and "--Competing Uses for Natural Gas."

    LICENSE REVENUES. The revenue earned from licensing the Syntroleum Process is expected to be generated through four types of contracts: master license agreements, volume license agreements, regional license agreements and site license agreements. Master, volume and regional license agreements provide the licensee with the right to enter into site license agreements for GTL plants. A master license agreement grants broad geographic and volume rights, while volume license agreements limit the total production capacity of all GTL plants constructed under the agreement to specified amounts and regional license agreements limit the geographical rights of the licensee. Master, volume and regional license agreements require an upfront cash deposit that may offset or partially offset license fees for future plants payable under site licenses. Syntroleum has acquired technology, commitment of funds for joint development activities, services or other consideration in lieu of the initial cash deposit in cases where Syntroleum believed such technologies or commitments had a greater value. Although Syntroleum has received cash funds from the sale of its licenses since commencement of licensing activities substantially in excess of its cash expenses, because of its revenue recognition policies it has recorded losses for accounting purposes.

    Syntroleum's site license agreements require fees to be paid in increments when certain milestones during the plant design and construction process are achieved. The amount of the license fee under Syntroleum's existing master and volume license agreements is determined pursuant to a formula based on the present value of the product of (i) the yearly maximum design capacity of the plant, (ii) an assumed life of the plant and (iii) Syntroleum's per barrel rate, which currently is approximately $.50 per barrel of daily capacity, regardless of plant capacity. Syntroleum's licensee fees may change from time to time based on the size of the plant, improvements that reduce plant capital cost and competitive market conditions. Syntroleum's accounting policy is to defer all upfront deposits under master, volume and regional license agreements and license fees under site license agreements and recognize 50% of such deposits and fees as revenue in the period in which the process design package under the agreement is delivered and recognize 50% of the deposits and fees when the plant has passed certain performance tests. The amount of license revenue Syntroleum earns will be dependent on the construction of plants by licensees, as well as the number of licenses it sells in the future.

    CATALYST REVENUES. Syntroleum expects to earn revenue from the sale of its proprietary catalysts to its licensees. Syntroleum's license agreements require Syntroleum's catalyst to be used in the initial fill for the licensee to receive Syntroleum's process guarantee. After the initial fill, the licensee may use other catalyst vendors if appropriate catalysts are available. The price for catalysts purchased from Syntroleum pursuant to license agreements will be equal to Syntroleum's cost plus a specified margin. Syntroleum will receive revenue from catalyst sales if and when its licensees purchase catalysts. Syntroleum expects that catalysts will need to be replaced every three to five years.

    PROVIDE GTL PLANTS ON A CONTRACT BASIS. Through joint efforts with industry partners and others, Syntroleum intends to make mobile GTL plants available to customers on a contract basis. Syntroleum believes that there is a significant market for users who need GTL plants for applications that do not justify the capital investment of a dedicated GTL plant. Such applications include: extended well testing in areas with stringent flaring regulations, conversion of small associated gas fields that are not large enough to justify the capital investment of a permanent GTL plant and short-term use of a GTL plant on large fields to generate cash flow for the customer while a permanent GTL plant is being built or while awaiting pipeline hookup. Syntroleum anticipates that in the future standardized sizes and configurations would be developed for GTL plants for sale to industry customers with the objective of lowering the purchase price. Syntroleum anticipates that its revenues through these efforts will be generated by a variety of sources, including lease payments, tolling arrangements, plant sales and rent to own arrangements.

    SPECIALTY PRODUCT GTL PLANT REVENUES. Syntroleum intends to develop several specialty product GTL plants in which it intends to retain significant equity interests. These plants will enable Syntroleum to gain experience with the commercial operation of the Syntroleum Process and, if successful, are expected to provide ongoing revenues. The anticipated specialty products of these plants (I.E., synthetic lube base oils, synthetic drilling fluid, waxes and liquid normal paraffins) have historically been sold at premium prices and are expected to result in relatively high margins for these plants. Syntroleum anticipates forming several joint ventures with oil and gas industry and financial partners in order to finance and operate these plants, of which the Sweetwater Plant is the first example. Syntroleum's plans for plants located outside of the United States will focus on partnering with companies who have low cost gas reserves in strategic locations and/or have distribution networks in place for the specialty products to be made in each plant.

    RESEARCH AND DEVELOPMENT REVENUE. Syntroleum continually conducts research and development activities in order to reduce the capital and operating costs of GTL plants based on the Syntroleum Process. Syntroleum conducts its research and development activities primarily through two initiatives: (i) independent development utilizing its own resources and (ii) formal joint development arrangements with its licensee partners and others. Through these joint development agreements, Syntroleum may receive revenue as reimbursement for certain research and development expenses. Under certain agreements, the joint development partner may receive credits against future license fees for monies expended on joint research and development.

    OPERATING EXPENSES

    Syntroleum's operating expenses historically have consisted primarily of pilot plant expenses, research and development expenses and general and administrative expenses, which include costs associated with general corporate overhead, compensation expenses, legal expenses and other related administrative functions. Syntroleum's policy is to expense research and development costs as incurred. All of these expenses were associated with Syntroleum's development of the Syntroleum Process. Syntroleum has also recognized depreciation and amortization expense primarily related to office and computer equipment. Upon the commencement of commercial operations, Syntroleum will incur cost of sales expense relating primarily to the cost of natural gas feedstocks for its specialty plants and will incur operating expenses relating to such plants, including labor, supplies and maintenance. Syntroleum also expects to incur significant expenses in connection with the start-up of its GTL plants. For example, Syntroleum expects that its expenses will increase at the time of the currently planned start-up of the Sweetwater Plant in 2001. Due to the substantial capital expenditures associated with the construction of GTL plants, Syntroleum expects to incur significant depreciation and amortization expense in the future. Syntroleum also expects that its general and administrative expenses will increase substantially as it expands its commercial operations. Additional expenses are expected to be incurred as each additional commercial project commences. For example, Syntroleum expects to significantly increase the number of employees, has entered into a lease for office facilities that will result in increased expenses and has recently acquired a 16,500 square foot laboratory located on approximately 100 acres on which it intends to increase its laboratory and pilot plant operations. Syntroleum also expects to continue to incur higher research and development expenses as it continues to develop and improve its GTL technology, and it expects that pilot plant expenses will increase over the next several years.

RESULTS OF OPERATIONS

    THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31,
     1998

    OPERATING REVENUE. Revenues decreased by $96,000 from $481,000 in the first quarter of 1997 to $385,000 in the first quarter of 1998. This decrease was due to the completion of the hybrid, multi-phase (HMX) reactor which was funded by Texaco under an ongoing joint development agreement.

    PILOT PLANT EXPENSE. Expenses from the pilot plant and research and development activities increased by $351,000 from $373,000 in the first quarter 1997 to $724,000 in the first quarter of 1998. The pilot plant increases were related to ongoing activities with the hybrid, multi-phase (HMX) reactor and the building of a new fixed tubular reactor. The laboratory increases were due to the completion of the move into a new laboratory with additional reactors and the building of HMX and slurry lab reactors. Syntroleum anticipates that expenses related to the HMX reactor will be reimbursed under a joint development agreement with Texaco and expenses related to the slurry reactor will be reimbursed under a pending joint development agreement with ARCO.

    GENERAL ADMINISTRATIVE EXPENSE. General and administrative expenses increased by $2,239,000 from $414,000 in the first quarter of 1997 to $2,653,000 in the first quarter of 1998. These increases were related to increased salaries expense for increased staffing levels, increased engineering expenses for outside engineering related to development of the GTL plant under Syntroleum's joint venture with Texaco and Brown & Root and the Sweetwater Plant. The increased travel and office expenses were due to the increased focus on commercializing the Syntroleum Process.

    OTHER INCOME (EXPENSES). Other income increased by $124,000 from $(4,000) in 1997 to $120,000 in 1998. This increase was due to increased interest income from higher cash balances.

    PROVISION FOR INCOME TAXES. Syntroleum incurred a loss in both first quarter 1997 and first quarter 1998 and did not recognize an income tax benefit for such loss.

    NET INCOME. Net loss increased by $2,616,000 from $(312,000) in 1997 to $(2,928,000) in 1998 as a result of the factors described above.

    YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

    OPERATING REVENUE. Revenues increased by $1,391,000 from $616,000 in 1996 to $2,007,000 in 1997. The increase resulted from increased joint development activities with Texaco relating to the hybrid, multi-phase (HMX) reactor. During 1997, Syntroleum also received $11,000,000 in deposits and option fees related to license agreements that have been recorded as a deferred revenue until they are recognized as revenue. At year end 1997, the Company had $429,000 in accounts receivables outstanding with its joint development partner, Texaco, for joint development activities during November and December of 1997.

    PILOT PLANT EXPENSE. Expenses from pilot plant and research and development activity increased by $1,727,000 from $1,120,000 in 1996 to $2,847,000 in 1997.
The increase resulted from increased activity at the pilot plant relating to the hybrid, multi-phase (HMX) reactor development and higher laboratory costs associated with more laboratory reactors. The writedown of property and equipment in 1997 represents costs capitalized in 1996 as part of an anticipated commercial plant to be located near Odessa, Texas. In 1997, the Company determined not to pursue this plant because an agreement was not reached with the owner of the proposed plant site. The costs were therefore expensed.

    CATALYST SERVICES. Catalyst services increased from $0 in 1996 to $4,800,000 in 1997. The increase resulted from a transaction whereby (i) Criterion exercised a portion of an option and purchased 167,000 shares of Syntroleum Common Stock for $2,004,000, (ii) Syntroleum and Criterion modified an agreement regarding future purchases of catalyst by Syntroleum and (iii) Syntroleum and Criterion entered into an agreement pursuant to which Syntroleum issued 400,000 shares of Syntroleum Common Stock (valued at $12.00 per share) to Criterion in consideration for all prior services rendered to and catalyst received by Syntroleum from Criterion and other consideration. Accordingly, this $4,800,000 was expensed.

    GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expenses increased by $2,847,000 from $1,402,000 in 1996 to $4,249,000 in 1997. The increase of $2,847,000 in general and administrative expense resulted from higher compensation expense due to additional staff and increased travel and professional services due to increased focus on commercializing the Syntroleum Process.

    OTHER INCOME (EXPENSE). Other income rose by $365,000 from $(12,000) in 1996 to $353,000 in 1997. The increase resulted from higher interest income due to higher cash balances and lower interest expense due to the conversion of a convertible debenture into shares of Syntroleum Common Stock. See "--Liquidity and Capital Resources."

    PROVISION FOR INCOME TAXES. Syntroleum incurred a loss in 1996 and in 1997 and did not recognize an income tax benefit on such loss.

    NET INCOME (LOSS). Net loss increased by $7,675,000 from $(1,937,000) in 1996 to $(9,612,000) in 1997 as a result of the factors described above.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

    OPERATING REVENUES. Operating revenues increased by $571,000 from $45,000 in 1995 to $616,000 in 1996. This increase was primarily due to increased revenues from joint development activity associated with the development of the multi-phase hybrid reactor.

    PILOT PLANT EXPENSE. Pilot plant expense increased by $449,000 from $671,000 in 1995 to $1,120,000 in 1996. This increase was also due to increased joint development activity.

    GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expenses increased by $834,000 from $568,000 in 1995 to $1,402,000 in 1996. This increase was primarily due to an increase in salaries and benefits expense of $409,000 from $166,000 in 1995 to $575,000 in 1996. The increase in salaries and benefits was due to hiring additional personnel. In addition, general and administrative expense increased as a result of an increase in legal expenses, travel and general office expenses due to increased focus on commercializing the Syntroleum Process.

    OTHER INCOME (EXPENSE). Syntroleum had net other income of $60,000 in 1995 compared to net other expense of $(12,000) in 1996. This increased expense resulted from an increase in interest expense due to the issuance of a $1 million convertible debenture in 1996 to Marathon. See "--Liquidity and Capital Resources."

    NET INCOME (LOSS). Net loss increased by $791,000, or 69%, from $(1,146,000) in 1995 to $(1,937,000) in 1996 as a result of the factors described above.

LIQUIDITY AND CAPITAL RESOURCES

    GENERAL

    The principal liquidity needs of Syntroleum have historically been to fund expenditures relating to its pilot plant, to fund research and development activities and to fund working capital. Syntroleum's primary sources of liquidity have historically been equity capital contributions. Syntroleum historically has not incurred significant amounts of indebtedness, although in 1996 it issued a $1 million principal amount convertible debenture to Marathon Oil Company. In March 1997, the debenture and accrued interest was converted into 93,059 shares of Syntroleum Common Stock at $12 per share. Syntroleum does not currently have any material outstanding debt or lines of credit.

    Cash flows (used in) provided by operations were ($1,003,000), ($1,660,000), $6,748,000, ($559,000) and ($2,884,000) in 1995, 1996, 1997, first quarter 1997 and first quarter 1998 respectively. The decrease in cash flows provided by operations in 1996 as compared to 1995, was due primarily to higher pilot plant expenses, salaries and legal and professional fees. The increase in cash flows provided by operations in 1997 was primarily the result of the receipt of deposits and options related to license agreements and joint development fees. The decrease in cash flows in first quarter 1998 as compared to first quarter 1997 was primarily due to higher salaries and wages, higher engineering expenses related to the Texaco initial commercial plant, and higher laboratory expenses related to pending joint development agreements with Texaco and ARCO. From January 1, 1995 to March 31, 1998 cash flows used in investment activities were $1,742,000, which primarily related to office equipment and leasehold improvements. Cash flows provided by financing activities were $1,247,000, $2,500,000, $3,643,000, $148,000 and $996,000 during 1995, 1996, 1997, first quarter 1997 and first quarter 1998 respectively, and primarily consisted of equity contributions including the receipt of funds upon the exercise of options to purchase Syntroleum Common Stock by Criterion. During 1997, Sweetwater LLC received $1,500,000 from SLH as discussed below, which is included as a financing activity. During the first quarter of 1998, Enron contributed $1,000,000 to Sweetwater LLC as discussed below.

    The construction of Syntroleum's specialty product GTL plants will require significant capital expenditures. In addition, pursuant to a joint development agreement with Catalytica Advanced Technologies, Petro-Canada and Technociso, Inc., Syntroleum is obligated to contribute $400,000 per year for three years toward the cost of the development of a single step natural gas conversion process, subject to the project achieving certain milestones. See "Information Regarding Syntroleum--Strategic Relationships--Catalytica Advanced Technologies." In the Merger, SLH will contribute approximately $50 million in assets, consisting of approximately $42 million of cash, other current assets and notes receivable and approximately $8 million of other assets being liquidated, in each case as of March 31, 1998. Following the Merger, Syntroleum plans to use these assets to meet its short-term commitment to fund its specialty product GTL plants, research and development and working capital. Substantial additional funds will be required for the construction of currently planned plants, as well as any additional plants. Following the Merger, Syntroleum intends to obtain additional funding through joint ventures, partnerships, license agreements and other strategic alliances, as well as various other financing arrangements. In addition, Syntroleum may seek debt or equity financing in the capital markets. In the event such capital resources are not available to Syntroleum, its GTL plant development and other activities may be curtailed. See "Risk Factors-- Additional Financing Requirements and Access to Capital Funding."

    THE SWEETWATER GTL PLANT

    The capital costs of the Sweetwater Plant are currently expected to be funded by a combination of project debt and equity financing. The current capital structure anticipates the project will require equity contributions of approximately $45 million and subordinated and senior project debt for the balance of the expected costs. Ownership percentages are currently anticipated to be as follows: Syntroleum - 74%, Enron - 11%, an additional equity partner - 11% and a project development company which will contribute land, transportation, water contracts and other services - 4%; however, actual ownership percentages may vary from these estimates based on the terms of subsequent financings.

    Syntroleum has issued a site license and contributed $500,000 to Sweetwater LLC, which Syntroleum formed to own and operate the plant. If the Merger is consummated, Syntroleum intends to contribute an additional $15 million at the closing of the financing for the plant and, based on current plans would retain an approximately 74% interest in Sweetwater LLC. However, if Syntroleum obtains additional capital, it may increase such contribution and retain an additional interest. In June 1997, SLH contributed $1.5 million in exchange for an interest in Sweetwater LLC (which is expected to be approximately 1% following expected additional equity contributions). In January 1998, Enron contributed $1 million in exchange for a 4% interest in Sweetwater LLC, and agreed to contribute an additional approximately $14 million in exchange for an additional 7% interest in Sweetwater LLC upon the satisfaction of certain conditions, including the execution of agreements which provide for the remaining equity and debt financing for the plant, the execution of fixed price engineering and construction contracts with Bateman and the execution of acceptable agreements for the sale of products produced at the plant. Under a letter of intent entered into in April 1997, a 4% interest in Sweetwater LLC would be issued to the current owner of the land on which the plant is scheduled to be constructed in exchange for such land, the assignment of contracts primarily relating to feedstock and product transportation and water supply and disposal, and certain services.

    In connection with Enron's contribution to Sweetwater LLC, Enron and Syntroleum entered into an option agreement which provides that in the event of the completion of an underwritten public offering and the repayment of at least 50% of the senior term loan financing for Sweetwater LLC, Enron may elect to exchange its interest in Sweetwater LLC for a number of shares of Syntroleum Common Stock equal to the quotient of the amount of Enron's contributions to Sweetwater LLC and 130% of the average market price of the Syntroleum Common Stock during the first 30 trading days following an underwritten public offering. Such option terminates on the eighth anniversary of the date on which the plant passes certain performance tests. In the event Syntroleum completes a public offering and such repayment does not occur by such eighth anniversary, Enron may elect to purchase such number of shares of Syntroleum Common Stock for the amount of Enron's contributions to Sweetwater LLC. The option agreement also provides that at any time following the ninth year after the plant passes certain performance tests, Syntroleum may elect to purchase Enron's interest in Sweetwater LLC for a price equal to three times the annual average cash distributions made to Enron by Sweetwater LLC during the preceding three-year period. SLH has entered into a substantially similar option agreement with Syntroleum.

    Syntroleum plans to fund the remaining estimated capital cost of the plant through project equity and debt financing. Syntroleum has entered into term sheets with respect to a portion of the debt financing, which term sheets are subject to the execution of definitive documentation. Syntroleum currently expects that Bateman will design and construct the plant. If financing is obtained, construction of the plant is scheduled to commence in 1999, and the plant is scheduled to be operational in 2001, although such schedule may be delayed as a result of a variety of factors.

    THE JOINT VENTURE GTL PLANT

    Syntroleum expects that the capital cost of the GTL plant that Syntroleum intends to develop through a joint venture to be formed with Texaco and Brown & Root will be funded through equity contributions by the existing or additional venturers. It is anticipated that Syntroleum, Texaco and Brown & Root would each initially own a 33 1/3% interest in a joint venture to be formed to own the plant and that Texaco would be the designated operator of the plant. However, if additional interests in this joint venture are sold to third parties, such interests would be diluted. The project development agreement provides that Syntroleum, Texaco and Brown & Root will initially contribute $1.5 million to the project in the form of cash or services, and that additional contributions may be made by the parties at or after the formation of the joint venture.

    The project development agreement provides for the joint venture to enter into a site license with Syntroleum with respect to this plant, and for Brown & Root to prepare a feasibility study with cost estimates for the design, construction and startup of the plant. The plant is scheduled to be operational by 2000, although such schedule may be delayed as a result of a variety of factors. The project development agreement provides that, in the event the joint venture determines to cease operation of the plant or after three years following startup, Syntroleum would have the right to purchase the plant at a price equal to the remaining undepreciated tax book value of the plant. If Syntroleum subsequently sells the plant within one year from the date of such purchase, the proceeds above undepreciated tax book value will be distributed to the owners of the joint venture.

CURRENCY RISK

    Syntroleum expects to conduct a portion of its business in currencies other than the United States dollar. Syntroleum expects to attempt to minimize its currency exchange risk by seeking international contracts payable in local currency in amounts equal to Syntroleum's estimated operating costs payable in local currency and in United States dollars for the balance of the contract and by contractual purchase price adjustments based on an exchange rate formula related to United States dollars. In the future, Syntroleum also may have significant investments in countries other than the United States. The functional currency of these foreign operations will be the local currency and, accordingly, financial statement assets and liabilities will be translated at current exchange rates. Resulting translation adjustments will be reflected as a separate component of shareholders' equity and will have no current effect on earnings or cash flow. See "Risk Factors--Foreign Operations."

YEAR 2000 COMPLIANCE

    Syntroleum has evaluated its computer software programs and operating systems to identify any as to which there may be a "Year 2000" issue. The so-called "Year 2000" issue is the result of computer programs being written using two digits (rather than four) to define the applicable year, resulting in incorrect calculations for the year 2000 and beyond. Based on present information, Syntroleum believes that it is presently year 2000 compliant.

NEW ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," which Syntroleum adopted in its fiscal 1997 financial statements. This new standard establishes methods for computing and presenting earnings per share ("EPS") and also simplifies the previous standards found in APB Opinion No. 15, "Earnings Per Share." It requires dual presentation of basic and diluted EPS on the Consolidated Statements of Operations. The adoption of this standard did not have a significant impact on Syntroleum's earnings per share calculations.

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which is effective in fiscal year 1998. This new statement establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. The statement requires that an enterprise (i) classify items of other comprehensive income by their nature in a financial statement and
(ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of stockholders' equity. Syntroleum does not expect the impact of this new statement to have a material impact on its consolidated financial statements.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective in fiscal year 1998. This new statement revises standards for public companies to report information about segments of their business and also requires disclosure of selected segment information in quarterly financial reports. The statement also establishes standards for related disclosures about products and services, geographic areas and major customers. Syntroleum has not yet determined the impact this new statement may have on disclosures in its consolidated financial statements.

                          MANAGEMENT AFTER THE MERGER

DIRECTORS AND OFFICERS AFTER THE MERGER

    As provided in the Merger Agreement, the SLH Board of Directors must take all actions necessary so that as of the Effective Time the directors and officers of SLH will be as specified below. If prior to the Effective Time any of these individuals is unable or unwilling to serve as a director or officer, then the remaining individuals who are able and willing to serve as directors will fill any vacancies, unless the individual that is unable or unwilling to serve is Mr. Jacobs or Mr. Seward. If prior to the Effective Time or thereafter at anytime prior to the 2001 Annual Meeting of Stockholders of SLH either Mr. P. Anthony Jacobs or Mr. James R. Seward is unwilling or unable to serve as a director of SLH, then either Mr. Jacobs or Mr. Seward (whichever continues to be willing and able to serve as a director of SLH) will be entitled to recommend to the Board of Directors of SLH an individual to fill the vacancy and SLH will support such recommendation. SLH has received irrevocable letters of resignation from all its current directors who will not be continuing as directors after the Merger. All of the individuals specified below are currently a director or officer of Syntroleum.

                                                                                                                   SLH
                                                                                                               DIRECTOR'S
NAME                                AGE                                  POSITION                              TERM ENDING
------------------------------      ---      ----------------------------------------------------------------  -----------
Kenneth L. Agee...............          41   Chief Executive Officer and Chairman of the Board                       2001
Mark A. Agee..................          45   President, Chief Operating Officer and Director                         2000
Charles A. Bayens.............          59   Vice President of Engineering and Vice President of Research and
                                               Development
Eric Grimshaw.................          46   Vice President, General Counsel and Secretary
Peter V. Snyder, Jr...........          52   Vice President of Product Sales
Randall M. Thompson...........          40   Vice President and Chief Financial Officer
Larry J. Weick................          50   Vice President of Licensing and Business Development
Alvin R. Albe, Jr.............          45   Director                                                                1999
Frank M. Bumstead.............          56   Director                                                                2000
P. Anthony Jacobs.............          56   Director                                                                2001
Robert Rosene, Jr.............          44   Director                                                                2000
James R. Seward...............          45   Director                                                                2001
J. Edward Sheridan............          63   Director                                                                1999

    SLH's Board of Directors is divided into three classes with staggered terms of office, which will initially end as set forth above. Thereafter, the term for each class will expire on the date of the third annual stockholders' meeting for the election of directors following the most recent election of directors for such class. Each director holds office until the next annual meeting of stockholders for the election of directors of his class and until his successor has been duly elected and qualified. Officers serve at the discretion of the Board of Directors.

    Upon consummation of the Merger, the Board of Directors of SLH will have three standing committees: the Audit Committee (which will consist of Messrs. Albe, Bumstead, Jacobs, Rosene, Seward and Sheridan), the Compensation Committee (which will consist of Messrs. Albe, Jacobs, Rosene and Seward) and the Finance Committee (which will consist of Messrs. Mark A. Agee, Albe, Jacobs, Seward and Sheridan).

    KENNETH L. AGEE is the Chief Executive Officer and Chairman of the Board of Syntroleum. Mr. Kenneth L. Agee is the founder of Syntroleum and has served as the Chief Executive Officer of Syntroleum since February 1996 and Chairman of the Board of Syntroleum since November 1995. Prior thereto, he served as Syntroleum's President and as a director of Syntroleum. He is a graduate of Oklahoma State University with a degree in Chemical Engineering and is a licensed Professional Engineer in the State of Oklahoma. In addition, he has over 15 years of experience in the oil and gas industry and is listed as Inventor on two United States Patents, several foreign patents and several pending patent applications, all of which have been assigned to Syntroleum.

    MARK A. AGEE is President, Chief Operating Officer and a director of Syntroleum. Mr. Mark A. Agee joined Syntroleum in January 1994 and has served as President and Chief Operating Officer of Syntroleum since February 1996. He has also served as a director of Syntroleum since March 1985. From 1989 to May 1993, he served as President, Chief Executive Officer and Director of Convergent Communications, a company which he founded in 1989 and sold in 1993. From 1981 to 1989, he served as President, Chief Executive Officer and a Director of XETA Corp., a computer company which he founded in 1981 and which became public in 1987. He holds a Bachelor's degree in Chemical Engineering from the University of Tulsa and is a licensed Professional Engineer in the State of Oklahoma.

    CHARLES A. BAYENS joined Syntroleum in July 1997 as Business Development Manager and became Vice President of Engineering in December 1997. Prior to joining Syntroleum, Mr. Bayens was with Shell Oil Company from 1967-97 in various technical and business assignments. From 1991-97 he was President of Shell Synthetic Fuels, Inc. where he managed commercialization of Shell's suite of synfuels technologies. Concurrently, from 1991-94, he was also Manager, Technology Licensing, for Shell. Mr. Bayens holds a Ph.D. in Chemical Engineering from Johns Hopkins University.

    ERIC GRIMSHAW is Vice President, General Counsel and Secretary of Syntroleum. Mr. Grimshaw joined Syntroleum in June 1997. Prior to joining Syntroleum, Mr. Grimshaw was a partner with the law firm of Pray, Walker, Jackman, Williamson & Marlar. Mr. Grimshaw received a B.A. degree from the University of Colorado and received his law degree from the University of Tulsa.

    PETER V. SNYDER, JR. is the Vice President of Product Sales for Syntroleum. He joined Syntroleum in January 1996. From 1979 to 1984, he served as Product Manager of Synthetic Waxes for Moore and Munger, Sasol's North American distribution company. From 1984 until 1989, he served as Director of Specialty Products for Moore and Munger and became Vice President and Director of Marketing in 1989. He joined C&C Petroleum and Chemicals Group in January 1991 as President and Chief Executive Officer. Mr. Snyder has over 18 years of experience in the lubes, chemicals and wax business and has been a member of the board of the Adhesive and Sealants Council, one of the largest wax-consuming industries in the world, since 1996. He is also a graduate of the Taft School and the University of North Carolina.

    RANDALL M. THOMPSON is the Vice President and Chief Financial Officer of Syntroleum. Mr. Thompson joined Syntroleum in January 1997. From January 1994 through December 1996, he held various financial and marketing positions with Tenneco Energy Corporation, as vice president of strategic planning, marketing and business development. From 1983 through 1994, Mr. Thompson was employed by Atlantic Richfield Company and held management/analyst positions. Mr. Thompson holds a B.A. in Economics from the University of Colorado and an M.B.A. from The Wharton School at the University of Pennsylvania.

    LARRY J. WEICK is Vice President of Licensing and Business Development for Syntroleum. Mr. Weick joined Syntroleum in 1996. From 1971 to 1982, he held positions in engineering, planning and project development in the natural gas and electric utility industry. From 1982 to 1994, he held several finance, planning and business development positions with Atlantic Richfield Company. From 1994 to 1996, Mr. Weick served as a consultant to Syntroleum. He holds a B.S. in Electrical Engineering from the University of Nebraska at Lincoln and an M.S. in Engineering-Economics from Stanford University. Mr. Weick is also a Licensed Professional Engineer in both Nebraska and Texas.

    ALVIN R. ALBE, JR. has served as a director of Syntroleum since December 1988. Mr. Albe is currently Executive Vice President of the TCW Group, Inc. ("TCW"), an asset management firm. Prior to joining TCW in 1991, Mr. Albe was President of Oakmont Corporation, a privately held corporation which administers and manages assets for several families and individuals. Mr. Albe was associated with Oakmont from 1982 to 1991. Before that, he was Manager of Accounting at McMoRan Oil and Gas Co., and a Certified Public Accountant with Arthur Andersen & Co. in New Orleans. Mr. Albe graduated from the University of New Orleans with a B.S. in Accounting.

    FRANK M. BUMSTEAD has served as a director of Syntroleum since May 1993. He has also served as the President of Flood, Bumstead, McCready & McCarthy, Inc., a financial and business management firm since 1990. Mr. Bumstead has served as Vice Chairman of the Board of Response Oncology, Inc., a health care services firm, since 1986. He has served as a director of First Union National Bank of Tennessee since 1996. Mr. Bumstead has also served as a director of American Retirement Corp. since 1995 and as a director of Imprint Records, Inc. since 1995, as a director of FBMS Financial, Inc. since 1993 and as a director of TBA Entertainment, Inc. since 1991.

    P. ANTHONY JACOBS has served as a director of Syntroleum since November 1995. Mr. Jacobs has served as the Chairman of the Board of SLH since December 1996. Mr. Jacobs also serves as President and Chief Executive Officer of Lab Holdings, a company principally engaged in the laboratory testing business, a position he has held since September 1997. From 1990 to 1993, he served as Executive Vice President and Chief Operating Officer of Lab Holdings and from May 1993 to September 1997, he also served as President and Chief Operating Officer of Lab Holdings. Mr. Jacobs also serves on the board of directors for Lab Holdings as well as the boards of directors for Trenwick Group, Inc. and Response Oncology, Inc. Mr. Jacobs holds an M.B.A. from the University of Kansas and also is a Chartered Financial Analyst.

    ROBERT ROSENE, JR. has served as a director of Syntroleum since March 1985. In 1984, Mr. Rosene co-founded Boyd Rosene and Associates, Inc., a natural gas consulting and marketing firm. From 1976 to 1984, he was employed with Transok Pipeline Company, where he served in various positions, including Manager of Rates and Contract Administration and Director of Gas Acquisitions. In 1987, Mr. Rosene co-founded MBR Resources, an oil and gas production company with operations in Arkansas, New Mexico, Oklahoma and Texas. Mr. Rosene holds a B.A. in Accounting from Oklahoma Baptist University.

    JAMES R. SEWARD has served as a director of Syntroleum since November 1988. Mr. Seward has served as the President and Chief Executive Officer and a director of SLH since December 1996. From 1990 to September 1997, Mr. Seward served as Chief Financial Officer and a director of Lab Holdings, and from 1990 to May 1993 also served as Senior Vice President and from May 1993 to September 1997 served as Executive Vice President of Lab Holdings. He also serves as a Director of Response Oncology, Inc., LabONE, Inc. and Concorde Career Colleges. Mr. Seward holds an M.B.A. in Finance and an M.P.A. from the University of Kansas and is also a Chartered Financial Analyst.

    J. EDWARD SHERIDAN has served as a director of Syntroleum since November 1995. In 1985, Mr. Sheridan founded and since that time has served as President of Sheridan Management Corporation, a company whose purpose is to provide support services to businesses in industries with global markets for their products and services. From 1973 to 1975, he was Chief Financial Officer at Fairchild Industries and from 1975 to 1985, he was Chief Financial Officer at AMT, Inc. Mr. Sheridan is also a director of Bizwise Design, Inc. Mr. Sheridan also holds an M.B.A. from Harvard University with an emphasis on Finance and International Operations and a B.A from Dartmouth College.

    There are no family relations, of first cousin or closer, among Syntroleum's directors or executive officers, by blood, marriage or adoption, except that Mr. Kenneth L. Agee and Mr. Mark A. Agee are brothers.

EXECUTIVE COMPENSATION OF EXECUTIVE OFFICERS AFTER THE MERGER

    The following table sets forth certain information regarding the annual and long-term compensation for the calendar year ended December 31, 1997 of those persons who will be either (i) the Chief Executive Officer, (ii) Chairman of the Board or (iii) one of the four most highly compensated executive officers of SLH after the Merger (collectively, the "Future Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM
                                                                                                 COMPENSATION
                                                                             ANNUAL          --------------------
                                                                         COMPENSATION(1)          SECURITIES
                                                                      ---------------------       UNDERLYING
NAME AND PRINCIPAL                                                      SALARY      BONUS         OPTIONS(2)
--------------------------------------------------------------------  ----------  ---------  --------------------
Kenneth L. Agee.....................................................  $  140,092  $  50,000           --
Chief Executive Officer and Chairman of the Board

Mark A. Agee........................................................  $  128,333  $  50,000           --
President and Chief Operating Officer

Peter V. Snyder, Jr.................................................  $  117,049     --               --
Vice President of Product Sales

Randall M. Thompson.................................................  $  114,583     --              100,194
Vice President and Chief Financial Officer

Larry J. Weick......................................................  $  123,162  $  50,000           26,194
Vice President of Licensing and Business Development

------------------------

(1) The Future Named Executive Officers did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits which are not shown because the aggregate amount of such compensation, if any, for the Future Named Executive Officers during the fiscal year did not exceed the lesser of $50,000 or 10% of total salary and bonus reported for such executive officer.

(2) Gives effect to the assumption of Syntroleum options by SLH and the related adjustments to the number of shares purchasable and the per-share exercise price. See "Material Provisions of the Merger Agreement--Treatment of Syntroleum Options."

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information concerning Options/SARs granted during 1997 to the Future Named Executive Officers:

                                                  INDIVIDUAL
                                                    GRANTS                                      POTENTIAL REALIZABLE
                                                ---------------                                   VALUE AT ASSUMED
                                  NUMBER OF       % OF TOTAL                                   ANNUAL RATES OF STOCK
                                  SECURITIES     OPTIONS/ SARS                                 PRICE APPRECIATION FOR
                                  UNDERLYING      GRANTED TO        EXERCISE                     OPTION TERM(1)(3)
                                 OPTIONS/SARS    EMPLOYEES IN     OR BASE PRICE   EXPIRATION   ----------------------
NAME                            GRANTED (#)(1)  FISCAL YEAR(1)   ($/SHARE)(1)(2)     DATE        5%($)       10%($)
------------------------------  --------------  ---------------  ---------------  -----------  ----------  ----------
Kenneth L. Agee...............        --              --               --             --           --          --
Mark A. Agee..................        --              --               --             --           --          --
Peter V. Snyder, Jr...........        --              --               --             --           --          --
Randall M. Thompson...........       100,194             20%        $    5.67        2/10/07   $  357,275  $  905,405
Larry J. Weick................        26,194              5%        $    5.67        2/10/07   $   93,403  $  236,702

------------------------

(1) Gives effect to the assumption of Syntroleum options by SLH and the related adjustments to the number of shares purchasable and the per-share exercise price. See "Material Provisions of the Merger Agreement--Treatment of Syntroleum Options."

(2) The exercise price of the options granted is equal to the market value of Syntroleum's Common Stock on the date of grant.

(3) Potential realizable value of each grant assumes that the market prices of the underlying security appreciates at annualized rates of 5% and 10% over the term of the award. Actual gains, if any, on stock option exercises are dependent on the future performance of such common stock and overall market conditions. There can be no assurance that the amounts reflected on this table will be achieved.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information with respect to the unexercised options held by the Future Named Executive Officers at December 31, 1997 and the exercise by the Future Named Executive Officers of stock options during the year ended December 31, 1997.

                                                                 NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-THE-
                                                            UNDERLYING UNEXERCISED OPTIONS  MONEY OPTIONS AT FISCAL YEAR-
                                    SHARES        VALUE           AT FISCAL YEAR-END                  END ($)(3)
                                  ACQUIRED ON    REALIZED   ------------------------------  ------------------------------
NAME                             EXERCISE(#)(1) ($)(1)(2)   EXERCISABLE(1) UNEXERCISABLE(1) EXERCISABLE(1) UNEXERCISABLE(1)
-------------------------------  -------------  ----------  -------------  ---------------  -------------  ---------------
Kenneth L. Agee................       --            --           --              --              --              --
Mark A. Agee...................       --            --           --              --              --              --
Peter V. Snyder, Jr............       --            --           --              --              --              --
Randall M. Thompson............       28,159        --           26,194          45,840      $   584,912    $   1,023,608
Larry J. Weick.................       --            --           26,194          --          $   584,912         --

------------------------

(1) Gives effect to the assumption of Syntroleum options by SLH and the related adjustments to the number of shares purchasable and the per-share exercise price. See "Material Provisions of the Merger Agreement--Treatment of Syntroleum Options."

(2) Value realized is calculated based on the difference between the option exercise price and the closing market price of SLH's Common Stock on the date of exercise, multiplied by the number of shares underlying the options.

(3) Based on the closing price of SLH Common Stock of $28.00 on December 31, 1997, the last trading date of 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1997, the following persons served on Syntroleum's Compensation
Committee: Alvin R. Albe, Jr., P. Anthony Jacobs, Robert Rosene, Jr. and James
R. Seward. In June 1997, SLH, of which Mr. Jacobs is the Chairman of the Board and Mr. Seward is the President and Chief Executive Officer and a director, contributed $1.5 million to Sweetwater LLC in exchange for an equity interest (which would be diluted to no less than approximately 1% upon completion of the currently contemplated equity financing for the Sweetwater Plant). The purchase price for the interest was determined through negotiations between management of Syntroleum and SLH and was based on the anticipated price for interests planned to be issued to additional equity investors in Sweetwater LLC. In connection with a subsequent financing of Sweetwater LLC in January 1998, SLH and Syntroleum entered into an option agreement which provides that in the event of the completion of an underwritten public offering and the repayment of at least 50% of the senior term loan financing for Sweetwater LLC, SLH may elect to exchange its interest in Sweetwater LLC for a number of shares of Common Stock equal to the quotient of the amount of SLH's contributions to Sweetwater LLC and 130% of the average market price of the Syntroleum Common Stock during the first 30 trading days following an underwritten public offering. Such option terminates on the eighth anniversary of the date on which the plant passes certain performance tests. In the event Syntroleum completes an underwritten public offering and such repayment does not occur by such eighth anniversary, SLH may elect to purchase such number of shares of Syntroleum Common Stock for the amount of SLH's contributions to Sweetwater LLC. The option agreement also provides that at any time following the ninth year after the plant passes certain performance tests, Syntroleum may elect to purchase SLH's interest in Sweetwater LLC for a price equal to three times the annual average cash distributions made to SLH by Sweetwater LLC during the preceding three-year period.

EMPLOYMENT AGREEMENTS

    Syntroleum has entered into employment agreements with each of its executive officers. In January 1998, in connection with its annual review of executive compensation arrangements, Syntroleum restructured the compensation arrangements with its executive officers. The annual base salaries for Messrs. Kenneth L. Agee, Mark A. Agee, Charles A. Bayens, Eric Grimshaw, Peter V. Snyder, Jr., Randall M. Thompson and Larry J. Weick are currently approximately $225,000, $200,000, $140,000, $140,000, $150,000, $170,000 and $170,000, respectively.
Each employment agreement also entitles the employee to participate in employee benefit plans that Syntroleum may from time to time offer to its employees.

    Each agreement provides for an initial term of 12 months and is automatically renewed for successive terms of 12 months unless sooner terminated. Under each agreement, employment may be terminated (i) by Syntroleum upon the employee's death, disability or retirement, (ii) by Syntroleum upon the dissolution and liquidation of Syntroleum (unless the business of Syntroleum is thereafter continued), (iii) by Syntroleum for just cause (iv) by the mutual agreement of the employee and Syntroleum and (v) by either Syntroleum or the employee upon 60 days' written notice. If employment is terminated by Syntroleum for any reason other than as noted in (i), (ii) and (iii) of the preceding sentence, the employee is entitled to receive his monthly salary for a period of one to two years following the date of termination. In addition, if there is a change in control of Syntroleum and (i) Syntroleum terminates the employee's employment for any reason other than the employee's death, disability, retirement or just cause during the one-year period immediately following the change of control, (ii) the employee terminates his employment for good reason, or (iii) during the 60-day period immediately following the lapse of one year after any change of control, Syntroleum or the employee terminates the employee's employment for any reason, then Syntroleum or its successor will pay the employee his full base salary in effect at the time of the notice of termination through the date of termination, and in lieu of any further payments for periods subsequent to the date of termination, Syntroleum or its successor will pay the employee an amount equal to one to two times such employee's full base salary in effect on the date of termination payable in equal monthly installments for a period of 12 to 24 months. The Merger will not constitute a change in control under the Agreements.

    Pursuant to each agreement, the employee is prohibited from disclosing to third parties, directly or indirectly, certain trade secrets of Syntroleum, either during or after the employee's employment with Syntroleum, other than as required in the performance of the employee's duties. The agreement also provides that the employee will not have or claim any right, title or interest in any trademark, service mark or trade name owned or used by Syntroleum. The employee also agrees to irrevocably assign to Syntroleum all of the employee's right, title and interest in and to any and all inventions and works of authorship made, generated or conceived by the employee during his or her period of employment with Syntroleum and which relate to Syntroleum's business or which were not developed on the employee's own time. Each employee further agrees that during the period of employment with Syntroleum and for a period of two years following the termination of employment, the employee will not engage in certain activities related to Syntroleum's business including a covenant not to compete.

CERTAIN TRANSACTIONS

    In August 1996, Syntroleum entered into an agreement with Criterion that provides Criterion with the non-exclusive right to manufacture Syntroleum's proprietary high alpha catalyst for Syntroleum's own use and the use of its licensees and provides that any developments or improvements to such catalyst are the property of Syntroleum. Under the agreement, Syntroleum is required to purchase all high-alpha catalysts for its own use from Criterion, provided certain performance standards are met. Criterion also agreed to provide Syntroleum with other catalysts made by Criterion, including the catalyst used in the lube oil isomerization and dewaxing process licensed by Syntroleum from Lyondell. Syntroleum's agreement with Criterion (which has been amended as described in the following paragraph) provided that the first approximately $7.0 million of catalysts purchased by Syntroleum were to be paid for with shares of Syntroleum Common Stock at $7.42 per share. In connection with this agreement, Criterion also purchased 134,771 shares of Syntroleum Common Stock at a price of $7.42 per share and acquired an option to purchase up to 942,694 shares of Syntroleum Common Stock at an escalating exercise price which as of October 1997 was $12.00. The number of shares subject to issuance pursuant to the option are reduced, on a share-for-share basis, by the number of shares issued to Criterion pursuant to the catalyst purchase agreement. The purchase and option prices were determined through negotiations between management of Syntroleum and Criterion and were based on the parties' agreement as to the fair market value of the Syntroleum Common Stock. At the time of these agreements, Criterion was the beneficial owner of over 5% of Syntroleum Common Stock. In connection with these agreements, Criterion agreed that it will not for a period of ten years acquire shares that when aggregated exceed 10% of the outstanding Syntroleum Common Stock or sell its shares to any person who would then own more than 10% of the outstanding Syntroleum Common Stock.

    In October 1997, Syntroleum amended its agreements with Criterion pursuant to which (i) Criterion exercised a portion of its stock option described in the foregoing paragraph and purchased 167,000 shares at a price of $12.00 per share,
(ii) Syntroleum and Criterion modified the catalyst purchase agreement described in the foregoing paragraph to provide that Syntroleum will pay in cash (instead of Syntroleum Common Stock) for catalysts purchased from Criterion and (iii) Syntroleum granted 400,000 additional shares of Syntroleum Common Stock to Criterion in exchange for all prior services rendered to and catalysts purchased by Syntroleum from Criterion and the cancellation of the remainder of Criterion's options. The number of shares of Syntroleum Common Stock issued in consideration for such services and catalysts and the termination of Criterion's remaining stock option was determined through negotiations between management of Syntroleum and Criterion and was based on the parties' agreement as to the fair market value of the Syntroleum Common Stock.

    In February 1994, Mr. Mark A. Agee, President and Chief Operating Officer of Syntroleum, purchased 750,000 shares of Syntroleum Common Stock for a purchase price of $0.50 per share, which was paid by delivery of a promissory note in the amount of the aggregate purchase price. In June 1995, Messrs. Mark A. Agee, Larry J. Weick, Vice President of Licensing and Business Development of Syntroleum, and Peter V. Snyder, Jr., Vice President of Product Sales of Syntroleum, purchased 250,000, 200,000 and 200,000 shares of Syntroleum Common Stock, respectively, for a purchase price of $.50 per share, in each case paid by delivery of promissory notes in the amount of each of the respective aggregate purchase prices. In September 1997, Syntroleum loaned Messrs. Agee, Weick and Snyder $594,856, $117,174 and $117,174, respectively, the proceeds of which were used to repay their respective previously outstanding notes. The currently outstanding notes bear interest at the rate of 6.1% per year and mature in May 2004. Messrs. Agee, Weick and Snyder have each pledged to Syntroleum their shares of Syntroleum Common Stock to secure their respective notes.

    For information regarding transactions with SLH, see "--Compensation Committee Interlocks and Insider Participation."

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                      OWNERS AND MANAGEMENT OF SYNTROLEUM

    The following table indicates the number of shares of Syntroleum Common Stock owned beneficially as of July 1, 1998 and SLH Common Stock after giving effect to the Merger by (i) all persons known to Syntroleum to be the beneficial owners of 5% or more of the outstanding Syntroleum Common Stock; (ii) each director of Syntroleum; (iii) each executive officer of Syntroleum; and (iv) all officers and directors of Syntroleum, as a group.

                                                                    AMOUNT OF SHARES BENEFICIALLY OWNED(2)
                                                            -------------------------------------------------------
                                                                  SYNTROLEUM PRIOR
                                                                    TO THE MERGER          SLH AFTER THE MERGER(3)
                                                            -----------------------------  ------------------------
                                                                           PERCENTAGE OF                PERCENTAGE
NAME(1)                                                        SHARES          CLASS         SHARES      OF CLASS
----------------------------------------------------------  ------------  ---------------  ----------  ------------
Kenneth L. Agee (4).......................................     3,887,000          20.5%     5,091,520        18.7%
Mark A. Agee (5)..........................................     1,118,000           5.9%     1,465,226         5.4%
Charles A. Bayens (6).....................................         8,333             *         10,913            *
Eric Grimshaw (7).........................................        18,334             *         24,012            *
Peter V. Snyder, Jr. (8)..................................       200,000           1.1%       263,746         1.0%
Randall M. Thompson (9)...................................        41,500             *         87,053            *
Larry Weick (10)..........................................       220,000           1.2%       300,140         1.1%
Alvin R. Albe, Jr. (11)...................................        77,239             *        113,270            *
Frank M. Bumstead (11)....................................        57,489             *         75,294            *
P. Anthony Jacobs (12)....................................     6,066,489          31.9%       332,133         1.2%
Robert Rosene, Jr. (13)...................................       216,989           1.1        285,396         1.0%
James R. Seward (14)......................................     6,092,239          32.0%       337,523         1.2%
J. Edward Sheridan (11)...................................        22,239             *         29,305            *
All directors and executive officers as a group (13
  persons) (15)...........................................    12,075,851          62.9%     8,415,531        30.7%
Robert A. Day (16)........................................     2,786,250          14.7%     3,649,235        13.4%
SLH (17)..................................................     5,950,000          31.3%       N/A          N/A

------------------------

*   Represents ownership of less than 1%.

       (1)
     Except as otherwise noted and subject to applicable community property laws, each shareholder has sole voting and investment power with respect to the shares beneficially owned. The business address of each director and executive officer is c/o Syntroleum Corporation, 1350 South Boulder, Suite 1100, Tulsa, Oklahoma 74119-3295.

       (2)
     Shares of Syntroleum Common Stock subject to options that are exercisable as of the date of this Joint Proxy Statement/Prospectus or exercisable within 60 days of the date of this Joint Proxy Statement/Prospectus are deemed outstanding for purposes of computing the percentage ownership of such person, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Percentages for Syntroleum prior to the Merger are based on the 18,993,950 shares of Syntroleum Common Stock outstanding as of July 1, 1998. Percentages for SLH after the Merger are based on an assumed 27,158,774 shares of SLH Common Stock outstanding following the Merger.

       (3)
     The shares of SLH Common Stock beneficially owned after the Merger were calculated by multiplying the number of shares of Syntroleum Common Stock beneficially owned by the named party by 1.30973 and adding such number to the number of shares of SLH Common Stock owned by the named party as of July 1, 1998. The 1.30973 represents the number of shares that a holder of Syntroleum Common Stock would receive in the Merger per Syntroleum share assuming a five-trading-day average closing price of SLH Common Stock of $18.5313 (based on such average during the five trading days preceding July 1, 1998).

       (4)
     Shares shown exclude 25,000 shares of Syntroleum Common Stock that are subject to issuance pursuant to stock options which are not exercisable within 60 days of the date of this Joint Proxy Statement/Prospectus. Shares shown include 45,000 shares of Syntroleum Common Stock owned by Mr. Kenneth
     L. Agee's children, as to which Mr. Agee disclaims beneficial ownership. In the case of SLH after the Merger, shares shown include 600 shares of SLH Common Stock owned by Mr. Kenneth Agee.

       (5)
     Shares shown exclude 20,000 shares of Syntroleum Common Stock that are subject to issuance pursuant to stock options which are not exercisable within 60 days of the date of this Joint Proxy Statement/Prospectus. Shares shown include 45,000 shares of Syntroleum Common Stock owned by Mr. Mark A. Agee's children, as to which Mr. Agee disclaims beneficial ownership. In the case of SLH after the Merger, shares shown include 948 shares of SLH Common Stock owned by Mr. Mark Agee.

       (6)
     Shares shown (i) include 8,333 shares of Syntroleum Common Stock that are subject to issuance pursuant to stock options which are exercisable within 60 days of the date of this Joint Proxy Statement/Prospectus and (ii) exclude 41,667 shares of Syntroleum Common Stock that are subject to issuance pursuant to stock options which are not exercisable within 60 days of the date of this Joint Proxy Statement/Prospectus.

       (7)
     Shares shown (i) include 18,334 shares of Syntroleum Common Stock that are subject to issuance pursuant to stock options which are exercisable as of the date of this Joint Proxy Statement/ Prospectus and (ii) exclude 31,666 shares of Syntroleum Common Stock that are subject to issuance pursuant to stock options which are not exercisable within 60 days of the date of this Joint Proxy Statement/Prospectus.

       (8)
     In the case of SLH after the Merger, shares shown include 1,800 shares of SLH Common Stock owned by Mr. Snyder.

       (9)
     Shares shown (i) include 20,000 shares of Syntroleum Common Stock that are subject to issuance pursuant to stock options which are exercisable as of the date of this Joint Proxy Statement/ Prospectus and (ii) exclude 60,000 shares of Syntroleum Common Stock that are subject to issuance pursuant to stock options which are not exercisable within 60 days of the date of this Joint Proxy Statement/Prospectus. In the case of SLH after the Merger, shares shown include 32,700 shares of SLH Common Stock owned by Mr. Thompson.

      (10)
     Shares shown (i) include 20,000 shares of Syntroleum Common Stock that are subject to issuance pursuant to stock options which are exercisable as of the date of this Joint Proxy Statement/ Prospectus and (ii) exclude 20,000 shares of Syntroleum Common Stock that are subject to issuance pursuant to stock options which are not exercisable within 60 days of this Joint Proxy Statement/ Prospectus. In the case of SLH after the Merger, shares shown include 12,000 shares of SLH Common Stock owned by Mr. Weick.

      (11)
     Shares shown include 22,239 shares of Syntroleum Common Stock that are subject to issuance pursuant to stock options which are exercisable as of the date of this Joint Proxy Statement/ Prospectus. In the case of SLH after the Merger, shares shown for Mr. Albe include 12,108 shares of SLH Common Stock owned by Mr. Albe and shares shown for Mr. Sheridan include 178 shares of SLH Common Stock owned by Mr. Sheridan.

      (12)
     In the case of Syntroleum prior to the Merger, shares shown include 5,950,000 shares of Syntroleum Common Stock held by SLH, of which Mr. Jacobs is the Chairman of the Board. Mr. Jacobs may therefore be deemed a beneficial owner of such shares. Mr. Jacobs disclaims such beneficial ownership. Shares shown also include 94,250 shares of Syntroleum Common Stock owned by Mr. Jacobs and 22,239 shares of Syntroleum Common Stock that are subject to issuance pursuant to stock options which are exercisable as of the date of this Joint Proxy Statement/Prospectus. In the case of SLH after the Merger, shares shown (i) include 178,064 shares of SLH Common Stock owned by Mr. Jacobs and 1,500 shares of SLH Common Stock held by Mr. Jacobs' wife as to which he disclaims beneficial ownership and (ii) exclude shares of Syntroleum Common Stock held by SLH prior to the Merger.

      (13)
     Shares shown include 22,239 shares of Syntroleum Common Stock that are subject to issuance pursuant to stock options that are exercisable as of the date of this Joint Proxy Statement/Prospectus. Shares shown also include 85,600 shares of Syntroleum Common Stock owned by trusts the beneficiaries of which are Mr. Rosene's parents and children, as to which Mr. Rosene disclaims beneficial ownership. In the case of SLH after the Merger, shares shown include 1,200 shares of SLH Common Stock owned by Mr. Rosene.

      (14)
     In the case of Syntroleum prior to the Merger, shares shown include 5,950,000 shares of Syntroleum Common Stock held by SLH, of which Mr. Seward is the President, Chief Executive Officer and a director. Mr. Seward may therefore be deemed a beneficial owner of such shares. Mr. Seward disclaims such beneficial ownership. Shares shown also include 120,000 shares of Syntroleum Common Stock owned by Mr. Seward and 22,239 shares of Syntroleum Common Stock that are subject to issuance pursuant to stock options which are exercisable as of the date of this Joint Proxy Statement/Prospectus. In the case of SLH after the Merger, shares shown (i) include 148,979 shares of SLH Common Stock owned by Mr. Seward and 2,250 shares held in a family trust for which Mr. Seward serves as a co-trustee with his mother (and in that capacity shares voting and investment powers) and (ii) exclude shares of Syntroleum Common Stock held by SLH prior to the Merger.

      (15)
     In the case of Syntroleum prior to the Merger, shares shown include shares of Syntroleum Common Stock held by SLH, as indicated in footnotes 12 and 14 above. Shares shown also include an aggregate of 200,101 shares of Syntroleum Common Stock that are subject to issuance pursuant to stock options held by directors and executive officers of Syntroleum which are exercisable as of the date of this Joint Proxy Statement/Prospectus.

      (16)
     Shares shown include 275,000 shares of Syntroleum Common Stock owned by trusts the beneficiaries of which are Mr. Day's children, as to which Mr. Day disclaims beneficial ownership. The business address of Mr. Day is Trust Company of the West, 865 South Figueroa, Suite 1800, Los Angeles, California 90017.

      (17)
     The address of SLH Corporation is 5000 W. 95th Street, Suite 260, Shawnee Mission, Kansas 66207.

                           INFORMATION REGARDING SLH

OVERVIEW

    SLH was incorporated in Kansas on December 5, 1996. SLH is primarily engaged in supporting the development of Syntroleum which is 31% owned by SLH. SLH is also in the business of managing, developing and disposing of real estate and certain miscellaneous assets which, together with the stock of Syntroleum, were acquired from Lab Holdings in connection with a distribution of all of the outstanding shares of SLH Common Stock and certain Preferred Share Purchase Rights to Lab Holdings shareholders on March 3, 1997. The Distribution was effected pursuant to a Distribution Agreement (the "Distribution Agreement"), a Blanket Bill of Sale and Assumption Agreement (the "Assignment Agreement"), a Facilities Management and Interim Services Agreement (the "Interim Services Agreement") and a Tax Sharing Agreement (the "Tax Sharing Agreement"), copies of which are exhibits to SLH's 1997 Form 10-K and which are incorporated herein by reference. The Distribution is more particularly described in the Information Statement that was furnished to all stockholders on February 13, 1997 and SLH's related Registration Statement on Form 10.

    SLH's real estate assets reflect the remaining assets of a real estate development business that was conducted by Lab Holdings in association with a previously owned life insurance company that was sold in 1990. Real estate assets, as of March 31, 1998, consist of (i) the remaining inventory from a condominium development located in Santa Fe, New Mexico (comprising 4 completed homes that have been priced for sale between $529,000 and $545,000) ("Quail Run"); (ii) a seven story parking garage in Reno, Nevada (the "Reno Parking Garage"); (iii) a 49.9% interest in a community shopping center in Gillette, Wyoming (the "Shopping Center Interest"); and (iv) undeveloped land in Houston, Texas (370 acres comprising the "Houston Project"), Corinth, Texas (9 acres comprising the "Corinth Tract") and the Kansas City metropolitan area (13 acres at the intersection of I-35 and 119th Streets comprising the "Kansas City Tracts"). The total real estate inventory had an aggregate carrying value at March 31, 1998, of approximately $8.4 million. All of the real estate assets are held for sale except for the Houston Project that is being developed.

    SLH's miscellaneous assets at March 31, 1998 consisted of (i) a convertible preferred stock interest in Norian Corporation, a privately owned developer of a proprietary bone substitute technology, which had a carrying value of approximately $1 million and (ii) $40 million of cash, government securities and current receivables and (iii) an investment in a privately held venture capital limited partnership which had a carrying value of $530,000.

    SLH's majority owned significant subsidiaries consist of BMA Resources, Inc., a wholly owned Missouri corporation ("BMA Resources"), Scout Development Corporation, a wholly owned Missouri corporation ("Scout Development"), Scout Development Corporation of New Mexico ("Scout New Mexico"), a Missouri corporation wholly owned by Scout Development (Scout Development and Scout New Mexico are referred to collectively as "Scout"), and 529 Partners, Ltd. ("529 Partners"), a Texas limited partnership in which Scout Development owns a 75% equity interest. SLH's 31% interest in Syntroleum is held by BMA Resources.

SUPPORT OF SYNTROLEUM

    SLH's support of Syntroleum has been guided primarily by James R. Seward, the President and Chief Executive Officer of SLH. In 1988, Mr. Seward, through SLH's subsidiary BMA Resources, Inc., assisted Syntroleum in obtaining the capital necessary to build the initial pilot plant. A major portion of the required capital was provided by BMA Resources and, as a result of that and subsequent investments, SLH acquired approximately one third of the Syntroleum common stock. Following the initial investment, Mr. Seward and Mr. Jacobs became directors of Syntroleum and actively participated with the Syntroleum Board and Syntroleum management in the ongoing development of all aspects of Syntroleum's operations.

Following the Distribution, SLH management has continued to assist the Syntroleum Board and Syntroleum management with Syntroleum's efforts to license the Syntroleum Process, with strategic planning, with Syntroleum's financing activities and with the continued development of the Syntroleum management team. This has included assistance with finding and negotiating potential equity and debt financing, advice and counsel relative to executive staffing and administrative operations, direct investments of capital for research and development activities, the pilot plant and the Sweetwater Plant and the pursuit of the Merger itself as a vehicle to provide Syntroleum with capital to further the development of the Syntroleum Process.

    As Syntroleum's largest stockholder, the board of directors and management of SLH and its predecessor have acted to be a supporting influence on Syntroleum management and Syntroleum affairs with the view to Syntroleum being operated independently by its own management. Although SLH has significant representation on the Syntroleum Board, none of its executive officers or employees serve in any Syntroleum executive officer position. Consistent with this philosophy, a major objective of SLH has been to help Syntroleum recruit and develop the strong management team that SLH believes is now in place.

MANAGEMENT AND DISPOSITION OF REAL ESTATE AND MISCELLANEOUS ASSETS

    Real estate assets are owned and operated by Scout. Scout was initially formed in 1990 to acquire, develop and manage improved and unimproved real estate as a means of investing assets of Lab Holdings' insurance business, which was then Lab Holdings' primary business. Scout has focused on the completion of all of its development projects and the disposition of all of its real estate assets in an orderly manner to maximize the value of each asset. By March 31, 1998, the bulk of the undeveloped real estate assets had been disposed of and all real estate development activities had been concluded other than the ongoing development on the 370 acre Houston Project.

    The following table shows the carrying value of the inventory of SLH's real estate assets as of March 31, 1998:

                             REAL ESTATE INVENTORY

                                                                    CARRYING VALUE AS
                                                                            OF
                 ASSET                           LOCATION             MARCH 31, 1998
---------------------------------------  -------------------------  ------------------
Quail Run Condominiums.................  Santa Fe, New Mexico          $  1,189,000
Reno Parking Garage....................  Reno, Nevada                     2,738,000
Houston Project........................  Houston, Texas                   2,513,000
Corinth Tract..........................  Ft. Worth, Texas                    33,000
Kansas City Tracts.....................  Olathe, Kansas                   2,118,000
Shopping Center Interest...............  Gillette, Wyoming                 (209,000)
                                                                    ------------------
    Total..............................                                $  8,382,000
                                                                    ------------------
                                                                    ------------------

    Quail Run consists of inventory remaining from real estate development projects commenced by Scout. The four homes remaining at March 31, 1998 have been listed for sale at prices ranging from $529,000 to $545,000. SLH is actively involved in marketing these properties and anticipates that the remaining inventory could be liquidated by the end of 1998.

    The Reno Parking Garage is a seven story, 850-space parking garage located in downtown Reno, Nevada. Scout owns the building unencumbered except for a ground lease which expires on February 28, 2023 and which requires annual lease payments in the amount of $294,000. The Reno Parking Garage contains a total of 144,500 square feet of leasable parking space. Parking revenue totaled approximately

$591,000 or $695 per space or $4.09 per square foot in 1997. In addition, 8,258 square feet located on the ground floor of the garage is leased to a retail tenant under a 15-year lease. Revenue from the retail lease during 1997 was $149,000 or $18.08 per square foot. In addition to basic rent, the retail tenant is responsible for its pro rata share of real estate taxes and insurance. During 1997, approximately $5,400 was collected from the retail tenant for taxes and insurance. Scout is presently actively marketing the property for sale.

    The Shopping Center Interest consists of a 49.9% joint venture interest in a retail shopping center containing approximately 163,000 square feet of net leasable area and 14 acres of undeveloped land in Gillette, Wyoming. At the end of 1997, the center was 86% occupied. Rental revenue totaled $801,000 for 1997. The average annual gross rental per occupied square foot was $5.62. In addition to rental revenue, tenants are responsible for their share of common area maintenance ("CAM"). During 1997, CAM collections from tenants totaled $112,000. The property is subject to industrial revenue refunding bonds in the amount of $6.1 million that are secured by a bank letter of credit and guaranteed by Scout. The letter of credit is secured by a $3.1 million Treasury Note that is pledged by SLH to the issuer of the letter of credit.

    Undeveloped land at March 31, 1998 consists of an aggregate of approximately 392 acres, with 370 acres in Houston, Texas comprising the Houston Project, 13 acres near the intersection of 119th Street and Interstate 35 in the southern portion of the Kansas City metropolitan area comprising the Kansas City Tracts and approximately 9 acres in Corinth, Texas comprising the Corinth Tract. SLH has conveyed the Houston Project to 529 Partners, in exchange for a $2.1 million note and a 75% interest in the partnership. 529 Partners intends to develop the property for residential and light commercial purposes. Recently, 529 Partners entered into a contract to sell 17 acres of the Houston Project for retail use for approximately $2.3 million. It is expected that the balance of the tract will be developed by 529 Partners for residential use. The Corinth Tract is zoned for commercial use and is being actively marketed.

    The Kansas City Tracts consist of tracts aggregating approximately 13 acres near the intersection of Interstate Highway 35 and 119th Street in the southwestern section of the Kansas City metropolitan area. During the quarter ending March 31, 1998, approximately 3 acres were sold for $800,000. As of March 31, 1998, 4 acres were under contract for sale for retail purposes for approximately $1.1 million. The remaining 9 acres, which is also zoned for retail purposes, is being actively marketed.

    SLH believes that the real estate properties are adequately covered by insurance with coverages for real and personal property, commercial general liability, commercial crime, garage keepers legal liability, earthquake, flood, windstorm and hail.

    SLH also owns a convertible preferred stock interest in Norian Corporation, a privately owned developer of proprietary bone substitute technology, which had a carrying value of approximately $1 million at March 31, 1998 and an investment in a privately held venture capital limited partnership having a carrying value at March 31, 1998, of $530,000. SLH plans to liquidate all of these investments in an orderly manner to maximize their value to stockholders.

MISCELLANEOUS CONTINGENT INTERESTS AND LIABILITIES

    SLH and Scout are subject to certain contingent liabilities and rights which are mentioned below, none of which SLH believes to be materially adverse, individually or in the aggregate, with respect to its financial condition.

    SLH is the holder of a judgment against Skidmore, Owings & Merrill, et al in the approximate amount of $5.7 million, including interest. An appeal of the judgment was heard on May 20, 1998 and a decision is expected before the end of this year. See "Information Regarding SLH--Legal Proceedings."

    Under the Distribution Agreement, SLH assumed from Lab Holdings all contingent tax liabilities, and received all of Lab Holdings' rights to refunds related to the 1986-1990 tax years of Lab Holdings, including any liabilities and refunds related to any issues raised by the IRS for the years 1986-1990 and whose resolution may extend to tax years beyond the 1990 tax year. SLH also assumed all of Lab Holdings' potential tax liabilities arising out of an audit by the state of California for the 1987-1989 taxable years. Although SLH has settled potential liabilities to the IRS and California for the tax years in question, the settlement will make it necessary for SLH to file amended tax returns in certain states to reflect the results of the settlement. SLH believes that it has established adequate accruals for any additional liability that might arise from the filing of any amended state returns.

    SLH and Scout are subject to contingent obligations under leases and other instruments incurred in connection with real estate activities and other operations. SLH believes that adequate accruals have been made for the contingent liabilities on SLH's financial statements and that none of these are deemed to be material, individually or in the aggregate.

    Scout is subject to the following United States environmental laws: Clean Air Act; Comprehensive Environmental Response, Compensation, and Liability Act; Emergency Planning and Community Right-to-Know Act; Federal Water Pollution Control Act; Oil Pollution Act of 1990; Resource Conservation and Recovery Act; Safe Drinking Water Act; and Toxic Substances Control Act, all as amended. Scout is subject to the United States environmental regulations promulgated under these acts and is also subject to state and local environmental regulations which have their foundation in the foregoing United States environmental laws.

    As is the case with many companies, Scout may face exposure to actual or potential claims and lawsuits involving environmental matters with respect to its current inventory of real estate as well as previously owned real estate. However, no such claims are presently pending, and Scout has not suffered, and does not anticipate that it will suffer, a material adverse effect as a result of any past action by any governmental agency or other party, or as a result of compliance with such environmental laws and regulations.

COMPANY EMPLOYEES

    SLH and Scout, but not including Syntroleum, employed nine full time and four part time individuals as of July 1, 1998, none of whom are covered by collective bargaining agreements. All of SLH's employees, other than three property maintenance employees of Scout, provide management, financial, accounting, tax, administrative and other services with respect to its assets. SLH believes that relations with its employees are good.

PROPERTIES

    SLH's headquarters occupy approximately 3,400 square feet of leased space in a building at 5000 West 95th street, Shawnee Mission, Kansas. The term of this lease expires on April 30, 2000. Other owned real estate is described under "Information Regarding SLH--Management and Disposition of Real Estate and Miscellaneous Assets."

REGULATION--POTENTIAL FUTURE APPLICATION OF THE INVESTMENT COMPANY ACT OF 1940

    Although SLH does not believe it is an investment company, it could become one in the future if the Merger does not occur.

    Generally, and subject to certain exceptions, an issuer of securities is an "investment company" under the Investment Company Act of 1940 (the "1940 Act") if, among other criteria, it is engaged in or proposes to engage in the business of investing, owning, holding or trading of securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer's total assets (exclusive of government securities and cash items) on an unconsolidated basis (the "40% Test"). "Investment securities" for purposes of this definition includes stock of non-majority owned companies, so

SLH's holding of Syntroleum would be part of its investment securities. Although the value of SLH's investment securities as of March 31, 1998, appear to exceed 40% of the value of its total assets due to the value attributable to the Syntroleum Common Stock held by SLH, SLH believes that it was not an investment company at that date due to the application of Rule 3a-1 adopted under the 1940 Act by the SEC.

    Under Rule 3a-1, an issuer generally will not be deemed to be an investment company under the 1940 Act if (a) no more than 45% of the value of the issuer's total assets (exclusive of government securities and cash items) consists of, and no more than 45% of the issuer's net income after taxes is derived from investment securities (for the last four fiscal quarters combined). For purposes of this test, "investment securities" are securities other than (i) government securities, (ii) securities issued by certain employees' securities companies,
(iii) securities issued by majority owned subsidiaries of the issuer and (iv) securities issued by companies other than investment companies which are controlled primarily by the issuer and through which the issuer engages in a business other than that of investing, reinvesting, owning, holding or trading in securities (the "45% Test"). Under the 1940 Act, an issuer is presumed to be in control of another company if it holds more than 25% of the voting stock of the company. SLH believes that Syntroleum is "primarily controlled" by SLH based on the amount of actual control exercised by SLH over Syntroleum's business and the amount of its ownership of voting stock in Syntroleum. Accordingly, SLH believes that its only assets as of March 31, 1998 that are investment securities for purposes of the 45% test are its limited partnership interests and investments in Norian and miscellaneous receivables which had a March 31, 1998 carrying value of approximately $1.2 million, and which the SLH Board of Directors has valued on a "fair value" basis at approximately $1.2 million. Based on these values, SLH's Board of Directors believes that the value of those assets as of March 31, 1998, would be less than one percent of SLH's total assets as of that date, exclusive of government securities and cash items, and that the income from such assets and other investment securities held from April 1, 1997 until March 31, 1998, was approximately 22.34% of SLH's net income after taxes. Based on current estimates, SLH also believes that SLH will satisfy the 45% Test through the end of 1998.

    Nevertheless, if the Merger does not occur and SLH's percentage ownership interest in Syntroleum should drop below 25% or if the amount of SLH's miscellaneous assets and other securities that do not fall within the exclusion should become greater than 45% of SLH's total assets (other than government securities and cash) or if the income derived from such securities exceeds 45% of SLH's net income after taxes, and if SLH can not meet the 40% Test, then SLH could become subject to regulation by the SEC under the 1940 Act, which regulation could significantly and adversely affect SLH's activities. If the Merger is not consummated and Syntroleum proceeds with a public or private offering of its common stock as a means of raising capital for the construction of plants and other developmental activities, such as offering could dilute SLH's ownership of Syntroleum below the 25% level. Accordingly, no assurance can be given that it will continue to meet the 45% Test.

    If SLH fails to meet the requirements of the 40% Test and the 45% Test, it may nevertheless avoid regulation under the 1940 Act if it meets the requirements of another SEC rule applicable to "transient" investment companies. Under this rule, a company will not, for a period of one year, be deemed an investment company, even though it fails the 45% Test, if it has a bona fide intent to be engaged primarily, and as soon as reasonably possible (and in any event by the end of such one-year period), in a non-investment company business or, under a SEC statement respecting the rule, a bona fide intent to liquidate within such period of time. The transient investment company rule is frequently relied on by companies which have received a substantial amount of cash through a sale or significant assets or through a securities offering as they typically need time to expand their business or to start up or acquire a new operating business.

    Under the transient investment company rule, a company's intent to engage primarily in a non-investment company business must be evidenced by appropriate resolutions of its board of directors and by its business activities. SLH's Board of Directors has adopted a resolution evidencing its intent to engage primarily in a non-investment company business.

LEGAL PROCEEDINGS

    Under the Distribution Agreement and the Assignment Agreement, SLH has assumed the rights and obligations of Lab Holdings with respect to the legal matters described below.

    CLAIM AGAINST SKIDMORE, OWINGS & MERRILL, ET AL. In 1986, a lawsuit was initiated in the Circuit Court of Jackson County, Missouri by Lab Holdings' former insurance subsidiary, Business Men's Assurance Company of America, against Skidmore, Owings & Merrill, an architectural and engineering firm, and a construction firm to recover costs incurred to remove and replace the facade on the former home office building of SLH. Because the removal and replacement costs had been incurred prior to the sale of the insurance subsidiary, Lab Holdings negotiated with the buyer for an assignment of the cause of action from the insurance subsidiary. Under the Distribution Agreement, Lab Holdings has assigned to SLH all of its rights to any recoveries and SLH has assumed all costs relating to the prosecution of the claims. Thus, any recovery will be for the benefit of SLH and all costs incurred in connection with the litigation will be paid by SLH. Any ultimate recovery will be recognized as income when received. In September 1993, the Missouri Court of Appeals reversed a $5.7 million judgment which was granted in 1992 in favor of Lab Holdings and remanded the case to the trial court for a retrial limited to the question of whether or not the applicable statute of limitations barred the claim. The Missouri Court of Appeals also set aside $1.7 million of the judgment originally granted in 1992. In July 1996, the case was retried to a judge. On January 21, 1997, the judge entered a judgment in favor of Lab Holdings for the benefit of SLH. The amount of that judgment, together with interest, is approximately $5.7 million as of March 31, 1998. In 1997, the defendants appealed the judgment to the Missouri Court of Appeals, Kansas City Division, and posted an appeal bond to stay collection of the judgement pending the outcome of the appeal. The appeal was heard on May 20, 1998, and a final decision is expected by the end of 1998.

    INTERNAL REVENUE SERVICE AUDITS. Prior to the Distribution, Lab Holdings had received notices of proposed adjustments (the "Revenue Agent's Reports") from the Internal Revenue Service (the "IRS") with respect to its 1986-1990 federal income taxes. These notices claimed total federal income taxes due for the entire five-year period in the approximate net amount of $13,867,000, plus interest. However, Lab Holdings also had claims against the IRS for refunds relating to a $27 million loss claimed for 1990 on a sale of a real estate partnership interest in 1990 which the IRS claimed had not occurred in 1990. In connection with the Distribution, SLH assumed from Lab Holdings all of its contingent tax liabilities to the IRS and acquired all of its related rights to refunds as well as any interest thereon related to the Lab Holdings' 1986-1990 tax years. During 1997, SLH settled all of the claims and disputes between Lab Holdings and the IRS for the 1986-1990 years. In May 1998, SLH received a refund in the amount of $5,966,000, including interest, for the 1986-1989 years. This refund, which is primarily due to SLH's real estate operations, resulted in $5.1 million of tax benefits for 1997 and $1.7 million of tax benefits and interest income in the first quarter of 1998. A refund of approximately $436,000 is being processed by the IRS for the 1990 year.

    CALIFORNIA TAX ISSUES. SLH also assumed Lab Holdings' rights and liabilities with respect to an audit being conducted by the State of California for Lab Holdings' 1987-1989 taxable years which SLH settled in the first quarter of 1998.

    Although SLH has settled potential liabilities to the IRS and California for the tax years in question, the settlement made it necessary for SLH to file amended tax returns in certain states to reflect the results of the settlement. Approximately $20,000 was paid with the amended state returns and a $170,000 delayed state tax refund is now expected.

    CLAIMS AGAINST SCOUT. On January 30, 1997, Scout Development was served with a complaint filed in the District Court of Tarrant County, Texas by the parents of a 36-week-old fetus who did not survive an automobile accident at an intersection in Fort Worth, Texas, the view of which is alleged to have been obstructed by weeds growing on property that is alleged to have been owned by Scout. The claim was settled in the first quarter of 1998 with payment of the settlement being made by Scout's insurance carrier.

    Scout has pending against it warranty claims by the purchasers of a home in Florida and the purchasers of a home in the Quail Run development in Santa Fe, New Mexico, neither of which are deemed material to the financial condition of SLH. During 1997, SLH entered into a global settlement of claims by the homeowners association of SLH's real estate development in Quail Run. Pursuant to that settlement, SLH was released from future claims with respect to the common elements and limited common elements of the development.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SLH

    The following information should be read in conjunction with SLH's Summary Financial Information under "Summary--Summary Historical Financial Information for SLH" and SLH's Consolidated Financial Statements and notes thereto that are presented in the SLH 1997 Form 10-K for the year ending December 31, 1997, and the SLH Quarterly Report on Form 10-Q for the quarterly period ending March 31, 1998, that is incorporated herein by reference.

RESULTS OF OPERATIONS

    INTRODUCTORY REMARKS ABOUT RESULTS OF OPERATIONS.

    On March 3, 1997, Lab Holdings distributed to its shareholders all of the outstanding shares of common stock of SLH, on the basis of one share of common stock of SLH for each four shares of Lab Holdings common stock held. In connection with this distribution and pursuant to the Distribution Agreement, Lab Holdings transferred its real estate and energy businesses and miscellaneous assets and liabilities, including two wholly-owned subsidiaries, Scout Development and BMA Resources, to SLH. The net assets distributed to SLH totaled approximately $48 million.

    This Management's Discussion and Analysis of Financial Condition and Results of Operations covers periods when SLH's assets were owned by Lab Holdings and operated as part of Lab Holdings.

    Prior to October 20, 1997, Lab Holdings was named Seafield Capital Corporation ("Seafield"). Seafield changed its name to Lab Holdings for better identification with its primary asset, an 82% ownership of LabONE, Inc.

    FIRST QUARTER OF 1998 COMPARED TO FIRST QUARTER OF 1997

    Real estate revenues in the first quarter of 1998 were $3.2 million as compared with $4.2 million in the first quarter of 1997. The real estate sales revenues in 1998 include the sale of 5 residential units in New Mexico totaling $2.2 million, and approximately 3 acres of undeveloped land zoned for retail use in Kansas for $800,000. In 1997, the real estate sales revenue included the sale of 10 residential units in Florida, New Mexico and Texas totaling $1.8 million and 547 acres of undeveloped land in Texas for $2.2 million. Real estate rental and other revenues were approximately the same in both the first quarters of 1998 and 1997.

    At March 31, 1998, real estate holdings include undeveloped commercial and residential land, single-family housing, and commercial structures (all of which are listed for sale, except for the Houston Project which is being developed) located in the following states: Kansas, Nevada, New Mexico, Texas and Wyoming. The total acreage consisted of approximately 400 acres and approximately 35 lots or units for sale. Real estate operations have been influenced from period to period by several factors including seasonal sales cycles for projects in Florida and New Mexico. The recent substantial reduction in inventory will influence future period to period comparisons.

    Cost of the real estate sales in the first quarter of 1998 totaled $2.9 million, compared with a cost of approximately $4 million in the first quarter of 1997, reflecting the mix of real estate sold during each period as discussed above in the revenue analysis. Real estate operating expenses totaled $323,000 in 1998, compared with $745,000 in 1997. The decrease is attributable to a reduction in expenses associated with the completion of the residential projects and the inventory reductions.

    SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," was implemented effective January 1, 1996. A net impairment loss of $179,000 in the first quarter of 1997 was recorded on real estate held for sale. The impairment loss resulted from changes in estimated expected future cash flows and sales prices on certain properties based on appraisals and other current market conditions.

    General and administrative expenses totaled $1 million in the first quarter of 1998 as compared to $333,000 in the first quarter of 1997. General and administrative expenses in SLH's statements of operations for 1997 included a $250,000 estimated allocation of Lab Holdings' actual costs. The increase in general and administrative expenses during 1998 primarily reflects costs associated with the proposed merger of SLH with Syntroleum, expenses of executive bonuses and slightly increased expenses as a stand alone company in 1998.

    The above factors produced a loss from operations of $992,000 in the first quarter of 1998 and $1.1 million in the first quarter of 1997.

    Investment and interest income in the first quarter of 1998 totaled $2.5 million, as compared with $3.2 million in the first quarter of 1997. The first quarter of 1998 included a gain of approximately $1 million on the sale of shares of a public company (Watson Pharmaceuticals, Inc.) received as the result of a merger with one of SLH's venture capital investments. Additionally in 1998, interest of $856,000 on the federal income tax refunds was recognized resulting from the IRS finalizing interest calculations. In the first quarter of 1997, investment income consisted primarily of the sale of shares in the same venture investment for a gain of approximately $3 million.

    Interest expense decreased to $1,000 in the first quarter of 1998 from $44,000 in the same period of 1997 primarily due to interest costs last year associated with state tax issues and the fourth quarter 1997 payment of a real estate mortgage.

    Equity in affiliates' operations produced earnings of $6,000 in 1998, compared with a loss of $232,000 in the first quarter of 1997. During 1997, the oil and gas partnership interests were sold. SLH's share of these partnerships' first quarter 1997 losses totaled $248,000. The real estate joint venture had earnings of $11,000 in 1998 compared to earnings of $16,000 in 1997.

    Equity in earnings of venture capital investment funds totaled $49,000 in 1998 and $58,000 in 1997. These funds are invested in development stage companies which may cause earnings to be subject to significant variations.

    The $34,000 of other income in 1998 primarily consists of gain on sale of miscellaneous assets and Lab Holdings' services agreement fees, while other income in 1997 of $266,000 reflects $508,000 in receipts on receivables accounted for on the cost recovery method and $300,000 for costs associated with the move of SLH to a new location in 1997.

    During the first quarter of 1998, income tax benefits of $913,000 were recognized after filing amended state income tax returns reflecting the IRS settlement last year. In the first quarter of 1997, tax benefits of $3,000 were recorded, as valuation allowances were provided on the remaining federal tax benefits because utilization within the group was not expected.

    The net earnings in the first quarter of 1998 of $2.5 million and $2.2 million in the first quarter of 1997 reflect the above results of operations.

    YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996.

    Real estate revenues in 1997 were $17.3 million compared with $16.4 million in 1996. The real estate sales revenues in 1997 include the sale of 28 residential units and lots in Florida, New Mexico and Texas totaling $13.5 million, and 752 acres of land in Texas totaling $3.1 million. In 1996, the real estate sales revenue included the sale of 40 residential units in Florida and New Mexico totaling $14.8 million; 20 acres of land in Oklahoma for $275,000 and
1.5 acres of land in Kansas for $580,000. Real estate rental and other revenues increased slightly from $759,000 in 1996 to $786,000 in 1997, primarily reflecting easements and forfeited deposits on real estate property.

    At the end of 1997, real estate holdings included residential land, undeveloped land, single-family housing, and commercial structures (all of which are listed for sale, except for the Houston Project which is being developed) located in the following states: Kansas, Nevada, New Mexico, Texas and Wyoming. The total acreage consisted of approximately 395 acres and approximately 40 lots or units for sale. Real estate operations have been influenced from period to period by several factors including seasonal sales cycles for projects in Florida and New Mexico. The recent substantial reduction in inventory will influence future period to period comparisons.

    Cost of real estate sales in 1997 totaled $16.6 million, compared with a cost of approximately $15.3 million in 1996, reflecting the mix of real estate sold during each period as discussed above in the revenue analysis. Real estate operating expenses totaled $2.4 million in 1997, compared with $2.7 million in 1996. The decrease is attributable to a reduction in expenses associated with the completion of the residential projects and the inventory reductions.

    SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," was implemented effective January 1, 1996. Adoption of SFAS No. 121 resulted in an impairment loss on real estate held for sale of $1.4 million, which is included in SLH's statement of operations for 1996 as the cumulative effect of a change in accounting principle. This impairment loss resulted primarily from discounting expected future cash flows in estimating fair values less cost to sell of certain real estate properties.

    Net impairment losses of $706,000 in 1997 and $1.1 million in 1996 were recorded on real estate held for sale. The impairment losses resulted from changes in estimated expected future cash flows and sales prices on certain properties based on appraisals and other current market conditions.

    General and administrative expenses totaled $1.9 million in 1997 as compared to $1.6 million in 1996. General and administrative expenses in 1997 included an estimate of $250,000 for overhead operating costs in January and February of 1997, expenses of an executive stock performance based bonus program and other expenses associated with the move of SLH's office in 1997. The 1996 general and administrative expenses in the statements of operations included a $1.5 million estimate of Lab Holdings' actual costs.

    The above factors produced a loss from operations of $4.3 million in both 1997 and 1996.

    Investment income totaled $6.6 million in 1997, as compared with $401,000 in 1996. Investment income for 1997 consists of the sales of Watson Pharmaceuticals, Inc. ("Watson") common stock by Lab Holdings before the Distribution and by SLH following the Distribution and the sale of other marketable common stocks and interest earned on invested cash. The Watson common stock was received as a result of a venture investment in Oclassen Pharmaceuticals, Inc. which was acquired by Watson. The Watson sales resulted in a gain of approximately $4.4 million during 1997. Investment income for 1996 primarily reflects cash received in excess of basis from two venture capital funds. See Notes to Consolidated Financial Statements of SLH which are incorporated herein by reference.

    Interest expense increased to $570,000 in 1997 from $107,000 in 1996 primarily due to interest costs associated with tax issues.

    Equity in affiliates' operations produced a loss of $350,000 in 1997, compared with a loss of $1.2 million in 1996. During 1997, the oil and gas partnership interests were sold. SLH's share of these partnerships' 1997 losses prior to the sale totaled $143,000 while SLH's share of the partnerships' losses for 1996 were $291,000. Equity in Syntroleum's operations resulted in a loss of $251,000 in 1997 and a loss of $811,000 in 1996. The 1997 loss was limited as SLH's investment in Syntroleum was reduced to zero. Syntroleum is expected to incur losses until it demonstrates the commercial viability of its proprietary technology. The real estate joint venture had earnings of $43,000 in 1997 compared to a loss of $115,000 in 1996. See Notes to Consolidated Financial Statements of SLH which are incorporated herein by reference.

    Equity in earnings of venture capital investment funds totaled $207,000 in 1997 and $890,000 in 1996. These funds invested in development stage companies which caused earnings to be subject to significant variations.

    The $1.8 million gain on the sale of affiliates in 1997 reflects SLH's sale of its oil and gas partnership interests. The $632,000 of other income in 1997 consists of receipts on receivables from the formerly owned Tenenbaum & Associates, Inc. ("Tenenbaum") net of costs associated with SLH's move to a new location in 1997. The $159,000 of other income in 1996 consists of receipts on Tenenbaum receivables. All future Tenenbaum receipts, if any, will be recognized as earnings since all costs have been recovered on this asset that has been accounted for on the costs recovery method.

    Net tax benefits of $5 million were recorded in 1997 as compared with a tax expense of $56,000 in 1996. The 1997 results reflect the resolution of certain tax refund issues and SLH's negotiated tax settlement with the IRS relating to the tax years 1986 through 1990, which refund has been approved by Congress' Joint Committee on Taxation. SLH expects to receive a federal tax refund of approximately $5.5 million, net of interest costs. The agreement with the IRS will require the filing of amended state income tax returns during 1998 for the tax years 1986 through 1990. A liability of $750,000 was established in the financial statements for state payments that may result from the filing of the amended state returns. The federal and state valuation allowances decreased by approximately $2.7 million during 1997 and increased by approximately $2.6 million during 1996. See Note 8 to Consolidated Financial Statements of SLH which are incorporated herein by reference for additional information.

    The net earnings in 1997 of $9.1 million and a net loss of $5.6 million in 1996 reflect the above results of operations.

    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995.

    Real estate revenues in 1996 were $16.4 million compared with $11.5 million in 1995. Real estate sales revenues in 1996 included the sale of 40 residential units in Florida and New Mexico totaling $14.8 million; 20 acres of land in Oklahoma for $275,000 and 1.5 acres of land in Kansas for $580,000. In 1995, the real estate sales revenue included the sale of 29 residential units or lots in Florida, Missouri, New Mexico and Texas totaling $7.9 million and 302 acres of land in Kansas and Texas totaling $2.6 million. Real estate rental and other revenues decreased from $1 million in 1995 to $759,000 in 1996, reflecting sales of rental property and an approximate 15% decrease in rentals at the Reno Parking Garage.

    At the end of 1996, real estate holdings included residential land, undeveloped land, single-family housing and commercial structures (all of which were listed for sale) located in the following states: Florida, Kansas, Nevada, New Mexico, Texas and Wyoming. The total acreage consisted of approximately 1,160 acres and approximately 68 lots or units for sale. Real estate operations are influenced from period to period by several factors including seasonal sales cycles for projects in Florida and New Mexico.

    Costs of the real estate sales in 1996 totaled $15.3 million, compared with a cost of approximately $10.9 million in 1995, reflecting the mix of real estate sold during each period as discussed above in the revenue analysis. Real estate operating expenses totaled $2.7 million in 1996, compared with $3.2 million in 1995. The decrease is attributable to a reduction in expenses associated with the substantial completion of the residential projects and a reduction of depreciation in 1996 as real estate available for sale is not depreciated under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which was implemented effective January 1, 1996.

    Adoption of SFAS No. 121 resulted in an impairment loss on real estate held for sale of $1.4 million which is included in the statement of operations for 1996 as the cumulative effect of a change in accounting principle. This impairment loss resulted primarily from discounting expected future cash flows in estimating fair values less costs to sell certain real estate properties.

    An additional $1.1 million net impairment loss on real estate held for sale was recorded in 1996. This impairment loss resulted from changes in estimated expected future cash flows based primarily on lower than expected future sales prices on certain properties based on appraisals and other current market conditions. During 1995, a $7.9 million net realizable value provision on real estate was recorded. The loss reflected decreases in sales prices during 1995. Management believed the decline was other than temporary and therefore recorded a loss provision on the affected sales inventory.

    General and administrative expenses in the statements of operations include a $1.5 million estimate in both 1996 and 1995 of Lab Holdings' actual costs. Management of SLH estimated that SLH would incur approximately $1.5 million of expenses annually when SLH operated on a stand alone basis.

    The above factors produced a loss from operations of $4.3 million in 1996, compared with $12.2 million in 1995.

    Investment income in 1996 increased to $401,000 from $278,000 in 1995. The 1996 income primarily reflects cash received in excess of basis from two venture capital funds while 1995 income consists of interest on notes receivable from the sale of real estate.

    Interest expense decreased to $107,000 in 1996 from $189,000 in 1995 reflecting retirement of a real estate note payable in 1995.

    Equity in affiliates' operations produced a loss of $1.2 million in 1996, compared with a loss of $267,000 in 1995. During 1996, the oil and gas operations produced a loss of $291,000, as compared to a $70,000 loss in 1995, reflecting variances in operating results. Syntroleum's operations resulted in a loss to SLH of $811,000 in 1996 and a loss of $139,000 in 1995. A real estate joint venture had a loss of $115,000 in 1996 compared to a loss of $58,000 in 1995.

    Equity in earnings of venture capital investment funds totaled $890,000 in 1996 while 1995 produced a loss of $249,000. These funds invested in development stage companies which cause earnings to be subject to significant variations.

    The $159,000 of other income in 1996 consists of cash received during the fourth quarter in excess of the $800,000 of Tenenbaum assets at September 30, 1996. The 1995 gain on sale of affiliates reflects SLH's net gain of $111,000 on the sale of a partnership interest in a commercial property in Colorado.

    Tax expense of $56,000 was recorded in 1996 compared with tax benefits of $1.3 million in 1995. Because SLH is a party to a tax sharing agreement with other Lab Holdings entities, some tax benefits were recorded in 1995 for utilization of SLH's losses by Lab Holdings. Valuation allowances of $2.6 million in 1996 and $3.7 million in 1995 were provided for the tax benefits because utilization within the Lab Holdings group was not expected. See Note 8 to Consolidated Financial Statements of SLH which are incorporated herein by reference for additional information.

    The net loss in 1996 of $5.6 million and $11.2 million in 1995 reflect the above results of operations.

LIQUIDITY AND CAPITAL RESOURCES

    Prior to September 30, 1996, SLH's liquidity was provided by Lab Holdings. However, as provided in the Distribution Agreement, Lab Holdings transferred to SLH on March 3, 1997, cash of $6.9 million and approximately $3.1 million of short-term investments (consisting of a U.S. Treasury Note which is pledged to a bank for a real estate letter of credit). Additionally, cash generated from operations and the sale of SLH's assets from October 1, 1996 to March 3, 1997 totaling $9.6 million, was transferred to SLH as provided in the Distribution Agreement.

    At March 31, 1998, SLH had available $30.3 million in cash and short-term investments. SLH received a federal income tax net refund of approximately $5.9 million in May of 1998 for the 1986 to 1989 tax years. SLH has been informed that a federal tax refund of approximately $436,000 for the 1990 tax year is being processed by the IRS. Current assets totaled approximately $40.2 million while current liabilities totaled $643,000. Changes in assets and liabilities on the balance sheet include reductions in the real estate portfolio, the payment of interest on a state income tax liability and the federal income tax refunds.

    Cash provided by operations in the first quarter of 1998 totaled $3.3 million, as compared to $4.7 million in the first quarter of 1997. During 1998, the net cash provided by operations included $2.5 million of net earnings, $2.6 million of real estate sales, a decrease in short-term investments of $2 million, a $1.3 million increase in accounts receivable, a $1.5 million decrease in interest payable and a $1.1 million change in taxes and other items. During the first quarter of 1997, the net cash provided by operations included $2.2 million of net earnings, $3.8 million of real estate sales and a $1.5 million increase in notes receivable from sales of real estate.

    Cash provided by operations in 1997 totaled $11 million, as compared to $8.9 million in 1996. The increase in funds provided primarily reflects earnings reported in 1997 of $9.1 million, a loss of $5.6 million in 1996 and changes in tax assets resulting from the IRS settlement agreement. Cash provided by real estate operations (sales less notes received, net of additions) was approximately $12 million in 1997, as compared with $11.1 million in 1996.

    Cash used by investing activities was $17.5 million in the first quarter of 1998 reflecting purchases of investments available for sale exceeding sales of investments by $17.5 million, while the first quarter of 1997 cash used by investing activities also reflected purchases of investments available for sale exceeding sales of investments.

    Cash used by investing activities was $1.4 million in 1997, primarily reflecting a $1.5 million equity investment in Sweetwater LLC, purchases of investments available for sale exceeding sales of investments by $5.9 million and $5.1 million from the sales of SLH's oil and gas partnership interests. The $3.4 million of cash provided by investing activities in 1996 primarily reflects distributions from venture capital investment funds and from affiliates.

    Cash used by financing activities in the first quarter of 1998 reflects the net issuance of SLH Common Stock pursuant to SLH's stock option plan, while in the first quarter of 1997 the cash provided by financing activities represented the capitalization of SLH by Lab Holdings.

    Cash provided by financing activities was $6.3 million in 1997, primarily representing SLH's capitalization by Lab Holdings, payment of long-term debt and the net issuance of SLH Common Stock pursuant to SLH's stock option plan. In 1996, SLH's net cash used by financing activities of $8.4 million primarily represented the net cash transferred to Lab Holdings from SLH's sale of real estate assets.

    Debt associated with real estate totaled $21,000 at both March 31, 1998 and December 31, 1997, down from $1.2 million at December 31, 1996. A $1.2 million note payable was paid off at maturity in December 1997. SLH is obligated under recourse debt (with an unpaid balance of $6 million at March 31, 1998) of an affiliate which is accounted for on the equity method. SLH's obligation on this recourse debt is secured by a $3 million United States Treasury Note transferred to SLH on the Distribution date. A

$1.4 million note receivable was prepaid during the second quarter of 1998, therefore the associated debt of $21,000 was also prepaid during the second quarter of 1998. See Notes to Consolidated Financial Statements of SLH which are incorporated by reference for additional information.

    In January 1998, Congress' Joint Committee on Taxation approved the tax refund issues included in SLH's negotiated tax settlement with the Internal Revenue Service relating to tax years 1986 through 1990. SLH received a federal tax refund of approximately $5.6 million which had been accrued at December 31, 1997 (plus interest of $354,000) in May 1998 for the tax years 1986-1989. An additional refund for the 1990 tax year is still pending. The settlement required the filing of amended state income tax returns during 1998 for the tax years 1986 through 1990.

    Management anticipates that future additions to property, plant and equipment will be minimal. SLH estimates that construction and disposal costs to complete real estate projects in development will be approximately $2 million. SLH is actively addressing Year 2000 computer concerns and is upgrading one computer system. Management of SLH expects that the total cost for Year 2000 compliance should be approximately $15,000.

    SLH's $1.5 million equity investment in the Sweetwater Plant allowed for the commencement of certain engineering and permitting efforts on the plant. In February 1998, Syntroleum announced the signing of definitive agreements with a capital investor to fund an additional $1 million for detailed engineering, land purchase and other development costs. Subject to certain conditions, the capital investor committed an additional $14.5 million for a minority ownership interest in the plant.

    SLH's Board of Directors declared a two for one split of SLH Common Stock effective February 9, 1998. As a result of the split, which was effected as a stock dividend, each stockholder of record on February 2, 1998 received one additional share of common stock for each share of common stock held of record on that date.

    On February 17, 1998, SLH announced that Syntroleum will participate in funding Catalytica Advanced Technologies' research project to develop an advanced process for directly converting natural gas into liquid fuels, such as methanol and gasoline.

    A contract has been signed for the sale of the commercial part of the Houston project for approximately $2.3 million.

SUBSEQUENT EVENT

    As described in Item 2 of the SLH Form 10-Q for the quarter ended March 31, 1998, the Assignment and Assumption Agreement between SLH and Lab Holdings imposes a restriction on the payment of dividends and redemptions of SLH capital stock that expires on February 28, 1999. On June 1, 1998, SLH and Lab Holdings agreed that the restrictions would expire upon the effective date of the Merger.

RECENTLY ISSUED ACCOUNTING STANDARDS

    Effective December 31, 1997, SLH adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share." The adoption of this standard did not have any significant impact on SLH's reported earnings per share.

    Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" has been implemented for the year ended December 31, 1997. The adoption of this standard did not have any significant impact on SLH's financial position or results of operations.

    Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," is effective for fiscal years beginning after December 15, 1997. This standard requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

    Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," is effective for fiscal years beginning after December 15, 1997. Retroactive application will be required. The adoption of this standard is not expected to have any significant impact on SLH's financial position or results of operations.

    No other recently issued accounting standards presently exist which will require adoption in future periods.

                               MANAGEMENT OF SLH

SLH DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of SLH are as follows:

NAME                             AGE                                     POSITION
----------------------------     ---     ------------------------------------------------------------------------
James R. Seward, CFA........  45         President, Chief Executive Officer and Class A Director
P. Anthony Jacobs, CFA......  56         Chairman of the Board and Class A Director.
Steven K. Fitzwater.........  51         Vice President, Chief Accounting and Financial Officer, Treasurer and
                                           Secretary and Class C Director
Lan C. Bentsen..............  51         Class C Director
W. D. Grant.................  81         Class B Director
W. T. Grant II..............  48         Class B Director
Michael E. Herman...........  57         Class A Director
David W. Kemper.............  47         Class B Director

    Mr. Seward has been the President, Chief Executive Officer and director of SLH since its inception in December 1996. Previously he was the Executive Vice President, Chief Financial Officer and a director of Lab Holdings from 1993 until September 1997 and Senior Vice President, Chief Financial Officer and director of Lab Holdings from 1990 to 1993. Mr. Seward also is a director of Syntroleum, Response Oncology, Inc., a publicly traded company that manages oncology practices and clinics and that was a former subsidiary of Lab Holdings ("Response"), LabONE, Inc., a publicly traded subsidiary of Lab Holdings ("LabONE") and Concorde Career Colleges, Inc.

    Mr. Jacobs has been the Chairman of the Board and a director of SLH since inception. He has been the President, Chief Executive Officer and a director of Lab Holdings since September 1997, and previously was the President, Chief Operating Officer and a director of Lab Holdings from May 1993 to September 1997, and Chief Operating Officer and a director of Lab Holdings from May 1990 to May 1993. He is also a director of Response, Syntroleum, and Trenwick Group, Inc.

    Mr. Fitzwater has been the Vice President, Chief Accounting and Financial Officer, Treasurer and Secretary and a director of SLH since inception. Mr. Fitzwater has also been the Vice President, Chief Accounting and Financial Officer, Secretary and director of Lab Holdings since September 1997. Previously he was the Vice President, Chief Accounting Officer and Secretary of Lab Holdings from 1990 to September 1997.

    Mr. Bentsen has been a director of SLH since inception. Mr. Bentsen has been the Executive Vice President of Frontera Resources since 1996 (oil and gas). He has been Managing Partner of Remington Partners (investments) since 1995. Prior to its sale in 1994, Mr. Bentsen was Chairman and Chief Executive Officer of Sovereign National Management, Inc. (property management). Mr. Bentsen is also a director of Lab Holdings.

    Mr. W. D. Grant has been a director of SLH since inception. He was a consultant to Lab Holdings from August 1990 to December 1997 and Chairman of the Board of Lab Holdings until May 1993. Mr. W. D. Grant also is a director of LabONE and NationsBank, N.A.

    Mr. W. T. Grant II has been a director of SLH since inception. He has been Chairman, President and Chief Executive Officer of LabONE since October 1995. Additionally, he was the Chairman and Chief Executive Officer of Lab Holdings from May 1993 to September 1997, and President of Lab Holdings prior to May 1993. Mr. W. T. Grant also is a director of AMC Entertainment Inc., Commerce Bancshares, Inc., Kansas City Power & Light Company, LabONE and Response.

    Mr. Herman has been a director of SLH since inception. He has been engaged in private investments since 1990 (partner of Herman Family Trading Company), President of Kansas City Royals Baseball Team (major league baseball) since 1993 and Chairman of the Finance Committee of Ewing Marion Kauffman Foundation since 1990. Mr. Herman also is a director of NationsBank, N.A., Cerner Corporation, Janus Capital Corporation and Agouron Pharmaceuticals, Inc.

    Mr. Kemper has been a director of SLH since inception. He has been Chairman of the Board, President and Chief Executive Officer of Commerce Bancshares, Inc. (bank holding company) and Chairman and Chief Executive Officer and a director of Commerce Bank, N.A. (St. Louis) for more than the past five years. Mr. Kemper also is a director of Ralcorp Holdings, Inc., Wave Technologies International, Inc. and Tower Properties Company.

EXECUTIVE COMPENSATION

    The table below sets forth information concerning compensation for the year ending December 31, 1997 awarded to, earned by, or paid to all persons who served as executive officers of SLH during 1997 for services rendered during that year ("Named Executive Officers"). Information for prior years is not included since compensation arrangements were not placed in effect until the Distribution which occurred on March 3, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                           COMPENSATION
                                                                                              AWARDS
                                                          ANNUAL COMPENSATION              -------------
                                               ------------------------------------------   SECURITIES
                                                                          OTHER ANNUAL      UNDERLYING       ALL OTHER
NAME AND                                         SALARY                   COMPENSATION        OPTIONS      COMPENSATION
PRINCIPAL POSITION                    YEAR       ($)(1)    BONUS($)(2)         ($)            (#)(3)          ($)(4)
----------------------------------  ---------  ----------  -----------  -----------------  -------------  ---------------
JAMES R. SEWARD, CFA .............       1997  $   64,647   $ 450,000          --              390,000       $     854
  President and Chief Executive
  Officer
P. ANTHONY JACOBS, CFA ...........       1997     111,204      --              --              390,000             980
  Chairman of the Board
STEVEN K. FITZWATER ..............       1997      50,129      --              --              243,000           1,302
  Vice President, Chief Financial
  Officer, Chief Accounting
  Officer, Secretary and Treasurer

------------------------

(1) From the date of the Distribution until June 1, 1997, the base salaries of the Named Executive Officers were paid by Lab Holdings pursuant to the Interim Services Agreement between SLH and Lab Holdings that is Exhibit 10(a) to SLH's 1997 Form 10-K. On that date the arrangement was terminated and SLH commenced the payment of base compensation to Messrs. Seward and Jacobs at the rate of $75,000 per annum and to Mr. Fitzwater at the rate of $60,000 per annum as contemplated by employment agreements between SLH and each executive, the form of which is shown at Exhibit 10(d) to SLH's 1997 Form 10-K. The table reflects amounts paid to the Named Executive

    Officers by Lab Holdings during 1997 less the share of such compensation that is properly allocable to Lab Holdings plus all amounts paid to the executives by SLH.

(2) The bonus was paid to Mr. Seward pursuant to an action of the Compensation Committee in June 1997, as described under "Report of the Compensation Committee."

(3) The options reflect adjustments made for the 1997 and 1998 stock splits. All options were granted pursuant to the Stock Option Plan concurrent with the Distribution and are non-qualified stock options. The options were granted at their fair market value on the March 3, 1997 Distribution Date. The SLH Board of Directors determined the fair market value to be $19.15 per share on that date ($3.19 after adjustment for 1997 and 1998 stock splits) based on an appraisal rendered by George K. Baum & Company and over-the-counter trading in SLH Common Stock on and immediately before that date. All options have ten-year terms and become exercisable in equal installments as follows: one fourth on March 3, 1997, and one-fourth on each of the first, second and third anniversary dates of such date. The Stock Option Plan and form of option agreements are shown at Exhibits 10(c) and (e) to SLH's 1997 Form 10-K.

(4) Reflects auto allowances.

EMPLOYMENT AGREEMENTS AND TERMINATION OF INTERIM SERVICES AGREEMENT

    Each of the Named Executive Officers is a party to an Employment Agreement with SLH. Each Employment Agreement provides for employment of the Executive Officer for an initial term commencing on the date the Executive Officer ceases to be employed by Lab Holdings under the Interim Services Agreement on behalf of SLH and ending on the third anniversary of the Distribution Date. The three Named Executive Officers ceased to be employees of Lab Holdings on May 31, 1997 so that the Employment Agreements were activated and became effective on June 1, 1997. The term of the Employment Agreements is automatically extended for successive one-year periods unless a notice of non-extension is given by either party at least twelve months prior to the end of the then current term.

    The initial base compensation payable under the employment agreements is as described in Note 3 to the Summary Compensation Table. It is subject to adjustment annually by the SLH Board of Directors, provided that base salary may not be decreased by more than five percent year to year. The Employment Agreements provide that an executive officer's full time is not required and that the executive officer is entitled to pursue other employment or business opportunities simultaneously with his duties to SLH.

    The employment of each of SLH's Named Executive Officers is subject to termination for cause, which is defined as including willful misconduct with respect to an executive officer's duties, or the perpetration of a fraud, embezzlement, or other act of dishonesty, or a breach of trust or fiduciary duty which materially adversely affects SLH or its stockholders or the other employment or business activities of such executive officer conflicting with SLH's business. The Employment Agreements provide that the Named Executive Officers will not compete with SLH during the term of the Employment Agreements and, if an executive officer is terminated with cause or voluntarily terminates his employment, for a period of one year thereafter.

    Effective with the termination of the Interim Service Agreement, SLH and Lab Holdings entered into a similar arrangement pursuant to which SLH agreed to provide Lab Holdings with administrative and accounting services as well as space in SLH's offices for books and records in exchange for an annual fee of $75,000. The arrangement is terminable by either party on 30 days' notice.

    The Merger Agreement contemplates that the Named Executive Officers will tender their resignations at the Effective Time and that such tender will be deemed to effect a termination of the Employment Agreements not for cause so that each will be entitled to receive payments of their base compensation for the remainder of the term of each of the contracts, all of which expire on March 3, 2000.

STOCK OPTIONS

    The table shown below contains information concerning the grant of stock options under SLH's Stock Option Plan to the Named Executive Officers during 1997. All information has been adjusted to reflect the 1997 and 1998 stock splits.

                             OPTION GRANTS IN 1997

                                                           INDIVIDUAL GRANTS
                                          ----------------------------------------------------    POTENTIAL REALIZABLE
                                           NUMBER OF                                            VALUE AT ASSUMED ANNUAL
                                          SECURITIES    % OF TOTAL                                RATES OF STOCK PRICE
                                          UNDERLYING      OPTIONS                               APPRECIATION FOR OPTION
                                            OPTIONS     GRANTED TO     EXERCISE                           TERM
                                            GRANTED    EMPLOYEES IN      PRICE     EXPIRATION   ------------------------
NAME                                        (#)(1)      FISCAL YEAR     ($/SH)        DATE        5% ($)       10%($)
----------------------------------------  -----------  -------------  -----------  -----------  ----------  ------------
James R. Seward, CFA....................     390,000          36.3          3.19       3/3/07   $  780,000  $  1,981,200
P. Anthony Jacobs, CFA..................     390,000          36.3          3.19       3/3/07      780,000     1,981,200
Steven K. Fitzwater.....................     243,000          22.6          3.19       3/3/07      486,000     1,234,440

OPTION EXERCISES AND YEAR END HOLDINGS

    The table shown below provides information, with respect to the Named Executive Officers, concerning the exercise of options during the year ended December 31, 1997, and unexercised options held as of the end of fiscal 1997. All information has been adjusted to reflect the 1997 and 1998 stock splits.

                      AGGREGATED OPTION EXERCISES IN 1997
                            AND FY-END OPTION VALUES

                                                                                    NUMBER OF
                                                                                    SECURITIES       VALUE OF
                                                                                    UNDERLYING     UNEXERCISED
                                                                                   UNEXERCISED     IN-THE-MONEY
                                                                                    OPTIONS AT      OPTIONS AT
                                                                                    FY-END(#)       FY-END($)
                                                  SHARES ACQUIRED      VALUE       EXERCISABLE/    EXERCISABLE/
NAME                                              ON EXERCISE (#)  REALIZED ($)   UNEXERCISABLE   UNEXERCISABLE
------------------------------------------------  ---------------  -------------  --------------  --------------
James R. Seward, CFA............................        97,500      $ 2,346,858        0/292,500  0/$  7,256,428
P. Anthony Jacobs, CFA..........................        97,500        2,391,463        0/292,500    0/ 7,256,428
Steven K. Fitzwater.............................        60,750        1,546,895        0/182,250    0/ 4,521,313

PERFORMANCE OF SLH COMMON STOCK

    The following performance graph compares the performance of SLH Common Stock during the period beginning from the Distribution Date on March 3, 1997, and ending December 31, 1997, to the NASDAQ Stock Market index consisting of United States companies (the "NASDAQ COMPOSITE") and a peer group index consisting of 114 publicly traded companies having a segment of business with SIC code 1321 for the same period. SIC code 1321 covers establishments primarily engaged in producing hydrocarbons from oil and gas field gases. The graph assumes a $100 investment in SLH Common Stock and in each of the indexes at the beginning of the period and a reinvestment of dividends paid on such investments throughout the period.

                            VALUE OF $100 INVESTMENT
              ASSUMING REINVESTMENT OF DIVIDENDS AT MARCH 3, 1997
         AND AT THE END OF EVERY OTHER MONTH THROUGH DECEMBER 31, 1997

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              SLH      SIC CODE 1321       NASDAQ COMPOSITE
Mar 3           $100              $100                     $100
April 30        $220               $99                      $96
June 30         $385              $107                     $110
Aug 31          $702              $114                     $121
Oct 31          $766              $123                     $122
Dec 31          $841              $111                     $120

REPORT OF THE COMPENSATION COMMITTEE

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Executive compensation is based primarily upon (a) the structure created by Lab Holdings as the organizer and sole shareholder of SLH in connection with the structuring of the Distribution and the related agreements, including the Stock Option Plan and Employment Agreements and (b) the recommendations made to the SLH Board of Directors by the Compensation Committee (the "Committee"). The Committee for the year ended December 31, 1997 consisted of Lan C. Bentsen (Chairman), Michael E. Herman and David W. Kemper. All of the members of the Committee are non-employee directors of SLH. Mr. Bentsen is also a director of Lab Holdings and Messrs. Herman and Kemper were directors of Lab Holdings until September 1997. The Committee administers the Stock Option Plan. Subject to the terms of the Employment Agreements, the Committee also recommends to the SLH Board of Directors other compensation and compensation plans for officers. Committee recommendations are acted upon by the full board which includes Messrs. Seward, Jacobs and Fitzwater who are the Named Executive Officers. Mr. Seward and Mr. Jacobs were also members of the Lab Holdings Board of Directors which passed on the arrangements for the Distribution.

    This report is provided by the Committee to assist stockholders in understanding the Committee's philosophy in establishing the compensation of the Chief Executive Officer and all other Executive Officers of SLH for the year ended December 31, 1997 ("the Year").

    COMPENSATION PHILOSOPHY. The basic compensation structure for SLH consisting of the Stock Option Plan, the employment agreements and the Interim Services Agreement were developed by Lab Holdings as SLH's sole shareholder and by the SLH Board of Directors in connection with the Lab Holdings' strategy to create SLH and to cause SLH's stock to be distributed to Lab Holdings shareholders in the Distribution. Accordingly, none of the compensation arrangements implemented pursuant to the Distribution are the result of arm's length negotiation between independent parties.

    The intent of Lab Holdings and the SLH Board of Directors in developing the initial compensation structure was to have compensation for executive officers focus on two elements: (a) base salary and (b) long-term compensation in the nature of non qualified stock options. It was believed that base compensation should be kept relatively low and that superior performance should be rewarded in relation to the growth in value of each stockholder's investment in SLH. The low base compensation also reflected the fact that the Named Executive Officers under the Employment Agreements are not required to devote full time to the affairs of SLH. In connection with and following the Distribution it has been the policy of the Compensation Committee during 1997 to follow this philosophy.

    BASE SALARY. Following the Distribution (which occurred on March 3, 1997) and until June 1, 1997, the Named Executives were compensated by Lab Holdings under the Interim Services Agreement and as reflected in the Summary Compensation Table. That agreement was terminated effective at the close of business on May 31, 1997, and the Employment Agreements were activated. Under the Employment Agreements, annual base salary for Messrs. Seward and Jacobs is fixed at $75,000 each and $60,000 for Mr. Fitzwater. During 1997, no adjustments were made to base salaries since the employment agreements generally contemplate that adjustments, if any, be made annually.

    STOCK OPTION PLAN. Grants under the Stock Option Plan were made to the Named Executive Officers in connection with the Distribution as discussed under the Summary Compensation Table. The intent of Lab Holdings and the Committee was to structure the Stock Option Plan to provide for the grant of non-qualified stock options at exercise prices equal to fair market value for the SLH Board of Directors, all Executive Officers and other key employees for up to approximately 15% of SLH's outstanding stock assuming the exercise of all covered options. It was believed that this was consistent with option programs adopted by many small cap companies in similar businesses. The option plan was considered to be an appropriate vehicle to provide incentives for management to take steps that would maximize the values of the assets being contributed to SLH and therefore provide long-term benefits to stockholders. Also, by having stock options granted at the market price at the Distribution Date, executive rewards would accrue only with increases in the value of stockholder interests. In this way it was believed that SLH's stock price would provide an appropriate yardstick by which to measure and reward management performance.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER FOR 1997. All of the components of the 1997 compensation of the Chief Executive Officer other than cash bonuses were determined in accordance with the criteria described above for the other Named Executive Officers. In connection with the termination of the Interim Services Agreement and the implementation of the Employment Agreements, the Committee concluded that in addition to the relatively low base compensation, a performance based bonus be established for SLH's Chief Executive Officer. The Committee decided to use the SLH Common Stock price as a measurement of both performance and reward so that benefits would accrue only in proportion to increases in the value of stockholder interests. Accordingly, under the program that was adopted in

June 1997, Mr. Seward was granted a cash bonus equal to one times his $75,000 base annual compensation at such time as (a) the thirty-day average trading price of SLH Common Stock equaled or exceeded $10.00 per share (as adjusted for the 1997 and 1998 stock splits) and (b) the thirty-day average trading price of SLH Common Stock equaled or exceeded $3.34 more than the price for which the then most recent bonus had been paid (as adjusted for the 1997 and 1998 stock splits). Pursuant to this program, Mr. Seward's cash bonus for 1997 amounted to $450,000. The cash bonus program terminates on June 1, 1998.

    This report is being made over the names of Lan C. Bentsen, Michael E. Herman and David W. Kemper who were the members of the Committee which passed on executive compensation for the Year.

CERTAIN TRANSACTIONS

    SLH and Lab Holdings have entered into certain agreements for the purpose of effecting the Distribution and defining the ongoing relationship between them. These agreements consist of the Distribution Agreement, the Assumption Agreement, the Interim Services Agreement (which was terminated effective June 1, 1997) and the Tax Sharing Agreement. These agreements have been described in SLH's registration statement on Form 10, as amended, and SLH's Form 10-K for the year ended December 31, 1996. Copies of the Agreements are Exhibits to the SLH 1997 Form 10-K.

    The above agreements were developed by Lab Holdings in connection with its strategy to create SLH and to cause SLH's stock to be distributed to Lab Holdings shareholders in the Distribution. Accordingly, none of the agreements are the result of arm's length negotiation between independent parties.

    P. Anthony Jacobs, CFA, and Steven K. Fitzwater, who are the President and Chief Executive Officer and Vice President and Chief Financial and Accounting Officer of Lab Holdings, respectively, are the Chairman and Vice President and Chief Financial and Accounting Officer of SLH, respectively. All but one of the directors of Lab Holdings are also directors of SLH. These officers and directors of SLH will continue in such dual capacities with Lab Holdings and SLH for an indefinite period of time if the Merger is not consummated. Because the management of both Lab Holdings and SLH are essentially identical, conflicts may arise with respect to the operation and effect of the agreements and arrangements described above and also with respect to the negotiation of any additional agreements which may well arise between Lab Holdings and SLH if the Merger is not consummated. Although Lab Holdings and SLH plan to utilize independent directors who have no affiliation with SLH to resolve any material issue that may arise between Lab Holdings and SLH if the Merger is not consummated, such resolutions may not reflect the results of actual arm's-length negotiations. Accordingly, conflicts arising out of the management of both Lab Holdings and SLH by the same persons could have an adverse affect on SLH and its stockholders if not properly resolved.

COMPLIANCE WITH SECURITIES LAWS

    Section 16(a) of the Exchange Act requires SLH's officers and directors, and persons who own more than ten percent of a registered class of SLH's equity securities (collectively, "Insiders"), to file with the Commission initial reports of ownership and reports of changes in ownership of SLH Common Stock and other equity securities of SLH. Insiders are required by regulation of the Commission to furnish SLH with copies of all Section 16(a) forms they file.

    To SLH's knowledge, based solely on review of the copies of such reports furnished to SLH or written representations that no other reports were required, during the year ended December 31, 1997, Insiders complied with all applicable
Section 16(a) filing requirements, except that Michael E. Herman failed to include in his Form 4 for March of 1997 the acquisition of 700 shares in March 1997 (4,200 shares post-July 1997 and February 1998 stock splits) by the Herman Family Trading Company of which Mr. Herman is a general partner, which acquisition has been reported in an amendment to Mr. Herman's March 1997 Form 4.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                             AND MANAGEMENT OF SLH

    The following table indicates the number of shares of SLH Common Stock owned beneficially as of June 1, 1998 and after giving effect to the Merger by (i) each person known to SLH to beneficially own more than 5% of the outstanding shares of SLH Common Stock, (ii) each SLH director, (iii) the Chief Executive Officer of SLH and the other four most highly compensated executive officers of SLH and (iv) all directors and executive officers of SLH as a group. Except to the extent indicated in the footnotes to the following table, each of the persons or entities listed therein has sole voting and sole investment power with respect to the shares which are deemed beneficially owned by such person or entity. All holdings have been adjusted to reflect the 1997 and 1998 stock splits.

                                                                  AMOUNT OF SHARES BENEFICIALLY OWNED(1)(2)
                                                             ----------------------------------------------------
                                                                 BEFORE THE MERGER       AFTER THE MERGER(3)(4)
                                                             -------------------------  -------------------------
                                                                         PERCENTAGE OF              PERCENTAGE OF
NAME                                                           SHARES      CLASS(5)       SHARES      CLASS(6)
-----------------------------------------------------------  ----------  -------------  ----------  -------------
James R. Seward(7).........................................     151,229         1.5%       337,523         1.2%

P. Anthony Jacobs(8).......................................     179,564         1.8%       332,133         1.2%

Steven K. Fitzwater........................................      82,745       --            82,745       --

Lan C. Bentsen(9)..........................................      60,372       --            60,372       --

W. D. Grant(10)............................................     912,380         9.0%     1,070,660         3.9%

W. T. Grant II(11).........................................     128,526         1.3%       128,526       --

Michael E. Herman(12)......................................     115,602         1.1%       207,283       --

David W. Kemper(13)........................................      25,696       --            25,696       --

All Directors and Officers as a group of eight(14).........   1,656,114        16.4%     2,244,938         8.2%

Gotham Partners, L.P.(15) .................................     493,049         4.9%       493,049         1.8%
  110 East 42nd Street, 18th Floor
  New York, New York 10017

UMB Bank, n.a.(16) ........................................   1,473,594        14.6%     1,735,540         6.4%
  1010 Grand Boulevard
  Kansas City, Missouri 64106

------------------------

 (1) A beneficial owner of a security includes a person who, directly or indirectly, has or shares voting or investment power with respect to such security. Voting power is the power to vote or direct the voting of the security and investment power is the power to dispose or direct the disposition of the security. Each person listed has stated that he, either alone or with his spouse, has sole voting power and sole investment power with respect to the shares shown as beneficially owned, except as otherwise indicated. The percentage of ownership before the Merger is based on 10,074,721 shares outstanding as of June 1, 1998.

 (2) Shares of SLH Common Stock shown as beneficially owned include shares issuable upon the exercise of stock options that were exercisable on June 1, 1998, or that become exercisable within 60 days thereafter, as follows:
     Lan C. Bentsen, 48,600 shares; W. D. Grant, 48,600 shares; W. T. Grant II, 48,600 shares; Michael E. Herman, 48,600 shares and all directors and executive officers as a group, 194,400 shares.

 (3) The shares of SLH beneficially owned after the Merger were calculated based on the conversion of Syntroleum Common Stock pursuant to the Merger Agreement on the basis of a five-trading-day average closing price of SLH Common Stock of $18.5313 (based on such average during the five trading days preceding July 1, 1998), which results in an exchange ratio of
     1.30973. This exchange ratio represents the number of shares of SLH Common Stock that the holders of Syntroleum Common Stock or options to acquire Syntroleum Common Stock will receive in the Merger per share of Syntroleum Common Stock or option to acquire a share of Syntroleum Common Stock. The percentage of ownership after the Merger is based on 27,158,774 shares outstanding at that time, which represents (i) 17,084,053 (the difference between 18,993,950 shares of Syntroleum Common Stock outstanding as of June 1, 1998, less 5,950,000 shares of Syntroleum Common Stock held by SLH, multiplied by the exchange ratio of 1.30973) and (ii) 10,074,721 shares outstanding as of June 1, 1998.

 (4) Shares of SLH Common Stock shown as beneficially owned after the Merger also include (i) shares issuable upon the exercise of stock options under the Syntroleum Stock Option Plans that were exercisable on June 1, 1998, or that became exercisable within 60 days thereafter as follows: P. Anthony Jacobs, 22,239 shares; James R. Seward, 22,239 shares and all directors and executive officers as a group, 44,478 shares and (ii) shares of Syntroleum Common Stock held directly, as follows: W.D. Grant, 120,850; Michael E. Herman, 70,000 shares; P. Anthony Jacobs, 94,250 shares; James R. Seward, 120,000 shares; all directors and executive officers as a group, 405,100 shares; and UMB Bank, n.a., 200,000 shares that were contributed by W.D. Grant (as described below) to a grantor retained annuity trust ("GRAT"), in which UMB Bank, n.a., is the trustee, that entitles W.D. Grant to receive a fixed annual annuity payment from the GRAT and the beneficiaries of the GRAT to receive the remainder; all of which are multiplied by 1.30973.

 (5) The percentages represent the total number of shares of SLH Common Stock shown in the adjacent column divided by 10,074,721, the number of issued and outstanding shares of SLH Common Stock on June 1, 1998, plus, in each instance, all shares of SLH Common Stock issuable to the person or group named upon the exercise of stock options granted under the SLH Corporation Stock Option Plan for 1997 that were exercisable on June 1, 1998, or that become exercisable within 60 days thereafter. Percentages of less than one percent are omitted.

 (6) The percentage represents the total number of shares of SLH Common Stock shown in the adjacent column divided by the number of shares of SLH Common Stock to be issued and outstanding after the Merger, calculated in accordance with footnote (3) above, plus, in each instance, all shares of SLH Common Stock issuable to the person or group named upon the exercise of stock options granted (i) under the SLH Corporation Stock Option Plan for 1997 or (ii) under the Syntroleum Stock Option Plans that were exercisable on June 1, 1998 or that became exercisable within 60 days thereafter. Percentages of less than one percent are omitted.

 (7) Includes 2,250 shares held in a family trust for which Mr. Seward serves as a co-trustee with his mother, and in that capacity shares voting and investment powers.

 (8) Includes 1,500 shares owned by the wife of P. Anthony Jacobs as to which he disclaims beneficial ownership.

 (9) Includes 2,148 shares held by a family trust for the benefit of Mr. Bentsen's children for which Mr. Bentsen serves as trustee with sole voting and investment powers.

 (10) Includes (i) 356,940 shares held by a family trust for which W. D. Grant serves as a co-trustee and in that capacity shares voting and investment powers with UMB Bank, n.a., as to which he disclaims beneficial ownership;
      (ii) 170,124 shares in a trust for the benefit of W. D. Grant for which W.
      D. Grant acts as co-trustee and in that capacity shares voting and investment powers with UMB Bank, n.a.; (iii) 60,648 shares held by a family trust for which W. D. Grant serves as a co-trustee and in that capacity shares voting and investment powers with UMB Bank, n.a., as to which he disclaims beneficial ownership; and (iv) 14,024 shares owned by
      W. D. Grant's wife, as to which he disclaims beneficial ownership. Does not include: (a) 746,802 shares that are reported herein by UMB Bank, n.a., that were contributed by W.D. Grant to a GRAT, in which UMB Bank, n.a., is the trustee, that entitles W.D. Grant to receive a fixed annual annuity payment from the GRAT and the beneficiaries of the GRAT to receive the remainder; (b) 40,272 shares that are reported herein by UMB Bank, n.a., that were contributed by W.D. Grant's wife to a GRAT, in which UMB Bank, n.a., is the trustee, that entitles W.D. Grant's wife to receive a fixed annual annuity payment from the GRAT and the beneficiaries of the GRAT to receive the remainder; and (c) 200,000 shares of Syntroleum Common Stock that are reported herein by UMB Bank, n.a., that were contributed by W.D. Grant to a GRAT, in which UMB Bank, n.a., is the trustee, that entitles W.D. Grant to receive a fixed annual annuity payment from the GRAT and the beneficiaries of the GRAT to receive the remainder.

 (11) Includes 46,884 shares held by W. T. Grant II as custodian for his children; also includes 17,802 shares owned by the wife of W. T. Grant II, as to which he disclaims beneficial ownership.

 (12) Includes 30,000 shares owned by the Herman Family Trading Company of which Mr. Herman is a general partner and approximately 73% owner and 600 shares owned by ARK Management.

 (13) Includes 8,980 shares held in a family trust for which Mr. Kemper serves as a trustee, and in that capacity shares voting power and has sole investment power.

 (14) Includes 194,400 shares of SLH Common Stock issuable upon the exercise of stock options granted under the SLH 1997 Stock Incentive Plan that were exercisable on June 1, 1998 or that become exercisable within 60 days thereafter.

 (15) The shares include 4,008 shares reported in the Gotham Partners, L.P.
      Schedule 13D, filed on April 22, 1998, as being owned by Gotham Partners II, L.P.

 (16) The shares include: (i) 746,802 shares that were contributed by W.D. Grant (as described above) to a grantor remainder annuity trust ("GRAT"), in which UMB Bank, n.a., is the trustee, that entitles W.D. Grant to receive a fixed annual annuity payment from the GRAT and the beneficiaries of the GRAT to receive the remainder, (ii) 40,272 shares that were contributed by W.D. Grant's wife (as described above) to a GRAT, in which UMB Bank, n.a., is the trustee, that entitles W.D. Grant's wife to receive a fixed annual annuity payment from the GRAT and the beneficiaries of the GRAT to receive the remainder and (iii) 126,924 shares reported as beneficially owned by W.D. Grant above which are held in a family trust in which W.D. Grant's sister Frances Peterson is the income beneficiary, UMB Bank, n.a., is the trustee and W.D. Grant has investment and voting powers.

                        DESCRIPTION OF SLH CAPITAL STOCK

    Upon consummation of the Merger and the filing of the Certificate of Merger, the total number of shares of all classes of stock that SLH will have authority to issue is 155,000,000 consisting of 150,000,000 shares of SLH Common Stock and 5,000,000 shares of SLH Preferred Stock. No shares of SLH Preferred Stock are being issued in connection with the Merger. An aggregate of up to approximately 17,084,053 shares of SLH Common Stock is expected to be distributed in the Merger, based on the average closing price of the SLH Common Stock during the five trading days preceding July 1, 1998 of $18.5313 (the actual number will depend upon the Exchange Ratio). SLH has authorized and reserved for issuance 250,000 shares of SLH Junior Participating Preferred Stock (as defined herein) in connection with certain Rights (as defined below) to be issued by SLH in connection with the Merger.

    The holders of SLH Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the SLH Board of Directors with respect to any series of SLH Preferred Stock (a "Preferred Stock Designation"), the holders of such shares exclusively possess all voting power. The Articles of Incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of SLH Preferred Stock, the holders of SLH Common Stock are entitled to such dividends as may be declared from time to time by the SLH Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of SLH available for distribution to such holders. All shares of SLH Common Stock received in the Merger will be fully paid and nonassessable and the holders thereof will not have any preemptive rights. See "--Certain Anti-takeover Effects of Certain Provisions of the Articles of Incorporation, the Bylaws, the Rights, and Kansas Law."

    The SLH Board of Directors is authorized to provide for the issuance of shares of SLH Preferred Stock, in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. See "--Certain Anti-takeover Effects of Certain Provisions of the Articles of Incorporation, the Bylaws, the Rights, and Kansas Law."

CERTAIN ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE ARTICLES OF
  INCORPORATION, THE BYLAWS, THE RIGHTS, AND KANSAS LAW

    The Articles of Incorporation, the Bylaws and the Rights contain certain provisions that could make more difficult the acquisition of SLH by means of a tender offer, a proxy contest or otherwise. The description set forth below is intended as a summary of the material terms of such provisions and is qualified in its entirety by reference to the Articles of Incorporation and the Bylaws, and the Rights Agreement, which are incorporated by reference herein.

    CLASSIFIED BOARD OF DIRECTORS

    The Articles of Incorporation and Bylaws of SLH provide that SLH Board of Directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The Articles of Incorporation and the Bylaws provide that one-third of the initial directors will serve until the 1999 Annual Meeting of Stockholders (Class C), approximately one-third will continue to serve until the 2000 Annual Meeting of Stockholders (Class A) and approximately one-third will continue to serve until the 2001 Annual Meeting of Stockholders (Class B). At each Annual Meeting of Stockholders, one class of directors will be elected each year for a three-year term. Following the Merger, the Class C directors will be Alvin R. Albe, Jr. and J. Edward Sheridan and will serve until the 1999 Annual Meeting of Stockholders; the Class A directors will be Mark A. Agee, Frank M. Bumstead and Robert Rosene, Jr. and will serve until the 2000 Annual Meeting of Stockholders; and the Class B directors will be Kenneth L. Agee, P. Anthony Jacobs and James R. Seward and will serve until the 2001 Annual Meeting of Stockholders.

    The classification of directors has the effect of making it more difficult for stockholders to change the composition of the SLH Board of Directors. At least two annual meetings of stockholders, instead of one, will be required to effect a change in a majority of the SLH Board of Directors. Such a delay may help ensure that SLH's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders. The classification provisions apply to every election of directors, however, regardless of whether a change in the composition of the SLH Board of Directors would be beneficial to SLH and its stockholders and whether or not a majority of SLH's stockholders believe that such a change would be desirable.

    The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of SLH, even though such an attempt might be beneficial to SLH and its stockholders. The classification of the SLH Board of Directors could thus increase the likelihood that incumbent directors still retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of SLH's stock by purchasers whose objective is to take control of SLH and remove a majority of the SLH Board of Directors, the classification of the SLH Board of Directors could tend to reduce the likelihood of fluctuations in the market price of SLH Common Stock that might result from accumulations of large blocks. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of SLH Common Stock at a higher market price than might otherwise be the case.

    NUMBER OF DIRECTORS, FILLING VACANCIES AND REMOVAL

    The Articles of Incorporation provide that, subject to any rights of holders of SLH Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed in the manner provided in the Bylaws. The Bylaws provide that, subject to any rights of holders of SLH Preferred Stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that SLH would have if there were no vacancies on the SLH Board of Directors (the "Whole Board"), but must consist of not more than eleven nor less than three directors. In addition, the Articles of Incorporation and Bylaws provide that, subject to any rights of holders of SLH Preferred Stock, and unless the SLH Board of Directors otherwise determines, any vacancies or newly created directorships will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum. Accordingly, absent an amendment to the Articles of Incorporation and Bylaws, the SLH Board of Directors could prevent any stockholder from enlarging the SLH Board of Directors and filling the new directorships with such stockholder's own nominees.

    Under the KGCC, unless otherwise provided in the Articles of Incorporation, directors serving on a classified board may only be removed by the stockholders for cause. In addition, the Articles of Incorporation and the Bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

    STOCKHOLDER ACTION

    The Articles of Incorporation and the Bylaws provide that, subject to the rights of any holders of SLH Preferred Stock, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent of all stockholders. The Bylaws provide that, subject to the rights of holders of any series of SLH Preferred Stock, special meetings of stockholders can be called only by the Chairman of the Board of the SLH Board of Directors or by the SLH Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. Stockholders are not permitted to call a special meeting or to require that the SLH Board of Directors call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by SLH.

    The provisions of the Articles of Incorporation and the Bylaws may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman of the Board or at the request of a majority of the Whole Board. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Chairman of the Board and the SLH Board of Directors by calling a special meeting of stockholders prior to the time the Chairman of the Board or a majority of the Whole Board believes such consideration to be appropriate.

    ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER
     PROPOSALS

    The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of stockholders of SLH (the "Stockholder Notice Procedure").

    The Stockholder Notice Procedure provides that only individuals who are nominated by, or at the direction of, the SLH Board of Directors, or by a stockholder who has given timely written notice to the Secretary of SLH prior to the meeting at which directors are to be elected, will be eligible for election as directors of SLH. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman of the Board or the SLH Board of Directors, or by a stockholder who has given timely written notice to the Secretary of SLH of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by SLH not less than seventy days nor more than ninety days prior to the first anniversary of the previous year's annual meeting (or, if the date of the annual meeting is advanced by more than twenty days, or delayed by more than seventy days, from such anniversary date, not earlier than the ninetieth day prior to such meeting and not later than the later of (1) the seventieth day prior to such meeting and (2) the tenth day after public announcement of the date of such meeting is first made), provided that, with respect to the annual meeting to be held in 1998, the anniversary date shall be deemed to be May 13, 1998. Notwithstanding the foregoing, in the event that the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased SLH Board of Directors made by SLH at least eighty days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is received by SLH not later than the tenth day after such public announcement is first made by SLH. Under the Stockholder Notice Procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by SLH not earlier than the ninetieth day before such meeting and not later than the later of (1) the seventieth day prior to such meeting and (2) the tenth day after public announcement of the date of such meeting is first made.

    Under the Stockholder Notice Procedure, a stockholder's notice to SLH proposing to nominate an individual for election as a director must contain certain information, including, without limitation, the identity and address of the nominating stockholder, the class and number of shares of stock of SLH which are owned by such stockholder, and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. Under the Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholders, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of SLH beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed. If the Chairman of the Board or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

    By requiring the advance notice of nominations by stockholders, the Stockholder Notice Procedure will afford the SLH Board of Directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the SLH Board of Directors, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure will also provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the SLH Board of Directors, will provide the SLH Board of Directors with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the SLH Board of Directors' position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

    Although the Bylaws do not give the SLH Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to SLH and its stockholders.

    SLH PREFERRED STOCK

    The Articles of Incorporation authorizes the SLH Board of Directors to establish one or more series of SLH Preferred Stock and to determine, with respect to any series of SLH Preferred Stock, the terms and rights of such series, including (1) the designation of the series, (2) the number of shares of the series, which number the SLH Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding), (3) whether dividends, if any, will be cumulative or noncumulative and the dividend rate and the preferences, if any, of the series, (4) the dates at which dividends, if any, will be payable, (5) the redemption rights and price or prices, if any, for shares of the series, (6) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series, (7) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of SLH, (8) whether the shares of the series will be convertible into or exchangeable for shares of any other class or series, or any other security, of SLH or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made, (9) restrictions on the issuance of shares of the same series or of any other class or series and (10) the voting rights, if any, of the holders of such series.

    SLH believes that the ability of the SLH Board of Directors to issue one or more series of SLH Preferred Stock will provide SLH with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of SLH Preferred Stock, as well as shares of SLH Common Stock, will be available for issuance without further action by SLH's stockholders, unless such action is required by the rules of any stock exchange or automated quotation system on which SLH's securities are listed or traded. If the approval of SLH's stockholders is not required for the issuance of shares of SLH Preferred Stock or SLH's Common Stock, the SLH Board of Directors may determine not to seek stockholder approval.

    Although the SLH Board of Directors has no intention at the present time of doing so, it could issue a series of SLH Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The SLH Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of SLH and its stockholders. The SLH Board of Directors, in so acting, could issue SLH Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the SLH Board of Directors, including a tender offer or other transaction that some, or a majority of, SLH's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

    BUSINESS COMBINATIONS

    The Articles of Incorporation provide that certain "business combinations" (as defined in the Articles of Incorporation) must be approved by the holders of at least 66 2/3% of the voting power of the shares not owned by an "interested shareholder" (as defined in the Articles of Incorporation, the beneficial owner of 10% or more of the outstanding Voting Stock: an "Interested Stockholder"), unless the business combinations are approved by certain continuing directors who were directors before an acquiror became an Interested Stockholder or meet certain requirements regarding price and procedure.

    Generally, a "business combination" is defined in the Articles of Incorporation as (i) any merger or consolidation of SLH (which includes subsidiaries) with any Interested Stockholder (which includes an affiliate of an Interested Stockholder); or (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder of any assets of SLH having an aggregate Fair Market Value (as defined) of $10,000,000 or more; or
(iii) the issuance or transfer by SLH of any securities of SLH to any Interested Stockholder, in exchange for property having an aggregate Fair Market Value of $10,000,000 or more; or (iv) the adoption of any plan or proposal for the liquidation or dissolution of SLH proposed by or on behalf of an Interested Stockholder; or (v) any reclassification of securities, or recapitalization of SLH, or any merger or consolidation of SLH with any of its subsidiaries or any other transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of SLH which are directly or indirectly owned by any Interested Stockholder.

    An Interested Stockholder is generally defined as any person (other than SLH) who or which: (i) itself, or along with its affiliates, is the beneficial owner, directly or indirectly, of more than 10% of the then outstanding voting stock of SLH; (ii) is an affiliate of SLH and at any time within the two-year period immediately prior to the date in question was itself, or along with its affiliates, the beneficial owner, directly or indirectly, of 10% or more of the then outstanding voting stock of SLH; or (iii) is an assignee of or has otherwise succeeded to any voting stock of SLH which was at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

    To satisfy the price and procedure requirements, the following criteria must be satisfied: (i) the aggregate amount of the cash and the fair market value of consideration other than cash, to be received per share by holders of SLH's capital stock shall be at least equal to the highest of certain amounts paid by the Interested Stockholder in certain transactions preceding the announcement of the transaction; (ii) generally, the consideration to be received by holders of a particular class of outstanding voting stock shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of voting stock; (iii) after such Interested Stockholder has become an Interested Stockholder and prior to the consummation of the business combination, certain actions or omissions shall not have occurred with respect to dividends and the Interested Stockholder shall not have become the beneficial owner of any additional Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder; (iv) after the Interested Stockholder has become an Interested Stockholder, the Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by SLH, whether in anticipation of or in connection with such business combination or otherwise; and (v) a proxy or information statement describing the proposed business combination and complying with the requirements of the Exchange Act and the rules and regulations thereunder shall be mailed to stockholders of SLH at least thirty days prior to the consummation of such business combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions thereof).

    AMENDMENT OF CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

    Under the KGCC, the stockholders have the right to adopt, amend or repeal the bylaws and, with the approval of the board of directors, the articles of incorporation of a corporation. In addition, if the articles of incorporation so provide, the bylaws may be adopted, amended or repealed by the board of directors. The SLH Articles of Incorporation provide that, in addition to approval by the SLH Board of Directors, the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Voting Stock, voting together as a single class, is required to amend provisions of the Articles of Incorporation relating to the number, election and term of SLH's directors, the filling of vacancies on the SLH Board of Directors, the removal of directors and the amendment of the Bylaws. Approval by the SLH Board of Directors, together with the vote of the holders of a majority of the voting power of the outstanding shares of Voting Stock, is required to amend all other provisions of the Articles of Incorporation. The Articles of

Incorporation further provides that the Bylaws may be amended by the SLH Board of Directors or by the affirmative vote of the holders of a least 80% of the voting power of the outstanding shares of Voting Stock, voting together as a single class. The Articles of Incorporation also provides that, in addition to approval by the SLH Board of Directors, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of Voting Stock, including the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of Voting Stock not owned directly or indirectly by an interested stockholder or any affiliate thereof, is required to amend provisions of the Articles of Incorporation regarding certain business combinations. These super-majority voting requirements will have the effect of making more difficult any amendment by stockholders of the Bylaws or of any of the provisions of the Articles of Incorporation described above, even if a majority of SLH's stockholders believe that such amendment would be in their best interests.

    RIGHTS

    The SLH Board of Directors declared a dividend of one preferred share purchase right (each a "Right" and, collectively, the "Rights"), effective as of and paid on March 3, 1997 (the "Distribution Date"), in respect of each share of SLH Common Stock to the holder of record thereof as of the close of business on the Distribution Date. Each Right entitles the registered holder to purchase from SLH one-sixth of one one-hundredth of a share of SLH Junior Preferred Stock at a price of $125.00 per one one-hundredth of a share (the "Purchase Price"), subject to adjustment. The terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between SLH and American Stock Transfer & Trust Company (the "Rights Agent").

    Until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 25% or more of the then outstanding shares of SLH Common Stock or (ii) ten business days (or such later date as may be determined by action of the SLH Board of Directors prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 25% or more of the outstanding shares of SLH Common Stock (the earlier of such dates being called the "Rights Distribution Date"), the Rights will be evidenced by the certificates representing shares of Company Common Stock. In connection with the approval of the Merger Agreement, SLH and the Rights Agent have amended the Rights Agreement so that Messrs. Kenneth Agee and Mark Agee would not, for purposes of the proposed Merger, be Acquiring Persons.

    The Rights Agreement provides that until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the shares of SLH Common Stock. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), certificates representing shares of SLH Common Stock will contain a notation incorporating the terms of the Rights by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates representing shares of SLH Common Stock will also constitute the transfer of the Rights associated with the shares of SLH Common Stock represented by such certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the shares of SLH Common Stock as of the close of business on the Rights Distribution Date and such separate Rights Certificates alone will evidence the Rights.

    The Rights are not exercisable until the Rights Distribution Date. The Rights will expire on January 31, 2007 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by SLH, in each case, as described below.

    The Purchase Price payable, and the number of shares of SLH's Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of SLH Junior Preferred Stock, (ii) upon the grant to holders of the shares of SLH Junior Preferred Stock of certain rights or warrants to subscribe for or purchase shares of SLH Junior Preferred Stock at a price, or securities convertible into shares of SLH Junior Preferred Stock with a conversion price, less than the then-current market price of the shares of SLH Junior Preferred Stock or (iii) upon the distribution to holders of the shares of SLH Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of SLH Junior Preferred Stock) or of subscription rights or warrants (other than those referred to above).

    The number of outstanding Rights and the number of one-sixth of one one-hundredth of a share of SLH Junior Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of SLH Common Stock or a stock dividend on SLH Common Stock payable in SLH Common Stock or subdivisions, consolidations or combinations of SLH Common Stock occurring, in any such case, prior to the Rights Distribution Date.

    Shares of SLH Junior Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of SLH Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend equal to 100 times the dividend declared per share of SLH Common Stock. In the event of liquidation, the holders of the SLH Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment equal to 100 times the payment made per share of SLH Common Stock. Each share of SLH Junior Preferred Stock will have 100 votes, together with SLH Common Stock. Finally, in the event of any merger, consolidation or other transaction in which SLH Common Stock is exchanged, each share of SLH Junior Preferred Stock will be entitled to receive an amount equal to 100 times the amount received per share of SLH Common Stock. These rights are protected by customary antidilution provisions.

    Because of the nature of the dividend, liquidation and voting rights of SLH Junior Preferred Stock, the value of the one-sixth of one one-hundredth interest in a share of SLH Junior Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of SLH Common Stock.

    In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise thereof at the then current exercise price that number of shares of SLH Common Stock having a market value of two times the exercise price of the Right (such right being referred to as a "Flip-in Right"). In the event that, at any time on or after the date that any person has become an Acquiring Person, SLH is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

    At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of SLH Common Stock, the SLH Board of Directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of SLH Common Stock, or one-sixth of one one-hundredth of a share of SLH Junior Preferred Stock, per Right (subject to adjustment).

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of SLH Junior Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of SLH Junior Preferred Stock, which may, at the election of SLH, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the shares of SLH Junior Preferred Stock on the last trading day prior to the date of exercise.

    At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 25% or more of the outstanding shares of SLH Common Stock, the SLH Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the SLH Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    The terms of the Rights may be amended by the SLH Board of Directors without the consent of the holders of the Rights, including an amendment to lower (i) the threshold at which a person becomes an Acquiring Person and (ii) the percentage of SLH Common Stock proposed to be acquired in a tender or exchange offer that would cause the Rights Distribution Date to occur, to not less than the greater of (A) the sum of .001% and the largest percentage of the outstanding SLH Common Stock then known to SLH to be beneficially owned by any person or group of affiliated or associated persons and (B) 10%, except that, from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of SLH, including, without limitation, the right to vote or to receive dividends.

    The Rights will have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire SLH and thereby effect a change in the composition of the SLH Board of Directors on terms not approved by the SLH Board of Directors, including by means of a tender offer at a premium to the market price, other than an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or business combination approved by the SLH Board of Directors since the Rights may be redeemed by SLH at the Redemption Price prior to the time that a person or group has become an Acquiring Person.

    The foregoing summary of certain terms of the Rights is qualified in its entirety by reference to the form of the Rights Agreement, a copy of which has been incorporated by reference herein. In the event that the Rights become exercisable, SLH will register the shares of SLH Junior Preferred Stock for which the Rights may be exercised, in accordance with applicable law.

    ANTI-TAKEOVER LEGISLATION

    Section 17-12,101 of the KGCC provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder unless (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or
(3) on or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 17-12,100 of the KGCC, an interested stockholder is defined to include any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation that was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and the affiliates and associates of any such person.

    In addition, Section 1286 through Section 1298 of the KGCC (the "Control Share Act") contain provisions which provide that "control shares" of an issuing public corporation acquired in a control share acquisition (a) have voting rights only to the extent approved by the stockholders under certain specified circumstances, (b) may be redeemed by the issuing public corporation under certain circumstances and (c) provide, under certain specified circumstances, shareholders who dissent from an action granting control shares voting rights the right to have the dissenting holder's shares purchased by the corporation at a "fair value" which may not be less than the highest price paid per share by the acquiring person in the control share acquisition. A control share acquisition is the acquisition of voting power of an issuing public corporation within the following ranges of voting power: (a) one-fifth or more but less than one-third of all voting power, (b) one-third or more but less than a majority of all the voting power, or (c) a majority or more of all voting power. An issuing public corporation is one having one hundred shareholders or more; its principal place of business, its principal office or substantial assets within Kansas; and either more than 10% of its shareholders resident in Kansas, 2,500 shareholders resident in Kansas or more than 10% of its shares owned by Kansas residents. SLH has located its principal place of business in Kansas. SLH believes that it is an issuing public corporation.

    Under certain circumstances, Section 17-12,101 of the KGCC makes it more difficult for a person who would be an "interested stockholder" or an acquiring person to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. In addition, the Control Share Act may make it more difficult for a person to acquire a controlling interest in SLH. The Articles of Incorporation do not exclude SLH from the restrictions imposed under Section 17-12,101 of the KGCC or under the Control Share Act. It is anticipated that the provisions of Section 17-12,101 and the Control Share Act of the KGCC may encourage companies interested in acquiring SLH to negotiate in advance with the SLH Board of Directors, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

    LIMITATION OF LIABILITY OF DIRECTORS

    The Articles of Incorporation provide that a director of SLH will not be personally liable to SLH or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to SLH or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 17-6424 of the KGCC, which concerns unlawful payments of dividends, stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit.

    While the Articles of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Articles of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Articles of Incorporation described above apply to an officer of SLH only if he or she is a director of SLH and is acting in his or her capacity as director, and do not apply to officers of SLH who are not directors.

    INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Articles of Incorporation provide that each person who is or was or had agreed to become a director or officer of SLH, or each such person who is or was serving or who had agreed to serve at the request of SLH as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by SLH, in accordance with the Bylaws, to the fullest extent permitted from time to time by the KGCC, as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits SLH to provide broader indemnification rights than said law permitted SLH to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. SLH may, by action of the SLH Board of Directors, provide indemnification to employees and agents of SLH, and to persons serving as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, at the request of SLH, with the same scope and effect as the foregoing indemnification of directors and officers. SLH may be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the SLH Board of Directors or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Articles of Incorporation or otherwise by SLH. In addition, SLH may enter into one or more agreements with any person providing for indemnification greater or different than that provided in the Articles of Incorporation.

    The Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of SLH or is or was serving at the request of SLH as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, will be indemnified and held harmless by SLH to the fullest extent authorized by the KGCC as the same exists or may in the future be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits SLH to provide broader indemnification rights than said law permitted SLH to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and administrators; provided, however, except as described in the second following paragraph with respect to proceedings to enforce rights to indemnification, SLH will indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the SLH Board of Directors.

    Pursuant to the Bylaws, to obtain indemnification, a claimant must submit to SLH a written request for indemnification. Upon such written request by a claimant, a determination, if required by applicable law, with respect to the claimant's entitlement to indemnification will be made, if requested by the claimant, by independent counsel, or if the claimant does not so request, by the SLH Board of Directors by a majority vote of the disinterested directors even though less than a quorum or, if there are no disinterested directors or the disinterested directors so direct, by independent legal counsel in a written opinion to the SLH Board of Directors, or if the disinterested directors so direct, by the stockholders of SLH. In the event the determination of entitlement to indemnification is to be made by independent legal counsel at the request of the claimant, the independent legal counsel will be selected by the SLH Board of Directors unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a change of control, in which case the independent legal counsel will be selected by the claimant unless the claimant requests that such selection be made by the SLH Board of Directors.

    Pursuant to the Bylaws, if a claim described in the preceding paragraph is not paid in full by SLH within thirty days after a written claim pursuant to the preceding paragraph has been received by SLH, the claimant may at any time thereafter bring suit against SLH to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. The Bylaws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to SLH) that the claimant has not met the standard of conduct which makes it permissible under the KGCC for SLH to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on SLH. Neither the failure of SLH (including the disinterested directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the KGCC, nor an actual determination by SLH (including the disinterested directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. However, SLH will be bound by a determination pursuant to the procedures set forth in the Bylaws that the claimant is entitled to indemnification in any suit brought by a claimant pursuant to the Bylaws.

    The Bylaws provide that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the Bylaws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Articles of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Bylaws permit SLH to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of SLH or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not SLH would have the power to indemnify such person against such expense, liability or loss under the KGCC. SLH intends to obtain directors' and officers' liability insurance providing coverage to its directors and officers. In addition, the Bylaws authorize SLH, to the extent authorized from time to time by the SLH Board of Directors, to grant rights to indemnification and rights to be paid by SLH the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of SLH to the fullest extent of the provisions of the Bylaws with respect to the indemnification and advancement of expenses of directors and officers of SLH.

    The Bylaws provide that the right to indemnification conferred therein is a contract right and includes the right to be paid by SLH the expenses incurred in defending any proceeding in advance of its final disposition, except that if the KGCC requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, will be made only upon delivery to SLH of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

GENERAL

    As a result of the Merger, holders of Syntroleum Common Stock will become holders of SLH Common Stock and the rights of all such former Syntroleum stockholders will thereafter be governed by the SLH Articles of Incorporation, SLH Bylaws and the KGCC. The rights of the holders of Syntroleum Common Stock currently are governed by the Syntroleum Certificate of Incorporation, the Syntroleum Bylaws and the OGCA. The following summary, which does not purport to be a complete statement of the general differences among the rights of the stockholders of SLH and Syntroleum, sets forth certain differences between the SLH Articles of Incorporation and the Syntroleum Certificate of Incorporation, the SLH Bylaws and the Syntroleum Bylaws and the KGCC and the OGCA. This summary is qualified in its entirety by reference to the full text of each of such documents, the KGCC and the OGCA.

MERGERS AND OTHER FUNDAMENTAL TRANSACTIONS

    The KGCA generally requires that a merger, consolidation, sale of all or substantially all of the assets or dissolution of a corporation be approved by the holders of a majority of the outstanding shares entitled to vote, unless the company's articles of incorporation provide otherwise. SLH's Articles of Incorporation provide that, absent approval by the SLH Board of Directors or the fulfilment of certain price and procedure requirements, certain of such transactions will require the affirmative vote of the holders of at least
66 2/3% of the SLH stock entitled to vote in the election of directors and not owned directly or indirectly by certain interested stockholders or their affiliates. For a complete discussion of these provisions, see "Description of SLH Capital Stock--Certain Anti-takeover Effects of Certain Provisions of the Articles of Incorporation, the Bylaws, the Rights, and Kansas Law."

    The OGCA generally requires that a merger, consolidation, sale of all or substantially all of the assets or dissolution of a corporation be approved by the holders of a majority of the outstanding shares entitled to vote, unless the company's articles of incorporation provide otherwise. The Articles of Incorporation of Syntroleum do not provide otherwise.

APPRAISAL RIGHTS

    The rights of a dissenting stockholder of a Kansas corporation, the capital stock of which is listed on the NASDAQ Stock Market, to demand an appraisal of their shares in the case of certain mergers and consolidations are substantially similar to the rights of a dissenting stockholder of an Oklahoma corporation, the capital stock of which is listed on the NASDAQ Stock Market, to demand such appraisal. For a description of appraisal rights of stockholders of SLH and Syntroleum in connection with the Merger, see "The Merger--Dissenters' Appraisal Rights."

AMENDMENTS TO CHARTER

    Amendments to the SLH Articles of Incorporation generally require the affirmative vote of the holders of a majority of SLH shares who are present in person or represented by proxy and who are entitled to vote. However, the amendment or repeal of or the adoption of provisions that are inconsistent with, the provisions of the SLH Articles of Incorporation regarding (i) certain powers of the SLH Board of Directors with respect to the SLH Bylaws and the accounts and books of SLH and (ii) the number, election and classification of directors of SLH requires the approval of the SLH Board of Directors and the affirmative vote of 80% of the SLH stock entitled to vote in the election of directors. In addition, the amendment or repeal of, or the adoption of provisions that are inconsistent with, the provisions of the SLH Articles of Incorporation regarding votes required for certain business combinations requires the approval of the SLH Board of Directors and the affirmative vote of 66 2/3% of the SLH stock entitled to vote in the election of directors and not owned directly or indirectly by certain interested stockholders or their affiliates.

    Amendments to the Certificate of Incorporation of Syntroleum require the affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy.

SPECIAL MEETINGS OF STOCKHOLDERS

    Subject to the rights of the holders of any class of SLH Preferred Stock, special meetings of the shareholders of SLH may be called only by the Chairman of the Board of SLH or by the SLH Board of Directors pursuant to a resolution adopted by a majority of the total number of directors of SLH.

    Special meetings of the shareholders of Syntroleum, for any purpose or purposes, unless otherwise proscribed by statute or by the Syntroleum Certificate of Incorporation, may be called (i) by the Chairman of the Board, President or Secretary of Syntroleum, (ii) at the request in writing of a majority of the Syntroleum Board of Directors, or (iii) at the request in writing of Syntroleum shareholders owning at least one-third of the entire capital stock of Syntroleum issued and outstanding and entitled to vote. Such requests must state the purpose or purposes of the proposed meeting.

NO CUMULATIVE VOTING

    No holder of SLH Common Stock or Syntroleum Common Stock has the right to vote cumulatively in the election of directors.

NO PREEMPTIVE RIGHTS

    No holder of SLH Common Stock or Syntroleum Common Stock has a preemptive right to subscribe to any or all additional issues of the stock of SLH or Syntroleum, respectively.

STOCKHOLDER ACTION BY WRITTEN CONSENT

    Stockholders of SLH may take any action required or permitted to be taken at any meeting of the stockholders without a meeting, prior notice or a vote if a consent in writing, setting forth the action so taken, is signed (personally or by a duly authorized attorney) by all persons who would be entitled to vote upon such action at a meeting.

    Stockholders of Syntroleum may take any action required to be taken or which may be taken at any annual or special meeting of Syntroleum shareholders without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action to be taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

NEWLY CREATED DIRECTORSHIPS

    The SLH Bylaws provide that, subject to the rights of holders of any series of SLH Preferred Stock or any other series or class of stock as set forth in the SLH Articles of Incorporation to elect additional directors under specified circumstances, unless the SLH Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum.

    The Syntroleum Bylaws provide that newly created directorships resulting from any increase in the number of Syntroleum directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election or until their successors are duly elected and qualified, unless sooner displaced.

CLASSIFICATION OF SLH DIRECTORS

    The SLH Articles of Incorporation provide that the directors of SLH will be divided into three classes serving staggered three-year terms such that approximately one-third of the SLH Board of Directors is elected each year. The SLH Articles of Incorporation also provide that, subject to the rights of the holders of any series of SLH Preferred Stock or any other series or class of stock as set forth in the SLH Articles of Incorporation to elect additional directors under specified circumstances, the number of directors of SLH is fixed in accordance with the SLH Bylaws. The SLH Bylaws provide that the number of directors is to be fixed from time to time pursuant to a resolution adopted by a majority of the whole SLH Board of Directors but will not consist of more than 11 nor less than three directors. As of the date of this Joint Proxy Statement/Prospectus, the SLH Board of Directors consisted of eight persons.

    The Syntroleum Bylaws provide that the number of directors of Syntroleum will not be less than one nor more than 13. The Syntroleum Board of Directors currently consists of eight members, all of one class and has no staggered terms.

REMOVAL OF DIRECTORS

    The SLH bylaws provide that, subject to the rights of the holders of any series of SLH Preferred Stock, or any other series or class of stock as set forth in the SLH Articles of Incorporation, to elect additional directors under specified circumstances, any director, or the entire Board of Directors of SLH, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of SLH Common Stock.

    The Syntroleum bylaws provide that any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at a regular or special meeting of stockholders.

STOCKHOLDER PROPOSALS

    The SLH bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of stockholders of SLH. In general, these provisions limit the ability of a stockholder to nominate directors or bring other business before a meeting of stockholders of SLH unless timely written notice of such nomination or proposed business has been given to the Secretary of SLH. The advanced notice provisions are more completely described in "Description of SLH Capital Stock--Certain Anti-takeover Effects of Certain Provisions of the Articles of Incorporation, the Bylaws, the Rights and Kansas Law."

    The Syntroleum bylaws do not establish any advance notice procedures for stockholders to make nominations of candidates for election as directors or bring other business before a meeting of stockholders of Syntroleum.

PREFERRED SHARE PURCHASE RIGHTS

    Each share of SLH Common Stock to be issued in connection with the Merger will include one Right that entitles the registered holder to purchase from SLH one-sixth of one one-hundredth of a share of SLH Junior Preferred Stock at a price of $125.00 per one one-hundredth of a share, subject to adjustment. As long as the Rights are attached to the outstanding SLH Common Stock, SLH will issue one Right with each new share of SLH Common Stock that becomes outstanding so that all shares will have attached Rights. The Rights may have the effect of delaying or preventing a change of control of SLH. See "Description of SLH Capital Stock--Certain Anti-takeover Effects of Certain Provisions of the Articles of Incorporation, the Bylaws, the Rights and Kansas Law." The Syntroleum Common Stock has no similar attached rights.

                        PROPOSAL TO ELECT SLH DIRECTORS

    THE PROPOSAL TO ELECT THREE DIRECTORS IS INCLUDED ONLY TO SATISFY LEGAL REQUIREMENTS IN CONNECTION WITH THE SLH ANNUAL MEETING AND TO PROVIDE DIRECTORS IN THE EVENT THE MERGER IS NOT CONSUMMATED. UPON COMPLETION OF THE MERGER, THE DIRECTORS AND EXECUTIVE OFFICERS OF SLH WILL BE AS DESCRIBED UNDER "MANAGEMENT AFTER THE MERGER."

GENERAL

    Three directors are to be elected at the Annual Meeting for terms expiring on the earlier of the Effective Time of the Merger or until the annual meeting of stockholders in 2001. Absent written instructions to the contrary, proxies representing shares of SLH Common Stock will be voted FOR the election of each of the persons listed below as directors of SLH for a term of three years and until their successors are duly elected and qualified. However, if the Merger is consummated, Steven K. Fitzwater, Lan C. Bentsen, W. D. Grant, W. T. Grant II, Michael E. Herman and David W. Kemper will resign as members of the SLH Board of Directors and, pursuant to the Merger Agreement, Kenneth L. Agee, Mark

A. Agee, Alvin Albe, Frank M. Bumstead, J. Edward Sheridan and Robert Rosene, Jr. will be appointed to the SLH Board of Directors to hold office until their successors are duly elected and qualified at the applicable Annual Meeting of Stockholders. See "Management After the Merger--Directors and Officers After the Merger."

    If any nominee for director should be unable or decline to serve, the authority provided in the proxy to vote for the election of directors will be exercised to vote for a substitute or substitutes. As of the date of this Joint Proxy Statement/Prospectus, SLH has no knowledge that any of the nominees will be unable or will decline to serve. None of the nominees has any family relationship among themselves or with any executive officer of SLH.

INFORMATION CONCERNING NOMINEES TO THE SLH BOARD OF DIRECTORS

    Set forth below are the names and descriptions of the backgrounds of the nominees for election as directors of SLH. Each of SLH's three nominees for election to the SLH Board of Directors is currently serving as a director of SLH and each has agreed to serve if elected.

NAME                                                                     AGE           POSITION
-------------------------------------------------------------------      ---      -------------------
W. D. Grant........................................................          81      Class B Director
W. T. Grant II.....................................................          48      Class B Director
David W. Kemper....................................................          47      Class B Director

    W. D. GRANT has been a director of SLH since inception. He was a consultant to Lab Holdings from August 1990 to December 1997 and Chairman of the Board of Lab Holdings until May 1993. Mr. W. D. Grant also is a director of LabONE and NationsBank, N.A.

    W. T. GRANT II has been a director of SLH since inception. He has been Chairman, President and Chief Executive Officer of LabONE since October 1995. Additionally, he was the Chairman and Chief Executive Officer of Lab Holdings from May 1993 to September 1997 and President of Lab Holdings prior to May 1993. Mr. Grant also is a director of AMC Entertainment Inc., Commerce Bancshares, Inc., Kansas City Power & Light Company, LabONE and Response.

    DAVID W. KEMPER has been a director of SLH since inception. He has been Chairman of the Board, President and Chief Executive Officer of Commerce Bancshares, Inc. (bank holding company) and Chairman and Chief Executive Officer and a director of Commerce Bank, N.A. (St. Louis) for more than the past five years. Mr. Kemper also is a director of Ralcorp Holdings, Inc., Wave Technologies International, Inc. and Tower Properties Company.

    There are no family relationships, of first cousin or closer, among SLH's directors or executive officers, by blood, marriage or adoption, except that W.D. Grant and W.T. Grant II are father and son.

VOTE

    Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the three nominees named above as directors.

SLH BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    The SLH Board of Directors has established an Executive Committee consisting of James R. Seward, P. Anthony Jacobs, Steven K. Fitzwater and W.T. Grant II, an Audit Committee consisting of David W.

Kemper, Lan C. Bentsen and W.D. Grant, and a Nominating and Compensation Committee (the "Compensation Committee") consisting of Lan C. Bentsen, David W. Kemper and Michael E. Herman.

    During the year ended December 31, 1997, the SLH Board of Directors met five times, the Compensation Committee met twice and the Executive Committee met once. The attendance at Committee and SLH Board of Directors meetings by all Directors in the aggregate was 80% and each Director attended more than 98% of the meetings of the SLH Board of Directors and the Committees of which the Director was a member.

    The Audit Committee recommends to the SLH Board of Directors an independent accountant to audit the books and records of SLH and its subsidiaries for the year. It also reviews, to the extent it deems appropriate, SLH's Employee Conduct Policy, litigation and pending claims, the scope, plan and findings of the independent accountants' annual audit and internal audits, recommendations of the auditor, the adequacy of internal accounting controls and audit procedures, SLH's audited financial statements, non-audit services performed by the independent auditor, and fees paid to the independent auditor for audit and non-audit services.

    The Compensation Committee recommends to the SLH Board of Directors the compensation of all officers and administers SLH's Stock Incentive Plan. It also recommends to the SLH Board of Directors the qualifications for new Director nominees, candidates for nomination, and policies concerning director compensation and length of service.

COMPENSATION OF DIRECTORS

    Non-employee directors of SLH receive compensation consisting of annual cash retainers, meeting fees and stock option awards.

    CASH COMPENSATION. Directors who are not employees of SLH are paid an annual retainer for SLH Board of Directors service of $1,000 per quarter and a fee of $500 for each SLH Board of Directors meeting attended. Directors who are employees of SLH, which presently consist of Messrs. Seward, Jacobs and Fitzwater, are not paid any fee or additional remuneration for services as members of the SLH Board of Directors or any committee thereof.

    DIRECTORS' STOCK OPTIONS. Pursuant to the SLH Corporation 1997 Stock Incentive Plan (the "Stock Option Plan"), all of the above named directors of SLH other than Messrs. Seward, Jacobs and Fitzwater received options to purchase 16,200 shares of SLH Common Stock (97,200 shares after adjustment for the 1997 and 1998 stock splits) at the fair market value of such stock as of the close of business on March 3, 1997. The SLH Board of Directors determined the fair market value to be $19.15 per share on that date ($3.19 after adjustment for the 1997 and 1998 stock splits) based on an appraisal rendered by George K. Baum & Company and over-the-counter trading in SLH Common Stock on and immediately before that date.

                            PROPOSAL TO APPROVE THE
                         SYNTROLEUM STOCK OPTION PLANS

    In connection with the Merger Agreement, SLH has agreed to assume all of the outstanding options which were issued pursuant to the Syntroleum Stock Option Plans. The Syntroleum Stock Option Plans provide that a committee of the Board of Directors may make equitable adjustments to the plans in certain events, including the Merger. In the event the Merger Agreement is approved, the number of shares reserved for issuance pursuant to the Syntroleum Stock Option Plans and the number of shares issuable in connection with outstanding options granted under the Syntroleum Stock Option Plans will be adjusted in proportion to the Exchange Ratio. For example, assuming that the average closing price of SLH Common Stock during the five trading days ending on the business day immediately preceding the SLH Annual Meeting is $18.5313 (which was the average closing price of the SLH Common Stock during the five trading days immediately preceding July 1, 1998), then the number of shares reserved for issuance pursuant to the Syntroleum Stock Option Plans will be increased from 2,189,939 to 2,868,228 and the number of shares issuable in connection with outstanding options will be increased from 743,434 to 973,697. In the event the Merger Agreement and the transactions contemplated thereby are approved, the SLH Board of Directors believes it is in the interest of SLH to adopt and approve the Syntroleum Stock Option Plans so that additional awards may be granted pursuant to the Syntroleum Stock Option Plans. Thus, there will be presented at the SLH Annual Meeting a proposal, conditioned upon the approval of the Merger, to approve and adopt the Syntroleum Stock Option Plans. If the Merger is not approved by SLH Stockholders, the Syntroleum Stock Option Plans will not be assumed by SLH and the proposal to approve and adopt such plans will be of no force or effect.

    The following description of the Syntroleum Stock Option Plans contained herein is qualified in its entirety by reference to the full text of each of the Syntroleum Stock Option Plans, copies of which are attached to this Joint Proxy Statement/Prospectus as Appendix E and F.

1993 STOCK OPTION AND INCENTIVE PLAN

    In June of 1993 Syntroleum adopted the 1993 Stock Option and Incentive Plan (the "Employee Plan"). In April of 1997 Syntroleum approved certain amendments to the Employee Plan and in May 1997 the Board of Directors approved additional amendments to the Employee Plan. As used in this Joint Proxy Statement/Prospectus, "Employee Plan" includes such plan, as amended. The objectives of the Employee Plan are to (i) foster in the participants a strong incentive to exert maximum effort for the continued success and growth of Syntroleum and the enhancement of the shareholders' interest, (ii) aid in retaining individuals who exert such efforts and (iii) assist in attracting the best available individuals in the future. In accordance with these objectives, the Employee Plan is designed to enable employees of Syntroleum to acquire or increase their ownership of Syntroleum Common Stock on reasonable terms.

    Syntroleum has reserved 2,000,000 shares for issuance in connection with the Employee Plan. Awards may be made under the Employee Plan only to employees of Syntroleum or a subsidiary of Syntroleum. Officers are considered employees under the Employee Plan whether or not they are also directors. A director who is not an employee is not eligible to receive an award under the Employee Plan. Awards may be made to eligible employees whether or not they have received previous awards under the Employee Plan or under any previously adopted plan, and whether or not they are participants in other benefit plans of Syntroleum or any subsidiary of Syntroleum.

    The Employee Plan is administered by the Compensation Committee of the Syntroleum Board of Directors. Among other things, the Committee has authority, subject to the provisions of the Employee Plan, to determine when and to whom awards shall be granted, the term of each award, the number of shares covered by it, the participation by the grantee in other plans and any other terms or conditions of each such award. The Committee also has sole responsibility for construing and interpreting the Employee Plan, for establishing and amending such rules and regulations as it deems necessary or advisable for the proper administration of the Employee Plan and for resolving all questions arising under the Employee Plan.

    The Syntroleum Board may terminate, suspend or modify the Employee Plan at any time and in any manner, provided, however, that to the extent shareholder approval is required by the Internal Revenue Code of 1986, as amended (the "Code") (with respect to Incentive Stock Options), or is required by regulations issued under the Securities Act or the Exchange Act, the Syntroleum Board may not, without authorization of the shareholders, effect any change (other than through adjustment for changes in capitalization) which (i) increases the aggregate number of shares for which awards may be granted, (ii) lowers the minimum option price, (iii) lengthens the maximum period during which an option or Stock Appreciation Right ("SAR") may be exercised, (iv) increases the maximum amount a grantee may be paid upon the exercise of an SAR, (v) renders any member of the Committee eligible to receive an award while serving thereon, (vi) materially modifies the requirements as to eligibility to participate in the Employee Plan, (vii) extends the period of time during which awards may be granted, (viii) materially increases the benefits of the Employee Plan accruing to the grantees or (ix) removes the restriction which prohibits any member of the Syntroleum Board who is an officer or employee of Syntroleum from voting on any proposed amendment of the Employee Plan or on any other matter which might affect that member's individual interest. Notwithstanding the foregoing, the Syntroleum Board may amend the Employee Plan without shareholder authorization to comply with certain provisions of the Exchange Act or the Securities Act. No termination, suspension or modification of the Employee Plan may adversely affect the right acquired by any grantee under an award granted before the date of such termination, suspension or modification unless such grantee consents.

    Awards under the Employee Plan may be in the form of (i) rights to purchase a specified number of shares of Syntroleum Common Stock at a specified price ("Options"), (ii) rights to receive a payment, in cash or Syntroleum Common Stock, as determined by the Committee, or (iii) rights to receive, at a time or times fixed by the Committee in accordance with the Employee Plan, shares of Syntroleum Common Stock for no cash consideration, provided that, such rights are subject to forfeiture if the grantee's employment is terminated for any reason other than death, disability or retirement, and to such other terms and conditions as may be determined by the Committee. An Option may be either an incentive stock option ("ISO") that qualifies, or a non-qualified stock option ("NSO") that does not qualify, with the requirements of Section 422 of the Code. The purchase price of each share subject to an Option is fixed by the Committee, provided that, the purchase price for ISOs may not be less than 100% of the fair market value of the shares on the date the ISO is granted and the purchase price of NSOs may not be less than the greater of the par value of the shares or 75% of the fair market value of the shares on the date the NSO is granted, provided further that, the minimum purchase price of an ISO must be 110% of the fair market value of the shares on the date the ISO is granted with respect to grantees who at the time of the award are deemed to own 10% or more of the voting power of Syntroleum's outstanding shares.

    As of the date of this Joint Proxy Statement/Prospectus, options to purchase an aggregate of 570,000 shares of Syntroleum Common Stock (including vested options for 104,010 shares) at a weighted average exercise price of $16.05 are outstanding under the Employee Plan. All of such options have a term of ten years and generally become exercisable in cumulative annual increments of approximately one-third of the total number of shares of Syntroleum Common Stock subject thereto, beginning on the first anniversary of the date of grant. Upon consummation of the Merger, the Employee Plan will be assumed by SLH and such options will be converted into the right to purchase 746,546 shares of SLH Common Stock (including vested options for 136,225 shares) at a weighted average exercise price of $12.25 (assuming an Exchange Ratio of 1.30973 based on the average closing price of the SLH Common Stock during the five trading days preceding July 1, 1998 of $18.5313). See "Material Provisions of the Merger Agreement--Treatment of Syntroleum Options."

STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

    On April 28, 1997, Syntroleum adopted the Stock Option Plan for Outside Directors ( the "Director Plan"). The purpose of the Director Plan is to (i) obtain, motivate and retain experienced Non-employee Directors ("Outside Directors") by offering them an opportunity to become owners of Syntroleum Common Stock and (ii) promote the interests of Syntroleum and its shareholders by encouraging Outside Directors of Syntroleum to have a direct and personal stake in the performance of Syntroleum's Common Stock.

    The aggregate number of shares which may be issued upon exercise of Options issued pursuant to the Plan ("Options") may not exceed one percent of the number of shares of the Syntroleum Common Stock outstanding on January 1st of the year in question. Members of the Syntroleum Board of Directors who are not employees of Syntroleum, a parent corporation or a subsidiary defined under Section 340(c) of the

Internal Revenue Code of 1986, as amended, and who are not legally or contractually prohibited from personally receiving and holding an Option are eligible for awards under the Director Plan.

    Upon becoming eligible for an award under the Director Plan, such person is initially granted an Option to purchase a number of shares of Syntroleum Common Stock which is determined by dividing $18,000 by the fair market value of Syntroleum Common Stock on the date of such grant. On January 1st of each year, each eligible person who has received an initial award and who has served at least one year as an Outside Director is granted an additional Option to purchase a number of shares of Syntroleum Common Stock, determined by dividing $18,000 by the per share fair market value of Syntroleum Common Stock on the date of the grant. The exercise price of each Option granted is equal to the greater of the fair market value of a share of Syntroleum Common Stock or the par value per share of Syntroleum Common Stock on the date such Option is granted.

    The term of each granted Option is ten years from the date of the grant and the amount of vested Options is determined by multiplying the total number of shares covered by the Option by a percentage equal to the percentage of total Board meetings attended by the Outside Director during the preceding year; provided that the initial issuance granted under the Director Plan is 100% vested. Except in the case of death, disability, retirement from the Board, or an unsuccessful attempt to win reelection to the Board after nomination for election at the recommendation of the Board, if an Outside Director's membership on the Board terminates for any reason, an Option held at the date of such termination may be exercised in whole or in part at any time within one month after the date of such termination (but in no event after the term of the Option expires) and thereafter terminates. In all other cases where an Outside Director's membership on the Board terminates, an Option held at the date of such termination may be exercised for up to 100% of the shares covered by such Option at any time within three years after the date of such termination (but in no event after the term of the Option expires) and thereafter terminates.

    Among other things, the Chief Financial Officer of Syntroleum is responsible for (i) conducting the general administration of the Director Plan, (ii) interpreting the Director Plan, (iii) adopting rules for the administration, interpretation and application of the Director Plan as are consistent therewith and (iv) interpreting, amending or revoking such rules. The Director Plan may be wholly or partially amended, modified, suspended or terminated at any time or from time to time by the Board except that shareholder approval is required to
(a) increase the limitation on the number of shares which may be issued upon the exercise of the Options in a given year (except for certain adjustments related to changes in Syntroleum's shares), (b) materially modify the eligibility requirements of the Director Plan, (c) reduce the minimum option price requirements, (d) extend the limits imposed on the period during which Options may be granted and (e) amend or modify the plan in a manner requiring shareholder approval under Rule 16b-3 of the Securities and Exchange Commission.

    As of the date of this Joint Proxy Statement/Prospectus, options to purchase an aggregate of 13,434 shares of Syntroleum Common Stock (all of which are vested), at a weighted average exercise price of $16.08 per share, have been granted under the Director Plan. Upon consummation of the Merger, the Director Plan will be assumed by SLH and such options would be converted into the right to purchase 17,594 shares of SLH Common Stock (all of which would be vested) at a weighted average exercise price of $12.28 (assuming an Exchange Ratio of 1.30973 based on the average closing price of the SLH Common Stock during the five trading days preceding July 1, 1998 of $18.5313). See "Material Provisions of the Merger Agreement--Treatment of Syntroleum Options."

TAX CONSEQUENCES

    The holder of a nonqualified stock option recognizes no taxable income as a result of the grant of the stock option. Upon the exercise of the stock option, however, the holder of a nonqualified stock option recognizes ordinary income in an amount equal to the difference between the then fair market value of the shares on the date of exercise and the exercise or purchase price (or, in the case of relinquishment in an amount equal to the sum of the cash received and the fair market value of the shares or award received determined on the date of exercise) and, correspondingly, SLH will be entitled to an income tax deduction for such amount.

    Upon the exercise of an incentive stock option, the stock option holder generally does not recognize taxable income by reason of the exercise (although alternative minimum tax may apply), and SLH normally is not entitled to any income tax deduction. If the stock option holder disposes of the shares acquired upon the exercise of an incentive stock option after satisfaction of certain minimum holding periods, any gain realized is capital gain. If a stock option holder disposes of the shares acquired upon the exercise of an incentive stock option within the minimum holding periods, the stock option holder would recognize ordinary income, and SLH would be entitled to a commensurate income tax deduction (except with respect to post-exercise appreciation).

    The grant of a stock appreciation right produces no United States federal income tax consequences for the participant or SLH. The exercise of a stock appreciation right results in taxable income to the participant, equal to the difference between the exercise price of the shares and the market price of the shares on the date of exercise, and a corresponding tax deduction to SLH.

    A participant under the Employee Plan who has been granted an award of restricted shares does not realize taxable income at the time of the grant, and SLH will not be entitled to a tax deduction at the time of the grant, unless the participant makes an election to be taxed at the time of the award. When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. SLH will be entitled to a corresponding tax deduction. Dividends paid to the participant during the restriction period will also be compensation income to the participant and deductible as such by SLH. The holder of a restricted stock award may elect to be taxed at the time of grant of the restricted stock award on the market value of the shares, in which case (1) SLH will be entitled to a deduction at the same time and in the same amount, (2) dividends paid to the participant during the restriction period will be taxable as dividends to him and not deductible by SLH and (3) there will be no further federal income tax consequences when the restrictions lapse. This tax information is only a summary, does not purport to be complete and does not cover, among other things, foreign, state and local tax treatment of participation in the Employee Plan.

    Approximately 42 employees and eight directors of Syntroleum have outstanding options under either the Employee Plan or the Director Plan.

                        EMPLOYEE PLAN AND DIRECTOR PLAN
                        SUMMARY OF GRANTS FOR THE FISCAL
                          YEAR ENDED DECEMBER 31, 1997

                                                                                                ADJUSTED FOR THE MERGER(3)
                                                                 BEFORE THE MERGER             ----------------------------
                                                      ---------------------------------------  CUMULATIVE     AVERAGE PER
                                                      CUMULATIVE OPTIONS   AVERAGE PER SHARE     OPTIONS    SHARE EXERCISE
NAME                                                      GRANTED(1)       EXERCISE PRICE(2)     GRANTED         PRICE
----------------------------------------------------  ------------------  -------------------  -----------  ---------------
Kenneth L. Agee.....................................               0           $       0                0      $       0
Mark A. Agee........................................               0                   0                0              0
Peter Snyder........................................               0                   0                0              0
Randall M. Thompson.................................          55,000                7.42           72,035           5.67
Larry J. Weick......................................          20,000                7.42           26,194           5.67
All current executive officers as a group (7).......         145,000               10.37          189,910           7.92
All current nonexecutive directors
  as a group (6)....................................           9,000               12.00           11,787           9.16
All other employees as a group......................         220,000               13.11          288,140          10.01

------------------------

(1) Reflects options granted during the year ended December 31, 1997 and which are currently outstanding.

(2) The exercise price of all options was the fair market value at the date of grant.

(3) The cumulative options granted as adjusted for the Merger were calculated by multiplying the number of options granted in 1997 and currently outstanding before the Merger by 1.30973. The average per share exercise price as adjusted for the Merger was calculated by dividing the average per share exercise price before the Merger by 1.30973. The 1.30973 represents the number of shares that a holder of Syntroleum Common Stock would receive in the Merger per Syntroleum share assuming a five-trading-day average closing price of SLH Common Stock of $18.5313 (based on such average during the five trading days preceding July 1, 1998).

    THE SLH BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE SYNTROLEUM STOCK OPTION PLANS.

                      PROPOSAL TO APPROVE AND RATIFY SLH'S
                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors of SLH has appointed the firm of KPMG Peat Marwick LLP as SLH's independent public accountants for 1998. KPMG Peat Marwick LLP has been the SLH's independent public accountants since inception. A representative of KPMG Peat Marwick LLP will be available at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions. If the Merger is approved, management of the combined company intends to review the selection of its independent public accountants for the 1998 fiscal year.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS SLH'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 1998 FISCAL YEAR.

                                    EXPERTS

    The financial statements and the related financial statement schedules included in the SLH Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference, have been audited by KPMG Peat Marwick LLP, independent public accountants, as stated in their reports included in such Form 10-K, and have been incorporated by reference herein in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

    The audited financial statements of Syntroleum Corporation included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated by their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                                 LEGAL MATTERS

    Lathrop & Gage L.C., Kansas City, Missouri, is acting as counsel for SLH and will pass on certain legal matters in connection with the Merger, including the validity of the shares of SLH Common Stock issued in connection with the Merger on behalf of SLH. Baker & Botts, L.L.P., Houston, Texas, is acting as counsel for Syntroleum in connection with certain legal matters relating to the Merger and the other transactions contemplated by the Merger Agreement. Baker & Botts, L.L.P. will also pass on certain United States federal income tax matters on behalf of both SLH and Syntroleum.

                             STOCKHOLDER PROPOSALS

    Stockholders of SLH may submit proposals to be included in SLH's proxy materials and considered for stockholder action at the 1999 SLH Annual Meeting of Stockholders if they do so in accordance with applicable regulations of the SEC. Any such proposals must be submitted to the Secretary of SLH no later than February 1, 1999 in order to be considered for inclusion in SLH's 1999 proxy materials.

              INDEX TO SYNTROLEUM CORPORATION FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Public Accountants...................................................................         F-2
Consolidated Balance Sheets--March 31, 1998 (unaudited) and December 31, 1997 and 1996.....................         F-3
Consolidated Statements of Operations--Three Months Ended March 31, 1998 and 1997 (unaudited) and Years
  Ended December 31, 1997, 1996 and 1995...................................................................         F-4
Consolidated Statements of Stockholders' Equity--Three Months Ended March 31, 1998 (unaudited) and Years
  Ended December 31, 1997, 1996 and 1995...................................................................         F-5
Consolidated Statements of Cash Flows--Three Months Ended March 31, 1998 and 1997 (unaudited) and Years
  Ended December 31, 1997, 1996 and 1995...................................................................         F-6
Notes to Consolidated Financial Statements.................................................................         F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Syntroleum Corporation:

We have audited the accompanying consolidated balance sheets of Syntroleum Corporation (an Oklahoma corporation) and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Syntroleum Corporation and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Tulsa, Oklahoma
  January 12, 1998

                             SYNTROLEUM CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                                             DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1997           1996
                                                                       MARCH 31,     -------------  -------------
                                                                          1998
                                                                     --------------
                                                                      (UNAUDITED)
                                              ASSETS

CURRENT ASSETS:
  Cash and cash equivalents........................................  $    7,862,047  $  10,157,924  $     881,593
  Accounts receivable from joint development activities (Notes 1
    and 8).........................................................         183,428        429,238       --
  Prepaids and other...............................................          77,626         35,182          6,302
                                                                     --------------  -------------  -------------
      Total current assets.........................................       8,123,101     10,622,344        887,895

PROPERTY AND EQUIPMENT, net (Note 1)...............................       1,603,477      1,244,522        521,071

INTEREST RECEIVABLE FROM OFFICERS (Note 2).........................          21,075          8,430         91,884

OTHER ASSETS, net..................................................         270,398        215,788         51,640
                                                                     --------------  -------------  -------------
                                                                     $   10,018,051  $  12,091,084  $   1,552,490
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------

                               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable.................................................  $      476,931  $     676,823  $     191,971
  Accrued liabilities..............................................         171,855         99,209         95,000
                                                                     --------------  -------------  -------------
      Total current liabilities....................................         648,786        776,032        286,971

CONVERTIBLE DEBENTURE (Note 5).....................................        --             --            1,000,000

OTHER NONCURRENT LIABILITIES.......................................          60,542         59,701       --

DEFERRED REVENUE (Note 1)..........................................      11,000,000     11,000,000       --

COMMITMENTS (Note 6)...............................................        --             --             --

MINORITY INTEREST (Note 1).........................................       2,478,415      1,497,070       --
                                                                     --------------  -------------  -------------
                                                                         14,187,743     13,332,803      1,286,971
                                                                     --------------  -------------  -------------

STOCKHOLDERS' EQUITY, per accompanying statements:
  Preferred stock, $.01 par value, 1,000,000 authorized, no shares
    issued.........................................................        --             --             --
  Common stock, $.001 par value, 50,000,000 shares authorized......          18,996         18,996         18,311
  Additional paid-in capital.......................................      14,254,347     14,254,347      6,140,786
  Notes receivable from sale of common stock.......................        (698,600)      (698,600)      (700,000)
  Accumulated deficit..............................................     (17,733,305)   (14,805,332)    (5,193,578)
                                                                     --------------  -------------  -------------
                                                                         (4,158,562)    (1,230,589)       265,519
  Less-treasury stock, 1,500 shares at cost........................         (11,130)       (11,130)      --
                                                                     --------------  -------------  -------------
      Total stockholders' equity...................................      (4,169,692)    (1,241,719)       265,519
                                                                     --------------  -------------  -------------
                                                                     $   10,018,051  $  12,091,084  $   1,552,490
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------

   The accompanying notes are an integral part of these consolidated balance sheets.

                             SYNTROLEUM CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   FOR THE THREE MONTHS ENDED
                                                            MARCH 31,                  FOR THE YEARS ENDED DECEMBER 31,
                                                  -----------------------------  --------------------------------------------
                                                      1998            1997           1997            1996           1995
                                                  -------------  --------------  -------------  --------------  -------------
                                                           (UNAUDITED)
OPERATING REVENUES..............................  $     385,094  $      481,121  $   2,007,440  $      615,857  $      45,000
                                                  -------------  --------------  -------------  --------------  -------------
OPERATING EXPENSES:
  Pilot plant and research and development (Note
    1)..........................................        724,158         373,281      2,846,558       1,120,178        670,823
  Catalyst services (Note 6)....................       --              --            4,799,600        --             --
  General and administrative....................      2,653,422         413,727      4,250,185       1,401,538        567,819
  Depreciation and amortization.................         55,307           2,444         76,032          18,830         12,196
                                                  -------------  --------------  -------------  --------------  -------------
      Total operating expenses..................      3,432,887         789,452     11,972,375       2,540,546      1,250,838
                                                  -------------  --------------  -------------  --------------  -------------

INCOME (LOSS) FROM OPERATIONS...................     (3,047,793)       (308,331)    (9,964,935)     (1,924,689)    (1,205,838)
                                                  -------------  --------------  -------------  --------------  -------------

INTEREST INCOME (EXPENSE):
  Interest income...............................        101,165          17,718        372,250          82,709         51,343
  Interest expense..............................       --               (21,707)       (21,999)        (95,000)      --
  Other.........................................       --              --             --                  (379)         8,713
                                                  -------------  --------------  -------------  --------------  -------------
      Net other income (expense)................        101,165          (3,989)       350,251         (12,670)        60,056
                                                  -------------  --------------  -------------  --------------  -------------

INCOME (LOSS) BEFORE MINORITY INTEREST..........     (2,946,628)       (312,320)    (9,614,684)     (1,937,359)    (1,145,782)

MINORITY INTEREST IN LOSS OF SUBSIDIARY.........         18,655        --                2,930        --             --
                                                  -------------  --------------  -------------  --------------  -------------

NET INCOME (LOSS)...............................  $  (2,927,973) $     (312,320) $  (9,611,754) $   (1,937,359) $  (1,145,782)
                                                  -------------  --------------  -------------  --------------  -------------
                                                  -------------  --------------  -------------  --------------  -------------

NET INCOME (LOSS) PER SHARE-- Basic and
  diluted.......................................  $       (0.15) $        (0.02) $       (0.52) $        (0.11) $       (0.07)
                                                  -------------  --------------  -------------  --------------  -------------
                                                  -------------  --------------  -------------  --------------  -------------
WEIGHTED AVERAGE SHARES OUTSTANDING.............     18,993,950      18,335,590     18,516,750      18,048,453     16,067,133
                                                  -------------  --------------  -------------  --------------  -------------
                                                  -------------  --------------  -------------  --------------  -------------

 The accompanying notes are an integral part of these consolidated statements.

                             SYNTROLEUM CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                    COMMON STOCK
                                --------------------  ADDITIONAL   NOTES RECEIVABLE                                   TOTAL
                                  NUMBER                PAID-IN      FROM SALE OF      ACCUMULATED    TREASURY    STOCKHOLDERS'
                                 OF SHARES   AMOUNT     CAPITAL      COMMON STOCK        DEFICIT        STOCK        EQUITY
                                -----------  -------  -----------  ----------------   -------------   ---------   -------------
BALANCE, January 1, 1995......    1,446,525  $  723   $ 2,586,545     $(375,000)      $ (2,110,437)   $  --       $    101,831

STOCK SPLIT (10 for 1)........   13,018,725  13,742       (13,742)      --                 --            --            --

SALE OF COMMON STOCK..........    3,143,650   3,144     1,568,681      (325,000)           --            --          1,246,825

NET INCOME (LOSS).............      --         --         --            --              (1,145,782)      --         (1,145,782)
                                -----------  -------  -----------  ----------------   -------------   ---------   -------------

BALANCE, December 31, 1995....   17,608,900  17,609     4,141,484      (700,000)        (3,256,219)      --            202,874

SALE OF COMMON STOCK..........      702,157     702     1,999,302       --                 --            --          2,000,004

NET INCOME (LOSS).............      --         --         --            --              (1,937,359)      --         (1,937,359)
                                -----------  -------  -----------  ----------------   -------------   ---------   -------------

BALANCE, December 31, 1996....   18,311,057  18,311     6,140,786      (700,000)        (5,193,578)      --            265,519

SALE OF COMMON STOCK..........       21,500      22       159,508       --                 --            --            159,530

CONVERSION OF DEBENTURE.......       93,059      93     1,116,615       --                 --            --          1,116,708

SALE AND ISSUANCE OF STOCK
  (Note 6)....................      567,000     567     6,803,433       --                 --            --          6,804,000

STOCK ISSUED FOR SERVICES.....        2,834       3        34,005       --                 --            --             34,008

PURCHASE OF 1,500 SHARES OF
  TREASURY STOCK..............      --         --         --            --                 --          (11,130)        (11,130)

PROCEEDS ON NOTES
  RECEIVABLE..................      --         --         --              1,400            --            --              1,400

NET INCOME (LOSS).............      --         --         --            --              (9,611,754)      --         (9,611,754)
                                -----------  -------  -----------  ----------------   -------------   ---------   -------------

BALANCE, December 31, 1997....   18,995,450  18,996    14,254,347      (698,600)       (14,805,332)    (11,130)     (1,241,719)

NET INCOME (LOSS)
  (unaudited).................      --         --         --            --              (2,927,973)      --         (2,927,973)
                                -----------  -------  -----------  ----------------   -------------   ---------   -------------

BALANCE, MARCH 31, 1998
  (unaudited).................   18,995,450  $18,996  $14,254,347     $(698,600)      $(17,733,305)   $(11,130)   $ (4,169,692)
                                -----------  -------  -----------  ----------------   -------------   ---------   -------------
                                -----------  -------  -----------  ----------------   -------------   ---------   -------------

 The accompanying notes are an integral part of these consolidated statements.

                             SYNTROLEUM CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    (NOTE 4)

                                             FOR THE THREE MONTHS
                                               ENDED MARCH 31,             FOR THE YEARS ENDED DECEMBER 31,
                                          --------------------------  -------------------------------------------
                                              1998          1997          1997           1996           1995
                                          -------------  -----------  -------------  -------------  -------------
                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                       $  (2,927,973) $  (312,320) $  (9,611,754) $  (1,937,359) $  (1,145,782)
  Adjustments to reconcile net income
    (loss) to net cash provided by (used
    in) operating activities--
    Stock issued for services...........       --            --              34,008       --             --
    Stock issued for catalyst services
      (Note 6)..........................       --            --           4,799,600       --             --
    Interest on conversion of
      debenture.........................       --             21,708         21,708       --             --
    Minority interest in loss of
      subsidiary........................        (18,655)     --              (2,930)      --             --
    Depreciation and amortization.......         55,307        2,444         76,032         18,830         12,196
    Writedown of property and
      equipment.........................       --            --             414,170        199,104       --
    Changes in assets and liabilities--
      Accounts receivable...............        245,809     (257,963)      (429,238)      --             --
      Prepaids and other................        (42,444)      (3,338)       (28,880)        (1,091)        (1,327)
      Other assets......................        (56,277)     --             (38,296)      --             --
      Interest receivable from
        officers........................        (12,645)     (10,555)       (47,151)       (42,223)       (32,973)
      Accounts payable..................       (199,891)      94,480        484,852         13,535        168,795
      Accrued liabilities...............         72,687      (93,522)        75,693         89,681          3,502
      Deferred revenue..................       --            --          11,000,000       --               (7,500)
                                          -------------  -----------  -------------  -------------  -------------
        Net cash provided by (used in)
          operating activities..........     (2,884,082)    (559,066)     6,747,814     (1,659,523)    (1,003,089)
                                          -------------  -----------  -------------  -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...       (407,941)      (9,592)    (1,114,098)      (213,875)        (6,113)
                                          -------------  -----------  -------------  -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments under capital lease..........         (3,854)     --             (11,585)      --             --
  Minority interest investment in
    subsidiary..........................      1,000,000      --           1,500,000       --             --
  Proceeds from issuance of convertible
    debenture...........................       --            --            --            1,000,000       --
  Proceeds from sale of common stock....       --            159,509      2,163,930      1,500,004      1,246,825
  Proceeds from notes receivable........       --            --               1,400       --             --
  Treasury stock purchased..............       --            (11,130)       (11,130)      --             --
                                          -------------  -----------  -------------  -------------  -------------
        Net cash provided by financing
          activities....................        996,146      148,379      3,642,615      2,500,004      1,246,825
                                          -------------  -----------  -------------  -------------  -------------

NET INCREASE (DECREASE) IN CASH.........     (2,295,877)    (420,279)     9,276,331        626,606        237,623

CASH AND CASH EQUIVALENTS, beginning of
  period................................     10,157,924      881,593        881,593        254,987         17,364
                                          -------------  -----------  -------------  -------------  -------------

CASH AND CASH EQUIVALENTS, end of
  period................................  $   7,862,047  $   461,314  $  10,157,924  $     881,593  $     254,987
                                          -------------  -----------  -------------  -------------  -------------
                                          -------------  -----------  -------------  -------------  -------------

 The accompanying notes are an integral part of these consolidated statements.

                             SYNTROLEUM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           (UNAUDITED AS TO INFORMATION FOR MARCH 31, 1998 AND 1997)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BUSINESS

    Syntroleum Corporation (the Company) was incorporated in Oklahoma in November 1984. The Company's primary operations to date have consisted of the research and development of a proprietary process (the Syntroleum Process) designed to convert natural gas into synthetic liquid hydrocarbons. Synthetic crude oil produced by the Syntroleum Process can be further processed into liquid fuels such as diesel, kerosene and naptha, or specialty products such as synthetic lubricants, synthetic drilling fluid, waxes, liquid normal paraffins and certain chemical feedstocks.

    The Company's current focus is to further demonstrate the commercial viability of its proprietary technology. The Company has sold license agreements to four major oil companies and, in conjunction with a joint development agreement with a major oil company, is modifying its existing pilot plant in Tulsa, Oklahoma to conduct additional tests. The Company, through its majority-owned subsidiary, Syntroleum/ Sweetwater Company, L.L.C., also plans to begin construction of a commercial plant in Sweetwater County, Wyoming in early 1999.

CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its majority-owned subsidiary, Syntroleum/Sweetwater Company, L.L.C. (Sweetwater LLC), which was formed in 1997. All significant intercompany accounts and transactions have been eliminated. Minority interest represents minority shareholders' proportionate share of the equity in Sweetwater LLC.

REVENUE RECOGNITION

    The Company recognizes revenues from joint development activities as the related expenses are incurred because the contract provides that revenue is earned as the expenses under the contract are incurred. Substantially all revenues for the years ended December 31, 1997, 1996 and 1995 have been from joint development activities with a single major oil company (see Note 8). All joint development activities with other companies during the three months ended March 31, 1998 and the year ended December 31, 1997, were pursuant to joint research and development agreements where the Company expensed its research and development costs as incurred.

    The Company recognizes revenue on the sale of license agreements by recording 50% of the license fee deposit as revenue when: (1) the license agreement has been formally executed, (2) the license fee deposit has been paid in cash and (3) the Company has delivered to the licensee the process design package for the licensee's initial site. Since 50% of the license fee deposit is subject to the Company's indemnity obligation with respect to the performance guarantee on the related plant, the remaining license fee deposit is recorded as deferred revenue in the consolidated balance sheets and will be recognized as revenue in the consolidated statements of operations after the related plant has passed certain performance tests. Option fees, which provide licensees the right to include additional geographic areas in its license agreement territory, are deferred until the earlier of the option being exercised or lapsing. As of December 31, 1997, the Company has deferred all amounts received related to license and option agreements.

                             SYNTROLEUM CORPORATION

           (UNAUDITED AS TO INFORMATION FOR MARCH 31, 1998 AND 1997)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash and highly liquid investments with a maturity of three months or less when purchased. The carrying value of cash and cash equivalents approximates fair value.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. The cost and accumulated depreciation related to assets sold or retired are removed from the accounts and any gain or loss is credited or charged to income. Accelerated depreciation methods are used for tax purposes. For financial reporting purposes, depreciation of property and equipment is computed on the straight-line method over estimated useful lives of five to seven years. Property and equipment consists of the following:

                                                                            DECEMBER 31,
                                                         MARCH 31,    ------------------------
                                                            1998          1997         1996
                                                        ------------  ------------  ----------
Furniture and office equipment........................  $  1,181,459  $    954,834  $  196,334
Leasehold improvements................................       227,775       213,455      --
Construction in progress..............................       394,320       223,417     400,642
                                                        ------------  ------------  ----------
                                                           1,803,554     1,391,706     596,976
Less--accumulated depreciation........................  $    200,077       147,184      75,905
                                                        ------------  ------------  ----------
                                                        $  1,603,477  $  1,244,522  $  521,071
                                                        ------------  ------------  ----------
                                                        ------------  ------------  ----------

OTHER ASSETS

    Other assets consist primarily of notes receivable and patents. The patents are being amortized on a straight-line basis over estimated useful lives ranging from 15-17 years. Other assets consists of the following:

                                                                             DECEMBER 31,
                                                             MARCH 31,   ---------------------
                                                                1998        1997       1996
                                                             ----------  ----------  ---------
Patents....................................................  $  143,974  $  103,815  $  71,699
Notes receivable from officers.............................     130,604     130,604     --
Other......................................................      25,000       8,882      2,701
                                                             ----------  ----------  ---------
                                                                299,578     243,301     74,400
Less--accumulated amortization.............................      29,180      27,513     22,760
                                                             ----------  ----------  ---------
                                                             $  270,398  $  215,788  $  51,640
                                                             ----------  ----------  ---------
                                                             ----------  ----------  ---------

RESEARCH AND DEVELOPMENT

    The Company incurs significant costs for research, development and engineering programs. Such costs are charged to expense when incurred. Prior to 1997, substantially all costs were considered research and development costs.

                             SYNTROLEUM CORPORATION

           (UNAUDITED AS TO INFORMATION FOR MARCH 31, 1998 AND 1997)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
INCOME TAXES

    Income taxes are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires the use of an asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and of net operating loss carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates and laws in effect or that will be in effect when the differences are expected to reverse.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company follows the provisions of SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". The Company makes assessments of impairment on a project-by-project basis.

EARNINGS PER SHARE

    The Company adopted SFAS No. 128, "Earnings Per Share," effective December 31, 1997, and all earnings per share amounts disclosed herein have been calculated under the provisions of SFAS No. 128. Basic earnings (losses) per common share were computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the reporting period. Diluted earnings (losses) per share does not assume exercise of outstanding options, as such exercise would be anti-dilutive.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. NOTES RECEIVABLE FROM SALE OF COMMON STOCK:

    Notes receivable from sale of common stock consists of the following:

                                                                                                DECEMBER 31,
                                                                               MARCH 31,   ----------------------
                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------
Note receivable from officer, interest at 5.34%, secured by stock pledge
  agreement, principal and interest due January 2003.........................  $   --      $   --      $  375,000
Notes receivable from officers, interest at 6.83%, secured by stock pledge
  agreements, principal and interest due May 2004............................      --          --         325,000
Notes receivable from officers, interest at 6.10%, secured by stock pledge
  agreements, principal and interest due May 2004............................     698,600     698,600      --
                                                                               ----------  ----------  ----------
                                                                               $  698,600  $  698,600  $  700,000
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                             SYNTROLEUM CORPORATION

           (UNAUDITED AS TO INFORMATION FOR MARCH 31, 1998 AND 1997)

3. INCOME TAXES:

    The Company has federal income tax net operating loss (NOL) carryforwards of approximately $10 million at December 31, 1997. These carryforwards generally begin to expire in 2004.

    SFAS No. 109 requires that the tax benefit of such NOL carryforwards be recorded as an asset to the extent that management concludes that the realization of the NOL carryforwards is "more likely than not." Realization of the future tax benefits is dependent on the Company's ability to generate taxable income within the carryforward period. The Company's management has concluded that, based solely on the criteria of SFAS No. 109 and the historical results of the Company, a valuation allowance should be provided for the entire balance of the net deferred asset.

    The Company has not recorded an income tax provision or benefit for the years ended December 31, 1997, 1996 or 1995. This differs from the amount of income tax benefit that would result from applying the 34% statutory federal income tax rate to the pretax loss due to the increase in the valuation allowance in each period. The valuation allowance increased by approximately $3,609,000, $759,000 and $400,000 for each of the three years ended December 31, 1997, respectively.

    Deferred taxes arise primarily from NOL carryforwards and the recognition of revenues and expenses in different periods for financial and tax purposes. Deferred taxes at December 31 consist of the following:

                                                                      1997           1996
                                                                  -------------  -------------
Deferred tax assets:
  NOL carryforwards.............................................  $   3,800,000  $   1,901,000
  Accounts payable..............................................         54,000         73,000
  Accrued interest-debenture....................................         27,000         36,000
  Accrued vacation..............................................         19,000       --
  Deferred revenue..............................................      1,710,000       --
                                                                  -------------  -------------
                                                                      5,610,000      2,010,000
Deferred tax liability:
  Interest receivable from officers.............................        (26,000)       (35,000)
                                                                  -------------  -------------
Net deferred tax asset before valuation allowance...............      5,584,000      1,975,000
Valuation allowance.............................................     (5,584,000)    (1,975,000)
                                                                  -------------  -------------
Net deferred tax................................................  $    --        $    --
                                                                  -------------  -------------
                                                                  -------------  -------------

4. SUPPLEMENTAL CASH FLOW INFORMATION:

    During 1995, the Company issued 650,000 shares of common stock to three officers of the Company in exchange for notes receivable of $325,000. This transaction is considered a noncash financing activity.

    During 1995, the Company entered into an agreement with an engineering company whereby the engineering company would receive 500,000 shares of common stock in the Company in exchange for the first $500,000 in services for the engineering, procurement and construction of a pilot plant. During 1996, the $500,000 cap was met and the shares were issued. This transaction represents a noncash investing activity.

                             SYNTROLEUM CORPORATION

           (UNAUDITED AS TO INFORMATION FOR MARCH 31, 1998 AND 1997)

4. SUPPLEMENTAL CASH FLOW INFORMATION: (CONTINUED)
    During 1997, the convertible debenture was converted into 93,059 shares of the Company's common stock (see Note 5). This transaction represents a noncash financing activity.

    During 1997, the Company acquired $94,802 in office equipment under a capital lease obligation. This transaction was accounted for as a noncash investing and financing activity.

    During 1997, the Company issued 400,000 shares of its common stock to a catalyst manufacturer (see Note 6). The stock issuance was accounted for as a noncash operating activity.

5. CONVERTIBLE DEBENTURE:

    During 1996, the Company entered into an agreement with an oil company whereby the oil company purchased a convertible debenture from the Company in the original principal amount of $1 million. The convertible debenture accrued interest at a rate of 9.5%. During 1997, the oil company converted the debenture with principal and interest amounts of $1,000,000 and $116,708, respectively, into 93,059 shares of the Company's common stock, at a price of $12 per share.

6. COMMITMENTS:

    During 1996, the Company entered into an agreement with a catalyst manufacturing company to provide catalyst and services to the Company and its licensees valued at $6,995,000 in exchange for 942,694 shares of the Company's common stock, valued at $7.42 per share. The agreement expires January 1, 2002. In addition, the Company issued options to the manufacturer to purchase up to 1,000,000 shares of the Company's common stock. In October 1997, the manufacturer exercised options to purchase 167,000 of the 1,000,000 shares of common stock at an exercise price of $12 per share for a total consideration of $2,004,000. In connection with the exercise of that option and the termination of the remaining options issued to the manufacturer, the Company and the manufacturer entered into an agreement under which the Company issued 400,000 shares of its common stock to the manufacturer (valued at $12 per share) in consideration for all services rendered to the Company in 1997 and test catalysts received by the Company from the manufacturer and used prior to December 31, 1997. Accordingly, this $4,800,000 was expensed. Additionally, the original catalyst purchase agreement was modified such that the Company will pay cash for any catalyst purchased from the manufacturer in the future, but has no commitment for any minimum purchase amount. As of March 31, 1998, the Company has not purchased any catalyst from the manufacturer (other than test catalysts).

    During 1997, the Company entered into a joint development agreement with a major oil company and an engineering firm for the purpose of investigating the technical and commercial feasibility of developing a full-scale, 2,500 barrel per day plant. Under the agreement, the Company has committed to spend $1.5 million for the project. As of March 31, 1998 and December 31, 1997, the Company has spent approximately $298,000 and $16,000, respectively.

                             SYNTROLEUM CORPORATION

           (UNAUDITED AS TO INFORMATION FOR MARCH 31, 1998 AND 1997)

6. COMMITMENTS: (CONTINUED)
    The Company has entered into operating lease agreements related to its business offices and laboratory facilities. Future commitments under these leases are approximately as follows:

1998..............................................................  $ 470,000
1999..............................................................    523,000
2000..............................................................    507,000
2001..............................................................    530,000
2002..............................................................    405,000
Thereafter........................................................     --

7. COMMON STOCK OPTIONS:

    The Company maintains stock option and incentive plans for employees and directors and has reserved 2,000,000 shares of common stock for issuance under the employee plan and one percent of the outstanding shares of common stock of the Company as of January 1 of each year (189,939 and 183,111 as of March 31, 1998 and December 31, 1997, respectively) for the director plan. Under the terms of the plans, incentive stock options may be issued with an exercise price of not less than 100% of the fair market value at the date of grant. All other options may be issued at an exercise price of not less than 75% of the fair market value at the date of grant. Options granted vest at a rate determined by the Compensation Committee of the Company's Board of Directors and are exercisable for varying periods, not to exceed ten years. At March 31, 1998 and December 31, 1997, 1,583,005 and 1,777,611 shares, respectively, were available for granting future options. The options granted were granted at the fair market value at the date of grant. The number and exercise price of stock options granted are as follows:

                                                                                      WEIGHTED
                                                                           SHARES      AVERAGE
                                                                           UNDER        PRICE
                                                                           OPTION     PER SHARE
                                                                         ----------  -----------
OUTSTANDING AT DECEMBER 31, 1994.......................................     212,500   $    0.43
  Granted..............................................................     140,000        0.50
                                                                         ----------  -----------
OUTSTANDING AT DECEMBER 31, 1995.......................................     352,500        0.46
  Granted..............................................................      10,000        7.42
                                                                         ----------  -----------
OUTSTANDING AT DECEMBER 31, 1996.......................................     362,500        0.65
  Granted..............................................................     415,500       11.78
  Exercised............................................................     (21,500)       7.42
  Expired..............................................................    (212,500)       0.43
                                                                         ----------  -----------
OUTSTANDING AT DECEMBER 31, 1997.......................................     544,000        8.97
  Granted..............................................................     203,434       23.80
  Expired..............................................................      (2,000)      12.00
                                                                         ----------  -----------
OUTSTANDING AT MARCH 31, 1998..........................................     745,434   $   13.22
                                                                         ----------  -----------
                                                                         ----------  -----------

                             SYNTROLEUM CORPORATION

           (UNAUDITED AS TO INFORMATION FOR MARCH 31, 1998 AND 1997)

7. COMMON STOCK OPTIONS: (CONTINUED)
    The following is a summary of stock options outstanding as of December 31, 1997:

           OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
------------------------------------------  ------------------------------
               OPTION     WEIGHTED AVERAGE               WEIGHTED AVERAGE
  OPTIONS     EXERCISE       REMAINING        OPTIONS     EXERCISE PRICE
OUTSTANDING     PRICE     CONTRACTUAL LIFE  EXERCISABLE      PER SHARE
-----------  -----------  ----------------  -----------  -----------------
   140,000    $    0.50        2.6 years       140,000       $    0.50
   105,000         7.42              8.3        33,333            7.42
   259,000        12.00              9.4        19,000           12.00
    40,000        23.08              9.9        --               23.08
-----------                                 -----------
   544,000                                     192,333
-----------                                 -----------
-----------                                 -----------

    The Company adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plan. However, pursuant to the requirements of SFAS No. 123, the following disclosures are presented to reflect the Company's pro forma net income (loss) for the three months ended March 31, 1998 and for the three years ended December 31, 1997, as if the fair value method of accounting prescribed by SFAS No. 123 had been used. Had compensation cost for the Company's stock option plan been determined consistent with the provisions of SFAS No. 123, the Company's net income (loss) and income (loss) per share would have increased to the pro forma amounts indicated below:

                                                     THREE MONTHS              YEAR ENDED DECEMBER 31,
                                                   ENDED MARCH 31,   --------------------------------------------
                                                         1998             1997           1996           1995
                                                   ----------------  --------------  -------------  -------------
NET INCOME (LOSS):
  As reported....................................   $   (2,927,973)  $   (9,611,754) $  (1,937,359) $  (1,145,782)
  Pro forma......................................       (3,238,760)     (10,261,000)    (1,955,000)    (1,149,000)

BASIC AND DILUTED INCOME (LOSS) PER SHARE:
  As reported....................................   $        (0.15)  $        (0.52) $       (0.11) $       (0.07)
  Pro forma......................................            (0.17)           (0.55)         (0.11)         (0.07)

    Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

    The fair value of each option grant is estimated on the grant date using the minimum value method with the following weighted average assumptions: dividend yield of 0%, risk-free interest rate of 5.60% to 6.83%, and expected lives of 5 to 10 years.

    Subsequent to December 31, 1997, the Company granted options to purchase 20,000 shares of common stock to two employees of the Company. The options are exercisable at a cost of $23.25 per share. Additionally, the Company granted options to purchase 4,434 shares of common stock to the six outside

                             SYNTROLEUM CORPORATION

           (UNAUDITED AS TO INFORMATION FOR MARCH 31, 1998 AND 1997)

7. COMMON STOCK OPTIONS: (CONTINUED)
directors of the Company at an exercise price of $24.35. All options were, in the opinion of management, granted at the fair market value at the date of grant.

    In addition to the options granted as discussed in the paragraph above, the Company granted options to purchase 179,000 shares of common stock to various employees of the Company. The options are exercisable at costs ranging from $23.79 to $24.32 per share. All options were, in the opinion of management, granted at fair market value at the date of grant.

              OPTIONS OUTSTANDING
-----------------------------------------------       OPTIONS EXERCISABLE
                            WEIGHTED AVERAGE     ------------------------------
               OPTION           REMAINING                     WEIGHTED AVERAGE
  OPTIONS     EXERCISE    CONTRACTUAL LIFE (IN     OPTIONS     EXERCISE PRICE
OUTSTANDING     PRICE            YEARS)          EXERCISABLE      PER SHARE
-----------  -----------  ---------------------  -----------  -----------------
   140,000    $    0.50               2.3           140,000       $    0.50
   105,000         7.42               8.0            50,001            7.42
   257,000        12.00               9.2            19,000           12.00
   243,434        23.91               9.8            --               23.91
-----------                                      -----------
   745,434                                          217,333
-----------                                      -----------
-----------                                      -----------

8. SIGNIFICANT CUSTOMERS:

    Substantially all of the Company's operating revenues in the three months ended March 31, 1998 and in the years ended December 31, 1997, 1996 and 1995 were from a single major oil company. The Company has signed 15-year master license agreements with three different major oil companies dated September 25, 1996, March 7, 1997 and April 10, 1997, respectively. The Company has signed a 15-year volume license agreement with an international oil company dated August 1, 1997 and volume license agreements with two large independent oil companies dated January 12, 1998 and February 4, 1998, respectively. The license agreements allow the oil companies to use the Syntroleum Process in their production of synthetic crude oil and fuels primarily outside of North America. Syntroleum received an aggregate of $9 million and rights to certain technologies in connection with these license agreements. The Company also received from a licensee a separate nonrefundable payment of $2 million for options to add certain geographic areas not covered by the applicable license agreement. Amounts received under the license agreements and the amount received for options have been recorded as deferred revenue at March 31, 1998 and December 31, 1997.

    Under these license agreements, a licensee obtains the right to use the Syntroleum Process and to acquire catalysts from the Company, secures pricing terms for future site licenses and obtains rights to future improvements to the Syntroleum Process. Generally, the amount of the license fee for site licenses under the Company's master and volume license agreements is determined pursuant to a formula based on the discounted present value of the product of (i) the annual maximum design capacity of the plant, (ii) an assumed life of the plant, and (iii) the Company's per barrel rate. Initial cash deposits under the Company's license agreements are credited against future site license fees. (See
Note 1.)

    Through the Company's subsidiary, Sweetwater LLC, the Company and a licensee are developing a small commercial plant using the Syntroleum Process in Wyoming. The Company and a licensee are also planning a small commercial plant using the Syntroleum Process at an as yet undetermined location. In

                             SYNTROLEUM CORPORATION

           (UNAUDITED AS TO INFORMATION FOR MARCH 31, 1998 AND 1997)

8. SIGNIFICANT CUSTOMERS: (CONTINUED)
addition, the Company conducts a portion of its research and development activities through joint development agreements with licensees and other industry partners. The terms of these agreements vary, but generally provide cost sharing arrangements.

9. EVENTS SUBSEQUENT TO DECEMBER 31, 1997:

    Subsequent to December 31, 1997, the Company entered into an agreement to purchase laboratory facilities and approximately 100 acres of land in Tulsa, Oklahoma for $875,000 and sold an additional minority interest in Sweetwater LLC to a major energy company for $1 million.

                                                                      APPENDIX A

                                                                [CONFORMED COPY]

                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                                SLH CORPORATION
                                      AND
                             SYNTROLEUM CORPORATION
                           DATED AS OF MARCH 30, 1998

                               TABLE OF CONTENTS

ARTICLE I      THE MERGER..................................................................        A-1
      1.1      The Merger; Effective Time of the Merger....................................        A-1
      1.2      Closing.....................................................................        A-1
      1.3      Effects of the Merger.......................................................        A-1
               (a)        Surviving Corporation; Charter; Bylaws...........................        A-1
               (b)        Directors and Officers...........................................        A-2
               (c)        Other............................................................        A-2
ARTICLE II     EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE                                    A-2
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
      2.1      Effect of the Merger on Capital Stock.......................................        A-2
               (a)        Exchange Ratio for Syntroleum Common Stock.......................        A-2
               (b)        Assumption of Syntroleum Stock Options...........................        A-3
               (c)        Adjustment of SLH Stock Options..................................        A-3
               (d)        Termination of Syntroleum Shareholder Agreements.................        A-3
      2.2      Exchange of Certificates....................................................        A-4
               (a)        Exchange Agent...................................................        A-4
               (b)        Exchange Procedures..............................................        A-4
               (c)        Distributions with Respect to Unexchanged Shares.................        A-4
               (d)        No Further Ownership Rights in Syntroleum Common Stock...........        A-5
               (e)        No Fractional Shares.............................................        A-5
               (f)        Termination of Exchange Fund.....................................        A-5
               (g)        No Liability.....................................................        A-5
      2.3      Dissenting Shares...........................................................        A-5
ARTICLE III    REPRESENTATIONS AND WARRANTIES..............................................        A-6
      3.1      Representations and Warranties of Syntroleum................................        A-6
               (a)        Organization, Standing and Power.................................        A-6
               (b)        Capital Structure................................................        A-6
               (c)        Non-Subsidiaries Equity Investment...............................        A-7
               (d)        Authority; No Violations; Consents and Approvals.................        A-7
               (e)        Financial Statements.............................................        A-8
               (f)        Information Supplied.............................................        A-9
               (g)        Absence of Certain Changes or Events.............................        A-9
               (h)        No Undisclosed Material Liabilities..............................        A-9
               (i)        Material Contracts; No Defaults..................................       A-10
               (j)        Compliance with Applicable Laws..................................       A-11
               (k)        Litigation.......................................................       A-11
               (l)        Taxes............................................................       A-11
               (m)        Pension and Benefit Plans; ERISA.................................       A-12
               (n)        Labor Matters....................................................       A-14
               (o)        Intangible Property..............................................       A-14
               (p)        Environmental Matters............................................       A-15
               (q)        Opinion of Financial Advisor.....................................       A-17

               (r)        Vote Required....................................................       A-17
               (s)        Insurance........................................................       A-17
               (t)        Brokers..........................................................       A-17
               (u)        Tax Matters......................................................       A-17
               (v)        Title............................................................       A-17
               (w)        Books and Records................................................       A-17
               (x)        Certain Payments.................................................       A-17
               (y)        Transactions with Related Parties................................       A-18
               (z)        State Takeover Laws..............................................       A-18
               (aa)       Year 2000........................................................       A-18
      3.2      Representations and Warranties of SLH.......................................       A-18
               (a)        Organization, Standing and Power.................................       A-18
               (b)        Capital Structure................................................       A-18
               (c)        Non-Subsidiaries Equity Investment...............................       A-19
               (d)        Authority; No Violations; Consents and Approvals.................       A-19
               (e)        SEC Documents....................................................       A-20
               (f)        Information Supplied.............................................       A-21
               (g)        Absence of Certain Changes or Events.............................       A-21
               (h)        No Undisclosed Material Liabilities..............................       A-22
               (i)        Material Contracts; No Defaults..................................       A-22
               (j)        Compliance with Applicable Laws..................................       A-22
               (k)        Litigation.......................................................       A-22
               (l)        Taxes............................................................       A-23
               (m)        Pension and Benefit Plans; ERISA.................................       A-24
               (n)        Labor Matters....................................................       A-25
               (o)        Intangible Property..............................................       A-26
               (p)        Environmental Matters............................................       A-26
               (q)        Opinion of Financial Advisor.....................................       A-27
               (r)        Vote Required....................................................       A-27
               (s)        Insurance........................................................       A-27
               (t)        Brokers..........................................................       A-27
               (u)        Tax Matters......................................................       A-27
               (v)        Title............................................................       A-28
               (w)        Books and Records................................................       A-28
               (x)        Certain Payments.................................................       A-28
               (y)        Transactions with Related Parties................................       A-28
               (z)        State Takeover Laws and SLH Rights Plan..........................       A-28
               (aa)       Year 2000........................................................       A-28
ARTICLE IV     COVENANTS RELATING TO CONDUCT OF BUSINESS...................................       A-28
      4.1      Conduct of Business by Syntroleum Pending the Merger........................       A-28
               (a)        Ordinary Course..................................................       A-29

               (b)        Dividends; Changes in Stock......................................       A-29

                (c)        Issuance of Securities.........................................       A-29
                (d)        Governing Documents............................................       A-29
                (e)        No Acquisitions................................................       A-29
                (f)        No Dispositions................................................       A-29
                (g)        No Dissolution, Etc............................................       A-29
                (h)        Certain Employee Matters.......................................       A-30
                (i)        Indebtedness; Leases; Capital Expenditures.....................       A-30
                (j)        No Solicitation................................................       A-30
                Conduct of Business by SLH Pending the Merger.............................
      4.2                                                                                        A-31
                (a)        Ordinary Course................................................       A-31
                (b)        Dividends; Changes in Stock....................................       A-31
                (c)        Issuance of Securities.........................................       A-31
                (d)        Governing Documents............................................       A-31
                (e)        No Acquisitions................................................       A-31
                (f)        No Dispositions................................................       A-31
                (g)        No Dissolution, Etc............................................       A-32
                (h)        Certain Employee Matters.......................................       A-32
                (i)        Indebtedness; Leases; Capital Expenditures.....................       A-32
                (j)        No Solicitation................................................       A-32
                ADDITIONAL AGREEMENTS.....................................................
ARTICLE V                                                                                        A-33
                Preparation of S-4 and the Proxy Statement................................
      5.1                                                                                        A-33
                Letter of Syntroleum's Accountants........................................
      5.2                                                                                        A-33
                Letter of SLH's Accountants...............................................
      5.3                                                                                        A-33
                Access to Information.....................................................
      5.4                                                                                        A-33
                Stockholders Meetings.....................................................
      5.5                                                                                        A-34
                Legal Conditions to Merger................................................
      5.6                                                                                        A-34
                Agreements of Others......................................................
      5.7                                                                                        A-34
                Listing...................................................................
      5.8                                                                                        A-34
                Board of Directors and Officers...........................................
      5.9                                                                                        A-34
                Stock Options; Reservation and Registration of Shares.....................
      5.10                                                                                       A-35
                Indemnification; Directors' and Officers' Insurance.......................
      5.11                                                                                       A-35
                Public Announcements......................................................
      5.12                                                                                       A-36
                Other Actions.............................................................
      5.13                                                                                       A-36
                Advice of Changes; SEC Filings............................................
      5.14                                                                                       A-36
                Reorganization............................................................
      5.15                                                                                       A-37
                Termination of Certain SLH Employees......................................
      5.16                                                                                       A-37
                CONDITIONS PRECEDENT......................................................
ARTICLE VI                                                                                       A-37
                Conditions to Each Party's Obligation to Effect the Merger................
      6.1                                                                                        A-37
                (a)        Stockholder Approval...........................................       A-37
                (b)        Listing........................................................       A-37
                (c)        Other Approvals................................................       A-37
                (d)        S-4............................................................       A-37

                (e)        No Injunctions or Restraints...................................       A-37
                (f)        Dissenters.....................................................       A-37
                (g)        Accounting Treatment...........................................       A-37
                (h)        Tax Opinion....................................................       A-38
                Conditions of Obligations of SLH..........................................
      6.2                                                                                        A-38
                (a)        Representations and Warranties.................................       A-38
                (b)        Performance of Obligations of Syntroleum.......................       A-38
                (c)        No Vesting of Syntroleum Stock Options.........................       A-38
                (d)        Fairness Opinion...............................................       A-38
                (e)        Officers' Certificate..........................................       A-38
                (f)        Letters from Affiliates........................................       A-38
                (g)        Opinion of Counsel to Syntroleum...............................       A-38
                Conditions of Obligations of Syntroleum...................................
      6.3                                                                                        A-39
                (a)        Representations and Warranties.................................       A-39
                (b)        Performance of Obligations of SLH..............................       A-39
                (c)        Fairness Opinion...............................................       A-39
                (d)        Officers' Certificate..........................................       A-39
                (e)        Board of Directors and Officers at the Effective Time..........       A-39
                (f)        Opinion of Counsel to SLH......................................       A-39
                (g)        Consents of Optionees..........................................       A-39
                TERMINATION AND AMENDMENT.................................................
ARTICLE VII                                                                                      A-39
                Termination...............................................................
      7.1                                                                                        A-39
                Effect of Termination.....................................................
      7.2                                                                                        A-41
                Amendment.................................................................
      7.3                                                                                        A-41
                Extension; Waiver.........................................................
      7.4                                                                                        A-41
                GENERAL PROVISIONS........................................................
ARTICLE VIII                                                                                     A-41
                Payment of Expenses.......................................................
      8.1                                                                                        A-41
                Nonsurvival of Representations, Warranties and Agreements.................
      8.2                                                                                        A-41
                Notices...................................................................
      8.3                                                                                        A-41
                Interpretation............................................................
      8.4                                                                                        A-42
                Counterparts..............................................................
      8.5                                                                                        A-43
                Entire Agreement; No Third Party Beneficiaries............................
      8.6                                                                                        A-43
                Governing Law.............................................................
      8.7                                                                                        A-43
                Severability..............................................................
      8.8                                                                                        A-43
                Assignment................................................................
      8.9                                                                                        A-43

                  EXHIBITS TO THE AGREEMENT AND PLAN OF MERGER

  EXHIBIT    DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
Exhibit A    --Form of Certificate of Merger
Exhibit B    --List of Directors and Officers of Surviving Corporation
Exhibit C    --Tax Certificate
Exhibit D    --Opinion of Counsel to Syntroleum
Exhibit E    --Opinion of Counsel to SLH

                           GLOSSARY OF DEFINED TERMS

DEFINED TERM                                                                                   DEFINED IN SECTION
---------------------------------------------------------------------------------------------  -------------------
Affiliates...................................................................................  5.7
Agreement....................................................................................  Preamble
CERCLA.......................................................................................  3.1(p)(A)
Certificate of Merger........................................................................  1.1
Certificates.................................................................................  2.2(b)
Closing......................................................................................  1.1
Closing Date.................................................................................  1.2
Code.........................................................................................  Recitals
Confidentiality Agreements...................................................................  5.4
Consultant Option............................................................................  3.1(b)
Constituent Corporations.....................................................................  1.3(a)
Contracts....................................................................................  3.1(i)(ii)
Dissenting Shares............................................................................  2.3
Effective Time...............................................................................  1.1
Environmental Law............................................................................  3.1(p)(A)
ERISA........................................................................................  3.1(m)(i)(1)
Exchange Act.................................................................................  3.1(b)
Exchange Agent...............................................................................  2.2(a)
Exchange Fund................................................................................  2.2(a)
Exchange Ratio...............................................................................  2.1(a)
GAAP.........................................................................................  3.1(e)
Governmental Entity..........................................................................  3.1(d)(iii)
Hazardous Material...........................................................................  3.1(p)(B)
Indemnified Liabilities......................................................................  5.11
Indemnified Parties..........................................................................  5.11
Injunction...................................................................................  6.1(e)
IRS..........................................................................................  3.1(l)(ii)
Kansas Code..................................................................................  1.1
Merger.......................................................................................  Recitals
OSHA.........................................................................................  3.1(p)(A)
Oklahoma Act.................................................................................  1.1
Optionee.....................................................................................  2.1(c)
PBGC.........................................................................................  3.1(m)(ii)(5)
Proxy Statement..............................................................................  3.1(f)
Release......................................................................................  3.1(p)(C)
Remedial Action..............................................................................  3.1(p)(D)
Returns......................................................................................  3.1(l)(i)
S-4..........................................................................................  3.1(f)
SEC..........................................................................................  3.1(f)
Securities Act...............................................................................  3.1(f)
Shares.......................................................................................  2.1(a)

DEFINED TERM                                                                                   DEFINED IN SECTION
---------------------------------------------------------------------------------------------  -------------------
SLH..........................................................................................  Preamble
SLH Acquisition Proposal.....................................................................  4.2(j)
SLH Benefit Programs.........................................................................  3.2(m)(i)(2)
SLH Common Stock.............................................................................  2.1(a)
SLH Common Stock Market Value................................................................  2.1(a)
SLH Intangible Property......................................................................  3.2(o)
SLH Junior Preferred Stock...................................................................  2.1(a)
SLH Letter...................................................................................  3.2(a)
SLH Litigation...............................................................................  3.2(k)
SLH Material Adverse Change..................................................................  3.2(a)
SLH Material Adverse Effect..................................................................  3.2(a)
SLH Order....................................................................................  3.2(k)
SLH Permits..................................................................................  3.2(j)
SLH Plans....................................................................................  3.2(m)(i)(1)
SLH Preferred Stock..........................................................................  3.2(b)
SLH Representatives..........................................................................  4.2(j)
SLH Rights Agreement.........................................................................  2.1(a)
SLH SEC Documents............................................................................  3.2(e)
SLH Stock Option.............................................................................  2.1(c)
SLH Stock Option Plan........................................................................  2.1(c)
SLH Stock Purchase Rights....................................................................  2.1(a)
SLH Stockholder Meeting......................................................................  5.5
SLH Voting Debt..............................................................................  3.2(b)
Stockholder Meetings.........................................................................  5.5
Subsidiary...................................................................................  3.1(a)
Surviving Corporation........................................................................  1.3(a)
Syntroleum...................................................................................  Preamble
Syntroleum Acquisition Proposal..............................................................  4.1(j)
Syntroleum Benefit Programs..................................................................  3.1(m)(i)(2)
Syntroleum Common Stock......................................................................  2.1(a)
Syntroleum Common Stock Market Value.........................................................  2.1(a)
Syntroleum Commonly Controlled Entity........................................................  3.1(m)(ii)(8)
Syntroleum Financial Statements..............................................................  3.1(e)
Syntroleum Intangible Property...............................................................  3.1(o)
Syntroleum Letter............................................................................  3.1(a)
Syntroleum Litigation........................................................................  3.1(k)
Syntroleum Material Adverse Change...........................................................  3.1(a)
Syntroleum Material Adverse Effect...........................................................  3.1(a)
Syntroleum Order.............................................................................  3.1(k)
Syntroleum Permits...........................................................................  3.1(j)
Syntroleum Plans.............................................................................  3.1(m)(i)(1)
Syntroleum Preferred Stock...................................................................  3.1(b)
Syntroleum Representatives...................................................................  4.1(j)

DEFINED TERM                                                                                   DEFINED IN SECTION
---------------------------------------------------------------------------------------------  -------------------
Syntroleum Stock Option......................................................................  5.10
Syntroleum Stock Option Plans................................................................  3.1(b)
Syntroleum Stockholder Meeting...............................................................  5.5
Syntroleum Voting Debt.......................................................................  3.1(b)
Taxes........................................................................................  3.1(l)
Trading Day..................................................................................  2.1(a)

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of March 30, 1998 (this "Agreement"), by and between SLH Corporation, a Kansas corporation ("SLH"), and Syntroleum Corporation, an Oklahoma corporation ("Syntroleum").

    WHEREAS, the Boards of Directors of SLH and Syntroleum each have determined that it is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective stockholders for Syntroleum to merge with and into SLH (the "Merger") upon the terms and subject to the conditions of this Agreement;

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, SLH and Syntroleum desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

    NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER; EFFECTIVE TIME OF THE MERGER. Upon the terms and conditions of this Agreement and in accordance with the Oklahoma General Corporation Act (the "Oklahoma Act") and the Kansas General Corporation Code (the "Kansas Code"), Syntroleum shall be merged with and into SLH at the Effective Time (as hereinafter defined). The Merger shall become effective as of the date indicated in a certificate of merger (the "Certificate of Merger"), prepared and executed in accordance with the relevant provisions of the Oklahoma Act and the Kansas Code, that is filed with the Secretary of State of the States of Oklahoma and Kansas pursuant to the Oklahoma Act and the Kansas Code (the "Effective Time"). The filing of the Certificate of Merger shall be made upon, or as soon as practicable after, the closing of the Merger (the "Closing"). The Certificate of Merger shall be in substantially the form attached hereto as Exhibit A.

    1.2 CLOSING. The Closing shall take place at 10:00 a.m. on the first business day after satisfaction (or waiver in accordance with this Agreement) of the latest to occur of the conditions (other than deliveries of instruments to be made at Closing) set forth in Article VI (the "Closing Date"), at the offices of Baker & Botts, L.L.P., 910 Louisiana, Houston, Texas 77002 unless another date or place is agreed to in writing by the parties.

    1.3  EFFECTS OF THE MERGER.

    (a) SURVIVING CORPORATION; CHARTER; BYLAWS. At the Effective Time: (i) Syntroleum shall be merged with and into SLH, the separate existence of Syntroleum shall cease and SLH shall continue as the surviving corporation (SLH and Syntroleum are sometimes referred to herein as the "Constituent Corporations" and the SLH is sometimes referred to herein as the "Surviving Corporation"); (ii) the Articles of Incorporation of SLH as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation; provided that, the Articles of Incorporation of SLH shall be amended by the Certificate of Merger to (a) change the name of the Surviving Corporation to "Syntroleum Corporation" and (b) increase the number of authorized shares of SLH Common Stock (as defined below) to 150,000,000 and to increase the number of authorized shares of SLH Preferred Stock (as defined below) to 5,000,000 and (iii) the Bylaws of SLH as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

    (b) DIRECTORS AND OFFICERS. The individuals listed on Exhibit B hereto shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

    (c) OTHER. The Merger shall have such other effects as specified in the Oklahoma Act and the Kansas Code.

                                   ARTICLE II
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

    2.1 EFFECT OF THE MERGER ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Constituent Corporations or their respective stockholders:

    (a) EXCHANGE RATIO FOR SYNTROLEUM COMMON STOCK. Subject to the provisions of Section 2.2(e) hereof, each share of common stock, par value $0.001 per share, of Syntroleum ("Syntroleum Common Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined)) shall be converted into a number of shares of common stock, par value $0.01 per share, of SLH ("SLH Common Stock") equal to the Exchange Ratio (as hereinafter defined) (such shares issuable upon such conversion are referred to herein as the "Shares"), together with the corresponding number of associated rights (the "SLH Stock Purchase Rights") to purchase one-sixth of one one-hundredth of a share of junior participating preferred stock, par value $0.01 per share ("SLH Junior Preferred Stock"), of SLH pursuant to the Rights Agreement (the "SLH Rights Agreement") dated January 31, 1997 between SLH and American Stock Transfer & Trust Company. All such shares of Syntroleum Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of SLH Common Stock and associated SLH Stock Purchase Rights and cash in lieu of fractional shares of SLH Common Stock as contemplated by Section 2.2(e), to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest. "Exchange Ratio" shall mean the quotient (calculated to the nearest five decimal places) obtained by dividing Syntroleum Common Stock Market Value (as hereinafter defined) by the SLH Common Stock Market Value (as hereinafter defined). "Syntroleum Common Stock Market Value" shall mean the quotient obtained by dividing (i) the excess of (A) the product of (1) the SLH Common Stock Market Value multiplied by (2) 10,519,121 (which number reflects the sum of the number of shares of SLH Common Stock issued and outstanding as of March 12, 1998 plus the number of shares of SLH Common Stock issuable pursuant to SLH Stock Options (as hereinafter defined) which were vested as of March 12, 1998 plus 250,000 shares of SLH Common Stock (which reflects a portion of the number of shares of SLH Common Stock issuable pursuant to SLH Stock Options which are not vested as of March 12, 1998)) over
(B) the total stockholders' equity of SLH reflected in the unaudited financial statements of SLH as of March 31, 1998, minus the book value reflected therein of the shares of Syntroleum Common Stock held by SLH by (ii) 5,950,000 (which number reflects the number of shares of Syntroleum Common Stock held by SLH as of the date hereof). "SLH Common Stock Market Value" shall mean the average closing price of a share of SLH Common Stock during the five Trading Days (as hereinafter defined) ending on the business day immediately preceding the date of the SLH Stockholder Meeting (as hereinafter defined) or in case no such reported sale takes place on such Trading Day the average of the reported closing bid and asked prices of a share of SLH Common Stock on such Trading Day, in either case on the Nasdaq National Market, or if the shares of SLH Common Stock are not quoted on such Nasdaq National Market on such Trading Day, the average of the closing bid and asked prices of a share of SLH Common Stock in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm mutually selected by SLH and

Syntroleum, or if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the market value of a share of SLH Common Stock as mutually determined by SLH and Syntroleum. "Trading Day" shall mean each weekday other than any day on which SLH Common Stock is not traded on the Nasdaq National Market System or in the over-the-counter market.

    (b) ASSUMPTION OF SYNTROLEUM STOCK OPTIONS. Each outstanding Syntroleum Stock Option (as defined in Section 5.10) shall be assumed by SLH as provided in
Section 5.10. No Syntroleum Stock Options shall vest as a result of the Merger.

    (c) ADJUSTMENT OF SLH STOCK OPTIONS. Each outstanding option ("SLH Stock Option") to purchase shares of SLH Common Stock under the SLH's 1997 Stock Incentive Plan (the "SLH Stock Option Plan") shall be adjusted at the Effective Time in the following manner if such adjustment is consented to in writing by the holder of the SLH Stock Option and the written consent is delivered to SLH prior to the Effective Time (with any such consenting optionee hereinafter referred to in this Section 2.1(b) as an "Optionee"):

        (i) such SLH Stock Options shall not vest as a result of the Merger, and the Merger shall not be deemed to involve any of the events described in
    Section 9 of the SLH Stock Option Plan (so that the Merger shall not trigger the immediate vesting of otherwise unvested SLH Stock Options outstanding at the Effective Time as provided in such Section 9); and

        (ii) the exercise provisions of all SLH Stock Options held by an Optionee at the Effective Time shall be adjusted as follows:

           (A) with respect to an Optionee who is a director of SLH as of the date hereof and does not continue as a director of SLH following the Effective Time and with respect to an Optionee who is an employee (and not a director) of SLH as of the date hereof and does not continue as an employee of SLH following the Effective Time, (1) if he dies prior to the fifth anniversary of the Effective Time, then the SLH Stock Option may be exercised to the extent otherwise exercisable within one year following the date of death; and (2) if he does not die prior to the fifth anniversary of the Effective Time, then the SLH Stock Option may be exercised at any time prior to the fifth anniversary of the Effective Time but may not be exercised after the fifth anniversary of the Effective Time; and

            (B) with respect to an Optionee who is a director of SLH as of the date hereof and continues as a director of SLH following the Effective Time, (1) if he dies prior to the fifth anniversary of the Effective Time or prior to 90 days after he ceases to be a director of Syntroleum, whichever last occurs, then the SLH Stock Option may be exercised to the extent otherwise exercisable within one year following the date of death; and (2) if he does not die prior to the fifth anniversary of the Effective Time, then the SLH Stock Option may be exercised to the extent otherwise exercisable at any time prior to the later of (a) the fifth anniversary of the Effective Time or (b) 90 days following the date the Optionee ceases to be a director of SLH; provided, that in no event may the SLH Stock Option be exercised after March 3, 2007.

       (iii) The foregoing shall be deemed to adjust and otherwise supersede any conflicting provisions contained in the SLH Stock Option Plan or the option agreements covering the SLH Stock Options, including the provisions of
    Section 3 of each such option agreements.

    (d) TERMINATION OF SYNTROLEUM SHAREHOLDER AGREEMENTS. Upon consummation of the Merger (which will constitute a public offering of Syntroleum Common Stock as contemplated by Syntroleum shareholder agreements), Syntroleum shareholder agreements shall terminate and be of no further force or effect.

    2.2  EXCHANGE OF CERTIFICATES.

    (a) EXCHANGE AGENT. As of the Effective Time, SLH shall deposit with American Stock Transfer & Trust Company or such other bank or trust company designated by SLH and reasonably acceptable to Syntroleum (the "Exchange Agent"), for the benefit of the holders of shares of Syntroleum Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, cash or SLH Common Stock (to be sold and converted into cash by the Exchange Agent) in an amount sufficient to satisfy the obligations of SLH with respect to payments for fractional shares pursuant to Section 2.2(e) hereof and certificates representing the Shares (such cash and shares of SLH Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the cash and Shares contemplated to be issued pursuant to Sections 2.1 and 2.2(e) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

    (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Syntroleum Common Stock (the "Certificates"), which holder's shares of Syntroleum Common Stock were converted into the right to receive shares of SLH Common Stock pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as SLH and Syntroleum may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of SLH Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by SLH, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor certificates representing that number of whole Shares which such holder has the right to receive pursuant to the provisions of this Article II and cash in lieu of fractional Shares as contemplated by Section 2.2(e), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Syntroleum Common Stock which is not registered in the share transfer records of Syntroleum, certificates representing the appropriate number of shares of SLH Common Stock may be issued to a transferee if the Certificates representing such Syntroleum Common Stock are presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificates representing shares of SLH Common Stock and cash in lieu of any fractional shares of SLH Common Stock as contemplated by this Section 2.2. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the SLH Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto.

    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to SLH Common Stock declared or made before or after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the right to receive shares of SLH Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate (other than Certificates representing Dissenting Shares), there shall be paid to the holder thereof, without interest (in addition to certificates representing that number of whole Shares which such holder has the right to receive pursuant to the provisions of this Article II): (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of SLH Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of SLH Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of SLH Common Stock.

    (d) NO FURTHER OWNERSHIP RIGHTS IN SYNTROLEUM COMMON STOCK. All shares of SLH Common Stock issued upon the surrender for exchange of shares of Syntroleum Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Syntroleum Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by Syntroleum on such shares of Syntroleum Common Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Syntroleum Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

    (e) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of SLH Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article II, and, except as provided in this
Section 2.2(e), no dividend or other distribution, stock split or interest shall relate to any such fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of SLH. In lieu of any fractional share of SLH Common Stock, each holder of shares of Syntroleum Common Stock who would otherwise have been entitled to a fraction of a share of SLH Common Stock upon surrender of Certificates for exchange pursuant to this Article II will be paid an amount in cash (without interest) equal to the value of such fraction of a share based upon the closing price of SLH Common Stock on the Nasdaq Stock Market on the date on which the Effective Time shall occur (or if the SLH Common Stock shall not trade on the Nasdaq Stock Market on such date, the first day of that SLH Common Stock shall trade on the Nasdaq Stock Market thereafter). All shares of Syntroleum Common Stock held by a record holder shall be aggregated for purposes of computing the number of shares of SLH Common Stock to be issued pursuant to this Section 2.2(e).

    (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund and any cash in lieu of fractional shares of SLH Common Stock made available to the Exchange Agent that remain undistributed to the former stockholders of Syntroleum on or after the one-hundred eightieth day following the Effective Time shall be delivered to SLH, upon demand, and any stockholders of Syntroleum who have not theretofore complied with this Article II shall thereafter look only to SLH for payment of their claim for SLH Common Stock, any cash in lieu of fractional shares of SLH Common Stock and any dividends or distributions with respect to SLH Common Stock.

    (g) NO LIABILITY. Neither SLH nor Syntroleum shall be liable to any holder of shares of Syntroleum Common Stock or SLH Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of SLH Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of any such shares on the day immediately preceding the day on which such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of SLH free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

    2.3 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Syntroleum Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have properly exercised appraisal rights with respect thereto under the Oklahoma Act (the "Dissenting Shares") shall not be converted into or represent the right to receive shares of SLH Common Stock as provided in Section 2.1(a), but the holders of Dissenting Shares shall be entitled to receive such payment of the appraised value of such shares held by them from the Surviving Corporation as shall be determined pursuant to the Oklahoma Act; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose the right to appraisal and payment under the Oklahoma Act, each such holder's shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive shares of SLH Common Stock, without any interest thereon, as provided in Section 2.1(a), and upon surrender in the manner provided in Section
2.2 of the Certificate(s) representing such shares, such shares shall no longer be Dissenting Shares.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

    3.1 REPRESENTATIONS AND WARRANTIES OF SYNTROLEUM. Syntroleum represents and warrants to SLH as follows:

    (a) ORGANIZATION, STANDING AND POWER. Each of Syntroleum and its Subsidiaries (as defined below) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to qualify would not have a Syntroleum Material Adverse Effect (as defined below). Syntroleum has heretofore delivered to SLH complete and correct copies of its Certificate of Incorporation and Bylaws and the organizational documents of each of its Subsidiaries. All Subsidiaries of Syntroleum, the percentage of Syntroleum's ownership of such Subsidiaries, the identity and percentage ownership of all other persons with equity interests in such Subsidiaries and their respective jurisdictions of incorporation or organization are identified on Schedule 3.1(a) of the letter dated and delivered to SLH on the date hereof (the "Syntroleum Letter"), which relates to this Agreement and is designated therein as being Syntroleum Letter. As used in this Agreement, a "Syntroleum Material Adverse Effect" or "Syntroleum Material Adverse Change" shall mean any effect or change that is, individually or in the aggregate, materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operation of Syntroleum and its Subsidiaries taken as a whole except for general economic changes and changes that may affect the industries of Syntroleum or any of its Subsidiaries generally. As used in this Agreement, "Subsidiary" or "Subsidiaries" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partner interests of which are held by such party or any Subsidiary of such party that do not have a majority of the voting interest in such partnership); or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

    (b) CAPITAL STRUCTURE. As of the date hereof, the authorized capital stock of Syntroleum consists of 50,000,000 shares of Syntroleum Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share ("Syntroleum Preferred Stock"). At the close of business on the date hereof, (i) 18,993,950 shares of Syntroleum Common Stock are issued and outstanding, (ii) 2,000,000 shares of Syntroleum Common Stock are reserved for issuance pursuant to Syntroleum's 1993 Stock Option and Incentive Plan and 189,939 shares of Syntroleum Common Stock (one percent of the number of shares of Syntroleum Common Stock outstanding on January 1, 1998) are reserved for issuance pursuant to Syntroleum's Stock Option Plan for Outside Directors (Syntroleum's 1993 Stock Option and Incentive Plan and Syntroleum's Stock Option Plan for Outside Directors are collectively referred to as the

"Syntroleum Stock Option Plans"), (iii) 527,433 shares of Syntroleum Common Stock are issuable pursuant to outstanding and unvested stock options granted pursuant to Syntroleum Stock Option Plans, 200,001 shares of Syntroleum Common Stock are issuable pursuant to outstanding and vested stock options granted pursuant to Syntroleum Stock Option Plans and 20,000 shares of Syntroleum Common Stock are issuable pursuant to an outstanding and unvested stock option granted to a consultant to Syntroleum (the "Consultant Option"); (iv) no shares of Syntroleum Preferred Stock are issued and outstanding; and (v) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which Syntroleum stockholders may vote ("Syntroleum Voting Debt") are issued or outstanding. All outstanding shares of Syntroleum Common Stock have been duly authorized, are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as set forth on Schedule 3.1(b) of Syntroleum Letter, all outstanding shares of capital stock of the Subsidiaries of Syntroleum are owned by Syntroleum, or a direct or indirect wholly owned Subsidiary of Syntroleum, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth in this Section 3.1(b) or on Schedule 3.1(b) of Syntroleum Letter and except for changes resulting from the exercise of employee stock options outstanding on the date hereof granted pursuant to Syntroleum Stock Option Plans, or as contemplated by this Agreement, there are outstanding:
(i) no shares of capital stock, Syntroleum Voting Debt or other voting securities of Syntroleum; (ii) no securities of Syntroleum or any Subsidiary of Syntroleum convertible into or exchangeable for shares of capital stock, Syntroleum Voting Debt or other voting securities of Syntroleum or any Subsidiary of Syntroleum; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Syntroleum or any Subsidiary of Syntroleum is a party or by which it is bound in any case obligating Syntroleum or any Subsidiary of Syntroleum to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Syntroleum Voting Debt or other voting securities of Syntroleum or of any Subsidiary of Syntroleum, or obligating Syntroleum or any Subsidiary of Syntroleum to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Schedule 3.1(b) of Syntroleum Letter, there are no stockholder agreements, registration rights, voting trusts or other similar agreements or understandings to which Syntroleum is a party or by which it is bound. Except as set forth on Schedule 3.1(b) of Syntroleum Letter, there are no restrictions on Syntroleum's ability to vote the stock held by Syntroleum of any of its Subsidiaries. To the knowledge of Syntroleum, as of the date of this Agreement, no stockholder of Syntroleum or "group" within the meaning of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be immediately after the Effective Time the beneficial owner of more than 25% of the then outstanding SLH Common Stock.

    (c) NON-SUBSIDIARIES EQUITY INVESTMENT. Schedule 3.1(c) of Syntroleum Letter sets forth the book value of each investment by Syntroleum or any of its Subsidiaries in the voting securities, partnership interests or other equity interests of any corporation, partnership or other entity (other than a Subsidiary of Syntroleum) and the nature and percentage of Syntroleum's or its Subsidiaries' ownership interests in such investment. Except as set forth in
Schedule 3.1(c) of Syntroleum Letter, the voting securities, partnership interests or other equity interests of Syntroleum or its Subsidiaries in such investments are owned free and clear of all liens, charges and encumbrances.

    (d)  AUTHORITY; NO VIOLATIONS; CONSENTS AND APPROVALS.

        (i) The Board of Directors of Syntroleum has approved the Merger and this Agreement, by unanimous vote of the directors (except for those directors who abstained), and declared the Merger and this Agreement to be in the best interests of the stockholders of Syntroleum. Syntroleum has all requisite corporate power and authority to enter into this Agreement and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of Syntroleum in accordance with the Oklahoma Act, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Syntroleum, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of Syntroleum in accordance with the Oklahoma Act. This Agreement has been duly executed and delivered by Syntroleum and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of Syntroleum in accordance with the Oklahoma Act, and assuming this Agreement constitutes the valid and binding obligation of SLH, constitutes a valid and binding obligation of Syntroleum enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

        (ii) Except as set forth on Schedule 3.1(d) of Syntroleum Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Syntroleum or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or Bylaws of Syntroleum or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, or indenture applicable to Syntroleum or any of its Subsidiaries, (iii) any other agreement, instrument, permit, concession, franchise or license applicable to Syntroleum or any of its Subsidiaries or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.1(d)(iii) are duly and timely obtained or made and the approval of the Merger and this Agreement by the stockholders of Syntroleum has been obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Syntroleum or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Syntroleum Material Adverse Effect, materially impair the ability of Syntroleum to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

       (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to Syntroleum or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Syntroleum or the consummation by Syntroleum of the transactions contemplated hereby, as to which the failure to obtain or make would have a Syntroleum Material Adverse Effect, except for: (A) the filing of the Certificate of Merger with the Secretary of States of the State of Oklahoma and Kansas; and (B) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws.

    (e) FINANCIAL STATEMENTS. Syntroleum previously has delivered to SLH a true and complete copy of the consolidated balance sheets of Syntroleum and its consolidated Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years then ended on such dates, together with the notes thereto, in each case audited by and accompanied by the report of Arthur Andersen LLP, independent accountants (all the foregoing financial statements, including the notes thereto, being referred to herein collectively as the "Syntroleum Financial Statements"). Syntroleum will deliver to SLH true and complete copies of any quarterly financial statements (which will be prepared in the same manner as Syntroleum Financial Statements) prepared after the date hereof. Syntroleum Financial Statements are prepared in accordance with generally accepted accounting principles in effect in the United States ("GAAP") applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto, (ii) in the case of the unaudited financial statements, such differences in presentation or omissions as permitted by Rule 10-01 of Regulation S-X of the SEC and (iii) the unaudited financial statements do not contain all notes required by GAAP) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited financial statements, to normal year-end adjustments on a basis comparable with past periods) the consolidated financial position of Syntroleum and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Syntroleum and its consolidated Subsidiaries for the periods presented therein.

    (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Syntroleum for inclusion or incorporation by reference in SLH's 1997 Form 10-K or the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "SEC") by SLH in connection with the issuance of shares of SLH Common Stock in the Merger (the "S-4") will, at the time the S-4 becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder or at the Effective Time (or in the case of SLH's Form 10-K, upon filing thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and none of the information supplied or to be supplied by Syntroleum and included or incorporated by reference in the related proxy statement (the "Proxy Statement") will, at the time of mailing thereof or at the time of the meetings of the stockholders of SLH or Syntroleum to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Syntroleum or any of its Subsidiaries, or with respect to other information supplied by Syntroleum for inclusion in the Proxy Statement or S-4, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of SLH and Syntroleum. The S-4 and the Proxy Statement, insofar as they relate to Syntroleum or its Subsidiaries or other information supplied by Syntroleum for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder.

    (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in Schedule 3.1(g) of Syntroleum Letter, or except as contemplated by this Agreement, since December 31, 1997, Syntroleum has in all material respects conducted its business only in the ordinary course and there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Syntroleum's capital stock; (ii) any amendment of any material term of any outstanding equity security of Syntroleum or any Subsidiary; (iii) any repurchase, redemption or other acquisition by Syntroleum or any Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Syntroleum or any Subsidiary; (iv) any material change in any method of accounting or accounting practice, or in any tax method, principle, election or practice by Syntroleum or any Subsidiary; (v) if the covenants and agreements with respect to Syntroleum and its Subsidiaries set forth in Section 4.1 had been applicable to Syntroleum and its Subsidiaries during the period from December 31, 1997 to the date of this Agreement, any action, transaction, commitment or failure to act that would cause Syntroleum or any such Subsidiary to fail to comply with such covenants and agreements; or (vi) any other action, transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that has had, or may reasonably be expected to have, a Syntroleum Material Adverse Effect.

    (h) NO UNDISCLOSED MATERIAL LIABILITIES. Except as fully reflected or reserved against in Syntroleum Financial Statements, or disclosed in the footnotes thereto, or referred to in Schedule 3.1(h) or elsewhere in Syntroleum Letter, as of the date hereof Syntroleum and its Subsidiaries have no liabilities, absolute or contingent other than liabilities which, individually or in the aggregate, are reasonably expected not to have a Syntroleum Material Adverse Effect. Except as so reflected, reserved or disclosed, Syntroleum and its Subsidiaries have no commitments which, individually or in the aggregate, are reasonably expected to have a Syntroleum Material Adverse Effect.

    (i)  MATERIAL CONTRACTS; NO DEFAULTS.

        (i) Set forth in Schedule 3.1(i)(i) of Syntroleum Letter is (A) a list of all loan or credit agreements, notes, bonds, mortgages, indentures, financing leases or other debt instruments or agreements pursuant to which, as of a date within 30 days of the date hereof, any indebtedness (determined in accordance with GAAP) of Syntroleum or any of its Subsidiaries in an aggregate principal amount in excess of $1,000,000 is outstanding or may be incurred and (B) the respective principal amounts outstanding thereunder as of the date of this Agreement.

        (ii) Schedule 3.1(i)(ii) of Syntroleum Letter contains a listing of all other contracts, agreements, arrangements or understandings to which Syntroleum or one of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound (exclusive of any contracts, agreements, arrangements or understandings that are immaterial as to amount and significance to the operations to which they relate and are routinely entered into the ordinary course of business) described in (A) through (I) below to which Syntroleum or any of its Subsidiaries is a party (the items referred to in clauses (i) and (ii) of this Section 3.1(i) being collectively referred to herein as "Contracts").

           (A) Each Contract involving Syntroleum Intangible Property;

            (B) Each Contract or guaranty of third party debt or obligations not in the ordinary course of business involving expenditures, commitments or receipts of Syntroleum or any of its Subsidiaries;

            (C) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except real or personal property leases and installment and conditional sales agreements having a value per property or item or aggregate payments of less than $50,000 and with terms of less than one year);

           (D) Each Contract to or with any employee providing for aggregate payments in excess of $50,000 per year or with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

            (E) Each joint venture contract, partnership arrangement or other Contract (however named) involving a sharing of profits, losses, costs or liabilities by Syntroleum or any of its Subsidiaries with any other person;

            (F) Each contract containing covenants which in any way purport to limit the freedom of Syntroleum or any of its Subsidiaries to engage in any line of business or engage in business in any geographic area or to compete with any person;

           (G) Each general power of attorney granting the recipient the power to commit material resources of Syntroleum or its Subsidiaries which is currently effective and outstanding;

           (H) Each contract for capital expenditures in excess of $500,000; and

            (I) Each amendment, supplement and modification (whether written or oral) in respect of any of the foregoing.

       (iii) Except as disclosed on Schedule 3.1(i)(iii) of Syntroleum Letter (and, in the case of contracts and agreements arising after the date hereof and prior to the Effective Time, which are not prohibited by Section 4.1 of this Agreement and are disclosed in writing to SLH), there is no contract or agreement that is material to the business, financial condition or results of operations of Syntroleum and its Subsidiaries taken as a whole. Neither Syntroleum, nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) in the case of Syntroleum and its Subsidiaries, their respective charter and bylaws or comparable organizational documents, (ii) except as disclosed in Schedule 3.1(i) of Syntroleum Letter, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Syntroleum or any of its Subsidiaries is now a party or by which Syntroleum or any of its Subsidiaries or any of their respective properties or assets may be bound or
    (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Syntroleum or any of its Subsidiaries, except in the case of
    (ii) and (iii) for defaults or violations which in the aggregate would not have a Syntroleum Material Adverse Effect. Except as disclosed on Schedule 3.1(i)(iii) of Syntroleum Letter, to the knowledge of Syntroleum, none of the other parties to the Contracts are in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract, other than such violations or defaults as would not have a Syntroleum Material Adverse Effect.

    (j) COMPLIANCE WITH APPLICABLE LAWS. Syntroleum and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Syntroleum Permits"), except where the failure so to hold would not have a Syntroleum Material Adverse Effect. Syntroleum and its Subsidiaries are in compliance with the terms of Syntroleum Permits, except where the failure so to comply would not have a Syntroleum Material Adverse Effect. Except as disclosed or as set forth on Schedule 3.1(j), 3.1(k), 3.1(l), 3.1(m), 3.1(n) or 3.1(o) of Syntroleum Letter, the businesses of Syntroleum and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment or decree of any Governmental Entity, except for possible violations which would not have a Syntroleum Material Adverse Effect. Except as set forth on Schedule 3.1(j) of Syntroleum Letter, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Syntroleum or any of its Subsidiaries is, to the best knowledge of Syntroleum, pending or threatened, other than those the outcome of which would not have a Syntroleum Material Adverse Effect.

    (k) LITIGATION. Schedule 3.1(k) of Syntroleum Letter discloses all suits, actions or proceedings pending, or, to, the best knowledge of Syntroleum, threatened against Syntroleum or any Subsidiary of Syntroleum ("Syntroleum Litigation") on the date of this Agreement and all judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Syntroleum or any Subsidiary of Syntroleum ("Syntroleum Order") on the date of this Agreement, in each case in which the amount claimed or that could be involved is in excess of $100,000. Except as disclosed on
Schedule 3.1(k) of Syntroleum Letter, there is no Syntroleum Litigation that, individually or in the aggregate with all other Syntroleum Litigation, is reasonably likely to have a Syntroleum Material Adverse Effect, nor is there any Syntroleum Order that, individually or in the aggregate with all other Syntroleum Litigation, is reasonably likely to have a Syntroleum Material Adverse Effect or a material adverse effect on Syntroleum's ability to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement.

    (l) TAXES. Except as set forth on Schedule 3.1(l) of Syntroleum Letter and except for exceptions to the following that would not, individually or in the aggregate, have a Syntroleum Material Adverse Effect:

        (i) Each of Syntroleum, each of its Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which any such corporation is or was a member has (A) duly and timely (taking into account any extensions) filed all federal, state, local, foreign and other returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed or sent by or with respect to it in respect of any Taxes (as hereinafter defined), (B) duly paid or deposited on a timely basis all Taxes (including estimated Taxes) that are due and payable (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in Syntroleum's most recent audited financial statements) for which Syntroleum or any of its Subsidiaries may be liable, (C) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of Syntroleum and its Subsidiaries through the date hereof, and (D) complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

        (ii) Schedule 3.1(l) of Syntroleum Letter sets forth (i) the last taxable period through which the United States federal income Tax Returns of Syntroleum and any of its Subsidiaries have been examined by the Internal Revenue Service ("IRS") or otherwise closed and (ii) any affiliated, consolidated, combined, unitary or similar group Return in which Syntroleum or any of its Subsidiaries is or has been a member or is or has joined in the filing. Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable federal, state, local, foreign or other taxing authority have been paid, fully settled or adequately provided for in Syntroleum's most recent audited financial statements. Except as adequately provided for in Syntroleum Financial Statements, no material tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Syntroleum or any of its Subsidiaries would be liable, and no material deficiency for any such Taxes has been proposed, asserted or assessed pursuant to such examination against Syntroleum or any of its Subsidiaries by any federal, state, local, foreign or other taxing authority with respect to any period.

       (iii) Neither Syntroleum nor any of its Subsidiaries has executed or entered into with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which Syntroleum or any of its Subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of federal, state, local, foreign or other tax law that relates to the assets or operations of Syntroleum or any of its Subsidiaries.

        (iv) Neither Syntroleum nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

        (v) Neither Syntroleum nor any of its Subsidiaries has made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Syntroleum or any of its Subsidiaries.

        (vi) Neither Syntroleum nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing or allocation agreement or similar agreement or arrangement.

    For purposes of this Agreement, "Taxes" means all federal, state, local, foreign and other taxes, charges, fees, levies, imposts, duties, licenses or other governmental assessments, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

    (m)  PENSION AND BENEFIT PLANS; ERISA.

        (i) Syntroleum has made available to SLH true, correct, and complete copies of each of the following which is sponsored, maintained or contributed to by Syntroleum or any of its Subsidiaries for the benefit of the employees of Syntroleum or such Subsidiary:

            (1) each "employee benefit plan," as such term is defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) ("Syntroleum Plans"); and

            (2) each personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.1(m)(i)(1) ("Syntroleum Benefit Programs").

        (ii) Except as disclosed in Schedule 3.1(m)(ii) of Syntroleum Letter:

            (1) Syntroleum and its Subsidiaries do not contribute to or have an obligation to contribute to, and have not at any time within six years prior to the Effective Time contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA;

            (2) Syntroleum and its Subsidiaries have substantially performed all material obligations, whether arising by operation of law or by contract, required to be performed by them in connection with Syntroleum Plans and Syntroleum Benefit Programs, and to the knowledge of Syntroleum there have been no material defaults or violations by any other party to Syntroleum Plans or Syntroleum Benefit Programs;

            (3) All reports and disclosures relating to Syntroleum Plans required to be filed with or furnished to governmental agencies, Syntroleum Plan participants or beneficiaries have been filed or furnished substantially in accordance with applicable law in a timely manner;

            (4) Each Syntroleum Plan intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or, to the knowledge of Syntroleum, operated in a way which would adversely affect such qualified status. As to any Syntroleum Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of Syntroleum Plan within the meaning of Section 411(d)(3) of the Code;

            (5) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Syntroleum, threatened against, or with respect to, any of Syntroleum Plans or Syntroleum Benefit Programs or their assets. To the knowledge of Syntroleum, there is no matter pending (other than routine qualification determination filings) with respect to any of Syntroleum Plans before the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC");

            (6) As to any Syntroleum Plan subject to Title IV of ERISA, there has been no event or condition which presents the material risk of a Syntroleum Plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of
       Section 4043 of ERISA (for which the disclosure requirements of Regulation 2615.3 promulgated by the PBGC have not been waived) has occurred, no notice of intent to terminate Syntroleum Plan has been given under Section 4041(c) of ERISA, no proceeding has been instituted under
       Section 4042 of ERISA to terminate Syntroleum Plan, no liability to the PBGC has been incurred;

            (7) No act, omission or transaction has occurred which would result in imposition on Syntroleum or any of its Subsidiaries of (A) liability for a breach of fiduciary duty under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsection (c), (i) or (1) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

            (8) With respect to any employee benefit plan, within the meaning of
       Section 3(3) of ERISA, which is not a Syntroleum Plan but which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Effective Time, by any corporation, trade, business or entity under common control with Syntroleum, within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA ("Syntroleum Commonly Controlled Entity"),
       (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the PBGC has been incurred by any Syntroleum Commonly Controlled Entity, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and
       (D) all contributions (including installments) to such plan required by
       Section 302 of ERISA and Section 412 of the Code have been timely made;
       and

            (9) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require Syntroleum or any of its Subsidiaries to make a larger contribution to, or pay greater benefits under, any Syntroleum Plan or Syntroleum Benefit Program than it otherwise would or (B) create or give rise to any additional vested rights or service credits under any Syntroleum Plan or Syntroleum Benefit Program.

       (iii) Except as disclosed on Schedule 3.1(m)(iii) of Syntroleum Letter, there are no severance agreements or employment agreements between Syntroleum or any of its Subsidiaries and any employee of Syntroleum or such Subsidiary. True and correct copies of all such severance and employment agreements have been provided to SLH. Except as disclosed on Schedule 3.1(m)(iii) of Syntroleum Letter, (A) neither Syntroleum nor any of its Subsidiaries has any consulting agreement or arrangement with any person involving annual compensation in excess of $100,000, except as are terminable without penalty upon one month's notice or less, and (B) no stock or other security issued by Syntroleum or any of its Subsidiaries forms or has formed a material part of the assets of any Syntroleum Plan or Syntroleum Benefit Program.

    (n)  LABOR MATTERS.

        (i) Except as set forth in Schedule 3.1(n)(i) of Syntroleum Letter, as of the date of this Agreement, (1) no employees of Syntroleum or any of its Subsidiaries are represented by any labor organization; (2) no labor organization or group of employees of Syntroleum or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and (3) to the knowledge of Syntroleum, there are no organizing activities involving Syntroleum or any of its Subsidiaries pending with any labor organization or group of employees of Syntroleum or any of its Subsidiaries.

        (ii) Except as set forth on Schedule 3.1(n)(ii) of Syntroleum Letter, Syntroleum and each of its Subsidiaries is in compliance with all laws and orders relating to the employment of labor, including all such laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health workers' compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes, except where the failure to comply would not have a Syntroleum Material Adverse Effect.

    (o) INTANGIBLE PROPERTY. To Syntroleum's knowledge, Syntroleum and its Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, database, industrial designs, trade secrets, technology, and copyrights necessary for the operation of the businesses of each of Syntroleum and its Subsidiaries (collectively, the "Syntroleum Intangible Property"), except where the failure to possess or have adequate rights to use such properties would not reasonably be expected to have a Syntroleum Material Adverse Effect. Schedule 3.1(o) of Syntroleum Letter lists all patents and trademarks (and applications for patents and trademarks) or licensing agreements with respect to any patent or trademark, which in each case is applicable to a material portion of the business of Syntroleum or its Subsidiaries. To the knowledge of Syntroleum, except as set forth on Schedule 3.1(o) of Syntroleum Letter, all of Syntroleum Intangible Property is owned or used by Syntroleum or its Subsidiaries free and clear of any and all liens, claims or encumbrances, except those that are not reasonably likely to have a Syntroleum Material Adverse Effect, and neither Syntroleum nor any such Subsidiary has forfeited or otherwise relinquished any Syntroleum Intangible Property which forfeiture would result in a Syntroleum Material Adverse Effect. To the knowledge of Syntroleum, the use of Syntroleum Intangible Property by Syntroleum or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any valid right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person and there have been no claims made, and neither Syntroleum nor any of its Subsidiaries has received any notice of any claim or otherwise knows, that any of Syntroleum Intangible Property is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has been failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of Syntroleum Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that would not reasonably be expected to have a Syntroleum Material Adverse Effect.

    (p)  ENVIRONMENTAL MATTERS.

        For purposes of this Agreement:

       (A) "Environmental Law" means any applicable law regulating or prohibiting Releases into any part of the natural environment, or pertaining to the protection of natural resources, the Environment and public and employee health and safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. Section 9601 ET SEQ.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.), the Clean Water Act (33 U.S.C. Section 1251 ET SEQ.), the Clean Air Act (33 U.S.C. Section 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. Section 7401 ET SEQ.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 ET SEQ.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 ET SEQ.) ("OSHA") and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the Closing Date.

        (B) "Hazardous Material" means any substance, material or waste which is regulated, or which could be the subject of Remedial Action, pursuant to any Environmental Law by any public or governmental authority in the jurisdictions in which the applicable party or its Subsidiaries conducts business, or the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," ("extremely hazardous waste" or "restricted hazardous waste," "pollutant," "contaminants," "toxic waste" or "toxic substance" under any provision of Environmental Law;

        (C) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its Subsidiaries; and

       (D) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to (I) clean up, remove, treat, or in any other way ameliorate the Release of any Hazardous

    Materials in the indoor or outdoor environment; (II) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (III) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (IV) bring the applicable party into compliance with any Environmental Law.

            (i) Except as disclosed on Schedule 3.1(p) of Syntroleum Letter, the operations of Syntroleum and its Subsidiaries have been and are currently in compliance with all Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Syntroleum Material Adverse Effect;

            (ii) Except as disclosed on Schedule 3.1(p) of Syntroleum Letter, Syntroleum and its Subsidiaries have obtained and maintained all permits required under applicable Environmental Laws for the continued operations of their respective businesses, except such permits the lack of which would not reasonably be expected to lead to a Syntroleum Material Adverse Effect;

           (iii) Except as disclosed on Schedule 3.1(p) of Syntroleum Letter, as of the date hereof Syntroleum and its Subsidiaries are not subject to any material (individually or in the aggregate) outstanding written orders or material contracts with any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material;

            (iv) Except as disclosed on Schedule 3.1(p) of Syntroleum Letter, Syntroleum and its Subsidiaries have not received any written communication alleging, with respect to any such party, and has no knowledge of, or reasonable reason to suspect the existence of, the violation of or liability under any Environmental Law, which violation or liability would reasonably be expected to have a Syntroleum Material Adverse Effect;

            (v) Except as disclosed on Schedule 3.1(p) of Syntroleum Letter, neither Syntroleum nor any of its Subsidiaries has any contingent liability in connection with any Release of any Hazardous Material including, without limitation, in connection with the exposure of any person or property to Hazardous Material that would reasonably be expected to lead to a Syntroleum Material Adverse Effect;

            (vi) Except as disclosed on Schedule 3.1(p) of Syntroleum Letter, the operations of Syntroleum or its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent, or any other Hazardous Material are in compliance with applicable Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Syntroleum Material Adverse Effect; and

           (vii) Except as disclosed on Schedule 3.1(p) of Syntroleum Letter, to the knowledge of Syntroleum as of the date hereof, there is not now on or in any property of Syntroleum or its Subsidiaries any of the following:
       (A) any underground storage tanks or surface impoundments, (B) any asbestos-containing materials, or (C) any polychlorinated biphenyls, any of which ((A), (B) or (C) preceding) could reasonably be expected to have a Syntroleum Material Adverse Effect. None of the properties owned or operated by Syntroleum are restricted as to use or as to transfer of title, or the subject of any special recorded notice, as a result of the existence of Hazardous Substances thereon.

          (viii) Syntroleum has made available to SLH for review all written reports of environmental audits and assessments prepared for Syntroleum or any of its Subsidiaries within the last three years by third party consultants or internal environmental, safety or health personnel which are in the possession or control of Syntroleum and which relate to the assets or operations of Syntroleum or any of its Subsidiaries.

    (q) OPINION OF FINANCIAL ADVISOR. Syntroleum has received the opinion of J.P. Morgan Securities Inc. (a copy of which has been delivered to SLH) to the effect that, as of the date hereof, the consideration to be received by the holders of Syntroleum Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.

    (r) VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Syntroleum Common Stock outstanding is the only vote of the holders of any class or series of Syntroleum capital stock necessary to approve this Agreement and the transactions contemplated hereby.

    (s) INSURANCE. Syntroleum has delivered to SLH an insurance schedule of Syntroleum's and each of its Subsidiaries' directors' and officers' liability insurance, primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker's compensation, in effect as of the date hereof. Syntroleum maintains insurance coverage reasonably adequate for the operation of the business of Syntroleum and each of its Subsidiaries (taking into account the cost and availability of such insurance), and the transactions contemplated hereby will not materially adversely affect such coverage.

    (t) BROKERS. Except as disclosed on Schedule 3.1(t) of Syntroleum Letter, no broker, investment banker, or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Syntroleum.

    (u) TAX MATTERS. As of the date hereof, the representations which Syntroleum is to make pursuant to Exhibit C attached hereto (other than any representation which refers to the Proxy Statement) are true and correct, assuming for purposes of this representation and warranty that the Merger referred to in such Exhibit C had been consummated on the date hereof. In addition, the representations which are made by Syntroleum in the form of Exhibit C hereof (with such variations therein as may be made) in connection with the rendering of the tax opinion for which provision is made in Section 6.1(h) hereof will be true and correct at the time that the Merger occurs. Such representations are for the benefit of the holders of Syntroleum Common Stock.

    (v)  TITLE.  Except as disclosed in Syntroleum Financial Statements or on
Schedule 3.1(v) of Syntroleum Letter, Syntroleum and each of its Subsidiaries have good and marketable title to all real property and good title to all personal property owned by them, in each case free and clear of all liens, pledges or encumbrances securing money borrowed, the deferred purchase price of property in excess of $300,000 or capital leases and free and clear of all other liens, pledges, encumbrances or defects that could affect the value or use thereof except for any such other liens, pledges, encumbrances or defects that would not have a Syntroleum Material Adverse Effect.

    (w) BOOKS AND RECORDS. Syntroleum and its Subsidiaries (i) make and keep accurate books and records and (ii) maintain internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management's authorization, (B) transactions are recorded as necessary to permit preparation of their financial statements and to maintain accountability for their assets, (C) access to their assets is permitted only in accordance with management's authorization and (D) the reported accountability for their assets is compared with existing assets at reasonable intervals.

    (x) CERTAIN PAYMENTS. Neither Syntroleum nor any of its Subsidiaries, nor any director, officer, agent, employee or other person associated with or acting on behalf of the Syntroleum or any of its Subsidiaries, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic governmental official or employee from corporate funds; violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977; nor made any illegal bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

    (y) TRANSACTIONS WITH RELATED PARTIES. Except as set forth in Schedule 3.1(y) of Syntroleum Letter, there are no agreements, contracts or other arrangements between (i) Syntroleum or any of its Subsidiaries, on the one hand, and (ii) any Related Person (as defined below) of Syntroleum, on the other hand. Except as set forth in Schedule 3.1(y) of Syntroleum Letter and except for the ownership of the SLH Common Stock issued hereunder, after the Closing Date no Related Person of Syntroleum and no present officer or director of any Related Person of Syntroleum has any interest in any property (real or personal, tangible or intangible) or contract used in or pertaining to the business of Syntroleum and its Subsidiaries (or the Surviving Corporation and its Subsidiaries) and no Related Person of Syntroleum has any direct or indirect ownership interest (excluding immaterial passive investments) in any person (other than through Syntroleum or any of its Subsidiaries) with which Syntroleum or any of its Subsidiaries competes in any material respect or has a material business relationship. Schedule 3.1(y) of Syntroleum letter sets forth as of the date of this Agreement a description of all services provided by any Related Person of Syntroleum or Syntroleum and any of its Subsidiaries. A "Related Person" of any person shall mean any holder of in excess of 5% of the equity securities of such person and any affiliates or associates (as defined in Rule 12b-2 under the Exchange Act) of such holder (other than such original person or its Subsidiaries).

    (z) STATE TAKEOVER LAWS. Syntroleum has taken all necessary action to exempt the transactions contemplated by this Agreement from the provisions of
Section 1090.3 of the Oklahoma Act, the Oklahoma Takeover Disclosure Act of 1985 and the Oklahoma Control Shares Acquisition Act.

    (aa) YEAR 2000. Syntroleum has taken all necessary action to enable its computer software to process data attributable to the year 2000 and thereafter. Syntroleum's operating and financial systems will be able to process such data by the year 2000.

    3.2 REPRESENTATIONS AND WARRANTIES OF SLH. SLH represents and warrants to Syntroleum as follows:

    (a) ORGANIZATION, STANDING AND POWER. Each of SLH and SLH's Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to qualify would not have a SLH Material Adverse Effect (as defined below). SLH has heretofore delivered to Syntroleum complete and correct copies of SLH's Articles of Incorporation and Bylaws and the organizational documents of each of SLH's Subsidiaries. All Subsidiaries of SLH, the percentage of SLH's ownership of such Subsidiaries, the identity and percentage ownership of all other persons with equity interests in such Subsidiaries and their respective jurisdictions of incorporation or organization are identified on Schedule 3.2(a) of the letter dated and delivered to Syntroleum on the date hereof (the "SLH Letter"), which relates to this Agreement and is designated therein as being the SLH Letter. As used in this Agreement "SLH Material Adverse Effect" or "SLH Material Adverse Change" shall mean any effect or change that is, individually or in the aggregate, materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operation of SLH and its Subsidiaries taken as a whole except for general economic changes and changes that may affect the industries of SLH or any of its Subsidiaries generally.

    (b) CAPITAL STRUCTURE. As of the date hereof, the authorized capital stock of SLH consists of 30,000,000 shares of SLH Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share ("SLH Preferred Stock"). At the close of business on March 12, 1998: (i) 10,074,721 shares of SLH Common Stock are issued and outstanding, an aggregate of 974,400 shares of SLH Common Stock are reserved for issuance pursuant to the SLH Stock Option Plan, 780,000 shares of SLH Common Stock are issuable pursuant to outstanding and unvested stock options granted pursuant to the SLH Stock Option Plan and 194,400 shares of SLH Common Stock are issuable pursuant to outstanding and vested stock options granted pursuant to the SLH Stock Option Plan; (ii) no shares of

SLH Preferred Stock are issued and outstanding and 50,000 shares of SLH Junior Preferred Stock are reserved for issuance in connection with the SLH Stock Purchase Rights; and (iii) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which SLH stockholders may vote ("SLH Voting Debt") are issued or outstanding. From March 12, 1998 until the Effective Time, no additional shares, options or similar rights will be issued or authorized other than shares issued in connection with options which were outstanding and vested (or which vest in accordance with their original terms as in effect on the close of business on March 12, 1998) pursuant to the SLH Stock Option Plan as in effect on the close of business on March 12, 1998. Assuming the Effective Date is prior to September 30, 1998, no options or similar rights that were not vested at the close of business on March 12, 1998 will vest prior to the Effective Time (other than in the case of the death of a holder of such option or a change of control of SLH as provided in the SLH Stock Option Plan). All outstanding shares of SLH Common Stock have been duly authorized, are validly issued, fully paid and nonassessable and are not subject to preemptive rights, and, subject to the approval of this Agreement and the Merger, all shares of SLH Common Stock issuable in the Merger will be duly authorized and, when issued, will be validly issued, fully paid and non-assessable and free of preemptive rights. Except as set forth on Schedule 3.2(b) of the SLH Letter, all outstanding shares of capital stock of the Subsidiaries of SLH are owned by SLH, or a direct or indirect wholly owned Subsidiary of SLH, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth in this Section 3.2(b) or on Schedule 3.2(b) of the SLH Letter and except for changes resulting from the exercise of employee stock options outstanding on the date hereof granted pursuant to the SLH Stock Option Plan, or as contemplated by this Agreement there are outstanding: (i) no shares of capital stock, SLH Voting Debt or other voting securities of SLH; (ii) no securities of SLH or any Subsidiary of SLH convertible into or exchangeable for shares of capital stock, SLH Voting Debt or other voting securities of SLH or any Subsidiary of SLH; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which SLH or any Subsidiary of SLH is a party or by which it is bound in any case obligating SLH or any Subsidiary of SLH to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any SLH Voting Debt or other voting securities of SLH or of any Subsidiary of SLH, or obligating SLH or any Subsidiary of SLH to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Schedule 3.2(b) of the SLH Letter, there are no stockholder agreements, registration rights, voting trusts or other similar agreements or understandings to which SLH is a party or by which it is bound. Except as set forth on Schedule 3.2(b) of the SLH Letter, there are no restrictions on SLH's ability to vote the stock held by SLH or any of its Subsidiaries. To the knowledge of SLH, as of the date of this Agreement, no stockholder of SLH or "group" within the meaning of Section 13(d)(3) of the Exchange Act will be immediately after the Effective Time the beneficial owner of more than 25% of the then outstanding SLH Common Stock.

    (c) NON-SUBSIDIARIES EQUITY INVESTMENT. Schedule 3.2(c) of the SLH Letter sets forth the book value of each investment by the SLH or any of its Subsidiaries in the voting securities, partnership interests or other equity interests of any corporation, partnership or other entity (other than a Subsidiary of SLH) and the nature and percentage of SLH's or its Subsidiaries' ownership interests in such investment. Except as set forth in Schedule 3.2(c) of the SLH Letter, the voting securities, partnership interests or other equity interests of SLH or its Subsidiaries in such investments are owned free and clear of all liens, charges and encumbrances.

    (d)  AUTHORITY; NO VIOLATIONS; CONSENTS AND APPROVALS.

        (i) The Board of Directors of SLH has, by unanimous vote of the directors (except for those directors who abstained), approved and declared to be in the best interests of the stockholders of SLH the Merger, this Agreement and the amendments to the Articles of Incorporation of SLH provided in the Certificate of Merger. SLH has all requisite corporate power and authority to enter into this Agreement and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of SLH in accordance with the Kansas Code, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SLH, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of SLH in accordance with the Kansas Code. This Agreement has been duly executed and delivered by SLH and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of SLH in accordance with the Kansas Code, and assuming this Agreement constitutes the valid and binding obligation of Syntroleum, constitutes a valid and binding obligation of SLH enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

        (ii) Except as set forth on Schedule 3.2(d) of the SLH Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of SLH or any of its Subsidiaries under, any provision of (i) the Articles of Incorporation or Bylaws of SLH or any provision of the comparable charter or organizational documents of any of its Subsidiaries,
    (ii) any loan or credit agreement, note, bond, mortgage, or indenture applicable to SLH or any of its Subsidiaries, (iii) any other agreement, instrument, permit, concession, franchise or license applicable to SLH or any of its Subsidiaries or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in
    Section 3.2(d)(iii) are duly and timely obtained or made and the approval of this Agreement and the Merger by the stockholders of SLH has been obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to SLH or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a SLH Material Adverse Effect, materially impair the ability of SLH to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

       (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to SLH or any of its Subsidiaries in connection with the execution and delivery of this Agreement by SLH or the consummation by SLH of the transactions contemplated hereby, as to which the failure to obtain or make would have a SLH Material Adverse Effect, except for: (A) the filing with the SEC of a proxy statement in preliminary and definitive form relating to the meeting of SLH's stockholders to be held in connection with the approval of this Agreement and the Merger by stockholders of SLH, the S-4, such reports under Section 13(a) of the Exchange Act and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required; (B) filings with, and approval of, the Nasdaq Stock Market; (C) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws, or environmental laws; and (D) the filing of the Certificate of Merger with the Secretary of State of the States of Oklahoma and Kansas.

    (e) SEC DOCUMENTS. SLH has made available to Syntroleum a true and complete copy of each quarterly, annual or current report on Form 10-Q, 10-K or 8-K, registration statement and definitive proxy statement filed by SLH with the SEC prior to the date of this Agreement, which are all the documents (other than preliminary material) that SLH was required to file with the SEC prior to the date of this Agreement. SLH will make available to Syntroleum, a true and complete copy of each quarterly, annual or current report on Form 10-Q, 10-K or 8-K, registration statement and definitive proxy statement filed by SLH with the SEC subsequent to the date of this Agreement and prior to the Effective Time. All of such reports and statements filed prior to the date of this Agreement and the Form 10-K of the SLH are hereinafter referred to as the "SLH SEC Documents." As of their respective filing dates, the SLH SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SLH SEC Documents, and, assuming the accuracy of information supplied by Syntroleum for inclusion therein, none of the SLH SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective filing dates, the financial statements of SLH included in the SLH SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto, (ii) in the case of the unaudited statements, such differences in presentation or omissions as permitted by Rule 10-01 of Regulation S-X of the SEC and (iii) the unaudited financial statements do not contain all notes required by GAAP) and fairly presented in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end adjustments on a basis comparable with past periods) the consolidated financial position of SLH and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of SLH and its consolidated Subsidiaries for the periods presented therein.

    (f) INFORMATION SUPPLIED. Assuming the accuracy of information supplied by Syntroleum for inclusion therein, none of the information supplied or to be supplied by SLH for inclusion or incorporation by reference in the S-4 will, at the time the S-4 becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and none of the information supplied or to be supplied by SLH and included or incorporated by reference in the Proxy Statement will, at the time of mailing thereof or at the time of the meetings of the stockholders of SLH or Syntroleum to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to SLH or any of its Subsidiaries, or with respect to other information supplied by SLH for inclusion in the Proxy Statement or S-4, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of SLH and Syntroleum. The S-4 and the Proxy Statement, insofar as they relate to SLH or its Subsidiaries or other information supplied by SLH for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in, or reflected in the financial statements included in the SLH SEC Documents or on
Schedule 3.2(g) of the SLH Letter, or except as contemplated by this Agreement, since December 31, 1997, SLH has, in all material respects, conducted its business only in the ordinary course and there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of SLH's capital stock (other than a two for one stock split effected on February 9, 1998); (ii) any amendment of any material term of any outstanding equity security of SLH or any Subsidiary; (iii) any repurchase, redemption or other acquisition by SLH or any Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, SLH or any Subsidiary, except as contemplated by SLH Benefit Programs (as hereinafter defined); (iv) any material change in any method of accounting or accounting practice, or in any tax method, principle, election or practice by SLH or any Subsidiary; (v) if the covenants and agreements with respect to the SLH and its Subsidiaries set forth in Section
4.2 had
been applicable to SLH and its Subsidiaries during the period from December 31, 1997 to the date of this Agreement, any action, transaction, commitment or failure to act that would cause SLH or any such Subsidiary to fail to comply with such covenants and agreements; or (vi) any other action, transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that has had, or may reasonably be expected to have, a SLH Material Adverse Effect, except for general economic changes and changes that may affect the industries of SLH or any of its Subsidiaries generally.

    (h) NO UNDISCLOSED MATERIAL LIABILITIES. Except as fully reflected or reserved against in the financial statements included in the SLH SEC Documents, or disclosed in the footnotes thereto, or referred to in Schedule 3.2(h) or elsewhere in the SLH Letter, as of the date hereof SLH and its Subsidiaries have no liabilities, absolute or contingent other than liabilities which, individually or in the aggregate, are reasonably expected not to have a SLH Material Adverse Effect. Except as so reflected, reserved or disclosed, SLH and its Subsidiaries have no commitments which, individually or in the aggregate, are reasonably expected to have a SLH Material Adverse Effect.

    (i) MATERIAL CONTRACTS; NO DEFAULTS. All of the material contracts of SLH and its Subsidiaries that are required to be described in the SLH SEC Documents or to be filed as exhibits thereto, or that would be required to be described or filed if a Form 10-K with respect to the SLH were required to be filed on the date hereof, have been described or filed in the SLH SEC Documents except as disclosed on Schedule 3.2(i) of the SLH Letter. Neither SLH nor any of its Subsidiaries is in violation of or in default under (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) in the case of SLH and its Significant Subsidiaries, their respective charter and bylaws or comparable organizational documents, (ii) except as disclosed in Schedule 3.2(i) of the SLH Letter, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which SLH or any of its Subsidiaries is now a party or by which SLH or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to SLH or any of its Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which in the aggregate would not have a SLH Material Adverse Effect. Schedule 3.2(i) of the SLH Letter lists each contract containing covenants which in any way purport to limit the freedom of SLH or any of its Subsidiaries to engage in any line of business or engage in business in any geographic area or to compete with any person. Except as disclosed on Schedule 3.2(i) of the SLH Letter, to the knowledge of SLH, none of the other parties to material contracts of SLH or its Subsidiaries are in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any contract, other than such violations or defaults as would not have a SLH Material Adverse Effect.

    (j) COMPLIANCE WITH APPLICABLE LAWS. SLH and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "SLH Permits"), except where the failure so to hold would not have a SLH Material Adverse Effect. SLH and its Subsidiaries are in compliance with the terms of the SLH Permits, except where the failure so to comply would not have a SLH Material Adverse Effect. Except as disclosed or as set forth on
Schedule 3.2(j), 3.2(k), 3.2(l), 3.2(m), 3.2(n) or 3.2(p) of the SLH Letter the
businesses of SLH and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment or decree of any Governmental Entity, except for possible violations which would not have a SLH Material Adverse Effect. Except as set forth on Schedule 3.2(j) of the SLH Letter, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to SLH or any of its Subsidiaries is, to the best knowledge of SLH, pending or threatened, other than those the outcome of which would not have a SLH Material Adverse Effect.

    (k) LITIGATION. Schedule 3.2(k) of the SLH Letter discloses all suits, actions or proceedings pending, or, to, the best knowledge of SLH, threatened against SLH or any Subsidiary of SLH ("SLH Litigation") on the date of this Agreement and all judgments, decrees, injunctions, rules or orders of any Governmental

Entity or arbitrator outstanding against SLH or any Subsidiary of SLH ("SLH Order") on the date of this Agreement, in each case in which the amount claimed or that could be involved is in excess of $100,000. Except as disclosed on
Schedule 3.2(k) of the SLH Letter, there is no SLH Litigation that, individually or in the aggregate with all other SLH Litigation, is reasonably likely to have a SLH Material Adverse Effect, nor is there any SLH Order that, individually or in the aggregate with all other SLH Litigation, is reasonably likely to have a SLH Material Adverse Effect or a material adverse effect on SLH's ability to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement.

    (l) TAXES. Except as set forth on Schedule 3.2(1) of the SLH Letter and except for exceptions to the following that would not, individually or in the aggregate, have a SLH Material Adverse Effect:

        (i) Each of SLH, each of its Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which any such corporation is or was a member has (A) duly and timely (taking into account any extensions) filed all federal, state, local, foreign and other Returns required to be filed or sent by or with respect to it in respect of any Taxes, (B) duly paid or deposited on a timely basis all Taxes (including estimated Taxes) that are due and payable (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in SLH's most recent audited financial statements) for which SLH or any of its Subsidiaries may be liable, (C) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of SLH and its Subsidiaries through the date hereof, and (D) complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

        (ii) Schedule 3.2(l) of the SLH Letter sets forth (i) the last taxable period through which the United States federal income Tax Returns of SLH and any of its Subsidiaries have been examined by the IRS or otherwise closed and (ii) any affiliated, consolidated, combined, unitary or similar group Return in which the SLH or any of its Subsidiaries is or has been a member or is or has joined in the filing. Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable federal, state, local, foreign or other taxing authority have been paid, fully settled or adequately provided for in SLH's most recent audited financial statements. Except as adequately provided for in the financial statements included in the SLH SEC Documents, no material tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which SLH or any of its Subsidiaries would be liable, and no material deficiency for any such Taxes has been proposed, asserted or assessed pursuant to such examination against SLH or any of its Subsidiaries by any federal, state, local, foreign or other taxing authority with respect to any period.

       (iii) Neither SLH nor any of its Subsidiaries has executed or entered into with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which SLH or any of its Subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of federal, state, local, foreign or other tax law that relates to the assets or operations of SLH or any of its Subsidiaries.

        (iv) Neither SLH nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

        (v) Neither SLH nor any of its Subsidiaries has made an election under
    Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by SLH or any of its Subsidiaries.

        (vi) Neither SLH nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing or allocation agreement or similar agreement or arrangement.

    (m)  PENSION AND BENEFIT PLANS; ERISA.

        (i) SLH has made available to Syntroleum true, correct, and complete copies of each of the following which is sponsored, maintained or contributed to by SLH or any of its Subsidiaries for the benefit of the employees of SLH or such Subsidiary:

            (1) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA ("SLH Plans"); and

            (2) each personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.2(m)(i)(l) ("SLH Benefit Programs").

        (ii) Except as disclosed in Schedule 3.2(m)(ii) of the SLH Letter:

            (1) SLH and its Subsidiaries do not contribute to or have an obligation to contribute to, and have not at any time within six years prior to the Effective Time contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA;

            (2) SLH and its Subsidiaries have substantially performed all material obligations, whether arising by operation of law or by contract, required to be performed by them in connection with the SLH Plans and the SLH Benefit Programs, and to the knowledge of SLH there have been no material defaults or violations by any other party to the SLH Plans or SLH Benefit Programs;

            (3) All reports and disclosures relating to the SLH Plans required to be filed with or furnished to governmental agencies, SLH Plan participants or beneficiaries have been filed or furnished substantially in accordance with applicable law in a timely manner;

            (4) Each SLH Plan intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or, to the knowledge of SLH, operated in a way which would adversely affect such qualified status. As to any SLH Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of the SLH Plan within the meaning of Section 411(d)(3) of the Code;

            (5) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of SLH, threatened against, or with respect to, any of the SLH Plans or SLH Benefit Programs or their assets. To the knowledge of SLH, there is no matter pending (other than routine qualification determination filings) with respect to any of the SLH Plans before the IRS, the United States Department of Labor or the PBGC;

            (6) As to any SLH Plan subject to Title IV of ERISA, there has been no event or condition which presents the material risk of a SLH Plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation 2615.3 promulgated by the PBGC have not been waived) has occurred, no notice of intent to terminate the SLH Plain has been given under

       Section 4041(c) of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the SLH Plan, no liability to the PBGC has been incurred;

            (7) No act, omission or transaction has occurred which would result in imposition on SLH or any of its Subsidiaries of (A) liability for a breach of fiduciary duty under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (1) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

            (8) With respect to any employee benefit plan, within the meaning of
       Section 3(3) of ERISA, which is not a SLH Plan but which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Effective Time, by any corporation, trade, business or entity under common control with SLH, within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA ("SLH Commonly Controlled Entity"), (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the PBGC has been incurred by any SLH Commonly Controlled Entity, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (D) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made; and

            (9) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require SLH or any of its Subsidiaries to make a larger contribution to, or pay greater benefits under, any SLH Plan or SLH Benefit Program than it otherwise would or (B) create or give rise to any additional vested rights or service credits under any SLH Plan or SLH Benefit Program.

       (iii) Except as disclosed on Schedule 3.2(m)(iii) of the SLH Letter, there are no severance agreements or employment agreements between SLH or any of its Subsidiaries and any employee of SLH or such Subsidiary. True and correct copies of all such severance and employment agreements have been provided to Syntroleum. Except as disclosed on Schedule 3.2(m)(iii) of the SLH Letter, (A) neither SLH nor any of its Subsidiaries has any consulting agreement or arrangement with any person involving annual compensation in excess of $100,000, except as are terminable without penalty upon one month's notice or less, and (B) no stock or other security issued by SLH or any of its Subsidiaries forms or has formed a material part of the assets of any SLH Plan or SLH Benefit Program.

    (n)  LABOR MATTERS.

        (i) Except as set forth in Schedule 3.2(n)(i) of the SLH Letter, as of the date of this Agreement, (1) no employees of SLH or any of its Subsidiaries are represented by any labor organization; (2) no labor organization or group of employees of SLH or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and (3) to the knowledge of SLH, there are no organizing activities involving SLH or any of its Subsidiaries pending with any labor organization or group of employees of SLH or any of its Subsidiaries.

        (ii) Except as set forth on Schedule 3.2(n)(ii) of the SLH Letter, SLH and each of its Subsidiaries is in compliance with all laws and orders relating to the employment of labor, including all such laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health workers' compensation and the collection and payment of withholding and/or Social

    Security Taxes and similar Taxes, except where the failure to comply would not have a SLH Material Adverse Effect.

    (o) INTANGIBLE PROPERTY. SLH and its Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, database, industrial designs and copyrights necessary for the operation of the businesses of each of SLH and its Subsidiaries (collectively, the "SLH Intangible Property"), except where the failure to possess or have adequate rights to use such properties would not reasonably be expected to have a SLH Material Adverse Effect. Schedule 3.2(o) lists all patents and trademarks or licensing agreements with respect to any patent or trademark, which in each case is applicable to a material portion of the business of SLH or its Subsidiaries and the failure to possess would not reasonably be expected to have a SLH Material Adverse Effect. To the knowledge of SLH, except as set forth on Schedule 3.2(o) of the SLH Letter, all of the SLH Intangible Property is owned by SLH or its Subsidiaries free and clear of any and all liens, claims or encumbrances, except those that are not reasonably likely to have a SLH Material Adverse Effect, and neither SLH nor any such Subsidiary has forfeited or otherwise relinquished any SLH Intangible Property which forfeiture would result in a SLH Material Adverse Effect. To the knowledge of SLH, the use of SLH Intangible Property by SLH or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person and there have been no claims made and neither SLH nor any of its Subsidiaries has received any notice of any claim or otherwise knows that any of SLH Intangible Property is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has been failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of SLH Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that would not reasonably be expected to have a SLH Material Adverse Effect.

    (p)  ENVIRONMENTAL MATTERS.

            (i) Except as disclosed on Schedule 3.2(p) of the SLH Letter, the operations of SLH and its Subsidiaries have been and are currently in compliance with all Environmental Laws, except where the failure to so comply would not reasonably be expected to have a SLH Material Adverse Effect;

            (ii) Except as disclosed on Schedule 3.2(p) of the SLH Letter, SLH and its Subsidiaries have obtained and maintained all permits required under applicable Environmental Laws for the continued operations of their respective businesses, except such permits the lack of which would not reasonably be expected to lead to a SLH Material Adverse Effect;

           (iii) Except as disclosed on Schedule 3.2(p) of the SLH Letter, as of the date hereof SLH and its Subsidiaries are not subject to any material (individually or in the aggregate) outstanding written orders or material contracts with any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material;

            (iv) Except as disclosed on Schedule 3.2(p) of the SLH Letter, SLH and its Subsidiaries have not received any written communication alleging, with respect to any such party, and has no knowledge of, or reasonable reason to suspect the existence of, the violation of or liability under any Environmental Law, which violation or liability would reasonably be expected to have a SLH Material Adverse Effect;

            (v) Except as disclosed on Schedule 3.2(p) of the SLH Letter, neither SLH nor any of its Subsidiaries has any contingent liability in connection with any Release of any Hazardous

       Material including, without limitation, in connection with the exposure of any person or property to Hazardous Material that would reasonably be expected to lead to a SLH Material Adverse Effect;

            (vi) Except as disclosed on Schedule 3.2(p) of the SLH Letter, the operations of SLH or its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent, or any other Hazardous Material are in compliance with applicable Environmental Laws, except where the failure to so comply would not reasonably be expected to have a SLH Material Adverse Effect; and

           (vii) Except as disclosed on Schedule 3.2(p) of the SLH Letter, to the knowledge of SLH as of the date hereof, there is not now on or in any property of SLH or its Subsidiaries any of the following: (A) any underground storage tanks or surface impoundments, (B) any asbestos-containing materials, or (C) any polychlorinated biphenyls, any of which ((A), (B) or (C) preceding) could reasonably be expected to have a SLH Material Adverse Effect. None of the properties owned or operated by SLH are restricted as to use or as to transfer of title, or the subject of any special recorded notice, as a result of the existence of Hazardous Substances thereon.

          (viii) SLH has made available to Syntroleum for review all written reports of environmental audits and assessments prepared for SLH or any of its Subsidiaries within the last three years by third party consultants or internal environmental, safety or health personnel which are in the possession or control of SLH and which relate to the assets or operations of SLH or any of its Subsidiaries.

    (q) OPINION OF FINANCIAL ADVISOR. SLH has received the opinion of Salomon Smith Barney (a copy of which has been delivered to Syntroleum) to the effect that, as of the date hereof, the Exchange Ratio is fair to SLH from a financial point of view.

    (r) VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of SLH Common Stock is the only vote of the holders of any class or series of SLH capital stock necessary to approve this Agreement and the Merger and the transactions contemplated hereby.

    (s) INSURANCE. SLH has delivered to Syntroleum an insurance schedule of SLH's and each of its Subsidiaries' directors' and officers' liability insurance, primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker's compensation, in effect as of the date hereof. SLH maintains insurance coverage reasonably adequate for the operation of the business of SLH and each of its Subsidiaries (taking into account the cost and availability of such insurance), and the transactions contemplated hereby will not materially adversely affect such coverage.

    (t) BROKERS. Except as disclosed on Schedule 3.2(t) of the SLH Letter, no broker, investment banker, or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SLH.

    (u) TAX MATTERS. As of the date hereof, the representations which SLH is to make pursuant to Exhibit C attached hereto (other than any representation which refers to the Proxy Statement) are true and correct, assuming for purposes of this representation and warranty that the Merger referred to in such Exhibit C had been consummated on the date hereof. In addition, the representations which are made by SLH in the form of Exhibit C hereof (with such variations therein as may be made) in connection with the rendering of the tax opinion for which provision is made in Section 6.1(h) hereof will be true and correct at the time that the Merger occurs. Such representations are for the benefit of the holders of Syntroleum Common Stock.

    (v)  TITLE.  Except as disclosed in the SLH Financial Statements or on
Schedule 3.2(v) of the SLH Letter, the SLH and each of its Subsidiaries have good and marketable title to all real property and good title to all personal property owned by them, in each case free and clear of all liens, pledges or encumbrances securing money borrowed, the deferred purchase price of property in excess of $300,000 or capital leases and free and clear of all other liens, pledges, encumbrances or defects that could affect the value or use thereof except for any such other liens, pledges, encumbrances or defects that would not have a SLH Material Adverse Effect.

    (w) BOOKS AND RECORDS. The SLH and its Subsidiaries (i) make and keep accurate books and records and (ii) maintain internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management's authorization, (B) transactions are recorded as necessary to permit preparation of their financial statements and to maintain accountability for their assets, (C) access to their assets is permitted only in accordance with management's authorization and (D) the reported accountability for their assets is compared with existing assets at reasonable intervals.

    (x) CERTAIN PAYMENTS. Neither the SLH nor any of its Subsidiaries, nor any director, officer, agent, employee or other person associated with or acting on behalf of the SLH or any of its Subsidiaries, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic governmental official or employee from corporate funds; violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; nor made any illegal bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

    (y) TRANSACTIONS WITH RELATED PARTIES. Except as set forth in Schedule 3.2(y) of the SLH Letter or in the SLH SEC Documents, there are no agreements, contracts or other arrangements between (i) SLH or any of its Subsidiaries, on the one hand, and (ii) any Related Person of SLH, on the other hand. Except as set forth in Schedule 3.2(y) of the SLH Letter, after the Closing Date no Related Person of SLH and no present officer or director of any Related Person of SLH has any interest in any property (real or personal, tangible or intangible) or contract used in or pertaining to the business of the SLH and its Subsidiaries (or the Surviving Corporation and its Subsidiaries) and no Related Person of SLH has any direct or indirect ownership interest (excluding immaterial passive investments) in any person (other than through SLH or any of its Subsidiaries) with which SLH or any of its Subsidiaries competes in any material respect or has a material business relationship. Other than those services described in the SLH SEC Documents, Schedule 3.2(y) of the SLH Letter sets forth as of the date of this Agreement a description of all services provided by any Related Person of SLH to SLH and any of its Subsidiaries.

    (z) STATE TAKEOVER LAWS AND SLH RIGHTS PLAN. SLH has taken all necessary action to exempt the transactions contemplated by this Agreement from the provisions of Section 17.12.101 of the Kansas Code and Sections 1286 through 1298 of the Kansas Code. The transactions contemplated by this Agreement will not cause the SLH Stock Purchase Rights to become exercisable.

    (aa) YEAR 2000. SLH has taken all necessary action to enable its computer software to process data attributable to the year 2000 and thereafter. SLH's operating and financial systems will be able to process such data by the year 2000.

                                   ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    4.1 CONDUCT OF BUSINESS BY SYNTROLEUM PENDING THE MERGER. During the period from the date of this Agreement and continuing until the Effective Time, Syntroleum agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that SLH shall otherwise consent in writing):

    (a) ORDINARY COURSE. Except as provided on Schedule 4.1(a) of Syntroleum Letter, each of Syntroleum and its Subsidiaries shall carry on its businesses only in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees, and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

    (b) DIVIDENDS; CHANGES IN STOCK. Except as provided on Schedule 4.1(b) of Syntroleum Letter, Syntroleum shall not and it shall not permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for the declaration and payment of dividends from a Subsidiary of Syntroleum to Syntroleum or another Subsidiary of Syntroleum and except for cash dividends or distributions paid on or with respect to the capital stock of a Subsidiary of Syntroleum; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock, except as required by the terms of its securities outstanding on the date hereof, as contemplated by any existing employee benefit plan or program or pursuant to the terms of any existing agreements with employees of Syntroleum and its Subsidiaries upon the termination of employment of any such employee.

    (c) ISSUANCE OF SECURITIES. Except as provided on Schedule 4.1(c) of Syntroleum Letter, Syntroleum shall not and it shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities, other than: (i) the issuance of Syntroleum Common Stock upon the exercise of stock options granted under Syntroleum Stock Option Plans that are outstanding on the date hereof, or in satisfaction of stock grants or stock based awards made prior to the date hereof pursuant to Syntroleum Stock Option Plans; and (ii) issuances by a wholly owned Subsidiary of its capital stock to its parent.

    (d) GOVERNING DOCUMENTS. Except as contemplated hereby or in connection herewith, Syntroleum shall not amend or propose to amend its Certificate of Incorporation or Bylaws.

    (e) NO ACQUISITIONS. Other than acquisitions listed on Schedule 4.1(e) of Syntroleum Letter, Syntroleum shall not and it shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or, consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

    (f) NO DISPOSITIONS. Other than: (i) dispositions or proposed dispositions listed on Schedule 4.1(f) of Syntroleum Letter; (ii) as may be necessary or required by law to consummate the transactions contemplated hereby; or (iii) dispositions of other assets that are not material, individually or in the aggregate, to Syntroleum and its Subsidiaries taken as a whole, Syntroleum shall not and it shall not permit any of its Subsidiaries to sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets. Notwithstanding the foregoing, none of Syntroleum nor its Subsidiaries shall sell, lease, encumber or otherwise dispose of, or agree to dispose of, any of its assets to any Related Person other than in the ordinary course of business on an arms length basis.

    (g) NO DISSOLUTION, ETC. Except as otherwise permitted or contemplated by this Agreement, Syntroleum shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Syntroleum or any of its Significant Subsidiaries.

    (h) CERTAIN EMPLOYEE MATTERS. Except as set forth on Schedule 4.1(h) of Syntroleum Letter, Syntroleum shall not and it shall not permit any of its Subsidiaries to: (i) grant any increases in the compensation of any of its directors, officers or employees, except increases in the ordinary course of business and in accordance with past practice; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Syntroleum Benefit Programs or Syntroleum Plans as in effect on the date hereof to any such director, officer or employee, whether past or present; (iii) enter into any new, or amend any existing, employment or severance or termination agreement with any such director, officer or key employee; or (iv) become obligated under any new Syntroleum Benefit Program or Syntroleum Plan, which was not in existence or approved by the Board of Directors of Syntroleum prior to or on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder.

    (i)  INDEBTEDNESS; LEASES; CAPITAL EXPENDITURES.  Except as set forth on
Schedule 4.1(i) of Syntroleum Letter, Syntroleum shall not, nor shall Syntroleum permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others, (ii) except in the ordinary course of business, enter into any lease (whether such lease is an operating or capital lease) or create any mortgages, liens, security interests or other encumbrances on the property of Syntroleum or any of its Subsidiaries in connection with any indebtedness thereof, except for those securing purchase money indebtedness or (iii) commit to aggregate capital expenditures in excess of $100,000 outside the capital budget, as approved by Syntroleum prior to the date hereof and set forth on Schedule 4.1(i) of Syntroleum Letter.

    (j) NO SOLICITATION. From and after the date hereof, Syntroleum will not, and will not authorize or permit any of its officers, directors, employees, agents and other representatives or those of any of its Subsidiaries (collectively, "Syntroleum Representatives") to, directly or indirectly, solicit or initiate any prospective buyer or the making of any proposal that constitutes, or may reasonably be expected to lead to, a Syntroleum Acquisition Proposal (as defined herein) from any person; PROVIDED, HOWEVER, that, notwithstanding any other provision of this Agreement, (i) Syntroleum may engage in discussions or negotiations with a third party who (without any solicitation or initiation, directly or indirectly, by or with Syntroleum or any Syntroleum Representatives after the date of this Agreement) seeks to initiate such discussions or negotiations and may furnish such third party information concerning Syntroleum and its business, properties and assets, (ii) Syntroleum's Board of Directors may take and disclose to Syntroleum's stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act and (iii) following receipt of a Syntroleum Acquisition Proposal that is financially superior to the Merger and reasonably capable of being financed (as determined in each case in good faith by Syntroleum's Board of Directors after consultation with Syntroleum's financial advisors), the Board of Directors of Syntroleum may withdraw, modify or not make its recommendation referred to in Section 5.5 or terminate this Agreement in accordance with Section 7.1(b), but in each case referred to in the foregoing clauses (i) through (iii) only to the extent that the Board of Directors of Syntroleum shall conclude in good faith that such action is necessary in order for the Board of Directors of Syntroleum to act in a manner that is consistent with its fiduciary obligations under applicable law. Syntroleum shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Syntroleum or any Syntroleum Representatives with respect to any Syntroleum Acquisition Proposal existing on the date hereof. Syntroleum will promptly notify SLH of any such requests for such information or the receipt of any Syntroleum Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Syntroleum Acquisition Proposal, and (unless the Board of Directors of Syntroleum concludes such disclosure is inconsistent with its fiduciary obligations under applicable law) the material terms and conditions of any Syntroleum Acquisition Proposal. As used in this Agreement, "Syntroleum Acquisition Proposal" shall mean any proposal or offer, other than a proposal or offer by

SLH or any of its affiliates, for a tender or exchange offer, a merger, consolidation or other business combination involving Syntroleum or any Subsidiary of Syntroleum or any proposal to acquire in any manner a substantial equity interest in, or substantially all of the assets of, Syntroleum or any of its Subsidiaries.

    4.2 CONDUCT OF BUSINESS BY SLH PENDING THE MERGER. During the period from the date of this Agreement and continuing until the Effective Time, SLH agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Syntroleum shall otherwise consent in writing):

    (a) ORDINARY COURSE. Except as provided on Schedule 4.2(a) of the SLH Letter, except as contemplated by Section 5.16 hereof and except for the execution prior to the Closing Date of a consulting and sublease agreement between SLH and Lab Holdings, Inc. in form and substance reasonably satisfactory to Syntroleum, each of SLH and its Subsidiaries shall carry on its businesses only in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees, and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

    (b) DIVIDENDS; CHANGES IN STOCK. Except as provided on Schedule 4.2(b) of the SLH Letter, SLH shall not and it shall not permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for the declaration and payment of dividends from a Subsidiary of SLH to SLH or another Subsidiary of SLH and except for cash dividends or distributions paid on or with respect to the capital stock of a Subsidiary of SLH; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock, except as required by the terms of its securities outstanding on the date hereof, as contemplated by any existing employee benefit plan or program or pursuant to the terms of any existing agreements with employees of SLH and its Subsidiaries upon the termination of employment of any such employee.

    (c) ISSUANCE OF SECURITIES. Except as provided on Schedule 4.2(c) of the SLH Letter, SLH shall not and it shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities, other than: (i) the issuance of SLH Common Stock upon the exercise of stock options granted under SLH Stock Option Plans that are outstanding on the date hereof, or in satisfaction of stock grants or stock based awards made prior to the date hereof pursuant to SLH Stock Option Plans; and (ii) issuances by a wholly owned Subsidiary of its capital stock to its parent.

    (d) GOVERNING DOCUMENTS. Except as contemplated hereby or in connection herewith, SLH shall not amend or propose to amend its Articles of Incorporation or Bylaws; provided that prior to the Effective Time, SLH shall increase the number of authorized shares of SLH Junior Preferred Stock to 250,000.

    (e) NO ACQUISITIONS. Other than acquisitions listed on Schedule 4.2(e) of the SLH Letter, SLH shall not and it shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

    (f) NO DISPOSITIONS. Other than: (i) dispositions of real estate to unaffiliated parties or dispositions of interests in entities, substantially all of the assets of which consist of real estate, to unaffiliated parties or proposed dispositions listed on Schedule 4.2(f) of the SLH Letter; (ii) as may be necessary or required by law to consummate the transactions contemplated hereby; or (iii) dispositions of other assets that are not material, individually or in the aggregate, to SLH and its Subsidiaries taken as a whole, SLH shall not and it shall not permit any of its Subsidiaries to sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets. Notwithstanding the foregoing, none of SLH nor its Subsidiaries shall sell, lease, encumber or otherwise dispose of, or agree to dispose of, (A) any of its assets to any Related Person other than in the ordinary course of business on an arms length basis or (B) any shares of Syntroleum Common Stock.

    (g) NO DISSOLUTION, ETC. Except as otherwise permitted or contemplated by this Agreement, SLH shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of SLH or any of its Significant Subsidiaries.

    (h) CERTAIN EMPLOYEE MATTERS. Except as set forth on Schedule 4.2(h) of the SLH Letter, SLH shall not and it shall not permit any of its Subsidiaries to: (i) grant any increases in the compensation of any of its directors, officers or employees, except increases in the ordinary course of business and in accordance with past practice; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing SLH Benefit Programs or SLH Plans as in effect on the date hereof to any such director, officer or employee, whether past or present; (iii) enter into any new, or amend any existing, employment or severance or termination agreement with any such director, officer or key employee (including, without limitation, with respect to the terminations contemplated by Section 5.16 hereof); or (iv) become obligated under any new SLH Benefit Program or SLH Plan, which was not in existence or approved by the Board of Directors of SLH prior to or on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder.

    (i)  INDEBTEDNESS; LEASES; CAPITAL EXPENDITURES.  Except as set forth on
Schedule 4.2(i) of the SLH Letter, SLH shall not, nor shall SLH permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money (except for working capital under SLH's existing credit facilities, and refinancings of existing debt that permit prepayment of such debt without penalty) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others, (ii) except in the ordinary course of business, enter into any lease (whether such lease is an operating or capital lease) or create any mortgages, liens, security interests or other encumbrances on the property of SLH or any of its Subsidiaries in connection with any indebtedness thereof, except for those securing purchase money indebtedness or
(iii) commit to aggregate capital expenditures in excess of $100,000 outside the capital budget, as approved by SLH prior to the date hereof and set forth on
Schedule 4.2(i) of the SLH Letter.

    (j) NO SOLICITATION. From and after the date hereof, SLH will not, and will not authorize or permit any of its officers, directors, employees, agents and other representatives or those of any of its Subsidiaries (collectively, "SLH Representatives") to, directly or indirectly, solicit or initiate any prospective buyer or the making of any proposal that constitutes, or may reasonably be expected to lead to, a SLH Acquisition Proposal (as defined herein) from any person; PROVIDED, HOWEVER, that, notwithstanding any other provision of this Agreement, (i) SLH may engage in discussions or negotiations with a third party who (without any solicitation or initiation, directly or indirectly, by or with SLH or any SLH Representatives after the date of this Agreement) seeks to initiate such discussions or negotiations and may furnish such third party information concerning SLH and its business, properties and assets, (ii) SLH's Board of Directors may take and disclose to SLH's stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act and (iii) following receipt of a SLH Acquisition Proposal that is financially superior to the Merger and reasonably capable of being financed (as determined in each case in good faith by SLH's Board of Directors after consultation with SLH's financial advisors), the Board of Directors of SLH may withdraw, modify or not make its recommendation referred to in Section 5.5 or terminate this Agreement in accordance with Section 7.1(b), but in each case referred to in the foregoing clauses (i) through (iii) only to the extent that the Board of Directors of SLH shall conclude in good faith that such action is necessary in order for the Board of Directors of SLH to act in a manner that is consistent with its fiduciary obligations under applicable law. SLH shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by SLH or any SLH representatives with respect to any SLH Acquisition Proposal existing on the date hereof. SLH will promptly notify Syntroleum of any such requests for such information or the receipt of any SLH Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such SLH Acquisition Proposal, and (unless the Board of Directors of SLH concludes such disclosure is inconsistent with its fiduciary obligations under applicable law) the material terms and conditions of any SLH Acquisition Proposal. As used in this Agreement, "SLH Acquisition Proposal" shall mean any proposal or offer, other than a proposal or offer by Syntroleum or any of its affiliates, for a tender or exchange offer, a merger, consolidation or other business combination involving SLH or any Subsidiary of SLH or any proposal to acquire in any manner a substantial equity interest in, or substantially all of the assets of, SLH or any of its Subsidiaries.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1 PREPARATION OF S-4 AND THE PROXY STATEMENT. SLH shall promptly prepare and file with the SEC the Proxy Statement and the S-4, in which the Proxy Statement will be included as a prospectus. SLH shall use its commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. SLH shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to stockholders of SLH at the earliest practicable date. Syntroleum shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to stockholders of Syntroleum at the earliest practicable date. SLH shall use its commercially reasonable efforts to obtain all necessary state securities laws or "blue sky" permits, approvals and registrations in connection with the issuance of SLH Common Stock in the Merger and upon the exercise of Syntroleum Stock Options (as defined herein). Syntroleum shall furnish all information concerning Syntroleum and the holders of Syntroleum Common Stock, including financial statements required by Form S-4 and the proxy rules under the Exchange Act as may be reasonably requested in connection with obtaining such permits, approvals and registrations.

    5.2 LETTER OF SYNTROLEUM'S ACCOUNTANTS. Syntroleum shall use its commercially reasonable efforts to cause to be delivered to SLH a letter of Arthur Andersen LLP, Syntroleum's independent public accountants, dated a date within two business days before the date on which the S-4 shall become effective and addressed to SLH and the individuals listed on Exhibit B, in form and substance reasonably satisfactory to SLH and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

    5.3 LETTER OF SLH'S ACCOUNTANTS. SLH shall use its commercially reasonable efforts to cause a letter of KPMG Peat Marwick LLP, SLH's independent public accountants, dated a date within two business days before the date on which the S-4 shall become effective and addressed to SLH and the individuals listed on Exhibit B, in form and substance reasonably satisfactory to SLH and Syntroleum and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4 to be delivered and addressed to such persons and entities as is customary for similar letters.

    5.4 ACCESS TO INFORMATION. Upon reasonable notice, Syntroleum and SLH shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Syntroleum and SLH shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other (a) a copy of each quarterly, annual or current report on Form 10-Q, 10-K or 8-K, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements and (b) all other information concerning its business, properties and personnel as such other party may reasonably request, excluding, however, information covered by confidentiality agreements with third parties. Each of Syntroleum and SLH agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this
Section 5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreements dated as of March 13, 1998 between SLH and Syntroleum (the "Confidentiality Agreements") shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

    5.5 STOCKHOLDERS MEETINGS. Syntroleum and SLH shall each call a meeting of its stockholders (respectively, the "Syntroleum Stockholder Meeting" and the "SLH Stockholder Meeting" and, collectively, the "Stockholder Meetings") to be held as promptly as practicable after the date hereof for the purpose of voting upon this Agreement and the Merger. Subject only to the proviso of the first sentence of Section 4.1(j), Syntroleum will, through its Board of Directors, recommend to its stockholders approval of such matters and not rescind such recommendation and shall use its commercially reasonable efforts to obtain approval and adoption of this Agreement and the Merger by its stockholders. Subject only to the proviso of the first sentence of Section 4.2(j), SLH will, through its Board of Directors, recommend to its stockholders approval of such matters and not rescind such recommendation and shall use its commercially reasonable efforts to obtain approval and adoption of this Agreement and the Merger by its stockholders. Syntroleum and SLH shall coordinate and cooperate with respect to the timing of such meetings and shall use their commercially reasonable efforts to hold such meetings on the same day.

    5.6 LEGAL CONDITIONS TO MERGER. Syntroleum and SLH will take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on such party with respect to the Merger (including, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Syntroleum and SLH will, and will cause its Subsidiaries to, take all actions necessary to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity, court or other person or entity required to be obtained or made by Syntroleum, SLH or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

    5.7 AGREEMENTS OF OTHERS. Prior to the Effective Time, Syntroleum shall cause to be prepared and delivered to SLH a list identifying all persons who, at the time of Syntroleum Stockholder Meeting may be deemed to be "affiliates" of Syntroleum as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates"). Syntroleum shall use its commercially reasonable efforts to cause each person who is identified as an Affiliate in such list to deliver to SLH, at or prior to the Effective Time, a written agreement, in a form mutually agreeable to Syntroleum and SLH whereby each such person acknowledges that such person is subject to the provisions of Rule 145(d) promulgated under the Securities Act.

    5.8 LISTING. SLH shall use its commercially reasonable efforts to cause the shares of SLH Common Stock to be issued in the Merger, the shares of SLH Common Stock issuable upon exercise of Syntroleum Stock Options and issuable under Syntroleum Stock Option Plans to be approved for trading on the Nasdaq Stock Market, subject to official notice of issuance, prior to the Closing Date.

    5.9 BOARD OF DIRECTORS AND OFFICERS. SLH shall take all necessary action so that as of the Effective Time the directors and officers of SLH shall only be those individuals identified as directors and officers, on Exhibit B hereto, except to the extent any such individual is unwilling or unable to serve in such capacity. If prior to the Effective Time an individual identified on Exhibit B hereto as a director or officer is unwilling or unable to serve in such capacity, then unless such individual is Mr. P. Anthony Jacobs or Mr. James R. Seward the directors of SLH specified on Exhibit B that are willing and able to serve shall fill any vacancies promptly after the Effective Time. If prior to the Effective Time or thereafter at anytime prior to the 2001 Annual Meeting of Stockholders of SLH either Mr. P. Anthony Jacobs or Mr. James R. Seward is unwilling or unable to serve as a director of SLH, then either Mr. Jacobs or Mr. Seward (whichever continues to be willing and able to serve as a director of SLH) shall be entitled to recommend to the Board of Directors of SLH an individual to fill the vacancy and SLH shall support such recommendation.

    5.10 STOCK OPTIONS; RESERVATION AND REGISTRATION OF SHARES. (a) At the Effective Time, each outstanding option to purchase Syntroleum Common Stock and any stock appreciation rights related thereto that have been granted pursuant to Syntroleum Stock Option Plans and the Consultant Option (a "Syntroleum Stock Option"), whether vested or unvested, shall be assumed by SLH. Each such option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Syntroleum Stock Option, a number of shares of SLH Common Stock equal to the number of shares of Syntroleum Common Stock purchasable pursuant to such Syntroleum Stock Option multiplied by the Exchange Ratio, at a price per share of SLH Common Stock equal to the per- share exercise price for the shares of Syntroleum Common Stock purchasable pursuant to such Syntroleum Stock Option divided by the Exchange Ratio; PROVIDED, HOWEVER, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code; and PROVIDED FURTHER, that the number of shares of SLH Common Stock that may be purchased upon exercise of such Syntroleum Stock Option shall not include any fractional share and, upon exercise of such Syntroleum Stock Option, a cash payment shall be made for any fractional share based upon the closing price of a share of SLH Common Stock on the Nasdaq Stock Market or, if then traded on an exchange, such exchange, on the last trading day of the calendar month immediately preceding the date of exercise.

    (c) SLH shall take all corporate action necessary to reserve for issuance a sufficient number of shares of SLH Common Stock for delivery upon exercise of Syntroleum Stock Options. As soon as practicable after the Effective Time, SLH shall file with the SEC a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of SLH Common Stock subject to Syntroleum Stock Options and shall use its efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as Syntroleum Stock Options remain outstanding.

    5.11 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the SLH or Syntroleum or any of their Subsidiaries or an employee of the SLH or Syntroleum or any of their Subsidiaries who acts as a fiduciary under any of the SLH Benefit Programs, the SLH Plans, Syntroleum Benefit Programs or Syntroleum Plans (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, or such employee of the SLH or Syntroleum or any of their Subsidiaries whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent permitted under applicable law (and the Surviving Corporation will pay expenses in advance of the final disposition of any such action or proceedings to each Indemnified Party to the fullest extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Surviving Corporation, and the Surviving Corporation shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) the Surviving Corporation will use all commercially reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.11, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation, but the failure so to notify shall not relieve a party from any liability that it may have under this Section 5.11, except to the extent such failure materially prejudices such party. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Syntroleum and SLH agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties (including in the Articles of Incorporation or Bylaws or in the indemnification agreements previously provided by SLH to Syntroleum) with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; PROVIDED, HOWEVER, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

    (b) After the Effective Time SLH shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by SLH and Syntroleum and its Subsidiaries or other policies of comparable coverage and amounts with respect to matters arising before the Effective Time covering Indemnified Parties who are directors or officers of SLH and who cease to be employed as a director or officer of the SLH within three years after the Effective Time, such that if a claim is made against any such Indemnified Person during the six years following the Effective Time with respect to occurrences arising prior to the Effective Time, the Indemnified Person would be covered as if (a) the Indemnified Person has not ceased to be so employed and (b) such insurance was still in effect.

    5.12 PUBLIC ANNOUNCEMENTS. SLH and Syntroleum will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system.

    5.13 OTHER ACTIONS. Except as contemplated by this Agreement, neither SLH nor Syntroleum shall, and shall not permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the Merger set forth in Article VI not being satisfied. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable, to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

    5.14 ADVICE OF CHANGES; SEC FILINGS. SLH and Syntroleum shall confer on a regular basis with each other, report on operational matters and promptly advise each other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a SLH Material Adverse Effect or Syntroleum Material Adverse Effect. Syntroleum and SLH shall promptly provide each other (or their respective counsel) copies of all filings made by such party with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

    5.15 REORGANIZATION. It is the intention of SLH and Syntroleum that the Merger will qualify as a reorganization described in Section 368(a) of the Code (and any comparable provisions of applicable state or local law). Neither SLH nor Syntroleum (nor any of their respective Subsidiaries) will take or omit to take any action (whether before, on or after the Closing Date) that would cause the Merger not to be so treated. The parties will characterize the Merger as such a reorganization for purposes of all Returns and other filings.

    5.16 TERMINATION OF CERTAIN SLH EMPLOYEES. Prior to the Closing Date, SLH shall terminate the employment of all of its employees other than those identified on Schedule 5.16 of the SLH Letter.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

    6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

    (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Syntroleum Common Stock entitled to vote thereon at Syntroleum Stockholder Meeting and shall have been approved and adopted by the holders of a majority of the outstanding shares of SLH Common Stock entitled to vote thereon at the SLH Stockholder Meeting.

    (b) LISTING. The shares of SLH Common Stock issuable to Syntroleum stockholders pursuant to this Agreement and such other shares of SLH Common Stock required to be reserved for issuance in connection with the Merger shall have been authorized for trading on the Nasdaq Stock Market, upon official notice of issuance.

    (c) OTHER APPROVALS. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Syntroleum and SLH shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits, and authorizations would not be reasonably likely to result in a material adverse effect to the business, operations, assets, condition (financial or otherwise) or results of operation of SLH and its Subsidiaries taken as a whole (assuming the Merger has taken place) or to materially adversely affect the consummation of the Merger.

    (d) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

    (e) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect.

    (f) DISSENTERS. The aggregate number of shares held by holders of Syntroleum Common Stock who have made demands for appraisal in accordance with the Oklahoma Act shall not exceed 2.5% of the shares of Syntroleum Common Stock outstanding and entitled to vote at Syntroleum Stockholders Meeting.

    (g) ACCOUNTING TREATMENT. The historical or pro forma financial statements included in the S-4 that is declared effective by the SEC and the definitive preliminary proxy materials that are distributed to stockholders of the parties shall not reflect fundamental and material variances from those initially filed (which shall not be materially inconsistent with the accounting treatment currently contemplated by the parties) that are not satisfactory to the Board of Directors of both SLH and Syntroleum.

    (h) TAX OPINION. Syntroleum and SLH shall have received an opinion, reasonably satisfactory to both Syntroleum and SLH, dated on or about the date that is two days prior to the date the Proxy Statement is first mailed to stockholders of the SLH, of Baker & Botts, L.L.P., counsel to Syntroleum, to the effect that, if the Merger is consummated in accordance with the terms of this Agreement, the Merger will be a reorganization within the meaning of Section 368(a) of the Code, SLH and Syntroleum will each be a party to that reorganization within the meaning of Section 368(b) of the Code and no gain or loss will be recognized for United States federal income tax purposes by SLH, Syntroleum or a stockholder of Syntroleum as a result of the Merger or upon the conversion of shares of Syntroleum Common Stock into shares of SLH Common Stock except with respect to cash, if any, which is received in lieu of fractional shares of SLH Common Stock. In rendering such opinion, such counsel may rely upon representations of Syntroleum and SLH substantially in the form of Exhibit C attached hereto.

    6.2 CONDITIONS OF OBLIGATIONS OF SLH. The obligations of SLH to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by SLH.

    (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Syntroleum set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date except for such failures to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in Section 3.1 hereof) which would not, individually or in the aggregate, reasonably be expected to have a Syntroleum Material Adverse Effect or which were provided by, or in accordance with, this Agreement.

    (b) PERFORMANCE OF OBLIGATIONS OF SYNTROLEUM. Syntroleum shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

    (c) NO VESTING OF SYNTROLEUM STOCK OPTIONS. Syntroleum Stock Options shall not vest as a result of the Merger and will maintain the same vesting period as if the Merger had not occurred.

    (d) FAIRNESS OPINION. The opinion described in Section 3.2(q) shall not have been withdrawn.

    (e) OFFICERS' CERTIFICATE. SLH shall have received (i) a certificate dated as of the Closing Date and signed on behalf of Syntroleum by its chief executive officer or president and by its chief financial officer, to the effect that the conditions set forth in Section 6.1 hereof as they relate to Syntroleum and in
Section 6.2(a) and (b) have been satisfied and (ii) certified copies of resolutions duly adopted by Syntroleum's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, all in such reasonable detail as SLH and its counsel shall request.

    (f) LETTERS FROM AFFILIATES. SLH shall have received from each person named in the letter referred to in Section 5.7 an executed copy of an agreement as provided in Section 5.7.

    (g) OPINION OF COUNSEL TO SYNTROLEUM. Syntroleum shall deliver an opinion from counsel to Syntroleum, in form and substance reasonably satisfactory to SLH, covering the matters set forth on Exhibit D hereto.

    6.3 CONDITIONS OF OBLIGATIONS OF SYNTROLEUM. The obligation of Syntroleum to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Syntroleum:

    (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of SLH set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date except for such failures to be so true and correct which (without giving effect to the individual materiality thresholds otherwise contained in Section 3.2 hereof) would not, individually or in the aggregate, reasonably be expected to have a SLH Material Adverse Effect or which were provided by or in accordance with this Agreement.

    (b) PERFORMANCE OF OBLIGATIONS OF SLH. SLH shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

    (c) FAIRNESS OPINION. The opinion described in Section 3.1(q) shall not have been withdrawn.

    (d) OFFICERS' CERTIFICATE. Syntroleum shall have received (i) a certificate dated as of the Closing Date and signed on behalf of SLH by its chief executive officer and by its chief financial officer, to the effect that the conditions set forth in Section 6.1 hereof as they relate to SLH and in
Section 6.3(a) and (b) have been satisfied and (ii) certified copies of resolutions duly adopted by SLH's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, all in such reasonable detail as Syntroleum and its counsel shall request.

    (e) BOARD OF DIRECTORS AND OFFICERS AT THE EFFECTIVE TIME. As of the closing date, SLH shall have delivered to Syntroleum irrevocable letters of resignation effective as of the Effective Time from all of the current directors and officers of SLH other than individuals identified as directors on Exhibit B hereto. The delivery of such resignations by officers of SLH shall be deemed to be a termination without cause under their existing employment agreements.

    (f) OPINION OF COUNSEL TO SLH. SLH shall deliver an opinion from counsel to SLH in form and substance reasonably satisfactory to Syntroleum, covering the matters set forth on Exhibit E hereto.

    (g) CONSENTS OF OPTIONEES. All holders of SLH Stock Options shall have delivered written consents to the adjustments set forth in Section 2.1(b) hereof.

                                  ARTICLE VII
                           TERMINATION AND AMENDMENT

    7.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Syntroleum or SLH:

    (a) by mutual written consent of Syntroleum and SLH, or by mutual action of their respective Boards of Directors;

    (b) by either Syntroleum or SLH if (i) the Merger shall not have been consummated by September 30, 1998 (provided that the right to terminate this Agreement under this clause (i) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any court of competent jurisdiction, or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (iii) the stockholders of the SLH shall not approve this

Agreement and the Merger at the SLH Stockholder Meeting or at any adjournment thereof; (iv) the stockholders of Syntroleum shall not approve this Agreement and the Merger at Syntroleum Stockholders Meeting or at any adjournment thereof;
(v) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, as advised by outside counsel, the Board of Directors of SLH determines that such termination is required by reason of a SLH Acquisition Proposal having been made, provided that SLH may not terminate this Agreement pursuant to this clause (v) unless five business days shall have elapsed after delivery to Syntroleum of a written notification of SLH's intention to terminate this Agreement and during such five business-day period SLH shall have fully cooperated with Syntroleum; including, without limitation, informing Syntroleum of the terms and conditions of such SLH Acquisition Proposal and the identity of the person or group making such SLH Acquisition Proposal, with the intent of enabling Syntroleum to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; or (vi) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, as advised by outside counsel, the Board of Directors of Syntroleum determines that such termination is required by reason of a Syntroleum Acquisition Proposal having been made, provided that Syntroleum may not terminate this Agreement pursuant to this clause (vi) unless five business days shall have elapsed after delivery to SLH of a written notification of Syntroleum's intention to terminate this Agreement and during such five business-day period Syntroleum shall have fully cooperated with SLH; including, without limitation, informing SLH of the terms and conditions of such Syntroleum Acquisition Proposal and the identity of the person or group making such Syntroleum Acquisition Proposal, with the intent of enabling SLH to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected;

    (c) by SLH if (i) Syntroleum shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Syntroleum at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by Syntroleum of written notice from SLH of such breach and is existing at the time of termination of this Agreement); (ii) any representation or warranty of Syntroleum contained in this Agreement shall not be true in all material respects when made (provided such breach has not been cured within 30 days following receipt by Syntroleum of written notice from SLH of such breach and is existing at the time of termination of this Agreement) or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent it relates to a particular date), except for such failures to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in Section 3.1 hereof) which would not individually or in the aggregate, reasonably be expected to have a Syntroleum Material Adverse Effect or which were provided by, or in accordance with, this Agreement or (iii) the Board of Directors of Syntroleum withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to SLH or shall have resolved to do any of the foregoing; or

    (d) by Syntroleum if (i) SLH shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by SLH of written notice from Syntroleum of such breach and is existing at the time of termination of this Agreement); (ii) any representation or warranty of SLH contained in this Agreement shall not be true in all material respects when made (provided such breach has not been cured within 30 days following receipt by SLH of written notice from Syntroleum of such breach and is existing at the time of termination of this Agreement) or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent it relates to a particular date), except for such failures to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in Section 3.2 hereof) which would not individually or in the aggregate, reasonably be expected to have a SLH Material Adverse Effect or which were provided by, or in accordance with, this Agreement or (iii) the Board of Directors of SLH withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Syntroleum or shall have resolved to do any of the foregoing.

    7.2 EFFECT OF TERMINATION. (a) In the event of termination of this Agreement by either Syntroleum or SLH as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of SLH or Syntroleum except (i) with respect to this Section 7.2, the second and third sentences of Section 5.4 and Section 8.1, and (ii) and such termination shall not relieve any party hereto for any intentional breach prior to such termination by a party hereto of any of its representations or warranties or of any of its covenants or agreements set forth in this Agreement.

    (b) If this Agreement is terminated by SLH pursuant to Section 7.1 (c)(i) or
(ii), and if SLH is not in material breach of this Agreement at the time of such termination, then Syntroleum shall pay the reasonable out-of-pocket expenses incurred by SLH in connection with preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. If this Agreement is terminated by Syntroleum pursuant to Section 7.1(d)(i) or (ii) and if Syntroleum is not in material breach of this Agreement at the time of such termination, then SLH shall pay the reasonable out-of-pocket expenses incurred by Syntroleum in connection with preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

    7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Syntroleum or SLH, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1 PAYMENT OF EXPENSES. Except as provided in Section 7.2, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated.

    8.2 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and any liability for breach or violation thereof shall terminate absolutely and be of no further force and effect at and as of the Effective Time, except for the agreements contained in Article II, Sections 5.10 through 5.12 and Article VIII, the agreements delivered pursuant to Section 5.7 and the representations, covenants and agreements contained in Sections 3.1(u), 3.2(u) and 5.15. The Confidentiality Agreements shall survive the execution and delivery of this Agreement, and the provisions of the Confidentiality Agreements shall apply to all information and material delivered hereunder.

    8.3 NOTICES. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

            (a) if to SLH:
James R. Seward
               SLH Corporation
               5000 West 95th Street
               Suite 260, P.O. Box 7568
               Shawnee Mission, Kansas 66207
               Phone: (913) 652-1000
               Fax:   (913) 652-1025

with a copy to:

Lathrop & Gage, L.C.
               2345 Grand Blvd., Suite 250
               Kansas City, Missouri 64108
               Attention: John H. Calvert
               Phone: (816) 460-5807
               Fax:   (816) 292-2001

and (b) if to Syntroleum, to:

Mark A. Agee
               Syntroleum Corporation
               Syntroleum Plaza
               1350 South Boulder, Suite 1100
               Tulsa, Oklahoma 74119-3295
               Phone: (918) 592-7900
               Fax:   (918) 592-7979

with a copy to:

Eric Grimshaw
               Syntroleum Corporation
               Syntroleum Plaza
               1350 South Boulder, Suite 1100
               Tulsa, Oklahoma 74119-3295
               Phone: (918) 592-7900
               Fax:   (918) 592-7979

and with a copy to:

Baker & Botts, L.L.P.
               One Shell Plaza
               910 Louisiana
               Houston, Texas 77002
               Attention: R. Joel Swanson
               Phone: (713) 229-1234
               Fax:   (713) 229-1522

    8.4 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. Unless the context otherwise requires, "or" is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular. Any representations and warranties of Syntroleum that are qualified by the phrase "to the knowledge of Syntroleum" or phrases with similar wording shall be interpreted to refer to the actual knowledge of the individuals set forth on Schedule 8.4 of Syntroleum Letter. Any representations and warranties of SLH that are qualified by the phrase "to the knowledge of SLH" or phrases with similar wording shall be interpreted to refer to the actual knowledge of the individuals set forth on Schedule 8.4 of the SLH Letter.

    8.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    8.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (together with the Confidentiality Agreements and any other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and (b) except as provided in Sections 3.1(u), 3.2(u), 5.7, 5.11 and 5.15, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    8.7 GOVERNING LAW. Except to the extent that the laws of the State of Oklahoma are mandatorily applicable to the Merger or the internal affairs of any of the parties, this Agreement shall be governed and construed in accordance with the laws of the State of Kansas, without giving effect to the principles of conflicts of law thereof.

    8.8 SEVERABILITY. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement impossible to perform in which case this Agreement shall terminate as if the parties mutually agreed under Section 7.1(a).

    8.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.

                                SLH CORPORATION

                                By:  /s/ JAMES R. SEWARD
                                     ------------------------------------------
                                     Name:  James R. Seward
                                     Title:  PRESIDENT AND CHIEF EXECUTIVE
                                     OFFICER

                                SYNTROLEUM CORPORATION

                                By:  /s/ KENNETH L. AGEE
                                     ------------------------------------------
                                     Name:  Kenneth L. Agee
                                     Title:  CHAIRMAN OF THE BOARD AND
                                           CHIEF EXECUTIVE OFFICER

                [LOGO]
March 30, 1998                                                        APPENDIX B

Board of Directors
SLH Corporation
5000 West 95th Street
Suite 260
Shawnee Mission, Kansas 66207

Members of the Board:

    You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to SLH Corporation ("SLH") of the Exchange Ratio (as herein defined) contemplated by the Agreement and Plan of Merger (the "Merger Agreement") between SLH and Syntroleum Corporation ("Syntroleum") in connection with the proposed merger (the "Merger") of with and into SLH. In the Merger, each share of common stock, par value of $.001 per share, of Syntroleum ("Syntroleum Common Stock") issued and outstanding immediately prior to the effective time of the Merger, subject to certain exceptions specified in the Merger Agreement, will be converted into the right to receive a number of shares of common stock, par value of $.01 per share, of SLH ("SLH Common Stock") determined by dividing the Syntroleum Common Stock Market Value (as defined herein) by the SLH Common Stock Market Value (as defined herein) (the "Exchange Ratio"), together with the corresponding number of associated rights. "Syntroleum Common Stock Market Value" means the quotient obtained by dividing
(i) the excess of (A) the product of (1) the SLH Common Stock Market Value multiplied by (2) 10,527,683 (which number reflects the sum of the number of shares of SLH Common Stock issued and outstanding as of March 9, 1998 plus the number of shares of SLH Common Stock issuable pursuant to SLH Stock Options (as defined in the Merger Agreement) which were vested as of March 9, 1998 plus 250,000 shares of SLH Common Stock (which reflects a portion of the number of shares of SLH Common Stock issuable pursuant to SLH Stock Options which are not vested as of March 9, 1998)) over (B) the total shareholders' equity of SLH reflected in the unaudited financial statements of SLH as of March 31, 1998, minus the book value reflected therein of the shares of Syntroleum Common Stock held by SLH by (ii) 5,950,000 (which number reflects the number of shares of Syntroleum Common Stock held by SLH as of March 9, 1998). "SLH Common Stock Market Value" means the average closing price of a share of SLH Common Stock during the five Trading Days (as defined in the Merger Agreement) ending on the business day immediately preceding the date of the SLH Stockholder Meeting (as defined in the Merger Agreement) at which such stockholders vote upon the Merger Agreement and Merger or in case no such reported sale takes place on any such Trading Day the average of the reported closing bid and asked prices of a share of SLH Common Stock on such Trading Day, in either case on the Nasdaq National Market, or if the shares of SLH Common Stock are not quoted on such Nasdaq National Market on such Trading Day, the average of the closing bid and asked prices of a share of SLH Common Stock in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm mutually selected by SLH and Syntroleum, or if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the market value of a share of SLH Common Stock as

                                     [LOGO]
mutually determined by SLH and Syntroleum. We understand that the Merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

    In arriving at the opinion set forth below, we have, among other things: (i) reviewed a draft of the Merger Agreement in the form provided to us and have assumed that the final form of such agreement will not vary from such draft in any regard that is material to our analysis; (ii) reviewed certain publicly available business and financial information that we deemed relevant relating to SLH and Syntroleum and the industries in which they operate (we note, however, that Syntroleum does not file informational reports with the Securities and Exchange Commission); (iii) reviewed and analyzed certain financial forecasts and other non-public financial and operating data concerning the business and operations of SLH and Syntroleum that were provided to or reviewed for us by the managements of SLH and Syntroleum; (iv) discussed with members of SLH's and Syntroleum's managements SLH's and Syntroleum's past and current operations, historical financial statements, financial condition and future prospects, before and after giving effect to the Merger, including potential benefits of the Merger to the stockholders of SLH; (v) reviewed and analyzed certain publicly available and other information concerning the trading of, and the trading market for, SLH Common Stock; and (vi) considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria as we deemed relevant to our inquiry. We have also discussed the foregoing with certain officers, employees and advisors of SLH and Syntroleum.

    We have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available, for purposes of this opinion. We have not assumed any responsibility for making or obtaining any independent evaluations or appraisals of the assets or liabilities of SLH or Syntroleum nor have we assumed any responsibility for conducting or conducted a physical inspection of the properties and facilities of SLH or Syntroleum. Furthermore, we have not assumed any responsibility for independently verifying nor have we independently verified Syntroleum's technology. We have been informed by the managements of SLH and Syntroleum that the financial forecast and projection information provided to us by the managements of SLH and Syntroleum have been reasonably determined on bases reflecting the best currently available estimates and judgments of the managements of SLH and Syntroleum as to the future financial performance of SLH and Syntroleum. We express no view as to such projections or the information or the assumptions on which they were based. We have relied as to all legal matters with respect to the Merger Agreement and the transactions contemplated thereby on the advice of counsel to SLH.

    For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either SLH or Syntroleum is a party, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to SLH of the Merger.

    Our opinion necessarily is based on market, economic and other conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion does not imply any conclusion as to the likely trading range for SLH Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion is limited to the fairness, from a financial point of view, to SLH of the Exchange Ratio in connection with the Merger and does not constitute a recommendation concerning how stockholders should vote with respect to the transactions contemplated by the Merger Agreement. In addition, we express no opinion as to the merits of the underlying decision by SLH to effect the Merger.

    As you are aware, we have been retained by SLH to render an opinion to the Board of Directors of SLH as to the fairness, from a financial point of view, to SLH of the Exchange Ratio and will receive a fee from SLH for our services, including for rendering this opinion. In addition, SLH has agreed to indemnify us for certain liabilities arising out of our engagement. We, in the ordinary course of business, have, from time to time, provided, and in the future may continue to provide, investment banking and other related services to SLH. In the ordinary course of business, we or our affiliates may trade in the equity securities of SLH for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain business relationships with SLH and/or Syntroleum.

    Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to SLH.

                                          Very truly yours,

                                          /s/ Salomon Smith Barney

                                          SALOMON SMITH BARNEY

                                                                   [LOGO]

     [LOGO]

                                                                      APPENDIX C

March 30, 1998

The Board of Directors
Syntroleum Corporation
1350 South Boulder, Suite 1100
Tulsa, Oklahoma 74119
Attention: Randall M. Thompson
       Chief Financial Officer

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Syntroleum Corporation (the "Company") of the consideration proposed to be paid to them in connection with the proposed merger (the "Merger") of the Company with SLH Corporation (the "Buyer"). Pursuant to the Agreement and Plan of Merger, dated as of March 30, 1998 (the "Agreement"), by and between the Company and the Buyer, the Company will be merged with and into the Buyer and each share of common stock, par value $0.001 per share, of the Company issued and outstanding immediately prior to the effective time of the Merger (other than dissenting shares) shall be converted into a number of shares of common stock, par value $0.01 per share, of the Buyer pursuant to a formula contained in the Agreement.

    In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the business of the Buyer; (iii) current and historical market prices of the common stock of the Buyer; (iv) the audited financial statements of the Company and the Buyer for the fiscal year ended December 31, 1997, and the unaudited financial statements of the Company and the Buyer for the period ended February 28, 1998; and (v) certain internal financial analyses and forecasts prepared by the Company and the Buyer and their respective managements.

    In addition, we have held discussions with certain members of the management of the Company and the Buyer with respect to certain aspects of the Merger, the past and current business operations of the Company and the Buyer, the financial condition and future prospects and operations of the Company and the Buyer, the effects of the Merger on the financial condition and future prospects of the Company and the Buyer, and certain other matters we believed necessary or appropriate to our inquiry. We have visited certain representative facilities of the Company and the Buyer, and reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

    In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Buyer or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Buyer to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

    Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Buyer's common stock will trade at any future time.

    In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the Merger, or to provide services other than the delivery of this opinion. We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We did not participate in negotiations with respect to the terms of the Merger and related transactions. Consequently, we have assumed that such terms are the most beneficial terms from the Company's perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion is expressed whether any alternative transaction might produce consideration for the Company's stockholders in an amount in excess of that contemplated in the Merger.

    We will receive a fee from the Company for the delivery of this opinion. In addition, J.P. Morgan has participated in discussions regarding the capital structure of the Company and capital raising alternatives. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Buyer for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

    On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company's stockholders in the proposed Merger is fair, from a financial point of view, to such stockholders.

    This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company.

                                          Very truly yours,

                                          /s/ J.P. Morgan Securities Inc.

                                          J.P. MORGAN SECURITIES INC.

                                                                      APPENDIX D

              SECTION 1091 OF THE OKLAHOMA GENERAL CORPORATION ACT

1091 APPRAISAL RIGHTS.--A. Any shareholder of a corporation of this state who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection D of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection D of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to the provisions of Section 1073 of this title shall be entitled to an appraisal by the district court of the fair value of his shares of stock under the circumstances described in subsections B and C of this section. As used in this section, the word "shareholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation. The provisions of this subsection shall be effective only with respect to mergers or consolidations consummated pursuant to an agreement of merger or consolidation entered into after November 1, 1988.

    B.1. Except as otherwise provided for in this subsection, appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation OR OF THE ACQUIRED CORPORATION IN A SHARE ACQUISITION, to be effected pursuant to the provisions of Sections 1081, 1082, 1086, 1087, or 1091.1 of this title OR SECTION 12 OF THIS ACT.

        2.a. No appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either:

               (1) listed on a national securities exchange; or

               (2) held of record by more than two thousand shareholders.

           b. In addition, no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided for in subsection F of Section 1081 of this title.

        3. Notwithstanding the provisions of paragraph 2 of this subsection, appraisal rights provided for in this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to the provisions of Sections 1081, 1082, 1086 or 1087 of this title to accept for such stock anything except:

           a. shares of stock of the corporation surviving or resulting from such merger or consolidation; or

           b. shares of stock of any corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than two thousand shareholders; or

           c. cash in lieu of fractional shares of the corporations described in subparagraphs a and b of this paragraph; or

           d. any combination of the shares of stock and cash in lieu of fractional shares described in subparagraphs a, b and c of this paragraph.

        4. In the event all of the stock of a subsidiary Oklahoma corporation party to a merger effected pursuant to the provisions of Section 1083 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Oklahoma corporation.

    C. Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections D and E of this section, shall apply as nearly as is practicable.

    D. Appraisal rights shall be perfected as follows:

        1. If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its shareholders entitled to such appraisal rights that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each shareholder electing to demand the appraisal of the shares of the shareholder shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of the shares of the shareholder. Such demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of the shares of the shareholder. A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within ten (10) days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation as of the date that the merger or consolidation has become effective; or

        2. If the merger or consolidation was approved pursuant to the provisions of Section 1073 or 1083 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within ten (10) days thereafter, shall notify each of the shareholders entitled to appraisals rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the shareholder at the address of the shareholder as it appears on the records of the corporation. Any shareholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of the shares of the shareholder. Such demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends to demand the appraisal of the shares of the shareholder.

    E. Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with the provisions of subsections A and D of this section and who is otherwise entitled to appraisal rights, may file a petition in district court demanding a determination of the value of the stock of all such shareholders. Provided, however, at any time within sixty (60) days after the effective date of the merger or consolidation, any shareholder shall have the right to withdraw the demand of the shareholder for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred twenty
(120) days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections A and D of this section, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the shareholder within ten (10) days after the shareholder's written request for such a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal pursuant to the provisions of subsection D of this section, whichever is later.

    F. Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which, within twenty (20) days after such service, shall file in the office of the court clerk of the district court in which the petition was filed a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The court clerk, if so ordered by the court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list of the addresses therein stated. Such notice shall also be given by one or more publications at least one
(1) week before the day of the hearing, in a newspaper of general circulation published in the City of Oklahoma, Oklahoma, or such publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

    G. At the hearing on such petition, the court shall determine the shareholders who have complied with the provisions of this section and who have become entitled to appraisal rights. The court may require the shareholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the court clerk for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with such direction, the court may dismiss the proceedings as to such shareholder.

    H. After determining the shareholders entitled to an appraisal, the court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court shall take into account all relevant factors. In determining the fair rate of interest, the court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the shareholder entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to the provisions of subsection F of this section and who has submitted the certificates of stock of the shareholder to the court clerk, if such is required, may participate fully in all proceedings until it is finally determined that the shareholder is not entitled to appraisal rights pursuant to the provisions of this section.

    I. The court shall direct the payment of the fair market value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Interest may be simple or compound, as the court may direct. Payment shall be so made to each such shareholder, in the case of holders of uncertificated stock immediately, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The court's decree may be enforced as other decrees in the district court may be enforced, whether such surviving or resulting corporation be a corporation of this state or any other state.

    J. The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a shareholder, the court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

    K. From and after the effective date of the merger or consolidation, no shareholder who has demanded the appraisal rights of the shareholder as provided for in subsection D of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided for in subsection E of this section, or if such shareholder shall deliver to the surviving or resulting corporation a written withdrawal of the shareholder's demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided for in subsection E of this section or thereafter with the written approval of the corporation, then the right of such shareholder to an appraisal shall cease. Provided, however, no appraisal proceeding in the district court shall be dismissed as to any shareholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

    L. The shares of the surviving or resulting corporation into which the shares of such objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 328, L. '90, eff. 9-1-90.)

                                                                      APPENDIX E

                             SYNTROLEUM CORPORATION
                      1993 STOCK OPTION AND INCENTIVE PLAN

1.  PURPOSE

    The Syntroleum Corporation 1993 Stock Option and Incentive Plan is designed to enable qualified executive, managerial, supervisory and professional employees of the Company to acquire or increase their ownership of the common stock of the Company on reasonable terms. The opportunity so provided is intended to foster in participants a strong incentive to exert maximum effort for the continued success and growth of the Company and the enhancement of shareholder's interests, to aid in retaining individuals who exert such efforts and to assist in attracting the best available individuals in the future.

2.  DEFINITIONS

    When used herein, the following terms shall have the meaning set forth below:

    2.1  "Award" means an Option, an SAR or a Restricted Stock Award.

    2.2  "Board" means the Board of Directors of Syntroleum Corporation.

    2.3 "Code" means the Internal Revenue Code of 1986 as amended from time to time.

    2.4 "Committee" means the Compensation Committee of the Board as it is constituted from time to time, or, if none exists at any point in time, "Committee" shall mean the members of the Board who are not eligible, and who have not at any time during the twelve-month period prior to commencing service on the Board, been eligible, to receive any Award under this Plan or under any other benefit plan of the Company or any of its affiliates entitling the participants therein to acquire stock, stock options or SARs of the Company or any of its affiliates. Each Committee member shall be, at all times, a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act or any successor rule of similar import.

    2.5  "Company" means Syntroleum Corporation.

    2.6  "Director" means a member of the Board.

    2.7  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    2.8 "Fair Market Value" means: (i) if the Company's shares are listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the NASDAQ system, the last reported sale price of the Shares on such exchange on the last business day prior to the date on which the value is to be determined, or if no such sale is made on such day, the average closing bid and asked prices for such day on such exchange; or (ii) if the Company's Shares are not so listed or admitted to unlisted trading privileges, the mean of the last reported bid and asked prices reported by the National Quotation Bureau, Inc. on the last business day prior to the date for which the value is to be determined; or (iii) if the Company's Shares are not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, not less than book value, determined in such reasonable manner as may be prescibed by the Board, which determination shall be final and binding upon the Grantee.

    2.9  "Grantee" means a person to whom an Award is made.

    2.10 "Incentive Stock Option" or "ISO" means an Option awarded under the Plan which meets the terms and conditions established by Code Section 422A and applicable regulations thereunder for such an Option.

    2.11 "Non-Qualified Stock Option" or "NQSO" means an Option awarded under the Plan which by its terms and conditions is not an ISO.

    2.12 "Option" means the right to purchase, at a price, for a term, under conditions, and for cash or other considerations fixed by the Committee in accordance with such restrictions as the Plan and the Committee impose, a number of Shares specified by the Committee. An Option can be either an ISO or NQSO or a combination thereof.

    2.13  "Plan" means the Company's 1993 Stock Option and Incentive Plan.

    2.14 "Restricted Stock Award" means the grant of a right to receive, at a time or times fixed by the Committee in accordance with the Plan and subject to such other limitations and restrictions as the Plan and the Committee impose, the number of Shares specified by the Committee.

    2.15 "Right of First Refusal" means the right of the Company to repurchase Shares awarded under the Plan at their then Fair Market Value prior to such Shares being offered for sale to any other party. This right shall apply to all Grantees or their guardians, legal representatives, joint tenants, tenants in common, heirs or successors. This right shall not apply to any Shares which are subject to a right of first refusal contained in any agreement between and among the Company and its Shareholders.

    2.16 "SAR" means a right to surrender to the Company all or a portion of an Option and to be paid therefor an amount, in cash or Shares, as determined by the Committee, provided that the amount of cash or the fair Market Value of Shares, as the case may be, shall be no greater than the excess, if any, of (i) the Fair Market Value, on the date such right is exercised, of the Shares to which the Option or portion thereof relates, over (ii) the aggregate option price of those Shares.

    2.17  "Securities Act" means the Securities Act of 1933, as amended.

    2.18 "Shares" means shares of the Company's $1.00 par value common stock or, if by reason of the adjustment provisions hereof any rights under an Award under the Plan pertain to any other security, such other security.

    2.19 "Subsidiary" means any business, whether or not incorporated, in which the Company, at the time an Award is granted or in other cases at the time of reference, owns directly or indirectly not less than 50% of the equity interest.

    2.20 "Successor" means the legal representative of the estate of a deceased Grantee or the person or persons who shall acquire the right to exercise an Option or an SAR, or to receive Shares issuable in satisfaction of a Restricted Stock Award, by bequest or inheritance or by reason of the death of the Grantee, as provided in accordance with Section 10 hereof.

    2.21 "Tax Date" means the date on which the amount of Tax to be withheld with respect to an Award is determined.

    2.22 "Term" means the period during which a particular Option or SAR may be exercised or the period during which the restrictions placed on a Restricted Stock Award are in effect.

3.  ADMINISTRATION OF THE PLAN

    3.1 The Plan shall be administered by the Committee, comprised from time to time of not fewer than three members.

    3.2 The Committee shall have plenary authority, subject to provisions of the Plan, to determine when and to whom Awards shall be granted, the Term of each Award, the number of Shares covered by it, the participation by Grantee in other plans, and any other terms or conditions of each such Award. The number of Shares, the Term and other terms and conditions of a particular kind of Award need not be the same, even as to similarly situated Grantees. The Committee's actions in making Awards and fixing their size, Term, and other terms and conditions shall be final and conclusive on all persons.

    3.3 The Committee shall have the sole responsibility for construing and interpreting the Plan, for establishing and amending such rules and regulations as it deems necessary or desirable for the proper administration of the Plan, and for resolving all questions arising under the Plan. Any decision or action taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations shall, to the extent permitted by law, be within its absolute discretion, except as otherwise specifically provided herein, and shall be conclusive and binding upon all Grantees, all Successors, and any other person, whether that person is claiming under or through any Grantee or otherwise.

    3.4 The Committee shall designate one of its members as Chairman. It shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination reduced to writing and signed by all members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a Secretary, who need not be a member of the Committee. The Committee may make such rules and regulations for the conduct of its business as it shall deem advisable.

    3.5 Service on the Committee shall constitute service as a Director of the Company, so that the members of the Committee shall be entitled to indemnification and reimbursement as Directors of the Company pursuant to its Bylaws and to any agreements between the Company and its Directors providing for indemnification.

    3.6 The Committee shall regularly inform the Board as to its actions with respect to all Awards under the Plan and the Terms and conditions of such Awards in a manner, at such times, and in such form as the Board may reasonably request.

4.  ELIGIBILITY

    Awards may be made under the Plan only to employees of the Company or a Subsidiary. Officers shall be employees for this purpose, whether or not they are also Directors. A Director who is not an employee shall not be eligible to receive an Award. Awards may be made to eligible employees whether or not they have received prior Awards under the Plan or under any previously adopted plan, and whether or not they are participants in other benefit plans of the Company or any Subsidiary.

5.  SHARES SUBJECT TO PLAN

    The Company hereby reserves 2,000,000 Shares for issuance in connection with Awards under the Plan, subject to adjustment under Section 19. The shares so issued may be unreserved Shares held in the treasury, however acquired, or Shares which are authorized but unissued. Any Shares subject to issuance upon exercise of Options or upon the lapsing of restrictions imposed in connection with the making of Restricted Stock Awards but which are not issued because of a surrender, lapse, expiration or termination of any such Option or Restricted Stock Award prior to issuance of the Shares shall once again be available for issuance in satisfaction of Awards. Shares withheld by the Company as payment of the exercise price pursuant to Section 13.4 or pursuant to a tax withholding election permitted under Section 21.2 hereof and Shares owned by a Grantee which are used in the exercise of an Option under Section 13.3 hereof shall be deemed issued under the Plan. In the event of the exercise of an SAR, the number of Shares reserved for issuance hereunder shall be reduced by the number of Shares covered by the SAR.

6.  GRANTING OF OPTIONS

    6.1 Subject to the terms of the Plan, the Committee may from time to time grant Options to persons eligible under Section 4 above.

    6.2 Pursuant to Code Section 422A and applicable regulations, an Option shall not be deemed to be an ISO to the extent that the aggregate Fair Market Value, as determined on the date or dates of grant, of Shares with respect to which such ISOs are exercisable for the first time by any individual during any calendar year (under all Stock option incentive plans of the Company or a Subsidiary) exceeds $100,000. ISOs which first become exercisable during a calendar year shall be taken into account in the order granted. Options that exceed the $100,000 limit shall be treated as NQSOs.

    6.3 The purchase price of each Share subject to Option shall be fixed by the Committee provided the purchase price for ISOs shall not be less than 100% of the Fair Market Value of the Shares on the date the ISO is granted and the purchase price for NQSOs shall not be less than the greater of the par value of the Shares or 75% of the Fair Market Value of the shares on the date the NQSO is granted.

    6.4 Notwithstanding Section 6.3 above, pursuant to Code Section 422A and applicable regulations, the minimum purchase price of an ISO shall be 110% of the Fair Market Value of the shares on the date the ISO is granted with respect to Grantees who at the time of Award are deemed to own 10% or more of the voting power of the Company's outstanding Shares.

    6.5 Each Option shall expire and all rights to purchase Shares thereunder shall cease on the date fixed by the Committee.

    6.6 Not withstanding Section 6.5 above, pursuant to Code Section 422A and applicable regulations, ISO Options shall expire and all rights to purchase Shares thereunder shall cease no later than the fifth anniversary of the date on which the Option was granted with respect to Grantees who at the time of Award are deemed to own 10% or more of the voting power of the Company, and no later than the tenth anniversary of the date on which the Option was granted with respect to other Grantees.

    6.7 Each Option shall become exercisable at the time, and for the number of Shares, fixed by the Committee.

    6.8 Subject to the terms of the Plan, the Committee may make all or any portion of option Shares subject to a Right of First Refusal for any period of time set by the Committee at the time of Award.

7.  STOCK APPRECIATION RIGHTS

    7.1 The Committee may, in its discretion, grant an SAR to the holder of an Option, either at the time the Option is granted or by amending the instrument evidencing the grant of the Option at any time after the Option is granted, so long as the grant is made during the period in which grants of SARs may be made under the Plan and, if made to a person subject to Section 16(b) of the Exchange Act, is made more than six months before the end of the Term of the Option.

    7.2 Each SAR shall be for such Term, and shall be subject to such other terms and conditions, as the Committee shall impose. The terms and conditions may include Committee approval of the exercise of the SAR, limitations on the amount of appreciation which may be recognized with regard to such SAR, and specification of what portion, if any, of the amount payable to the Grantee upon his exercise of an SAR shall be paid in cash and what portion, if any, shall be payable in Shares. If the Committee does not determine the form in which payment of an SAR will be made, each Award made to a person subject to Section 16(b) of the Exchange Act which may be payable in cash shall reserve to the Committee the right to withhold its consent to the Grantee's election to receive cash in settlement of the SAR. If and to the extent that Shares are issued in satisfaction of amounts payable on exercise of an SAR, the Shares shall be valued at their Fair Market Value on the date of exercise.

    7.3 Except in the event of death or disability in which case Section 10 shall govern, no SAR granted to a person subject to Section 16(b) of the Exchange Act shall be exercisable during the first six months after its date of grant.

    7.4 Upon exercise of an SAR, the Option or portion thereof with respect to which such right is exercised shall be surrendered and shall not thereafter be exercisable. Upon exercise of an Option, any SAR or portion thereof granted with respect to such Option shall expire and shall not thereafter be exercisable.

8.  RESTRICTED STOCK AWARDS

    8.1 Subject to the terms of the Plan, the Committee may grant eligible employees Restricted Stock Awards which shall entitle Grantees to receive Shares in the future for no cash consideration and which shall be subject to forfeiture if the Grantee's employment is terminated for any reason other than death, disability or retirement, and to such other terms and conditions (including attainment of performance objectives) as may be determined by the Committee.

    8.2 The terms and conditions of any such Award, including restrictions on transfer or on the ability of the Grantee to make elections with respect to the taxation of the Award without the consent of the Committee, shall be determined by the Committee. Except as provided in or pursuant to Sections 10, 11 and 19, no forfeitability restrictions shall lapse earlier than the first, or later than the tenth, anniversary of the date of the Awards.

    8.3 At the time of grant of a Restricted Stock Award, the Grantee shall receive written evidence of the Award in such form as may be approved by the Committee but shall not be entitled to issuance or delivery of a stock certificate evidencing the Shares covered by the Award until the lapse of the restrictions, pursuant to the Award. Upon the lapse of the restrictions, a certificate or certificates representing the number of Shares covered by the award, free and clear of all restrictions (except for those of the nature described in section 6.8), shall be issued and registered in the name of, and delivered to, the Grantee.

    8.4 The Committee may establish terms and conditions under which the Grantee of a Restricted Stock Award shall be entitled to receive a credit equivalent to any dividend payable with respect to the number of Shares which, as of the record date for such dividends, shall be paid to the Grantee of the Restricted Stock Award at such time or times during the Restricted Stock Award, or at the time the Shares to which the dividend equivalents apply are delivered to the Grantee, as the Committee shall determine. Any arrangement for the payment of dividend equivalents shall be terminated if, under the terms and conditions established by the Committee, the right to be issued Shares pursuant to the terms of the Restricted Stock Award shall terminate.

9.  NON-TRANSFERABILITY OF RIGHTS

    No Award and no rights under any Award shall be assignable or transferable otherwise than by will or the laws of descent and distribution and, except to the extent otherwise provided in Section 13, the rights and the benefits of any such Award may be exercised and received, respectively, during the lifetime of the Grantee only by him or by his guardian or legal representative.

10. DEATH, DISABILITY, RETIREMENT AND OTHER TERMINATION OF EMPLOYMENT

    10.1 Subject to the terms of the Plan, the Committee may make such provisions concerning exercise or lapse of Options or SARs upon the Grantee's death, disability, retirement, or other termination of employment as it shall in its discretion determine, provided:

        (i) no provision shall extend the Term of an Option or SAR;

        (ii) except upon a Grantee's death, disability or retirement, no provision shall permit an Option to be exercised after 30 days following the date of the Grantee's termination of employment;

       (iii) no provision shall permit an Option or SAR to be exercised after the date which is twelve months following a Grantee's death or disability; and

        (iv) no provision shall permit an Option or SAR to be exercised after the date which is three years following the Grantee's retirement from the Company or a Subsidiary.

    For purposes of this Section 10, the term "disability" shall mean the commencement of payments to the Grantee under any disability insurance provided by the Company to the Grantee or, if there is no such insurance, the inability of the Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than twelve months, as determined by the Committee, based on the opinion of a qualified physician (or other medical certificate) and other evidence acceptable to the Committee, and the term "retirement" shall mean normal retirement.

    10.2 Subject to the provisions of the Plan, the Committee may make such provisions regarding the lapse of restrictions on Restricted Stock Awards as it shall in its discretion determine, provided:

        (i) except as provided in paragraph (ii) below, all Restricted Stock Awards shall be cancelled and forfeited if a Grantee's employment is terminated, and

        (ii) in the event of the Grantee's death, disability or retirement, the Grantee (or his beneficiary in the event of his death) shall be entitled immediately to be issued a certificate or certificates for all of the shares represented by his Restricted Stock Award(s), free and clear of all restrictions except as described in Section 6.8 hereof.

    10.3 Unless the Committee determines otherwise, Options and SARs which pursuant to their terms are exercisable following termination of a Grantee's employment:

        (i) may be exercised only to the extent exercisable upon the date such employment terminates, if such termination is other than by reason of the grantee's death, disability or retirement, and

        (ii) shall be accelerated if not yet vested or if granted over time and shall be exercisable in full, free and clear of all restrictions except as described in Section 6.8 hereof, if such termination is by reason of the grantee's death, disability or retirement.

    10.4 Each Grantee may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit or rights under the Plan is to be paid or transferred in case of his death before he receives any or all of such benefit or exercises such rights. Each designation will revoke all prior designations by the same Grantee, shall be in a form prescribed by the Committee, and will be effective only when filed by the Grantee in writing with the Committee during his lifetime. In the absence of any such designation, benefits or rights remaining unpaid or unexercised at the Grantee's death shall be paid to or shall be exercisable by his estate, subject to the terms hereof.

    10.5 Transfers of employment between the Company and a Subsidiary, or between Subsidiaries, shall not constitute termination of employment for purposes of any Award. The Committee may specify in the terms and conditions of an Award whether any authorized leave of absence or absence for military or governmental service or for any other reason shall constitute a termination of employment for purposes of the Award and the Plan.

11. PROVISIONS RELATING TO CHANGE IN CONTROL

    Notwithstanding any provision in this Plan to the contrary, (i) the restrictions on all Restricted Stock Awards shall lapse immediately and (ii) all outstanding Options, together with any related SARs (except those held by persons subject to Section 16(b) of the Exchange Act which have not been outstanding for at least six months), shall become exercisable immediately if either of the following events occur, unless otherwise determined by the
Committee:

        (1) Any "person" (as defined in Sections 13(d) and 14(d) of the Exchange
    Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities.

        (2) At any time (not including any period prior to the adoption of this Plan) there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board and any new Director(s) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved.

12. WRITING EVIDENCING AWARDS

    Each Award granted under the Plan shall be evidenced by a writing which may, but need not, be in the form of an agreement to be signed by the Grantee. The writing shall set forth the nature and size of the Award, its Term, the other terms and conditions thereof, other than those set forth in the Plan, and such other information as the Committee directs. Acceptance of, or receipt of the benefits of, an Award by the Grantee shall be conclusively presumed to be assent to the terms and conditions set forth therein, whether or not the writing is in the form of an agreement to be signed by the Grantee.

13. EXERCISE OF RIGHTS UNDER AWARDS

    13.1 A person entitled to exercise an Option or SAR may do so by delivery of a written notice to that effect specifying the number of Shares with respect to which the Option or SAR is being exercised and any other information the Committee may prescribe.

    13.2 The notice of exercise shall be accompanied by payment in full of the purchase price for any Shares to be purchased, with such payment being made in cash or in Shares having a Fair Market Value equivalent to the purchase price of such Shares to be purchased, or a combination thereof.

    13.3 In lieu of delivery of a Stock certificate or certificates evidencing Shares tendered by the Grantee in payment of the purchase price in exercising an Option, the Grantee may, if authorized and pursuant to rules adopted by the Committee, furnish a notarized statement executed by the Grantee, in such form as prescribed by the Committee, as payment for all or a portion of the purchase price for such Shares. The statement shall recite the number of Shares being purchased by the Grantee pursuant to the Option and the number of Shares owned by the Grantee which otherwise could be freely delivered as payment of the purchase price by the Grantee based on their Fair Market Value. The Grantee will then be issued a certificate for new Shares equal to the number of Shares acquired by the Grantee and described in the notarized statement. No Shares shall be issued upon exercise of an Option until full payment has been made therefor.

    13.4 In lieu of payment by the Grantee in cash or in Shares or by delivery of a notarized statement of ownership pursuant to Sections 13.2 and 13.3 respectively, the Grantee may, pursuant to rules adopted by and with the consent of the Committee, elect to pay all or part of the purchase price for Shares pursuant to an exercise of an Option by requesting the Company to reduce the number of Shares otherwise issuable to the Grantee upon the exercise of the Option by the number of Shares with a Fair Market Value sufficient to pay the exercise price. Any such election shall be made by delivering written notice thereof to the Company, together with such information and documents as the Committee may prescribe, and shall be subject to approval by the Committee.

    13.5 The notice of exercise of an SAR shall be in writing. For Grantees subject to the "insider trading" provisions of Section 16(b) of the Exchange Act, an SAR exercisable for cash may be exercised only during a period beginning on the third business day following the date of release for publication of the

Company's quarterly or annual summary statements of sales and earnings and ending on the twelfth business day following such date.

    13.6 Upon exercise of an Option or SAR, or after grant of a Restricted Stock Award but before a distribution of Shares in satisfaction thereof, the Grantee may request in writing that the shares to be issued in satisfaction of the Award be issued in the name of the Grantee and another person as joint tenants with right of survivorship or as tenants in common.

    13.7 All notices or requests to the Company provided for herein shall be delivered to the Secretary of the Company.

14. EFFECTIVE DATE OF THE PLAN AND DURATION

    14.1  The Plan shall become effective on May 10, 1993.

    14.2 The Plan shall remain in effect until all Awards have been exercised or satisfied in accordance herewith, but no Awards may be granted under the Plan after April 30, 2003. The terms of any Award may be amended at any time prior to the end of its Term in accordance with the Plan.

15. DATE OF AWARD

    The date of an Award shall be the date on which the Committee's determination to grant the same is final, or such later date as shall be specified by the Committee in connection with its determination.

16. SHAREHOLDER STATUS

    No person shall have any rights as a shareholder by virtue of the grant of an Award under the Plan, except with respect to Shares actually issued to that person.

17. POSTPONEMENT OR NON-EXERCISE

    The Company shall not be required to issue any certificate or certificates for Shares upon the exercise of an Option or SAR or upon the vesting of a Restricted Stock Award granted under the Plan prior to (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (ii) the taking of any action in order to comply with restrictions or regulations incident to the maintenance of a public market for its Shares; and (iii) the completion of any registration or other qualification of such Shares under any state or Federal law or rulings or regulations of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable. The Company shall not be obligated by virtue of any terms and conditions of any Award or any provisions of the Plan to recognize the exercise of an Option or an SAR or to sell or issue shares in violation of the Securities Act or the laws of any government having jurisdiction thereof. Any postponement or delay by the Company in recognizing the exercise of any Option or SAR or in issuing any Shares under a Restricted Stock Award or otherwise hereunder shall not extend the Term of an Option or SAR nor shorten the Term of any restriction attached to any Restricted Stock Award and neither the Company nor its directors or officers shall have any obligation or liability to the Grantee of an Award, to a Successor or to any other person with respect to any Shares as to which the Option or SAR shall lapse because of such postponement or as to which issuance under a Restricted Stock Award was delayed.

18. TERMINATION, SUSPENSION OR MODIFICATION OF PLAN

    The Board may terminate, suspend or modify the Plan at any time and in any manner, provided, however, that to the extent shareholder approval is required by the Code (with respect to ISOs) or is required by regulations issued under the Securities Act or the Exchange Act, the Board shall not, without authorization of the shareholders, effect any change (other than through adjustment for changes in capitalization or as otherwise herein provided) which:

        (i) increases the aggregate number of Shares for which Awards may be granted;

        (ii) lowers the minimum option price;

       (iii) lengthens the maximum period during which an Option or SAR may be exercised;

        (iv) increases the maximum amount a Grantee may be paid upon the exercise of an SAR;

        (v) renders any member of the Committee eligible to receive an Award while serving thereon;

        (vi) materially modifies the requirements as to eligibility to participate in the Plan;

       (vii) extends the period of time during which Awards may be granted;

      (viii) materially increases the benefits of the Plan accruing to Grantees; or

        (ix) removes the restrictions set forth in the last sentence of this Section.

    Notwithstanding the foregoing, (i) the Board may amend the Plan, without shareholder authorization, to comply with Section 16(b) of the Exchange Act or regulations issued thereunder, to effect registration of the Plan or securities issuable thereunder under the Securities Act or the laws of any state or to obtain any required regulatory approval and (ii) if amendments to the Code or to the Securities Act or Exchange Act, or regulations issued thereunder, are adopted after the date of adoption of the Plan, which amendments permit termination, suspension or modification of the Plan, including but not limited to the changes referred to above, without shareholder approval, no authorization by the Company's shareholders of any Board action hereunder shall be required.

    No termination, suspension or modification of the Plan shall adversely affect any right acquired by any Grantee or any Successor under an Award granted before the date of such termination, suspension or modification unless such Grantee or Successor shall consent but it shall be conclusively presumed that any adjustment for changes in capitalization as provided for herein does not adversely affect any such right. Any member of the Board who is an officer or employee of the Company or a Subsidiary shall be without vote on any proposed amendment of the Plan, or on another matter, which might affect that member's individual interest under the Plan.

19. ADJUSTMENTS FOR CORPORATE CHANGES

    19.1 In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, reorganization or liquidation, or any other change in the corporate structure or shares of the Company, the Committee shall (i) make such equitable adjustments, when appropriate, designed to protect against dilution or enlargement, in the number and kind of Shares authorized by the Plan and, with respect to outstanding Awards, in the number and kind of Shares covered thereby and in the Option price, and (ii) make such arrangements, which shall be binding upon the holders of unexpired Option and SARs and outstanding Restricted Stock Awards, for the substitution of new Options, SARs or Restricted Stock Awards, for any unexpired Options, SARs or Restricted Stock Awards then outstanding under the Plan or for the assumption of any such unexpired Options and SARs and outstanding Restricted Stock Awards.

    19.2 In the event that the Company agrees (i) to sell or otherwise dispose of all or substantially all of the Company's assets, or (ii) to be wholly or partially liquidated, or (iii) to participate in a merger, consolidation or reorganization, or (iv) to sell or otherwise dispose of substantially all the assets of, or a majority interest in, a Subsidiary, then the Committee may determine that any and all Options granted under the Plan, in situations involving an event described in clauses (i) through (iii), and any and all Options granted to employees of the affected Subsidiary, in situations described in clause (iv), together with any related SARs (except those held by persons subject to Section 16(b) of the Exchange Act which have not been outstanding for at least six months), shall be immediately exercisable in full, and any and all Shares issuable pursuant to Restricted Stock Awards made under the Plan, in situations involving an event described in clauses (i) through
(iii), and any and all Shares issuable pursuant to Restricted Stock Awards granted to employees of the affected Subsidiary, in situations described in clause (iv), shall be immediately issuable in full, free and clear of all restrictions except as described in Section 6.8 hereof. The Committee may also determine that any Options (and related SARs) not exercised, and any Restricted Stock Awards with respect to which restrictions shall not have lapsed, prior to any such event, or within such period of time thereafter (not to exceed 30 days) as the Committee shall determine, shall terminate.

    19.3 The grant of any Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets or the business, assets or stock of a Subsidiary.

20. NON-UNIFORM DETERMINATION

    The Committee's determination under the Plan including, without limitation, determination of the persons to receive Awards, the form, amount and type of Awards (i.e., ISOs, NQSOs, SARs, Restricted Stock Awards), the terms and provisions of Awards and the written material evidencing such Awards, any amendments to the terms and provisions of any Awards, and the granting or rejecting of applications for delivery of Shares or affidavits of ownership in lieu of cash payments, need not be uniform and may be made selectively among otherwise eligible employees whether or not such employees are similarly situated.

21. TAXES

    21.1 The Company may pay, withhold or require a Grantee to remit to it amounts sufficient to satisfy the Company's federal, state, local or other tax withholding obligations attributable to any Awards after giving notice to the person entitled to receive such amount, and the Company may defer making payment of any Award if any such tax, charge or assessment may be pending until indemnified to its satisfaction.

    21.2 Subject to the consent of the Committee, in connection with (i) the exercise of an Option, (ii) lapse of restrictions on a Restricted Stock Award, or (iii) the issuance of any other Stock award under the Plan, a Grantee may make an irrevocable election to (a) have Shares otherwise issuable under (i) withheld, or (b) tender back to the Company Shares received pursuant to (i),
(ii) or (iii), or (c) deliver back to the Company pursuant to (i), (ii) or (iii) previously-acquired Shares, having a Fair Market Value sufficient to satisfy all or part of the Company's total federal, state, local and other tax withholding obligations associated with the transaction. Any such election shall be irrevocable and must be made by a Grantee, prior to the Tax Date, by delivering written notice to the Secretary of the Company together with such information and documents as the Committee may prescribe. The Committee may disapprove of any election, may suspend or terminate the right to make elections, or may provide with respect to any Award under this Plan that the right to make elections shall not apply to such Awards.

    21.3 If a Grantee is an officer of the Company and is subject to the provisions of Section 16(b) of the Exchange Act, then an election is subject to the following additional restrictions:

        (i) No election shall be made within six months of the grant of an Award, except that this limitation shall not apply in the event death or disability of the Grantee occurs prior to the expiration of the six-month period.

        (ii) The election must be made either six months prior to the Tax Date or must be made during a period beginning on the third business day following the date of release for publication of the Company's quarterly or annual summary statements of sales and earnings and ending on the twelfth business day following such date.

    21.4 If, pursuant to the provisions of the Code, the Tax Date of an Award is deferred and a Grantee elects to have Shares withheld, the full number of Option Shares or Restricted Stock Award Shares may be issued but the Grantee shall enter into an agreement unconditionally obligating the Grantee to tender back to the Company the proper number of Shares on the Tax Date.

22. TENURE

    Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the employment of the Company or any Subsidiary or affect any right which the Company or Subsidiary has to terminate the employment of such participant. An employee terminated for cause, as determined by the Company, shall forfeit all of his rights under the Plan, except as to Options or SARs already exercised and Restricted Stock Awards on which restrictions have already lapsed.

23. APPLICATION OF PROCEEDS

    The proceeds received by the Company from the sale of its shares under the Plan shall be used for general corporate purposes of the Company and its Subsidiaries.

24. OTHER ACTIONS

    Nothing in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including, by way of illustration and not by way of limitation, the right to grant options for proper corporate purposes otherwise than under the Plan to any employee or any other person, firm, corporation, association or other entity, or to grant options to, or assume options of, any person in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of all or any part of the business and assets of any person, firm, corporation, association or other entity.

25. GENDER AND NUMBER

    Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

26. REQUIREMENTS OF LAW, GOVERNING LAW

    The granting of Awards and the issuance of shares of Stock shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Oklahoma.

27. EFFECT ON OTHER PLANS

    Participation in this Plan shall not affect an employee's eligibility to participate in any other benefit or incentive plan of the Company or a Subsidiary. Any Awards made pursuant hereto shall not be used in determining the benefits provided under any other plan of the Company or a Subsidiary unless specifically provided therein.

                                                                      APPENDIX F

                             SYNTROLEUM CORPORATION
                               STOCK OPTION PLAN
                             FOR OUTSIDE DIRECTORS

    Syntroleum Corporation, an Oklahoma corporation (the "Company"), hereby adopts this Syntroleum Corporation Stock Option Plan for Outside Directors. The purpose of the Plan is to obtain, motivate and retain experienced Outside Directors by offering them an opportunity to become owners of the Common Stock of the Company and to promote the interests of the Company and its shareholders by encouraging Outside Directors of the Company to have a direct and personal stake in the performance of the Company's Common Stock.

1.  DEFINITIONS

    1.1  "Board" means the Board of Directors of the Company.

    1.2 "Chief Financial Officer" means the chief financial officer of the Company.

    1.3  "Code" means the Internal Revenue Code of 1986, as amended.

    1.4  "Common Stock" means the Company's common stock, $0.005 par value.

    1.5  "Company" means Syntroleum Corporation, an Oklahoma corporation.

    1.6  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    1.7 "Fair Market Value" of a share of the Company's stock as of a given date shall be: (i) the closing price of a share of the Company's stock on the principal exchange on which shares of the Company's stock are then trading, if any, on such date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred; or (ii) if such stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system,
(1) the last sales price (if the stock is then listed as a National Market Issue under the NASDAQ National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the stock on such date as reported by NASDAQ or such successor quotation system; or (iii) if such stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the stock, on such date, as determined in good faith by the Chief Financial Officer; or (iv) if the Company's stock is not publicly traded, the fair market value established by the Chief Financial Officer acting in good faith.

    1.8 "Option" means a non-qualified option to purchase Common Stock of the Company, granted under the Plan.

    1.9 "Optionee" means an Outside Director to whom an Option is granted under the Plan.

    1.10 "Outside Director" means a member of the Board who is not an employee of the Company, a Parent Corporation or a Subsidiary under Section 340(c) of the Code and who is not legally or contractually prohibited from receiving and holding personally an Option.

    1.11 "Parent Corporation" means any corporation in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    1.12 "Plan" means this Syntroleum Corporation Stock Option Plan for Outside Directors.

    1.13 "Retirement" means acceptance by the Board of an Outside Director's resignation from the Board by reason of retirement as determined by the Chief Financial Officer.

    1.14 "Rule 16b-3" means that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended in the future.

    1.15  "Secretary" means the Secretary of the Company.

    1.16  "Securities Act" means the Securities Act of 1933, as amended.

    1.17 "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. "Subsidiary" shall also mean any partnership in which the Company and/or any Subsidiary owns more than 50% of the capital or profits interests.

2.  SHARES SUBJECT TO PLAN

    2.1 SHARES SUBJECT TO PLAN. The shares of stock subject to Options shall be shares of the Common Stock. The aggregate number of such shares which may be issued upon exercise of Options shall not exceed one percent of the number of shares of the Common Stock outstanding, on January 1st of the year in question.

    2.2 UNEXERCISED OPTIONS. If any Option expires or is canceled without having been fully exercised, the number of shares subject to such Option but as to which such Option was not exercised prior to its expiration or cancellation may again be granted hereunder, subject to the limitations of SECTION 2.1.

    2.3 CHANGES IN COMPANY'S SHARES. In the event that the outstanding shares of Common Stock of the Company are hereafter changed into or exchanged for a different number or kind of shares or other securities of the Company, or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, or the number of shares is increased or decreased by reason of a stock split-up, stock dividend, combination of shares or any other increase or decrease in the number of such shares of Common Stock effected without receipt of consideration by the Company (provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been effected without receipt of consideration), the Chief Financial Officer acting in good faith shall make appropriate adjustments in the number and kind of shares for the purchase of which Options may be granted, including adjustments of the limitations in SECTION 2.1 on the maximum number and kind of shares which may be issued on exercise of Option.

3.  GRANT OF OPTIONS

    3.1 ELIGIBILITY. Any Outside Director of the Company shall be eligible to be granted Options.

    3.2 INITIAL GRANT. Each person who is an Outside Director shall, at the time the Plan is approved by the shareholders of the Company, immediately upon such approval be granted an Option to purchase that number of shares of Common Stock determined by dividing $18,000 by the per share Fair Market Value of the Common Stock on the date of such approval. Any person who is not an Outside Director at such time, but who later becomes an Outside Director, shall be granted on the date of his election or appointment as an Outside Director an option to purchase that number of shares of Common Stock determined by dividing $18,000 by the per share Fair Market Value of the Common Stock on the date of grant.

    3.3 YEARLY GRANT. Each Outside Director who has received a grant pursuant to SECTION 3.2 and who has served at least one year as an Outside Director (or in the case of persons who are Outside Directors at the time of approval of the Plan by the shareholders, persons who serve until the next January 1) shall automatically be granted on January 1 of each year (so long as he is an Outside Director at the close of business on such date) an Option to purchase that number of shares of Common Stock determined by dividing $18,000 by the per share Fair Market Value of the Common Stock on the date of grant.

    3.4 NO OPTION GRANT WHERE PROHIBITED. No person shall be granted an Option under this Plan if at the time of such grant, the grant is prohibited by applicable law or by the policies of the employer of such person or of any other company of which such person is a member of the board of directors or a general partner.

4.  TERMS OF OPTIONS

    4.1 OPTION AGREEMENT. As soon as practicable under an Outside Director becomes entitled to the grant of an Option under SECTION 3.2 above, the Chief Financial Officer shall cause to be executed a written Stock Option Agreement, which shall be executed by the Outside Director and an authorized officer of the Company and which shall contain such terms and conditions as approved by the Chief Financial Officer consistent with the Plan.

    4.2 OPTION PRICE. The exercise price per share subject to each Option granted pursuant to SECTION 3.2 shall be equal to the greater of the Fair Market Value of a share of Common Stock or the par value per share of Common Stock on the date such Option is granted.

    4.3 TERM. The term of each Option shall be ten years from date of grant subject to earlier termination in accordance with SECTIONS 6.5 or 6.6.

    4.4 VESTING AND EXERCISE SCHEDULE. The amount of vested Options shall be determined by multiplying the total number of shares covered by the Option by a percentage equal to the percentage of total Board meetings attended by the Outside Director during the preceding year. Those Options which have not vested at the time of such determination shall terminate and again become available for issuance in accordance with the Plan. Beginning on the first anniversary of the date of grant, that number of shares covered by vested Options shall be exercisable for the full term of such Options unless terminated in accordance with the Plan.

    4.5 TERMINATION OF MEMBERSHIP ON THE BOARD. Except in the case of death, disability, Retirement from the Board, or an unsuccessful attempt to win reelection to the Board after nomination for election at the recommendation of the board, if an Outside Director's membership on the Board terminates for any reason, an Option held at the date of termination (but only to the extent exercisable at the time of such termination in accordance with SECTION 4.4) may be exercised in whole or in part at any time within one month after the date of such termination (but in no event after the term of the Option expires) and shall thereafter terminate. If an Outside Director's membership terminates because of death, disability, Retirement from the Board, or an unsuccessful attempt to win reelection to the Board after nomination for election at the recommendation of the Board, an Option held at the date of such termination may be exercised for up to 100% of the shares covered by such Options at any time within three years after the date of such termination (but in no event after the term of the Option expires) and shall thereafter terminate.

    4.6 CHANGE OF CONTROL. In the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation, or (c) any other capital reorganization in which more than fifty percent (50%) of the shares the Company entitled to vote are exchanged, the Company shall give to the Outside Director, at the time of adoption of the plan for liquidation, dissolution, merger, consolidation or reorganization either (i) a reasonable time thereafter within which to exercise each Option, prior to the effectiveness of such liquidation, dissolution, merger, consolidation or reorganization, at the end of which time such Option shall terminate, or (ii) the right to exercise such Option as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such liquidation, dissolution, merger, consolidation or reorganization.

    4.7 ADJUSTMENTS IN OUTSTANDING OPTIONS. In the event that the outstanding shares of Common Stock subject to Options are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, or the number of shares is increased or decreased by reason of a stock split-up, stock dividend, combination of shares or any other increase or decrease in the number of such shares of Common Stock effected without receipt of consideration by the Company (provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been effected without receipt of consideration), the Chief Financial Officer acting in good faith shall make appropriate adjustments in the number and kind of shares as to which all outstanding Options, or portions thereof then exercised, shall be exercisable, to the end that after such event the Optionee's proportionate interest shall be maintained as before the occurrence of such event. Such adjustments in an outstanding Option shall be made without change in the total price applicable to the Option or the unexercised portion of the Option (except for any change in the aggregate price resulting from rounding off of share quantities or prices) and with any necessary corresponding adjustment in Option price per share. Any such adjustment made by the Chief Financial Officer shall be final and binding upon all Optionees, the Company and all other interested persons. This SECTION 4.7 shall be subject to SECTION 4.6.

5.  EXERCISE OF OPTIONS

    5.1 PERSON ELIGIBLE TO EXERCISE. During the lifetime of the Optionee, only the Optionee may exercise an Option (or any portion thereof) granted to the Optionee. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Stock Option Agreement, be exercised by the Optionee's personal representative or by any person empowered to do so under the deceased Optionee's will or under the then applicable laws of descent and distribution.

    5.2 PARTIAL EXERCISE. At any time and from time to time prior to the time when any exercisable Option or exercisable portion thereof becomes unexercisable under the Plan or the applicable Stock Option Agreement, such Option or portion thereof may be exercised in whole or in part; provided, however, that the Company shall not be required to issue fractional shares any partial exercise of the Option shall be with respect to no less than 100 shares (or such lesser remaining number of shares subject to the Option).

    5.3 MANNER OF EXERCISE. An exercisable Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of all of the following prior to the time which such Option or such portion becomes unexercisable under the Plan or the applicable Stock Option Agreement.

        5.3.1 NOTICE. Notice in writing signed by the Optionee or other person then entitled to exercise such Option or portion, stating that such Option or portion is exercised, such notice complying with all applicable rules established by the Chief Financial Officer.

        5.3.2  PAYMENT.

           (a) Full payment (in cash or by check) for the shares with respect to which such Option or portion is thereby exercised; or

           (b) With the consent of the Chief Financial Officer, (i) shares of the Company's Common Stock owned by the Optionee duly endorsed for transfer to the Company, or (ii) subject to the timing requirements of
       SECTION 5.4, shares of the Company's Common Stock issuable to the Optionee upon exercise of the Option, with a Fair Market Value on the date of Option exercise equal to the aggregate Option price of the shares with respect to which such Option or portion is thereby exercised; or

           (c) With the consent of the Chief Financial Officer, a full recourse promissory note bearing interest (at least such rate as shall then preclude the imputation of interest under the Code or any successor provision) and payable upon such terms as may be prescribed by the Chief Financial Officer. The Chief Financial Officer may also prescribe the form of such note and the security to be given for such note. No Option may, however, be exercised by delivery of a promissory note or by a loan from the Company when or where such plan or other extension of credit is prohibited by law; or

           (d) With the consent of the Chief Financial Officer, any combination of the consideration provided in the foregoing subsections (a), (b) and
       (c).

        5.3.3 TAX WITHHOLDING. The payment to the Company of all amounts, if any, which it is required to withhold under federal, state or local law in connection with the exercise of the Option; with the consent of the Chief Financial Officer, (i) shares of the Company's Common Stock owned by the Optionee duly endorsed for transfer, or (ii) subject to the timing requirements of SECTION 5.4, shares of the Company's Common Stock issuable to the Optionee upon exercise of the Option, valued at Fair Market Value as of the date of Option exercise, may be used to make all or part of such payment.

        5.3.4 SECURITIES REPRESENTATIONS. Such representations and documents as the Chief Financial Officer deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations. The Chief Financial Officer may also take whatever additional actions he deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer orders to transfer agents and registrars; and

        5.3.5 PROOF OF THIRD PARTY RIGHT TO EXERCISE. In the event that the Option or portion thereof shall be exercised pursuant to SECTION 5.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option or portion thereof.

    5.4 CERTAIN TIMING REQUIREMENTS. Shares of the Company's Common Stock issuable to the Optionee upon exercise of the Option may be used to satisfy the Option price or the tax withholding consequences of such exercise only (i) during the period beginning on the third business day following the date of release of the quarterly or annual summary statement of sales and earnings of the Company and ending on the twelfth business day following such date or (ii) pursuant to an irrevocable written election by the Optionee to use shares of the Company's Common Stock issuable to the Optionee upon exercise of the Option to pay all or part of the Option price or the withholding taxes (subject to the approval of the Chief Financial Officer) made at least six months prior to the payment of such Option price or withholding taxes.

    5.5 CONDITIONS TO ISSUANCE OF STOCK CERTIFICATES. The shares of Common Stock issuable and deliverable upon the exercise of an Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares of Common Stock which have then been reacquired by the Company. The Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

        (a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

        (b) The completion of any registration or other qualification of such shares under any state or federal law or under the filings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Chief Financial Officer shall deem necessary or advisable;

        (c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Chief Financial Officer shall determine to be necessary or advisable;

        (d) The payment to the Company (or other employer corporation) of all amounts which it is required to withhold under federal, state or local law in connection with the exercise of the Option; and

        (e) The lapse of such reasonable period of time following the exercise of the Option as the Chief Financial Officer may establish from time to time for reasons of administrative convenience.

    5.6 RIGHTS AS SHAREHOLDERS. The holders of Options shall not be, nor have any of the rights or privileges of, shareholders of the Company in respect to any shares of Common Stock purchasable upon the exercise of any part of an Option unless and until certificates representing such shares of Common Stock have been issued by the Company to such holders.

    5.7 TRANSFER RESTRICTIONS. Unless otherwise approved in writing by the Board, no shares of Common Stock acquired upon exercise of any Option by any Outside Director may be sold, assigned, pledged, encumbered or otherwise transferred until at least six months have elapsed from (but excluding) the date that such Option was granted.

6.  ADMINISTRATION

    6.1 DUTIES AND POWERS OF THE CHIEF FINANCIAL OFFICER. It shall be the duty of the Chief Financial Officer to conduct the general administration of the Plan in accordance with its provisions. The Chief Financial Officer shall have the power to interpret the Plan and the Options and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.

    6.2 COMPENSATION; PROFESSIONAL ASSISTANCE; GOOD FAITH ACTIONS. All expenses and liabilities incurred by the Chief Financial Officer in connection with the administration of the Plan shall be borne by the Company. The Chief Financial Officer may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Chief Financial Officer, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Chief Financial Officer in good faith shall be final and binding upon all Optionees, the Company and all other interested persons. The Chief Financial Officer shall not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options, and the Chief Financial Officer shall be fully protected by the Company in respect to any such action, determination or interpretation.

7.  OTHER PROVISIONS

    7.1 OPTIONS NOT TRANSFERABLE. No Option or interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this
SECTION 7.1 shall prevent transfers by will or by the applicable laws of descent and distribution.

    7.2 AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN. The Plan may be wholly or partially amended or otherwise modified (generally not more frequently than once every six months), suspended or terminated at any time or from time to time by the Board. However, without approval of the Company's shareholders given within twelve months before or after the action by the Board, no action of the Board may: (i) except as provided in SECTION 2.3, increase any limit imposed in
SECTION 2.1 on the maximum number of shares which may be issued on exercise of Options; (ii) materially modify the eligibility requirements of SECTION 3.1;
(iii) reduce the minimum Option price requirements of SECTION 4.2; (iv) extend the limit imposed in this SECTION 7.2 on the period during which Options may be granted; or (v) amend or modify the Plan in a manner requiring shareholder approval under Rule 16b-3. Notwithstanding anything to the contrary contained herein, the Board with respect to the Plan or any Option, shall not (y) amend or modify any provision concerning the amount, price and timing of any Option (including, without limitation, the provisions of SECTIONS 3.2 and 4.2 of the Plan) more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder; or (z) otherwise amend or modify the Plan or any Option in any manner inconsistent with the requirements of Rule 16b-3(c). Neither the amendment, suspension nor termination of the Plan shall, without the consent of the holder of the Option, alter or impair any rights or obligations under any Option theretofore granted. No Option may be granted during any period of suspension nor after termination of the Plan, and in no event may any Option be granted under this Plan after the expiration of ten years from the date the Plan is adopted by the Board.

    7.3 APPROVAL OF PLAN BY SHAREHOLDERS. This Plan will be submitted for the approval of the Company's shareholders within 12 months after the date of the Board's initial adoption of the Plan. Options may not be Granted prior to such shareholder approval. The Company shall take such action with respect to the Plan as may be necessary to satisfy the requirements of Rule 16b-3(b).

    7.4 EFFECT OF PLAN UPON OTHER OPTION AND COMPENSATION PLANS. The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company, any parent Corporation or any Subsidiary. Nothing in this Plan shall be construed to limit the right of the Company, any Parent Corporation or any Subsidiary (a) to establish any other forms of incentives or compensation for directors of the company or (b) to grant or assume options otherwise than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

    7.5 NO RIGHT TO CONTINUED MEMBERSHIP ON THE BOARD. Nothing in this Plan in any Stock Option Agreement shall confer upon any outside Director any right to continue as a director of the Company or shall interfere with or restrict in any way the rights of this company and its shareholders, which are hereby expressly reserved, to remove any Outside Director at any time for any reason whatsoever, with or without case.

    7.6 TITLES. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

    7.7 CONFORMITY TO SECURITIES LAWS. The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. Without limiting the generality of the foregoing, this Plan is intended to comply with the formula award plan provisions set forth in Rule 16b-3(c)(2)(ii). Notwithstanding anything herein to the contrary, the Plan shall be administered, and Options shall be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and Options granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

           [Photograph of Syntroleum Pilot Plant in Tulsa, Oklahoma.]

           [Block flow diagram illustrating the Syntroleum Process.]

               [Graphic depicting synthetic crude oil as clear.]

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             SYNTROLEUM CORPORATION
                               1350 SOUTH BOULDER
                                   SUITE 1100
                             TULSA, OKLAHOMA 74119


     The undersigned hereby appoints Kenneth L. Agee, Mark A. Agee and Eric Grimshaw, and each of them, attorneys and agents with full power of substitution, to vote as proxy all the shares of Common Stock, held of record by the undersigned on July 6, 1998 at the Special Meeting of Stockholders of Syntroleum Corporation to be held at the Tulsa Marriott Southern Hills Hotel, 1902 East 71st Street, Tulsa, Oklahoma 74136 on Thursday, August 6, 1998 at 10:00 a.m. local time and at any adjournment or postponement thereof, in the manner indicated herein and in their discretion on such other matters as may properly come before said meeting or any adjournment thereof.

                         (CONTINUED ON OTHER SIDE)


                                                  Please date, sign and mail your
                                                proxy card back as soon as possible!

                                                  Special Meeting of Stockholders
                                                       SYNTROLEUM CORPORATION
                                                           August 6, 1998



                                           Please Detach and Mail in the Envelope Provided
------------------------------------------------------------------------------------------------------------------------------------

/X/  Please mark your
     votes as indicated
     in this example.

If you wish to vote in accordance with the recommendations      (1) Adoption and approval of   FOR / /    AGAINST / /    ABSTAIN / /
of the Board of Directors, you may just sign and date below         the Merger Agreement
and mail in the postage paid envelope provided. Specific
choices may also be made herein.                                This Proxy will be voted as directed, or if no direction is indicated, will be voted FOR adoption and approval of the Merger
                                                                Agreement. The Board of Directors recommends a vote FOR adoption and approval of the Merger Agreement.

                                                                PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY IN THE
                                                                ENCLOSED POSTAGE-PREPAID ENVELOPE.



----------------------------------------     ----------------------------------------     Date            , 1998
       Signature (Title, if Any)                    Signature if held jointly                 ------------

NOTE: When signing as Executor, Administrator, Trustee or the like, please give full title.

                              SLH CORPORATION
                           5000 West 95th Street,
                                Suite 260,
                        Shawnee Mission, Kansas 66207

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints James R. Seward, P. Anthony Jacobs and Steven K. Fitzwater, and each of them individually with the power of substitution, as proxy or proxies of the undersigned, to attend and act for and on behalf of the undersigned at the special meeting of stockholders of SLH Corporation (the "Company") to be held at the Westin Crown Center Hotel, One Pershing Road, Kansas City, Missouri 64108, on Thursday, August 6, 1998 at 3:00 p.m. local time and at any adjournment thereof, hereby revoking any prior proxy or proxies. This proxy when properly executed will be voted as directed on the reverse hereof by the undersigned. IF NO DIRECTION IS MADE, SHARES WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND FOR THE ELECTION OF DIRECTORS NAMED IN THE PROXY.

                         (CONTINUED ON OTHER SIDE)

                                       Please date, sign and mail your
                                       proxy card back as soon as possible!

                         Special Meeting of Stockholders
                                 SLH CORPORATION
                                 August 6, 1998


                Please Detach and Mail in the Envelope Provided
-------------------------------------------------------------------------------

/X/ Please mark your
    votes as indicated
    in this example.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE PROPOSALS LISTED BELOW AND FOR THE NOMINEES.

                                                            FOR  AGAINST ABSTAIN

1.  Approval and Adoption of Agreement and Plan of Merger   / /    / /    / /

2.  Approval of Syntroleum Stock Option Plans (Effective    / /    / /    / /
    Only If Merger is Approved)

3.  Ratification of Appointment of Accountants              / /    / /    / /

4.  Election of Directors.
    Nominees: W. D. Grant, W. T. Grant II, and
    David W. Kemper

    For   / /    Withheld   / /

    FOR, except vote withheld from the following nominee:________________________________________.



_________________________  __________________________ Date: ______________, 1998
Signature (title, if any)  Signature, if held jointly

Note: Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).